SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2012
Commission File No. 1-442
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
100 N. Riverside Plaza
Chicago, Illinois 60606-1596

The Boeing Company
Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2012 and 2011, and for the Year Ended December 31, 2012, Supplemental Schedule as of December 31, 2012, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2012 and 2011	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2012	3
Notes to Financial Statements as of December 31, 2012 and 2011 and for the Year Ended December 31, 2012	4
SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2012
Schedule of Assets (Held at End of Year)	24
NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable or are not required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefit Plans Committee and
Members of The Boeing Company Voluntary Investment Plan
The Boeing Company
Chicago, Illinois

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the “Plan”) as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the change in net assets available for benefits for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2012, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. The schedule has been subjected to the auditing procedures applied in our audit of the basic 2012 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
June 26, 2013

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2012 AND 2011

(Dollars in millions)	2012	2011
ASSETS:
Investments — at fair value — interest in Master Trust	$36,593	$33,086
Receivables:
Employer contributions		26
Loans to Members	675	648
	675	674
NET ASSETS AVAILABLE FOR BENEFITS — At fair value	37,268	33,760
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(656)	(503)
NET ASSETS AVAILABLE FOR BENEFITS	$36,612	$33,257
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2012

(Dollars in millions)
ADDITIONS:
Net Master Trust activity	$2,794
Income from loans	23
Contributions:
Employer	661
Member	1,576
Total contributions	2,237
Total additions	5,054
DEDUCTIONS — Benefits paid	1,855
NET ADDITIONS	3,199
ASSETS TRANSFERRED FROM OTHER PLANS	156
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	33,257
End of year	$36,612
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2012 AND 2011 AND FOR THE YEAR ENDED DECEMBER 31, 2012
(Dollars in millions)

1.	DESCRIPTION OF PLAN
The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan (“Members”), should refer to the Plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution savings plan designed to provide Members with a means of making regular savings to provide additional security for their retirement. An employee becomes eligible to participate on the first day of employment.
Effective September 30, 2011, the net assets and liabilities of a defined contribution profit-sharing plan, The Boeing Company Employee Financial Security Plan (“FSP”), were transferred into the Plan. The FSP balances provide for salary continuation during extended illness of certain bargaining units of active employees or disbursement of remaining account balance at termination.
The Plan includes an auto-enrollment provision whereby all newly eligible employees since January 1, 2010, are automatically enrolled in the Plan unless they affirmatively elect not to participate in the Plan. Automatically enrolled participants have their deferral rate set at a percentage of eligible compensation as defined in the Plan document and their contributions are invested in a designated balanced fund until changed by the participant.
The assets of the Plan, excluding loans and receivables, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). State Street Bank and Trust Company (SSBT) serves as trustee for the Master Trust. The Employee Benefit Plans Committee controls and manages the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions — Members may elect to contribute to the Plan from pretax, after-tax, or a combination of both and subject to statutory limitations, between 1% and 25% of their eligible compensation. Certain eligible employees are allowed to make catch-up contributions. This provision is available to Members of age 50 or older during the plan year and who contribute either at least 8% in pretax contributions or have reached a statutory or plan limit for the plan year. Catch-up contributions are ineligible for a Company matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, The Boeing Company (the “Company” or “Boeing”) makes matching and Company contributions for eligible Members. Members should refer to the Plan document for details.
Members may elect to change contribution percentages to be effective the next pay period after the request is received, or as soon as administratively possible. The allocation of both their contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Plan Member. Each Member’s account is credited with the Member’s contribution and Company’s contribution, allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the Plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct their contributions and any employer-matching contributions to the investment funds in the Master Trust. These  investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S.

equity accounts, a separately managed fixed-income account (new for 2012), custom target date funds, a stable value fund (composed of six synthetic guaranteed investment contracts (synthetic GICs)), and Boeing common stock, which is The Boeing Employee Stock Ownership Plan Stock Fund (the “Boeing Stock Fund”) (a dividend payout program), as of December 31, 2012 and 2011. Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, both pretax and after-tax, employer-matching contributions, Company contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their own pretax contribution accounts, after-tax contribution accounts, employer-matching contribution accounts, Company contribution accounts, and rollover accounts at any time on or after the day the Member attains age 59-1/2. If a Member is under age 59-1/2, withdrawals from pretax contribution accounts are subject to certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59-1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time.
Finally, in the event of illness or injury and if a Member has used all of his or her regular sick leave benefits, a Member with a FSP balance may elect to withdraw, subject to Plan requirements, all or a portion of his or her FSP account balance.
Loans — Members are permitted to borrow up to 50% of the total value of their total vested account balance (excluding a Member’s FSP balance and minus any current outstanding loan balance) with a minimum of one thousand dollars and a maximum of fifty thousand dollars, reduced by the highest outstanding loan balance under all the Company’s savings plans during the last 12 months. Members may have two loans outstanding within the Company’s savings plans at any time. Loans may be additionally limited in accordance with the Plan provisions. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month, immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 2.0% to 9.8% at December 31, 2012, with loans maturing at various dates through December 2032.
Loan repayment is made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will continue to be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of their net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member. Member loans are measured at their unpaid principal balance, plus any accrued but unpaid interest.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect an annuity contract. If a Member makes no election, annual distributions of the required minimum amount will begin after age 70-1/2.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. The Master Trust’s investments, as discussed in Note 4, are valued as follows:

•
Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds (ETFs), exchange-traded options, and other exchange traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•	Mutual funds, which are registered investment companies, are valued using a market approach based on quoted market prices to represent the net asset value on the last trading day of the year.

•
Investments in common/collective trust funds are valued based on the year-end unit value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption.

•
Synthetic GICs are stated at fair value and then adjusted to contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued using prices provided by SSBT, which are based on the pricing methodology stated below for fixed-income securities.

•
Fixed-income securities are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, and other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as To Be Announced securities (TBAs) are valued similarly to fixed-income securities in active markets. TBAs are included in synthetic GICs and payables for securities purchased on the Master Trust’s statements of net assets available for benefits.

•
Investments in limited partnerships are recorded based upon the Net Asset Value (NAV) provided by the partnerships. There are no unfunded commitments and the Plan does not have the ability to make redemption requests from limited partnerships.

•
Other investments include over-the-counter (OTC) priced derivatives, such as options and swap contracts. These derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.

•
Cash equivalents and other short-term investments include certificates of deposits, Treasury bills, and discounted notes with original maturities of three months or less for cash equivalents and greater than three months, but less than one year for short-term investments. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.

In accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 946-210-45 through 946-210-55, the synthetic GICs are included at fair value in participant-directed investments in the statements of net assets available for benefits, and an additional line item is presented representing the adjustment from fair value to contract value. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. The net appreciation/depreciation in fair value of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the assets as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Valuation Control Process  — Plan management has control processes that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The control processes consist of a framework that provides for oversight of the fair value methodologies and valuations, as well as validation procedures.
The board of directors of the Company has delegated the fiduciary oversight of Plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (EBIC). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (CIO), who manages the Trust Investments group and chairs the Valuation Committee. The Trust Investments group is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of the Trust Investment group including, Risk Management and Trust Operations, Public Markets, Private Markets, and Investment Strategy. The Valuation Committee meets at least quarterly with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:

•	Review and approve annually the valuation practices, including those used by third parties

•	Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement

•	Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period

•	Review and approve annual financial statement disclosures of the investments held in the Master Trust
Limited partnerships are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset manager's audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to

Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures as well as discussions in order to maintain a current understanding on the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay.
Loans Receivable from Members — Loans receivable from Members is measured at the unpaid principal balance plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the Plan document.
Recently Adopted Accounting Guidance — In May 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends ASC 820, Fair Value Measurements and Disclosures, as of the beginning of the year ended December 31, 2012 (see Note 4). ASU No. 2011-04 is effective for financial statements issued for fiscal years beginning after December 15, 2011, and expands certain disclosures about fair value measurements. The ASU requires the categorization by level for items that are only required to be disclosed at fair value and information about transfers between Level 1 and Level 2. It provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. The ASU requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs. The effect of the adoption of ASU No. 2011-04 had no impact on the Plan's statement of net assets available for benefits and statement of changes in net assets available for benefits.
Recent Accounting Guidance Not Yet Adopted — In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities, which was subsequently modified in January 2013, by ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU No. 2011-11 has requirements that are disclosure-only in nature. It requires disclosures about offsetting and related arrangements for certain financial instruments and derivative instruments, including gross and net information and evaluation of the effect of netting arrangements on the statement of financial position. The Plan does not expect the provisions of this ASU, which are effective for the Plan beginning January 1, 2013, to have a material impact on the Plan's financial statements.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (VIP SVF), which is managed by Dwight Asset Management Company LLP (“Dwight”). The VIP SVF holds six synthetic GICs, issued by Bank of America, ING Life Insurance and Annuity Company, Natixis Financial Products, Pacific Life Insurance Company, Prudential Fixed Income Management, and Royal Bank of Canada (collectively, the “wrap providers”).
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified bond portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, at a maximum over the duration of the underlying assets, through adjustments to the future interest-crediting rate. Primary variables impacting the future crediting rate of the wrap contracts include current yield of the underlying assets within the wrap contract, duration of the underlying assets covered by the wrap contract, and the existing difference between market value and contract value of the underlying assets within the wrap contract. The issuer guarantees that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus earnings, less withdrawals made under the contract and administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets available for benefits, as discussed in Note 4, at fair value in participant-directed investments, and an additional line item is presented representing the adjustment from fair value to contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts are valued using prices provided by SSBT, which are based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust; SSBT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified bond portfolios managed by BlackRock Financial Management Inc., ING Investment Management Co., JPMorgan Asset Management (JPMAM), Pacific Investment Management Company, Prudential Fixed Income Management, and Western Asset Management Co. In addition to the diversified bond portfolios, Dwight oversees an allocation to a cash component, which was invested in a SSBT Demand Deposit Account for the majority of 2012 and in a separately managed account, managed by JPMAM, as of December 17, 2012.
The wrap providers are each contractually obligated to pay the principal and specified interest rate that is guaranteed to the VIP SVF, respectively. The respective interest-crediting rates are each based on a formula agreed upon with each issuer; each one may not be less than 0%. Such interest rates are reviewed and reset on a quarterly basis. Synthetic GICs provide prospective crediting interest rates, which are adjusted quarterly based on the interest earnings, fair value, and duration of the underlying diversified bond portfolios. The crediting rate of each contract in any given quarter will reflect market experience from the previous quarter. The wrap providers may not terminate the contracts at any amount less than contract value.
Certain events, such as a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrapper contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.
The average yields of the VIP SVF for the years ended December 31, 2012 and 2011, are as follows:

	2012	2011
Average yields:
Based on annualized earnings (1)	1.01%	1.64%
Based on interest rate credited to participants (2)	2.45%	2.72%

(1)	Computed by dividing the annualized one-day actual earnings of the VIP SVF on the last day of the plan year by the fair value of the investments of the VIP SVF on the same date.

(2)	Computed by dividing the annualized one-day earnings credited to participants in the VIP SVF on the last day of the plan year by the fair value of the investments of the VIP SVF on the same date.

4.	MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and participant allocation elections. The allocation of net assets available for benefits is based on the respective number of units held by the plans’ members as of year-end. The allocation of the changes in net assets available for benefits is calculated daily based on the units held by the plans’ members as of that day’s end.

Effective September 30, 2011, the FSP was merged into the Plan. At December 31, 2012 and 2011, all the net assets of the Master Trust were owned by the Plan.
The Plan’s interest in the Master Trust was $36,593 million and $33,086 million representing 100% of the Master Trust’s net assets at December 31, 2012 and 2011.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2012, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets available for benefits as of December 31, 2012 and 2011, are as follows:

	2012	2011
ASSETS:
Investments — at fair value:
Common/collective trusts	$14,458	$12,148
Common and preferred stock	3,676	3,121
Mutual funds	4	66
Boeing common stock	4,805	5,270
Synthetic GICs	12,578	10,547
Limited partnerships	1	1
Fixed-income securities	617	3
Other investments	3	—
Total investments — at fair value	36,142	31,156
Cash and cash equivalents	529	2,031
Receivables:
Receivables for securities sold	156	74
Accrued investment income	61	62
Other	17	7
Total receivables	234	143
Total assets	36,905	33,330
LIABILITIES:
Payables for securities purchased	263	220
Accrued investment and administration expenses	18	18
Other	31	6
Total liabilities	312	244
NET ASSETS AVAILABLE FOR BENEFITS — At fair value	36,593	33,086
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(656)	(503)
NET ASSETS AVAILABLE FOR BENEFITS	$35,937	$32,583

Changes in net assets for the Master Trust for the year ended December 31, 2012, are as follows:

Net appreciation of investments:
Common/collective trusts	$1,656
Common and preferred stock	485
Boeing common stock	158
Fixed-income securities	23
Net appreciation of investments	2,322
Interest income	348
Dividend income	193
Investment income	541
Net investment income	2,863
Amounts received from participating plans	2,582
Deductions:
Amounts paid to participating plans	2,178
Investment and administration expenses	69
Total deductions	2,247
Assets transferred from other plans	156
Increase in net assets	3,354
Beginning of year	32,583
End of year	$35,937
The net appreciation in fair value of investments, investment income, and investment and administration expenses included in the net Master Trust activity of the Plan were $2,322, $541, and $69, respectively for the year ended December 31, 2012.

5.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Basis of Fair Value Measurement:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by classes of assets and liabilities on the basis of the nature and risk of the investments measured at fair value on a recurring basis as of December 31, 2012 and 2011, respectively. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize transfers between levels at the beginning of the reporting period.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2012
Investment assets:
Common/collective trusts:
U.S. equity		$7,616		$7,616
Non-U.S. equity		3,141		3,141
Fixed income	$9	3,374		3,383
Other		318		318
Total common/collective trusts	9	14,449	—	14,458
Common and preferred stocks:
U.S. equity	2,980			2,980
Non-U.S. equity	566	130		696
Total common and preferred stocks	3,546	130	—	3,676
Fixed-income securities:
Corporate bonds		185	$1	186
Mortgage backed and asset backed		71	5	76
U.S. government and agency		132		132
Other		223		223
Total fixed-income securities	—	611	6	617
Mutual funds — equity	4			4
Boeing common stock	4,805			4,805
Synthetic GICs:
U.S. government and agency		5,184	14	5,198
Corporate bonds		2,835		2,835
Mortgage backed and asset backed		2,734	180	2,914
Short-term investment		534		534
Other		280	9	289
Common/collective trusts — fixed-income		808		808
Total synthetic GICs	—	12,375	203	12,578
Limited partnerships			1	1
Other investments		3		3
Total investment assets	8,364	27,568	210	36,142
Receivables:
Forward currency contracts		6		6
Futures	2			2
Total receivables	2	6	—	8
Cash equivalents		12		12
Total financial assets	$8,366	$27,586	$210	$36,162
Investment liabilities:
TBAs		$3		$3
Forward currency contracts		3		3
Total investment liabilities		$6		$6

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Investment assets:
Common/collective trusts:
U.S. equity		$6,588		$6,588
Non-U.S. equity		2,136		2,136
Fixed income		3,423		3,423
Short-term investment		1		1
Total common/collective trusts	—	12,148	—	12,148
Common and preferred stocks:
U.S. equity	$2,513			2,513
Non-U.S. equity	465	143		608
Total common and preferred stocks	2,978	143	—	3,121
Fixed-income securities:
Corporate bonds		3		3
Total fixed-income securities	—	3	—	3
Mutual funds — equity	66			66
Boeing common stock	5,270			5,270
Synthetic GICs:
U.S. government and agency		4,388	$30	4,418
Corporate bonds		2,710		2,710
Mortgage backed and asset backed		3,058	18	3,076
Short-term investment		150		150
Other		192	1	193
Total synthetic GICs	—	10,498	49	10,547
Limited partnerships			1	1
Total investment assets	8,314	22,792	50	31,156
Receivables:
Forward currency contracts				—
Futures				—
Total receivables	—	—	—	—
Cash equivalents		12		12
Total financial assets	$8,314	$22,804	$50	$31,168
Investment liabilities:
TBAs		$6		$6
Futures				—
Forward currency contracts				—
Total investment liabilities		$6		$6
Total Master Trust investment assets at fair value classified within Level 3 were $210 and $50 as of December 31, 2012 and 2011, respectively, which primarily consist of fixed-income securities, including those underlying the synthetic GICs, and an investment in a limited partnership. Such amounts were 0.58% and 0.16% of “Total investment assets” in the Master Trust’s statements of net assets available for benefits as of December 31, 2012 and 2011, respectively.

Level 3 Gains and Losses — A summary of changes in the fair value of the Master Trust’s Level 3 investment assets for the years ended December 31, 2012 and 2011, are as follows:

	January 1, 2012 Beginning Balance	Net Unrealized and Realized Gains	Purchases	Sales	Transfers into Level 3	Transfers out of Level 3	December 31, 2012 Ending Balance
Financial assets:
Fixed-income securities:
Corporate bonds			$1				$1
Mortgage-backed and asset- backed			5				5
Synthetic GIC:
U.S. government and agency	$30	$1		($1)		($16)	14
Mortgage-backed and asset- backed	18	27	3	(33)	$178	(13)	180
Other	1				8		9
Limited partnerships	1						1
Total financial assets	$50	$28	$9	($34)	$186	($29)	$210

	January 1, 2011 Beginning Balance	Net Unrealized and Realized Gains (Losses)	Purchases	Sales	Transfers into Level 3	Transfers out of Level 3	December 31, 2011 Ending Balance
Financial assets:
Synthetic GIC:
Corporate bonds	$5					($5)	$—
U.S. government and agency	26	$2		($3)	$5		30
Mortgage-backed and asset- backed	20		$1	(3)			18
Other	1						1
Limited partnerships	3	(1)		(1)			1
Total financial assets	$55	$1	$1	($7)	$5	($5)	$50
The net unrealized gain (loss) on Level 3 investment assets still held as of December 31, 2012 and 2011, were $1 and $1 for U.S. government and agency securities, $27 and $0 for mortgage-backed and asset-backed securities and $0 and $(1) for limited partnerships, respectively.
Transfers Between Levels — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.
$178 and $8 of mortgage and asset-backed securities and other securities, respectively, were transferred into Level 3 during 2012 because the pricing vendor notified Plan management that the significant valuation input was unobservable. Mortgage and asset-backed and U.S. government and agency securities in the amounts of $13 and $16, respectively, were reclassified from Level 3 to Level 2 as additional pricing information, including significant observable inputs, on these securities became available. There were no reclassifications between Level 1 and Level 2 during 2012.

Level 3 Quantitative Disclosure — A summary of quantitative data of the Master Trust’s Level 3 investment assets for the year ended December 31, 2012, is as follows:

	Level 3 Total	Valuation Technique	Assumptions*	Minimum	Maximum	Weighted Average
Fixed-income securities
Mortgage-backed and asset-backed	1	Matrix Pricing	Yield	2.72%	3.97%	3.45%
			Prepayment Speed	1.00%	3.00%	1.84%
			Default Rate	3.00%	4.00%	3.42%
			Severity	45.00%	100.00%	76.96%
Fixed-income	$1
Synthetic GIC
Mortgage-backed and asset-backed	149	Matrix Pricing	Yield	0.93%	12.13%	4.01%
			Prepayment Speed	1.00%	32.54%	4.28%
			Default Rate	0.03%	21.46%	4.86%
			Severity	6.00%	100.00%	50.20%
Other (Municipals)	8	Matrix Pricing	Yield	3.00%	3.01%	3.00%
Synthetic GIC	$157
*Valuation techniques for which no unobservable inputs are disclosed generally reflect the use of third-party pricing services or dealers, and the range of unobservable inputs applied by these sources is not readily available or cannot be reasonably estimated.
Sensitivity Disclosures for Level 3 — For residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities, an increase in unobservable yields, loss severity rates, or default rates in isolation would generally result in a decrease in fair value.
For mortgage-backed securities and asset-backed securities, an increase in unobservable prepayment speeds in isolation may result in an increase or a decrease in fair value, depending upon the nature of the security.
For corporate issues, including structured notes and auction rate securities, an increase in unobservable spreads or yields, in isolation, would generally result in a decrease in fair value.
Although the sensitivities of the fair value of these securities to various unobservable inputs are discussed in isolation above, interrelationships exist among observable and unobservable inputs such that a change in any significant unobservable input may affect changes to one or more of the other inputs.

6.	DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures to enable Members to understand how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815.

As of December 31, 2012 and 2011, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets available for benefits, as discussed in Note 4, as follows:

	Interest rate	Credit	Foreign Currency	Equity	Future Settlement	Total
December 31, 2012
Assets:
Synthetic GICs:
TBAs					$3	$3
Other investments:
Swaps	$3					3
Other receivables:
Forward contracts			$6			6
Futures				$2		2
Total assets	$3		$6	$2	$3	$14
Liabilities:
Other liabilities:
Forward contracts			$3			$3
Payable for securities purchased:
TBAs					$3	3
Total liabilities			$3		$3	$6
December 31, 2011
Assets:
Synthetic GICs:
TBAs					$9	$9
Total assets					$9	$9
Liabilities:
Payable for securities purchased:
TBAs					$6	$6
Total liabilities					$6	$6
Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets available for benefits as net appreciation or depreciation in the fair value of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2012, is reflected in the following tables:

	Interest rate	Credit	Foreign Currency	Equity	Future Settlement	Total
December 31, 2012
Net gains:
Forward contracts			$3			$3
Futures	$1			$17		18
Options						—
Swaps	3					3
TBAs					$1	1
Total net gains	$4		$3	$17	$1	$25

The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2012 and 2011. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the net notional value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest rate	Credit	Foreign Currency	Equity	Future Settlement	Total
December 31, 2012
Forward contracts			$348			$348
Futures	$47		1			48
Options	39		4			43
Swaps	136	$20				156
TBAs					$1,580	1,580
Total	$222	$20	$353		$1,580	$2,175
December 31, 2011
Forward contracts			$21			$21
Futures			1	$113		114
TBAs					$2,670	2,670
Total			$22	$113	$2,670	$2,805
Derivatives are generally used to achieve the desired market exposure of a security, index or currency, or adjust portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP. A derivative instrument could be a contract negotiated on behalf of the Master Trust and a specific counterparty; this would typically be referred to as an “OTC contract” or may be a contract eligible for central clearing such as swaps, forward contracts, options, and TBAs. Alternatively, a derivative instrument, such as futures, could be listed and traded on an exchange and referred to as “exchange traded.”
Inherent in the use of OTC derivatives, the Master Trust is exposed to counterparty credit risk on all open OTC positions. Counterparty credit risk is the risk that a derivative counterparty may fail to meet its payment obligation under the derivative contract. As of December 31, 2012 and 2011, the Master Trust counterparty risk was not deemed to be significant, when evaluating counterparty exposure outright or netting collateral against net asset positions on contracts with each counterparty. Additionally, with the use of collateral, master netting agreements assist in mitigating counterparty credit risk.
The Master Trust may be subject to credit-related contingent features for those contracts governed by an International Swaps and Derivatives Association Master Agreement (generally swaps) with each counterparty for each open contract in a net liability position. In those instances, the Master Trust is generally regarded as having liquidity risk. In the event the Master Trust's assets decline by various, prespecified rates over predetermined time periods, the Master Trust is either required to post more collateral or may be required to pay off the open liability contracts given the counterparty's right to terminate the contract. At December 31, 2012, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features; $2 was posted in collateral against those positions.
Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal. Interest rate swaptions are options to enter into an interest rate swap based off a set of predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to achieve the desired credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.
Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.
Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures are generally used to achieve the desired market exposure of a security or index or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.
Future Settlement Risk — Future settlement risk is the risk of not receiving the asset or associated gains specified in the contract. Associated gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage TBAs are used to achieve the desired market exposure of a security or asset class or adjust portfolio duration. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

7.	PLAN AMENDMENTS
Effective January 1, 2012, the Plan was amended to include an auto-escalation feature to automatically increase the pre-tax contribution on an annual basis, up to certain limits, for certain Members who have a default rate of contribution in place. Members should refer to the Plan document for details.
Effective May 15, 2012, the Boeing Helena, Inc. 401(k) Plan & Trust (“Boeing Helena”) and the Solutions Made Simple, Inc. 401(k) Profit Sharing Plan (“SMSi”) were merged into the Plan. Transferred employees are eligible to participate in the Plan coinciding with the date their former plan was frozen.
Effective June 15, 2012, the Argon ST, Inc. 401(k) Profit Sharing Plan & Trust (“Argon”) and the Digital Receiver Technology, Inc. 401(k) Plan (“DRT”) were merged into the Plan. Transferred employees are eligible to participate in the Plan coinciding with the date their former plan was frozen.
Effective September 30, 2011, the FSP merged into the Plan.
Effective September 15, 2011, the Global Aeronautica, LLC 401(k) Plan and the eXMeritus Software Federal Systems, Inc. 401(k) Plan were merged into the Plan. Transferred employees are eligible to participate in the Plan coinciding with the date their former plan was frozen.

8.	ASSETS TRANSFERRED FROM OTHER PLANS
Upon the merger of Boeing Helena and SMSi, effective May 15, 2012, all assets and liabilities of Boeing Helena and SMSi were transferred to the Plan. The fair value of all the assets transferred totaled $2 and $4, respectively.
Upon the merger of Argon and DRT, effective June 15, 2012, all assets and liabilities of Argon and DRT were transferred to the Plan. The fair value of the assets transferred totaled $129 and $21, respectively.

9.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2012 and 2011, to Form 5500:

	2012	2011
Net assets available for benefits per the financial statements	$36,612	$33,257
Amounts allocated to withdrawing Members	(17)	(5)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	656	503
Net assets available for benefits per Form 5500	$37,251	$33,755
The following is a reconciliation of total additions per the financial statements for the year ended December 31, 2012, to total income per Form 5500:

Total additions per the financial statements	$5,054
Adjustment from contract value to fair value for fully benefit-responsive investment contracts — December 31, 2012	656
Adjustment from contract value to fair value for fully benefit-responsive investment contracts — December 31, 2011	(503)
Total income per Form 5500	$5,207
The following is a reconciliation of benefits paid to Members per the financial statements for the year ended December 31, 2012, to Form 5500:

Benefits paid to Members per the financial statements	$1,855
Amounts allocated to withdrawing Members — December 31, 2012	17
Amounts allocated to withdrawing Members — December 31, 2011	(5)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(2)
Benefits paid to Members per Form 5500	$1,865
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 90 days of receipt of the last loan payment made or Members who failed to repay the loan in full within 30 days after the end of the repayment period for the year ended December 31, 2012.

10.	SIGNIFICANT INVESTMENTS
At the direction of the participating Members of the Plan, the Master Trust has invested in the following funds, representing 5% or more of net assets available for benefits as of December 31, 2012 and 2011, stated at fair value:

	2012	2011
SSBT Flagship S&P 500 Index Non-Lending Series Fund Class A	$5,981	$4,586
Boeing common stock	4,805	5,270
SSBT Bond Market Index Non-Lending Series Fund Class A	3,102	2,589
SSBT Global All Cap Equity ex-US Index Non-lending Series Fund Class A	2,726	1,863

11.	RELATED-PARTY TRANSACTIONS
Certain Master Trust investments are managed by SSBT. SSBT is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. The investment management fees for the Plan are paid at the Master Trust level and included as a reduction of the return earned on each investment.

As of December 31, 2012 and 2011, the Plan held 63,758,333 and 71,851,618 shares of common stock of the Company, with a cost basis of $4,008 and $4,391 and recorded dividend income of $122 and $119, respectively, during the years then ended.
Evercore Trust Company, N.A. (“Evercore”) is the named fiduciary and investment manager of the Boeing Stock Fund. The Company has authorized Evercore with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund in certain limited circumstances. In the event Evercore determined to sell or dispose of stock in the Boeing Stock Fund, Evercore would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.

12.	TAX STATUS
The Internal Revenue Service (IRS) has determined and informed the Company by a letter, dated December 10, 2003, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. On November 20, 2009, a request for a letter of determination was filed with the IRS. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes the Plan’s tax-exempt status has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012 and 2011, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2005.

13.	PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Members and Company contributions, including any income earned, will be distributed to the Members.

14.	SUBSEQUENT EVENTS
Effective March 1, 2013, the Plan was amended to include a Company contribution and to increase the matching contribution for Society of Professional Engineering Employees in Aerospace (“SPEEA”) Northwest Engineers Members hired on or after March 1, 2013.
Effective March 22, 2013, the Plan was amended to include a Company contribution and to increase the matching contribution for SPEEA Northwest Technical Unit Members hired on or after March 22, 2013.
*  *  *  *  *  *

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY VOLUNTARY
INVESTMENT PLAN

June 26, 2013	/s/ Rita Daily
Date	Rita Daily
Vice President
Chief Financial Officer Finance
Shared Services Group

SUPPLEMENTAL SCHEDULE

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2012

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
317U449D3 IRO USD10Y P2.25 BOA MAR13 PUT 2.25	3/11/2013		$10,063
317U450D9 IRO USD10Y P 2.25 BP MAR13 PUT 2.25	3/11/2013		10,063
3M CO COMMON STOCK USD.01			6,902,469
AALBERTS INDUSTRIES NV COMMON STOCK EUR.25			264,946
ABB FINANCE USA INC COMPANY GUAR 05/22 2.875	5/8/2022	2.88	624,543
ABB LTD REG COMMON STOCK CHF1.03			1,075,306
ABB TREASURY CENTER USA SR UNSECURED 144A 06/16 2.5	6/15/2016	2.50	519,889
ABBEY NATL TREASURY SERV BANK GUARANT 04/14 2.875	4/25/2014	5.75	888,180
ABBEY NATL TREASURY SERV BANK GUARANT 04/14 VAR	4/25/2014	1.89	399,085
ABBEY NATL TREASURY SERV COVERED REGS 06/15 3.125	6/30/2015	3.13	82,007
ABBOTT LABORATORIES COMMON STOCK NPV			9,789,368
ABBVIE INC COMPANY GUAR 144A 11/15 1.2	11/6/2015	1.20	5,033,405
ABBVIE INC COMPANY GUAR 144A 11/17 1.75	11/6/2017	3.50	7,232,825
ABBVIE INC SR UNSECURED 144A 11/22 2.9	11/6/2022	8.70	4,618,353
ABC MART INC COMMON STOCK			60,961
ABERCROMBIE + FITCH CO CL A COMMON STOCK USD.01			2,739,087
ABERDEEN ASSET MGMT PLC COMMON STOCK GBP.1			185,580
ABN AMRO BANK NV COVERED 09/15 3.25	9/21/2015	3.25	353,830
ABN AMRO BANK NV SR UNSECURED 144A 01/14 3.	1/31/2014	3.00	2,969,809
ABN AMRO BANK NV SR UNSECURED 144A 01/14 VAR	1/30/2014	2.08	222,550
ACADIA REALTY TRUST REIT USD.001			1,461,412
ACCENTURE PLC CL A COMMON STOCK USD.0022.5			15,760,234
ACCESS GROUP INC ACCSS 2005 1 A3	6/22/2022	0.52	1,531,621
ACCESS GROUP INC ACCSS 2008 1 A	10/27/2025	1.62	6,600,058
ACCREDITED MORTGAGE LOAN TRUST ACCR 2004 3 2A2	10/25/2034	1.41	1,994,148
ACCREDITED MORTGAGE LOAN TRUST ACCR 2005 3 A2D	9/25/2035	0.58	1,392,359
ACE INA HOLDINGS COMPANY GUAR 06/14 5.875	6/15/2014	5.88	590,647
ACE INA HOLDINGS COMPANY GUAR 11/15 2.6	11/23/2015	2.60	456,663
ACE LTD COMMON STOCK CHF29.34			13,534,080
ACE SECURITIES CORP. ACE 2004 HE3 M1	11/25/2034	1.15	1,615,211
ACE SECURITIES CORP. ACE 2004 SD1 A1	11/25/2033	0.70	92,632

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
ACE SECURITIES CORP. ACE 2005 ASP1 A2D	9/25/2035	0.56	1,226,131
ACHMEA HYPOTHEEKBANK NV GOVT LIQUID 144A 11/14 3.2	11/3/2014	3.20	8,386
ACME PACKET INC COMMON STOCK USD.001			7,877,839
ACORDA THERAPEUTICS INC COMMON STOCK USD.001			914,848
ACTAVIS INC COMMON STOCK USD.0033			6,925,725
ACTAVIS INC SR UNSECURED 08/14 5.	8/15/2014	5.00	553,954
ACTAVIS INC SR UNSECURED 10/17 1.875	10/1/2017	1.88	1,190,450
ACTAVIS INC SR UNSECURED 10/22 3.25	10/1/2022	3.25	745,219
ACTELION LTD REG COMMON STOCK CHF.5			1,098,486
ACTIVISION BLIZZARD INC COMMON STOCK USD.000001			1,815,861
ACTUANT CORP A COMMON STOCK USD.2			1,323,101
ACXIOM CORP COMMON STOCK USD.1			953,316
ADECCO SA REG COMMON STOCK CHF1.			708,148
ADIDAS AG COMMON STOCK NPV			295,863
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2004 2 7A2	2/25/2035	1.06	449,428
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2005 5 2A1	9/25/2035	3.11	2,200,242
ADOBE SYSTEMS INC COMMON STOCK USD.0001			27,181,222
ADT CORP SR UNSECURED 144A 07/17 2.25	7/15/2017	2.25	595,235
ADTRAN INC COMMON STOCK USD.01			2,690,306
ADVANCE AUTO PARTS INC COMMON STOCK USD.0001			2,340,523
ADVANTECH CO LTD COMMON STOCK TWD10.			3,674,283
ADVISORY BOARD CO/THE COMMON STOCK USD.01			3,612,656
AEGON NV JR SUBORDINA 07/49 VAR	12/31/2049	1.87	2,192,220
AEP TEXAS NORTH COMPANY SR UNSECURED 03/13 5.5	3/1/2013	5.50	2,217,681
AERCAP HOLDINGS NV COMMON STOCK EUR.01			1,920,800
AETNA INC COMMON STOCK USD.01			3,279,198
AETNA INC SR UNSECURED 06/16 6.	6/15/2016	6.00	110,239
AETNA INC SR UNSECURED 09/18 6.5	9/15/2018	6.50	1,050,603
AETNA INC SR UNSECURED 09/20 3.95	9/1/2020	3.95	610,323
AETNA INC SR UNSECURED 11/17 1.5	11/15/2017	1.50	140,283
AEW GLOBAL PROPERTIES AEW GLOBAL PROPERTIES FUND 4			138,399,838
AFFILIATED MANAGERS GROUP COMMON STOCK USD.01			1,130,613
AFLAC INC SR UNSECURED 02/17 2.65	2/15/2017	2.65	315,366
AFLAC INC SR UNSECURED 08/15 3.45	8/15/2015	3.45	240,099
AGILENT TECHNOLOGIES INC COMMON STOCK USD.01			8,222,963
AGL CAPITAL CORP COMPANY GUAR 07/16 6.375	7/15/2016	6.38	588,565
AIR LIQUIDE SA COMMON STOCK EUR5.5			1,253,641
AIR METHODS CORP COMMON STOCK USD.06			3,325,634
AIR PRODUCTS + CHEMICALS INC COMMON STOCK USD1.			3,442,299

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
AIRGAS INC COMMON STOCK USD.01			1,023,543
AKAMAI TECHNOLOGIES INC COMMON STOCK USD.01			5,455,349
AKER SOLUTIONS ASA COMMON STOCK NOK1.66			507,165
AKORN INC COMMON STOCK NPV			2,215,489
AKZO NOBEL COMMON STOCK EUR2.			768,839
ALABAMA POWER CO SR UNSECURED 10/15 0.55	10/15/2015	0.55	299,165
ALABAMA POWER CO SR UNSECURED 11/13 5.8	11/15/2013	5.80	627,097
ALAMOS GOLD INC COMMON STOCK NPV			588,852
ALEXION PHARMACEUTICALS INC COMMON STOCK USD.0001			5,811,436
ALGETA ASA COMMON STOCK NOK.5			1,558,278
ALIGN TECHNOLOGY INC COMMON STOCK USD.0001			1,850,953
ALK ABELLO A/S COMMON STOCK DKK10.			508,736
ALKERMES PLC COMMON STOCK USD.01			3,289,152
ALLEGHENY TECHNOLOGIES INC COMMON STOCK USD.1			2,100,912
ALLEGIANT TRAVEL CO COMMON STOCK USD.001			1,908,660
ALLERGAN INC COMMON STOCK USD.01			23,651,663
ALLETE INC COMMON STOCK NPV			1,680,385
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD.01			12,072,550
ALLIANT ENERGY CORP SR UNSECURED 10/14 4.	10/15/2014	4.00	342,478
ALLIANZ SE REG COMMON STOCK NPV			1,799,781
ALLIED WORLD ASSURANCE COMPANY GUAR 08/16 7.5	8/1/2016	7.50	1,772,279
ALLSCRIPTS HEALTHCARE SOLUTI COMMON STOCK USD.01			393,756
ALLSTATE CORP SR UNSECURED 05/14 6.2	5/16/2014	12.40	5,713,393
ALLSTATE CORP SR UNSECURED 08/14 5.	8/15/2014	10.00	2,930,386
ALLY AUTO RECEIVABLES TRUST ALLYA 2009 B A4 144A	12/15/2014	3.05	825,564
ALLY AUTO RECEIVABLES TRUST ALLYA 2010 1 A3	5/15/2014	1.45	65,348
ALLY AUTO RECEIVABLES TRUST ALLYA 2010 2 A3	7/15/2014	1.38	480,631
ALLY AUTO RECEIVABLES TRUST ALLYA 2010 3 A4	8/17/2015	1.55	947,773
ALLY AUTO RECEIVABLES TRUST ALLYA 2010 4 A3	11/17/2014	0.91	227,812
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 1 A3	1/15/2015	1.38	591,666
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 2 A4	4/15/2016	1.98	921,290
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 3 A3	8/17/2015	0.97	992,344
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 4 A4	6/15/2016	1.14	2,209,127
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 2 A3	4/15/2016	0.74	2,270,661
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 3 A3	8/15/2016	0.85	237,299
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 3 A4	2/15/2017	1.06	797,308
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 4 A3	1/17/2017	0.59	444,656
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 4 A4	10/16/2017	0.80	857,752
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 5 A3	3/15/2017	0.62	3,089,513

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
ALLY FINANCIAL INC COMPANY GUAR 02/15 8.3	2/12/2015	8.30	89,100
ALMIRALL SA COMMON STOCK EUR.12			977,778
ALTEN COMMON STOCK NPV			320,628
ALTERA CORP COMMON STOCK USD.001			7,114,512
ALTERRA CAPITAL HOLDINGS LTD COMMON STOCK USD1.			3,149,528
ALTRIA GROUP INC COMMON STOCK USD.333			2,102,941
ALTRIA GROUP INC COMPANY GUAR 05/21 4.75	5/5/2021	9.50	4,646,423
ALTRIA GROUP INC COMPANY GUAR 08/19 9.25	8/6/2019	18.50	150,243
ALTRIA GROUP INC COMPANY GUAR 08/22 2.85	8/9/2022	5.70	4,037,278
ALTRIA GROUP INC COMPANY GUAR 11/13 8.5	11/10/2013	25.50	4,528,218
ALTRIA GROUP INC COMPANY GUAR 11/18 9.7	11/10/2018	19.40	1,819,906
AMAZON.COM INC COMMON STOCK USD.01			46,280,079
AMAZON.COM INC SR UNSECURED 11/15 0.65	11/27/2015	1.30	5,127,906
AMAZON.COM INC SR UNSECURED 11/17 1.2	11/29/2017	1.20	775,713
AMDOCS LTD COMMON STOCK GBP.0001			4,778,994
AMEC PLC COMMON STOCK GBP.5			395,578
AMER EXPRESS CREDIT CO SR UNSECURED 08/13 7.3	8/20/2013	14.60	17,782,434
AMER EXPRESS CREDIT CO SR UNSECURED 08/14 5.125	8/25/2014	5.13	391,040
AMER EXPRESS CREDIT CO SR UNSECURED 09/15 2.75	9/15/2015	5.50	1,415,316
AMER SPORTS OYJ COMMON STOCK NPV			260,302
AMERICA MOVIL SAB DE CV COMPANY GUAR 03/14 5.5	3/1/2014	5.50	1,054,188
AMERICA MOVIL SAB DE CV COMPANY GUAR 03/20 5.	3/30/2020	5.00	93,078
AMERICA MOVIL SAB DE CV COMPANY GUAR 03/35 6.375	3/1/2035	6.38	105,292
AMERICAN ASSETS TRUST INC REIT USD.01			1,058,268
AMERICAN CAMPUS COMMUNITIES REIT USD.01			2,394,147
AMERICAN CREDIT ACCEPTANCE REC ACAR 2012 2 A 144A	7/15/2016	1.89	257,270
AMERICAN ELECTRIC POWER SR UNSECURED 12/17 1.65	12/15/2017	1.65	597,085
AMERICAN EXPR CENTURION COMPANY GUAR 11/15 0.875	11/13/2015	0.88	3,497,428
AMERICAN EXPRESS BK FSB SR UNSECURED 09/17 6.	9/13/2017	6.00	168,974
AMERICAN EXPRESS CO SR UNSECURED 05/14 7.25	5/20/2014	7.25	408,078
AMERICAN EXPRESS CO SR UNSECURED 144A 12/22 2.65	12/2/2022	10.60	5,050,807
AMERICAN EXPRESS CO SUBORDINATED 09/66 VAR	9/1/2066	6.80	4,466,800
AMERICAN EXPRESS CREDIT SR UNSECURED 06/15 1.75	6/12/2015	1.75	3,573,304
AMERICAN HONDA FINAN	1/14/2013		9,999,133
AMERICAN HONDA FINANCE SR UNSECURED 144A 04/13 4.625	4/2/2013	4.63	464,781
AMERICAN HONDA FINANCE SR UNSECURED 144A 09/14 1.85	9/19/2014	1.85	5,594,056
AMERICAN HONDA FINANCE SR UNSECURED 144A 09/15 2.5	9/21/2015	2.50	312,843

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
AMERICAN HONDA FINANCE SR UNSECURED 144A 10/13 6.7	10/1/2013	6.70	867,694
AMERICAN HONDA FINANCE UNSECURED 144A 08/15 1.	8/11/2015	1.00	2,493,980
AMERICAN HONDA FINANCE UNSECURED 144A 09/17 1.5	9/11/2017	1.50	299,917
AMERICAN INTL GROUP SR UNSECURED 01/14 3.65	1/15/2014	3.65	3,460,131
AMERICAN INTL GROUP SR UNSECURED 01/18 5.85	1/16/2018	23.40	17,106,391
AMERICAN INTL GROUP SR UNSECURED 03/15 3.	3/20/2015	3.00	1,628,408
AMERICAN INTL GROUP SR UNSECURED 03/17 3.8	3/22/2017	7.60	5,005,795
AMERICAN INTL GROUP SR UNSECURED 05/17 5.45	5/18/2017	5.45	1,694,060
AMERICAN INTL GROUP SR UNSECURED 08/18 8.25	8/15/2018	16.50	18,525,793
AMERICAN INTL GROUP SR UNSECURED 10/15 5.05	10/1/2015	10.10	1,765,392
AMERICAN INTL GROUP SR UNSECURED 12/20 6.4	12/15/2020	19.20	5,273,392
AMERICAN INTL GROUP SR UNSECURED 144A 11/13 3.75	11/30/2013	7.50	2,051,638
AMERICAN MUNI PWR OHIO INC OH AMEPWR 02/28 FIXED 7.334	2/15/2028	7.33	259,126
AMERICAN TOWER CORP REIT USD.01			6,545,774
AMERICAN TOWER CORP SR UNSECURED 03/22 4.7	3/15/2022	4.70	193,623
AMERICAN TRANSMISSION SY SR UNSECURED 144A 01/22 5.25	1/15/2022	5.25	2,752,267
AMERICAN WATER CAP CORP SR UNSECURED 10/17 6.085	10/15/2017	6.09	65,737
AMERICAN WATER CAP CORP SR UNSECURED 12/42 4.3	12/1/2042	4.30	7,270
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 1 A3	9/8/2015	1.39	2,428,360
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 2 A3	10/8/2015	1.61	663,598
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 3 A3	1/8/2016	1.17	1,105,754
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 5 A2	8/8/2015	1.19	544,078
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2011 5 A3	7/8/2016	1.55	1,113,714
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 1 A2	10/8/2015	0.91	551,497
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 2 A2	10/8/2015	1.52	10,423,670
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 2 A3	10/11/2016	1.05	4,535,519
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 3 A2	12/8/2015	0.71	7,988,565
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 3 A3	1/9/2017	0.96	1,307,878
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 3 B	7/10/2017	1.59	6,661,162
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 4 A2	4/8/2016	0.49	3,001,407
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 4 A3	6/8/2017	0.67	1,296,425
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 5 A2	1/8/2016	0.51	7,226,039
AMETEK INC COMMON STOCK USD.01			1,246,648
AMGEN INC SR UNSECURED 02/19 5.7	2/1/2019	5.70	1,269,538
AMGEN INC SR UNSECURED 05/22 3.625	5/15/2022	3.63	48,359
AMGEN INC SR UNSECURED 06/16 2.3	6/15/2016	6.90	463,682
AMGEN INC SR UNSECURED 06/17 5.85	6/1/2017	5.85	1,438,846
AMGEN INC SR UNSECURED 11/14 1.875	11/15/2014	5.63	9,326,750

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
AMGEN INC SR UNSECURED 11/21 3.875	11/15/2021	7.75	1,208,002
AMORTIZING RESIDENTIAL COLLATE ARC 2004 1 A5	10/25/2034	0.71	2,052,425
AMPHENOL CORP CL A COMMON STOCK USD.001			3,675,607
AMPLIFON SPA COMMON STOCK EUR.02			282,604
AMS AG COMMON STOCK NPV			235,538
ANADARKO FINANCE CO COMPANY GUAR 05/31 7.5	5/1/2031	7.50	4,227,196
ANADARKO PETROLEUM CORP COMMON STOCK USD.1			4,267,326
ANADARKO PETROLEUM CORP SR UNSECURED 03/14 7.625	3/15/2014	15.25	2,790,446
ANADARKO PETROLEUM CORP SR UNSECURED 06/14 5.75	6/15/2014	5.75	1,462,988
ANADARKO PETROLEUM CORP SR UNSECURED 09/16 5.95	9/15/2016	11.90	4,678,196
ANADARKO PETROLEUM CORP SR UNSECURED 09/17 6.375	9/15/2017	19.13	2,139,341
ANADARKO PETROLEUM CORP SR UNSECURED 09/36 6.45	9/15/2036	6.45	225,498
ANALOG DEVICES INC COMMON STOCK USD.167			3,586,246
ANHEUSER BUSCH COS INC COMPANY GUAR 01/13 4.375	1/15/2013	4.38	900,996
ANHEUSER BUSCH INBEV NV COMMON STOCK NPV			1,251,798
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/15 4.125	1/15/2015	4.13	213,717
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/19 7.75	1/15/2019	7.75	454,109
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/20 5.375	1/15/2020	5.38	839,753
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 03/13 2.5	3/26/2013	2.50	10,628,869
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 04/15 3.625	4/15/2015	7.25	1,920,695
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 04/20 5.	4/15/2020	5.00	1,663,371
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/14 1.5	7/14/2014	1.50	177,528
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/15 0.8	7/15/2015	0.80	2,025,284
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/17 1.375	7/15/2017	2.75	3,648,013
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/22 2.5	7/15/2022	2.50	1,298,075
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 11/14 5.375	11/15/2014	16.13	7,691,072
ANNIE S INC COMMON STOCK USD.001			1,967,356
ANRITSU CORP COMMON STOCK			754,988
ANSALDO STS SPA COMMON STOCK EUR.5			181,963
ANSYS INC COMMON STOCK USD.01			1,771,715
ANZ NEW ZEALAND INTL/LDN BANK GUARANT 144A 08/15 3.125	8/10/2015	3.13	403,416
AON CORP COMPANY GUAR 09/15 3.5	9/30/2015	3.50	484,474
AON PLC COMMON STOCK USD.01			4,253,956
AON PLC COMPANY GUAR 144A 12/42 4.25	12/12/2042	4.25	44,809

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
APACHE CORP COMMON STOCK USD.625			2,355,785
APACHE CORP SR UNSECURED 01/37 6.	1/15/2037	6.00	3,005,788
APACHE CORP SR UNSECURED 04/22 3.25	4/15/2022	3.25	678,276
APACHE CORP SR UNSECURED 09/13 6.	9/15/2013	18.00	539,764
APACHE CORP SR UNSECURED 09/18 6.9	9/15/2018	6.90	567,519
APOLLO GLOBAL MANAGEMENT A LTD PART			2,126,600
APPALACHIAN POWER CO SR UNSECURED 06/17 5.	6/1/2017	5.00	228,701
APPLE INC COMMON STOCK NPV			72,372,681
APPLIED MICRO CIRCUITS CORP COMMON STOCK USD.01			1,018,903
APPROACH RESOURCES INC COMMON STOCK USD.01			1,761,955
ARCH CAPITAL GROUP LTD COMMON STOCK USD.01			3,670,364
ARENA PHARMACEUTICALS INC COMMON STOCK USD.0001			1,710,192
ARES CAPITAL CORP COMMON STOCK USD.001			2,297,750
ARGENT SECURITIES INC. ARSI 2003 W3 M1	9/25/2033	1.34	1,376,906
ARGENT SECURITIES INC. ARSI 2004 W11 M2	11/25/2034	0.91	2,711,833
ARGENT SECURITIES INC. ARSI 2004 W5 AV3B	4/25/2034	0.66	1,217,699
ARIAD PHARMACEUTICALS INC COMMON STOCK USD.001			815,150
ARIZONA PUBLIC SERVICE SR UNSECURED 06/14 5.8	6/30/2014	5.80	227,716
ARIZONA PUBLIC SERVICE SR UNSECURED 08/16 6.25	8/1/2016	6.25	234,758
ARKLE MASTER ISSUER PLC ARKLE 2010 2A 1A1 144A	5/17/2060	1.71	8,342,249
ARM HOLDINGS PLC COMMON STOCK GBP.0005			1,305,024
ARRAN RESIDENTIAL MORTGAGES FU ARRMF 2010 1A A1C 144A	5/16/2047	1.64	322,631
ARRAN RESIDENTIAL MORTGAGES FU ARRMF 2010 1A A2B 144A	5/16/2047	1.59	268,443
ARROW ELECTRONICS INC SR UNSECURED 07/13 6.875	7/1/2013	6.88	699,135
ARROW ELECTRONICS INC SR UNSECURED 11/15 3.375	11/1/2015	3.38	398,428
ARUBA NETWORKS INC COMMON STOCK USD.0001			3,955,241
ASBURY AUTOMOTIVE GROUP COMMON STOCK USD.01			1,596,055
ASHMORE GROUP PLC COMMON STOCK GBP.0001			413,033
ASIAN PROPERTY DEVE FOREIGN COMMON STOCK THB1. A			307,795
ASIF GLOBAL FINANCNG XIX SR SECURED 144A 01/13 4.9	1/17/2013	4.90	1,000,411
ASM INTERNATIONAL NV COMMON STOCK EUR.04			340,111
ASM PACIFIC TECHNOLOGY COMMON STOCK HKD.1			2,961,304
ASML HOLDING NV COMMON STOCK EUR.09			1,761,045
ASML HOLDING NV NY REG SHS NY REG SHRS EUR.09			3,090,778
ASOS PLC COMMON STOCK GBP.035			244,956
ASPEN TECHNOLOGY INC COMMON STOCK USD.1			7,270,011
ASSA ABLOY AB B COMMON STOCK NPV			521,051

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
ASSET BACKED SECURITIES CORP H ABSHE 2003 HE7 M1	12/15/2033	1.18	2,668,463
ASTELLAS PHARMA INC COMMON STOCK			2,524,251
ASTRAZENECA PLC SPONS ADR ADR			5,068,526
ASTRAZENECA PLC SR UNSECURED 09/37 6.45	9/15/2037	6.45	60,945
AT+T CORP SR UNSECURED 03/13 6.5	3/15/2013	6.50	606
AT+T INC COMMON STOCK USD1.			8,391,430
AT+T INC SR UNSECURED 01/38 6.3	1/15/2038	6.30	2,602,917
AT+T INC SR UNSECURED 02/17 1.6	2/15/2017	1.60	809,393
AT+T INC SR UNSECURED 02/18 5.5	2/1/2018	11.00	6,474,667
AT+T INC SR UNSECURED 02/22 3.	2/15/2022	3.00	145,603
AT+T INC SR UNSECURED 05/18 5.6	5/15/2018	5.60	168,879
AT+T INC SR UNSECURED 06/16 5.625	6/15/2016	5.63	143,473
AT+T INC SR UNSECURED 08/15 2.5	8/15/2015	5.00	4,066,054
AT+T INC SR UNSECURED 08/16 2.4	8/15/2016	4.80	260,893
AT+T INC SR UNSECURED 08/21 3.875	8/15/2021	3.88	713,285
AT+T INC SR UNSECURED 08/41 5.55	8/15/2041	5.55	1,092,113
AT+T INC SR UNSECURED 09/14 5.1	9/15/2014	20.40	8,621,521
AT+T INC SR UNSECURED 12/15 0.8	12/1/2015	2.40	4,749,862
AT+T INC SR UNSECURED 12/22 2.625	12/1/2022	2.63	1,342,204
ATHENAHEALTH INC COMMON STOCK USD.01			1,803,932
ATLAS AIR WORLDWIDE HOLDINGS COMMON STOCK USD.01			1,896,468
ATLAS COPCO AB A SHS COMMON STOCK NPV			1,177,219
ATMOS ENERGY CORP SR UNSECURED 10/14 4.95	10/15/2014	4.95	428,657
ATRIUM EUROPEAN REAL ESTATE COMMON STOCK NPV			270,997
AUST + NZ BANKING GROUP SR UNSECURED 144A 01/14 2.125	1/10/2014	2.13	2,454,100
AUST + NZ BANKING GROUP SR UNSECURED 144A 03/16 3.25	3/1/2016	3.25	212,768
AUSTRALIAN GOVERNMENT SR UNSECURED 06/16 4.75	6/15/2016	4.75	33,241
AUSTRALIAN INDEX LINKED SR UNSECURED 09/25 3.	9/20/2025	3.00	2,563,881
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1			5,727,738
AUTOMETAL SA COMMON STOCK NPV			146,806
AUTOZONE INC SR UNSECURED 01/15 5.75	1/15/2015	5.75	410,356
AUXILIUM PHARMACEUTICALS INC COMMON STOCK USD.01			998,767
AVAGO TECHNOLOGIES LTD COMMON STOCK			7,244,346
AVG TECHNOLOGIES COMMON STOCK EUR.01			1,258,643
AVIATION CAPITAL GROUP SR UNSECURED 144A 10/20 7.125	10/15/2020	7.13	326,477
AVIS BUDGET RENTAL CAR FUNDING AESOP 2010 5A A 144A	3/20/2017	3.15	708,591

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 2A A 144A	5/20/2018	2.80	1,212,691
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 3A A 144A	3/20/2019	2.10	102,009
AVNET INC COMMON STOCK USD1.			2,201,777
AXA SA COMMON STOCK EUR2.29			1,318,799
AXIS SPECIALTY FINANCE COMPANY GUAR 06/20 5.875	6/1/2020	5.88	840,080
AYGAZ AS COMMON STOCK TRY1.			185,129
AZBIL CORP COMMON STOCK			144,891
B/E AEROSPACE INC COMMON STOCK USD.01			1,296,799
BA COVERED BOND ISSUER COVERED 08/17 4.25	8/3/2017	4.25	1,745,628
BAE SYSTEMS HOLDINGS INC COMPANY GUAR 144A 06/14 4.95	6/1/2014	4.95	236,343
BAE SYSTEMS HOLDINGS INC COMPANY GUAR 144A 08/15 5.2	8/15/2015	5.20	465,413
BAIDU INC SPON ADR ADR USD.00005			3,736,003
BAKER HUGHES INC SR UNSECURED 09/40 5.125	9/15/2040	5.13	3,394,172
BAKER HUGHES INC SR UNSECURED 11/18 7.5	11/15/2018	15.00	3,378,115
BALLY TECHNOLOGIES INC COMMON STOCK USD.1			1,685,567
BAMLL DB TRUST BMLDB 2012 OSI A1 144A	4/13/2029	2.34	3,582,993
BANC OF AMERICA COMMERCIAL MOR BACM 2004 1 A4	11/10/2039	4.76	7,757,740
BANC OF AMERICA COMMERCIAL MOR BACM 2004 5 AAB	11/10/2041	4.67	13,501
BANC OF AMERICA COMMERCIAL MOR BACM 2006 1 AM	9/10/2045	5.42	665,051
BANC OF AMERICA COMMERCIAL MOR BACM 2006 2 AM	5/10/2045	5.76	224,174
BANC OF AMERICA COMMERCIAL MOR BACM 2006 3 A4	7/10/2044	5.89	1,599,486
BANC OF AMERICA COMMERCIAL MOR BACM 2006 4 A2	7/10/2046	5.52	1,221,546
BANC OF AMERICA COMMERCIAL MOR BACM 2006 4 A4	7/10/2046	5.63	91,522
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 A2	9/10/2047	5.32	230,081
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 A4	9/10/2047	5.41	170,610
BANC OF AMERICA COMMERCIAL MOR BACM 2006 6 A2	10/10/2045	5.31	3,110,869
BANC OF AMERICA COMMERCIAL MOR BACM 2007 2 A4	4/10/2049	5.63	5,029,190
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A3	6/10/2049	5.69	2,325,064
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A4	6/10/2049	5.69	28,398,783
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 AM	6/10/2049	5.69	3,454,016
BANC OF AMERICA COMMERCIAL MOR BACM 2007 5 A3	2/10/2051	5.62	4,866,730
BANC OF AMERICA LARGE LOAN BALL 2010 UB5 A4A 144A	2/17/2051	5.64	89,694
BANC OF AMERICA MERRILL LYNCH BAMLL 2012 CLRN A 144A	8/15/2029	1.36	1,008,571
BANCO DO BRASIL (CAYMAN) SR UNSECURED 144A 01/20 6.	1/22/2020	6.00	662,625
BANCO DO BRASIL (CAYMAN) SR UNSECURED 144A 07/14 VAR	7/2/2014	3.06	737,508

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
BANCO NAC DE DESEN ECONO SR UNSECURED 144A 06/18 6.369	6/16/2018	6.37	165,900
BANCO NAC DE DESEN ECONO SR UNSECURED 144A 06/19 6.5	6/10/2019	6.50	73,500
BANCO SANTANDER BRASIL SR UNSECURED 144A 01/16 4.25	1/14/2016	4.25	2,521,125
BANCO SANTANDER BRASIL SR UNSECURED 144A 04/15 4.5	4/6/2015	4.50	289,800
BANCO SANTANDER BRAZ CI SR UNSECURED 144A 03/14 VAR	3/18/2014	2.41	139,500
BANK BUKOPIN TBK PT COMMON STOCK IDR100.			172,153
BANK OF AMERICA AUTO TRUST BAAT 2009 1A A4 144A	6/15/2016	3.52	152,213
BANK OF AMERICA AUTO TRUST BAAT 2009 2A A4 144A	10/15/2016	3.03	944,735
BANK OF AMERICA AUTO TRUST BAAT 2010 1A A4 144A	2/15/2017	2.18	528,277
BANK OF AMERICA AUTO TRUST BAAT 2010 2 A3	7/15/2014	1.31	36,625
BANK OF AMERICA CORP SENIOR NOTES 10/15 1.5	10/9/2015	1.50	3,331,950
BANK OF AMERICA CORP SR UNSECURED 01/22 5.7	1/24/2022	5.70	3,904,677
BANK OF AMERICA CORP SR UNSECURED 03/17 3.875	3/22/2017	3.88	726,629
BANK OF AMERICA CORP SR UNSECURED 04/15 4.5	4/1/2015	9.00	9,166,964
BANK OF AMERICA CORP SR UNSECURED 05/13 4.9	5/1/2013	9.80	7,060,024
BANK OF AMERICA CORP SR UNSECURED 05/14 7.375	5/15/2014	7.38	4,547,957
BANK OF AMERICA CORP SR UNSECURED 05/18 5.65	5/1/2018	5.65	337,398
BANK OF AMERICA CORP SR UNSECURED 05/21 5.	5/13/2021	10.00	4,144,197
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	6/1/2019	22.88	4,651,241
BANK OF AMERICA CORP SR UNSECURED 07/16 3.75	7/12/2016	7.50	11,138,219
BANK OF AMERICA CORP SR UNSECURED 07/20 5.625	7/1/2020	11.25	1,926,644
BANK OF AMERICA CORP SR UNSECURED 08/16 6.5	8/1/2016	6.50	10,294,676
BANK OF AMERICA CORP SR UNSECURED 09/17 6.	9/1/2017	12.00	23,841,865
BANK OF AMERICA CORP SR UNSECURED 10/16 5.625	10/14/2016	5.63	2,035,265
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	12/1/2017	23.00	5,221,866
BANK OF AMERICA CORP SUBORDINATED 03/19 5.49	3/15/2019	5.49	333,245
BANK OF AMERICA CREDIT CARD TR BACCT 2006 A8 A8	5/16/2016	0.24	5,862,352
BANK OF AMERICA CREDIT CARD TR BACCT 2010 A1 A1	9/15/2015	0.51	3,617,437
BANK OF MONTREAL COVERED 144A 06/15 2.85	6/9/2015	2.85	1,499,804
BANK OF MONTREAL COVERED 144A 10/14 1.3	10/31/2014	1.30	507,950
BANK OF MONTREAL SR UNSECURED 04/14 1.75	4/29/2014	1.75	12,183,301
BANK OF MONTREAL SR UNSECURED 06/13 2.125	6/28/2013	4.25	2,112,768
BANK OF MONTREAL SR UNSECURED 11/15 0.8	11/6/2015	0.80	2,286,723
BANK OF NEW YORK MELLON CORP COMMON STOCK USD.01			6,450,186
BANK OF NEW YORK MELLON SR UNSECURED 01/15 3.1	1/15/2015	3.10	17,811,325
BANK OF NEW YORK MELLON SR UNSECURED 01/16 2.5	1/15/2016	2.50	576,341

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
BANK OF NEW YORK MELLON SR UNSECURED 01/18 1.3	1/25/2018	1.30	154,498
BANK OF NEW YORK MELLON SR UNSECURED 02/15 1.2	2/20/2015	2.40	4,565,499
BANK OF NEW YORK MELLON SR UNSECURED 04/13 4.5	4/1/2013	4.50	202,037
BANK OF NEW YORK MELLON SR UNSECURED 06/15 2.95	6/18/2015	2.95	316,415
BANK OF NEW YORK MELLON SR UNSECURED 07/16 2.3	7/28/2016	2.30	313,576
BANK OF NEW YORK MELLON SR UNSECURED 11/14 1.7	11/24/2014	1.70	3,477,132
BANK OF NOVA SCOTIA COVERED 144A 10/15 1.65	10/29/2015	3.30	737,865
BANK OF NOVA SCOTIA SR UNSECURED 01/15 3.4	1/22/2015	3.40	969,936
BANK OF NOVA SCOTIA SR UNSECURED 03/16 2.9	3/29/2016	2.90	1,457,320
BANK OF NOVA SCOTIA SR UNSECURED 10/15 0.75	10/9/2015	1.50	4,777,684
BANK OF NOVA SCOTIA SR UNSECURED 12/13 2.375	12/17/2013	7.13	36,752,273
BANK OF SCOTLAND PLC COVERED 01/13 3.25	1/25/2013	3.25	435,820
BANK OF SCOTLAND PLC COVERED 01/14 3.875	1/15/2014	3.88	805,510
BANK OF SCOTLAND PLC JR SUBORDINA 05/49 VAR	12/31/2049	7.29	155,560
BANK OF THE OZARKS COMMON STOCK USD.01			3,115,421
BANKERS PETROLEUM LTD COMMON STOCK NPV			113,802
BANQUE CANTONALE VAUDOIS REG COMMON STOCK CHF10.			151,460
BARCLAYS BANK PLC COVERED 01/15 3.125	1/14/2015	3.13	903,280
BARCLAYS BANK PLC SR UNSECURED 01/14 2.375	1/13/2014	4.75	9,424,444
BARCLAYS BANK PLC SR UNSECURED 01/14 VAR	1/13/2014	1.38	8,040,424
BARCLAYS BANK PLC SR UNSECURED 02/15 2.75	2/23/2015	2.75	103,583
BARCLAYS BANK PLC SR UNSECURED 07/14 5.2	7/10/2014	10.40	2,053,553
BARCLAYS BANK PLC SR UNSECURED 09/16 5.	9/22/2016	15.00	2,437,929
BARCLAYS BANK PLC SUBORDINATED 144A 06/21 10.179	6/12/2021	20.36	14,362,981
BARCLAYS BANK PLC SUBORDINATED 144A 12/17 6.05	12/4/2017	12.10	10,920,050
BARCLAYS CAPITAL REPO REPO	1/11/2013	0.39	46,500,000
BARCLAYS PLC COMMON STOCK GBP.25			2,419,819
BARRICK GOLD CORP COMMON STOCK NPV			8,017,290
BARRICK GOLD CORP SR UNSECURED 04/19 6.95	4/1/2019	13.90	1,617,493
BARRICK GOLD CORP SR UNSECURED 04/22 3.85	4/1/2022	3.85	656,286
BARRICK GOLD CORP SR UNSECURED 05/14 1.75	5/30/2014	1.75	2,448,730
BARRICK GOLD CORP SR UNSECURED 05/16 2.9	5/30/2016	2.90	446,960
BARRICK NA FINANCE LLC COMPANY GUAR 05/21 4.4	5/30/2021	4.40	2,171,343
BASF SE COMMON STOCK NPV			1,811,452
BAT INTL FINANCE PLC COMPANY GUAR 144A 06/22 3.25	6/7/2022	3.25	3,312,557
BAXTER INTERNATIONAL INC COMMON STOCK USD1.			9,259,074
BAXTER INTERNATIONAL INC SR UNSECURED 03/13 1.8	3/15/2013	1.80	205,568
BAYER AG REG COMMON STOCK NPV			3,630,824
BAYERISCHE MOTOREN WERKE AG COMMON STOCK EUR1.			1,808,695

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
BAYVIEW FINANCIAL ACQUISITION BAYV 2006 A 2A4	2/28/2041	0.51	616,769
BB UBS TRUST BBUBS 2012 TFT A 144A	6/5/2030	2.89	467,673
BB+T CORP COMMON STOCK USD5.			7,283,322
BB+T CORPORATION SR UNSECURED 03/16 3.2	3/15/2016	3.20	1,708,275
BB+T CORPORATION SR UNSECURED 04/14 2.05	4/28/2014	2.05	2,635,902
BB+T CORPORATION SR UNSECURED 04/14 5.7	4/30/2014	5.70	426,322
BB+T CORPORATION SR UNSECURED 04/16 3.95	4/29/2016	3.95	328,226
BB+T CORPORATION SR UNSECURED 08/17 1.6	8/15/2017	1.60	2,386,315
BB+T CORPORATION SUBORDINATED 12/15 5.2	12/23/2015	5.20	61,317
BBVA US SENIOR SA UNIPER BANK GUARANT 10/15 4.664	10/9/2015	4.66	1,537,976
BCAP LLC TRUST BCAP 2010 RR4 5A7 144A	5/26/2037	0.53	324,350
BCE INC COMMON STOCK NPV			8,291,714
BCE INC COMMON STOCK NPV			659,508
BEACON ROOFING SUPPLY INC COMMON STOCK USD.01			828,739
BEAM INC COMMON STOCK USD3.125			2,077,060
BEAM INC SR UNSECURED 01/16 5.375	1/15/2016	5.38	78,200
BEAM INC SR UNSECURED 05/17 1.875	5/15/2017	1.88	255,375
BEAR STEARNS ADJUSTABLE RATE M BSARM 2000 2 A1	11/25/2030	2.86	71,401
BEAR STEARNS ADJUSTABLE RATE M BSARM 2002 11 1A1	2/25/2033	4.13	11,866
BEAR STEARNS ADJUSTABLE RATE M BSARM 2003 9 2A1	2/25/2034	2.98	1,111,658
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 10 22A1	1/25/2035	2.89	196,367
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A1	3/25/2035	2.57	6,299,584
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A2	3/25/2035	3.08	55,725
BEAR STEARNS ALT A TRUST BALTA 2005 4 23A2	5/25/2035	2.89	2,567,913
BEAR STEARNS ALT A TRUST BALTA 2006 8 3A1	2/25/2034	0.37	433,076
BEAR STEARNS ASSET BACKED SECU BSABS 2003 2 A3	3/25/2043	0.96	2,102,367
BEAR STEARNS ASSET BACKED SECU BSABS 2005 SD1 1A3	8/25/2043	0.61	1,511,801
BEAR STEARNS ASSET BACKED SECU BSABS 2006 SD3 1A1A	8/25/2036	5.50	2,189,017
BEAR STEARNS ASSET BACKED SECU BSABS 2007 HE7 1A1	10/25/2037	1.21	1,018,281
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 PW10 AAB	12/11/2040	5.38	393,232
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 PW10 AM	12/11/2040	5.45	2,425,410
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 T20 AAB	10/12/2042	5.13	2,021,885
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW11 A4	3/11/2039	5.45	795,449
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW12 A4	9/11/2038	5.71	3,205,191

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW14 A3	12/11/2038	5.21	4,019,240
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 T22 AM	4/12/2038	5.57	409,646
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW16 AM	6/11/2040	5.72	242,024
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW17 A3	6/11/2050	5.74	4,987,598
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T28 A3	9/11/2042	5.79	1,290,681
BEAR STEARNS COS LLC SR UNSECURED 02/18 7.25	2/1/2018	21.75	2,199,090
BEAR STEARNS COS LLC SR UNSECURED 10/17 6.4	10/2/2017	19.20	5,740,770
BEAR STEARNS COS LLC SR UNSECURED 11/14 5.7	11/15/2014	5.70	326,002
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 1A1	1/26/2036	2.85	105,926
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 2A1	12/26/2046	2.84	2,696,572
BEC WORLD PCL FOREIGN COMMON STOCK THB1. A			426,371
BECTON DICKINSON AND CO COMMON STOCK USD1.			2,073,599
BEIERSDORF AG COMMON STOCK NPV			343,136
BELDEN INC COMMON STOCK USD.01			2,391,443
BELLSOUTH CORP SR UNSECURED 09/14 5.2	9/15/2014	5.20	714,287
BELLSOUTH CORP SR UNSECURED 12/16 5.2	12/15/2016	5.20	286,734
BERKSHIRE HATHAWAY FIN COMPANY GUAR 01/14 1.5	1/10/2014	1.50	9,606,951
BERKSHIRE HATHAWAY FIN COMPANY GUAR 05/13 4.6	5/15/2013	4.60	507,751
BERKSHIRE HATHAWAY FIN COMPANY GUAR 05/18 5.4	5/15/2018	5.40	2,718,498
BERKSHIRE HATHAWAY FIN COMPANY GUAR 07/14 5.1	7/15/2014	5.10	1,897,266
BERKSHIRE HATHAWAY FIN COMPANY GUAR 08/13 5.	8/15/2013	5.00	925,600
BERKSHIRE HATHAWAY FIN COMPANY GUAR 12/15 2.45	12/15/2015	2.45	3,679,466
BERKSHIRE HATHAWAY INC SR UNSECURED 01/17 1.9	1/31/2017	1.90	242,925
BERKSHIRE HATHAWAY INC SR UNSECURED 02/15 3.2	2/11/2015	6.40	452,697
BERKSHIRE HILLS BANCORP INC COMMON STOCK USD.01			1,659,582
BERRY PLASTICS GROUP INC COMMON STOCK			1,718,952
BG ENERGY CAPITAL PLC COMPANY GUAR 144A 10/16 2.875	10/15/2016	2.88	211,089
BHP BILLITON FIN USA LTD COMPANY GUAR 02/15 1.	2/24/2015	1.00	8,034,087
BHP BILLITON FIN USA LTD COMPANY GUAR 02/17 1.625	2/24/2017	3.25	2,428,639
BHP BILLITON FIN USA LTD COMPANY GUAR 04/14 5.5	4/1/2014	11.00	7,398,146
BHP BILLITON FIN USA LTD COMPANY GUAR 04/19 6.5	4/1/2019	6.50	593,015
BHP BILLITON FINANCE COMPANY GUAR 04/13 4.8	4/15/2013	4.80	936,590
BHP BILLITON PLC COMMON STOCK USD.5			4,436,956
BIO RAD LABORATORIES A COMMON STOCK USD.0001			945,450
BIOGEN IDEC INC COMMON STOCK USD.0005			7,201,644
BK NEDERLANDSE GEMEENTEN SR UNSECURED 03/17 3.	3/30/2017	3.00	144,491

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
BK NEDERLANDSE GEMEENTEN SR UNSECURED 11/19 3.875	11/4/2019	3.88	153,963
BK NEGARA MONETARY NOTE NOTES 03/13 0.00000	3/21/2013		9,586,050
BK NEGARA MONETARY NOTE UNSECURED 03/13 0.00000	3/28/2013		7,631,907
BK NEGARA MONETARY NOTE UNSECURED 04/13 0.00000	4/2/2013		5,225,661
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 01/13 2.6	1/22/2013	2.60	403,365
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 01/15 3.85	1/22/2015	7.70	1,532,198
BLACKROCK INC COMMON STOCK USD.01			12,673,390
BLACKROCK INC SR UNSECURED 06/15 1.375	6/1/2015	1.38	1,953,005
BLACKROCK INC SR UNSECURED 12/14 3.5	12/10/2014	3.50	1,098,360
BLUE LABEL TELECOMS LTD COMMON STOCK ZAR.000.01			78,183
BLUESTREAM VENTURES			1,351,362
BMC SOFTWARE INC COMMON STOCK USD.01			15,233,406
BMW VEHICLE LEASE TRUST BMWLT 2012 1 A2	6/20/2014	0.59	7,349,854
BNP PARIBAS BANK GUARANT 01/21 5.	1/15/2021	5.00	909,748
BNP PARIBAS COMMON STOCK EUR2.			4,517,015
BNP PARIBAS HOME LOAN COVERED 144A 11/15 2.2	11/2/2015	2.20	1,749,619
BNP PARIBAS SR UNSECURED 09/17 2.375	9/14/2017	2.38	1,846,112
BOEING CO/THE COMMON STOCK USD5.			4,804,827,975
BOK FINANCIAL CORPORATION COMMON STOCK USD.00006			2,570,512
BOLSA MEXICANA DE VALORES SA COMMON STOCK NPV			613,039
BONANZA CREEK ENERGY INC COMMON STOCK USD.001			979,598
BONOS Y OBLIG DEL ESTADO BONDS 04/21 5.5	4/30/2021	5.50	4,181,844
BONOS Y OBLIG DEL ESTADO SR UNSECURED 10/16 4.25	10/31/2016	4.25	4,480,240
BONOS Y OBLIG DEL ESTADO SR UNSUB 01/22 5.85	1/31/2022	5.85	960,903
BONOS Y OBLIG DEL ESTADO SR UNSUB 04/20 4.	4/30/2020	4.00	500,696
BONOS Y OBLIG DEL ESTADO SR UNSUB 10/20 4.85	10/31/2020	4.85	1,044,068
BORGWARNER INC COMMON STOCK USD.01			3,800,587
BOSTON SCIENTIFIC CORP COMMON STOCK USD.01			3,653,878
BOSTON SCIENTIFIC CORP SR UNSECURED 01/20 6.	1/15/2020	12.00	1,493,060
BOTTLING GROUP LLC COMPANY GUAR 01/19 5.125	1/15/2019	5.13	361,313
BOTTLING GROUP LLC COMPANY GUAR 04/16 5.5	4/1/2016	5.50	285,684
BP CAPITAL MARKETS PLC COMPANY GUAR 03/14 VAR	3/11/2014	1.82	7,250,621
BP CAPITAL MARKETS PLC COMPANY GUAR 03/15 3.875	3/10/2015	15.50	4,847,343
BP CAPITAL MARKETS PLC COMPANY GUAR 03/19 4.75	3/10/2019	9.50	643,519
BP CAPITAL MARKETS PLC COMPANY GUAR 05/22 3.245	5/6/2022	9.74	6,726,642
BP CAPITAL MARKETS PLC COMPANY GUAR 10/15 3.125	10/1/2015	9.38	15,817,065
BP CAPITAL MARKETS PLC COMPANY GUAR 11/13 5.25	11/7/2013	21.00	8,220,795
BP CAPITAL MARKETS PLC COMPANY GUAR 11/15 0.7	11/6/2015	1.40	2,870,880

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
BP CAPITAL MARKETS PLC COMPANY GUAR 11/16 2.248	11/1/2016	2.25	1,040,384
BP CAPITAL MARKETS PLC COMPANY GUAR 11/21 3.561	11/1/2021	10.68	1,064,382
BPCE SA SR UNSECURED 144A 02/14 VAR	2/7/2014	2.06	454,989
BPCE SA SR UNSECURED 144A 10/13 2.375	10/4/2013	2.38	11,807,476
BRAMMER PLC COMMON STOCK GBP.2			110,560
BRENNTAG AG COMMON STOCK NPV			640,892
BRFKREDIT AS GOVT LIQUID 144A 04/13 2.05	4/15/2013	2.05	30,143
BRIDGESTONE CORP COMMON STOCK			1,124,025
BRISTOL MYERS SQUIBB CO COMMON STOCK USD.1			10,807,659
BRISTOW GROUP INC COMMON STOCK USD.01			884,585
BRITISH AMERICAN TOBACCO PLC COMMON STOCK GBP.25			673,466
BRITISH COLUMBIA PROV OF SR UNSECURED 10/22 2.	10/23/2022	2.00	5,557,814
BRITISH TELECOM PLC SR UNSECURED 01/18 5.95	1/15/2018	5.95	1,344,426
BRITISH TELECOM PLC SR UNSECURED 06/15 2.	6/22/2015	4.00	1,644,829
BRITISH TELECOM PLC SR UNSECURED 12/30 9.625	12/15/2030	9.63	158,868
BRITVIC PLC COMMON STOCK GBP.2			210,992
BROADCOM CORP CL A COMMON STOCK USD.0001			2,486,433
BROADSOFT INC COMMON STOCK			1,337,671
BROOKDALE SENIOR LIVING INC COMMON STOCK USD.01			3,432,962
BROWN + BROWN INC COMMON STOCK USD.1			1,897,457
BRUNEL INTERNATIONAL COMMON STOCK EUR.05			241,267
BT GROUP PLC COMMON STOCK GBP.05			567,477
BUCKEYE OH TOBACCO SETTLEMENT BUCGEN 06/47 FIXED OID 5.875	6/1/2047	5.88	18,335,815
BUFFALO WILD WINGS INC COMMON STOCK NPV			1,478,246
BUNDESREPUB. DEUTSCHLAND BONDS 07/17 4.25	7/4/2017	4.25	388,790
BUNDESSCHATZANWEISUNGEN BONDS 06/13 1.75	6/14/2013	1.75	4,517,130
BUNDESSCHATZANWEISUNGEN BONDS 09/13 0.75	9/13/2013	0.75	4,372,740
BUNGE LIMITED FINANCE CO COMPANY GUAR 03/16 4.1	3/15/2016	8.20	472,659
BUNGE LIMITED FINANCE CO COMPANY GUAR 05/13 5.875	5/15/2013	5.88	279,876
BUNGE LTD COMMON STOCK USD.01			2,820,372
BUNGE LTD FINANCE CORP COMPANY GUAR 07/15 5.1	7/15/2015	5.10	324,788
BUONI POLIENNALI DEL TES BONDS 09/21 2.1	9/15/2021	2.10	3,213,002
BUONI POLIENNALI DEL TES BONDS 11/22 5.5	11/1/2022	5.50	1,282,820
BUONI POLIENNALI DEL TES UNSECURED 06/17 4.75	6/1/2017	4.75	1,824,204
BUONI POLIENNALI DEL TES UNSECURED 09/22 5.5	9/1/2022	5.50	857,709
BURBERRY GROUP PLC SPON ADR ADR			756,673
BURLINGTN NORTH SANTA FE SR UNSECURED 03/18 5.75	3/15/2018	5.75	998,090
BURLINGTN NORTH SANTA FE SR UNSECURED 05/17 5.65	5/1/2017	5.65	223,650

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
BURLINGTN NORTH SANTA FE SR UNSECURED 09/21 3.45	9/15/2021	3.45	134,528
C.H. ROBINSON WORLDWIDE INC COMMON STOCK USD.1			1,460,192
C+C GROUP PLC COMMON STOCK EUR.01			482,631
CADBURY SCHWEPPES US FIN COMPANY GUAR 144A 10/13 5.125	10/1/2013	5.13	689,516
CADENCE DESIGN SYS INC COMMON STOCK USD.01			5,842,872
CADENCE PHARMACEUTICALS INC COMMON STOCK USD.0001			394,217
CAISSE CENTRALE DESJARDN SR UNSECURED 144A 09/15 2.65	9/16/2015	2.65	3,794,882
CALIFORNIA REPUBLIC AUTO RECEI CRART 2012 1 A 144A	8/15/2017	1.18	507,234
CALIFORNIA ST CAS 03/19 FIXED 6.2	3/1/2019	6.20	241,152
CALIFORNIA ST CAS 03/36 FIXED 7.95	3/1/2036	7.95	12,427
CALIFORNIA ST CAS 04/16 FIXED 5.95	4/1/2016	5.95	560,840
CALIFORNIA ST CAS 04/34 FIXED 7.5	4/1/2034	7.50	4,728,550
CALIFORNIA ST CAS 04/39 FIXED 7.55	4/1/2039	7.55	8,794,980
CALIFORNIA ST CAS 06/37 FIXED 5	6/1/2037	5.00	2,842,372
CALIFORNIA ST CAS 08/28 FIXED 4.5	8/1/2028	4.50	4,434,601
CALIFORNIA ST CAS 10/19 FIXED 6.2	10/1/2019	6.20	2,193,966
CALIFORNIA ST CAS 11/37 FIXED 5	11/1/2037	5.00	1,321,752
CALIFORNIA ST PUB WKS BRD LEAS CASFAC 11/26 FIXED 5	11/1/2026	5.00	2,308,660
CALIFORNIA ST PUB WKS BRD LEAS CASFAC 11/30 FIXED 5	11/1/2030	5.00	7,570,799
CALLON PETROLEUM CO COMMON STOCK USD.01			887,548
CAMERON INTL CORP SR UNSECURED 04/15 1.6	4/30/2015	1.60	2,992,408
CAMPBELL SOUP CO SR UNSECURED 08/14 VAR	8/1/2014	1.00	4,184,879
CANADA GOV T REAL RETURN BONDS 12/21 4.25	12/1/2021	4.25	1,331,458
CANADA GOV T REAL RETURN BONDS 12/36 3.	12/1/2036	3.00	330,073
CANADA HOUSING TRUST GOVT GUARANT 144A 12/22 2.4	12/15/2022	2.40	8,073,034
CANADA HOUSING TRUST GOVT GUARANT 144A 12/22 2.4	12/15/2022	2.40	504,565
CANADIAN IMPERIAL BANK SR UNSECURED 10/15 0.9	10/1/2015	0.90	2,265,723
CANADIAN IMPERIAL BANK SR UNSECURED 12/15 2.35	12/11/2015	2.35	241,356
CANADIAN NAT L RAILWAY SR UNSECURED 03/13 4.4	3/15/2013	4.40	176,379
CANADIAN NATL RAILWAY CO COMMON STOCK NPV			1,951,254
CANADIAN NATL RAILWAY SR UNSECURED 01/14 4.95	1/15/2014	4.95	386,893
CANADIAN NATL RAILWAY SR UNSECURED 03/19 5.55	3/1/2019	5.55	217,278
CANADIAN NATL RAILWAY SR UNSECURED 07/18 6.8	7/15/2018	6.80	775,664
CANADIAN NATL RESOURCES SR UNSECURED 02/13 5.15	2/1/2013	5.15	7,451,032
CANADIAN NATL RESOURCES SR UNSECURED 11/14 1.45	11/14/2014	1.45	304,265
CANADIAN NATL RESOURCES SR UNSECURED 12/14 4.9	12/1/2014	4.90	392,954
CANADIAN OIL SANDS LTD SR UNSECURED 144A 04/22 4.5	4/1/2022	4.50	709,192

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
CANADIAN PACIFIC RAILWAY LTD COMMON STOCK NPV			1,185,697
CAPCOM CO LTD COMMON STOCK			206,992
CAPITAL ONE BANK USA NA SUBORDINATED 06/13 6.5	6/13/2013	6.50	2,103,562
CAPITAL ONE FINANCIAL CO SR UNSECURED 03/15 2.15	3/23/2015	2.15	204,148
CAPITAL ONE FINANCIAL CO SR UNSECURED 05/14 7.375	5/23/2014	22.13	4,813,639
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/16 3.15	7/15/2016	3.15	477,759
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/21 4.75	7/15/2021	9.50	5,881,126
CAPITAL ONE FINANCIAL CO SR UNSECURED 09/17 6.75	9/15/2017	6.75	1,624,301
CAPITAL ONE FINANCIAL CO SR UNSECURED 11/15 1.	11/6/2015	1.00	2,989,866
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD.01			12,237,713
CAPITAL ONE FINANCIAL SR UNSECURED 06/15 5.5	6/1/2015	5.50	413,290
CARDINAL HEALTH INC COMMON STOCK NPV			5,274,129
CARDINAL HEALTH INC SR UNSECURED 06/13 5.5	6/15/2013	5.50	336,874
CARDINAL HEALTH INC SR UNSECURED 12/20 4.625	12/15/2020	9.25	663,914
CARDTRONICS INC COMMON STOCK USD.0001			676,281
CAREFUSION CORP SR UNSECURED 08/19 6.375	8/1/2019	6.38	721,431
CARGILL INC SR UNSECURED 144A 06/13 4.375	6/1/2013	4.38	365,433
CARGILL INC UNSECURED 144A 03/17 1.9	3/1/2017	1.90	224,018
CARLSBERG BREWERY MALAYSIA B COMMON STOCK MYR.5			125,691
CARMAX AUTO OWNER TRUST CARMX 2010 3 A4	2/16/2016	1.41	810,395
CARMAX AUTO OWNER TRUST CARMX 2011 3 A3	6/15/2016	1.07	5,036,435
CARMAX AUTO OWNER TRUST CARMX 2012 1 A3	9/15/2016	0.89	3,694,879
CARMAX AUTO OWNER TRUST CARMX 2012 1 A4	6/15/2017	2.50	8,217,675
CAROLINA POWER + LIGHT 1ST MORTGAGE 04/15 5.15	4/1/2015	5.15	492,912
CARPENTER TECHNOLOGY COMMON STOCK USD5.			2,479,789
CASTELLUM AB COMMON STOCK NPV			306,463
CATAMARAN CORP COMMON STOCK NPV			1,203,378
CATERPILLAR FIN SERV CRP SR UNSECURED 02/14 6.125	2/17/2014	6.13	1,679,182
CATERPILLAR FIN SERV CRP SR UNSECURED 08/13 4.9	8/15/2013	4.90	5,831,795
CATERPILLAR FIN SERV CRP SR UNSECURED 09/13 6.2	9/30/2013	12.40	3,703,246
CATERPILLAR FINANCIAL SE SR UNSECURED 02/19 7.15	2/15/2019	7.15	65,103
CATERPILLAR FINANCIAL SE SR UNSECURED 05/14 1.375	5/20/2014	1.38	4,180,163
CATERPILLAR FINANCIAL SE SR UNSECURED 05/15 1.1	5/29/2015	1.10	2,238,433
CATERPILLAR FINANCIAL SE SR UNSECURED 06/22 2.85	6/1/2022	2.85	80,798
CATERPILLAR FINANCIAL SE SR UNSECURED 11/15 0.7	11/6/2015	0.70	2,365,942
CATERPILLAR INC COMMON STOCK USD1.			5,966,028
CATERPILLAR INC SR UNSECURED 05/14 1.375	5/27/2014	1.38	9,312,028
CATERPILLAR INC SR UNSECURED 05/21 3.9	5/27/2021	3.90	1,750,147
CATHOLIC HEALTH INITIATI SECURED 11/17 1.6	11/1/2017	1.60	141,498
CATLIN GROUP LTD COMMON STOCK USD.01			449,176

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
CAVIUM INC COMMON STOCK USD.001			2,995,536
CBS CORP COMPANY GUAR 02/21 4.3	2/15/2021	4.30	99,285
CBS CORP COMPANY GUAR 03/22 3.375	3/1/2022	3.38	488,695
CBS CORP COMPANY GUAR 07/17 1.95	7/1/2017	1.95	101,879
CBS CORP COMPANY GUAR 09/23 7.875	9/1/2023	7.88	66,442
CD COMMERCIAL MORTGAGE TRUST CD 2005 CD1 A4	7/15/2044	5.22	1,775,622
CD COMMERCIAL MORTGAGE TRUST CD 2005 CD1 AJ	7/15/2044	5.22	342,891
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD2 AM	1/15/2046	5.36	546,193
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD3 A5	10/15/2048	5.62	747,072
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A2B	12/11/2049	5.21	70,017
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A4	12/11/2049	5.32	481,786
CDP FINANCIAL COMPANY GUAR 144A 11/14 3.	11/25/2014	6.00	17,422,134
CDP FINANCIAL COMPANY GUAR 144A 11/19 4.4	11/25/2019	8.80	8,181,001
CEBU AIR INC COMMON STOCK PHP1.			152,130
CELANESE CORP SERIES A COMMON STOCK USD.0001			3,357,562
CELGENE CORP COMMON STOCK USD.01			7,950,720
CELGENE CORP SR UNSECURED 08/17 1.9	8/15/2017	1.90	305,385
CELGENE CORP SR UNSECURED 10/20 3.95	10/15/2020	3.95	54,264
CELLCO PART/VERI WIRELSS SR UNSECURED 02/14 5.55	2/1/2014	16.65	11,316,240
CELLCO PART/VERI WIRELSS SR UNSECURED 11/18 8.5	11/15/2018	8.50	412,710
CENOVUS ENERGY INC COMMON STOCK NPV			519,026
CENOVUS ENERGY INC SR UNSECURED 09/14 4.5	9/15/2014	4.50	519,851
CENOVUS ENERGY INC SR UNSECURED 10/19 5.7	10/15/2019	5.70	436,556
CENTENE CORP COMMON STOCK USD.001			2,853,313
CENTERPOINT ENERGY RESOU SR UNSECURED 01/14 5.95	1/15/2014	5.95	682,313
CENTERPOINT ENERGY RESOU SR UNSECURED 01/21 4.5	1/15/2021	4.50	227,450
CENTERPOINT ENERGY RESOU SR UNSECURED 01/41 5.85	1/15/2041	5.85	63,283
CENTERPOINT ENERGY RESOU SR UNSECURED 04/13 7.875	4/1/2013	7.88	254,237
CENTRICA PLC COMMON STOCK GBP.061728			586,814
CEPHEID INC COMMON STOCK NPV			1,253,134
CHALLENGER LTD COMMON STOCK NPV			335,787
CHARLES SCHWAB CORP SR UNSECURED 12/15 0.85	12/4/2015	0.85	2,088,741
CHART INDUSTRIES INC COMMON STOCK USD.01			1,385,403
CHARTER HALL RETAIL REIT REIT NPV			262,980
CHASE MORTGAGE FINANCE CORPORA CHASE 2007 A1 1A1	2/25/2037	3.01	219,627
CHEMTURA CORP COMMON STOCK USD.01			4,035,297
CHESAPEAKE UTILITIES CORP COMMON STOCK USD.4867			1,176,359
CHEUNG KONG HOLDINGS LTD COMMON STOCK HKD.5			614,126
CHEVRON CORP COMMON STOCK USD.75			8,529,002
CHEVRON CORP SR UNSECURED 12/22 2.355	12/5/2022	2.36	1,297,125

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
CHICAGO IL CHI 01/32 FIXED 4.75	1/1/2032	4.75	9,735,995
CHICAGO IL CHI 01/39 FIXED OID 5	1/1/2039	5.00	2,933,545
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.2	12/1/2040	6.20	11,308
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.90	485,464
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.90	606,830
CHILDREN S PLACE COMMON STOCK USD.1			1,212,882
CHINA AUTOMATION GROUP COMMON STOCK HKD.01			90,990
CHINA RESOURCES GAS GROUP LT COMMON STOCK HKD.1			359,186
CHIPBOND TECHNOLOGY CORP COMMON STOCK TWD10.			269,386
CHIPOTLE MEXICAN GRILL INC COMMON STOCK USD.01			5,591,653
CHIYODA CO LTD COMMON STOCK			222,642
CHIYODA CORP COMMON STOCK			326,652
CHRISTIAN DIOR COMMON STOCK EUR2.			721,485
CHROMA ATE INC COMMON STOCK TWD10.			249,315
CHUBB CORP COMMON STOCK USD1.			3,127,286
CHUBB CORP SR UNSECURED 05/37 6.	5/11/2037	6.00	2,622,859
CIA HERING COMMON STOCK NPV			82,032
CIE FINANCIERE RICHEMON BR A COMMON STOCK CHF1.			2,140,401
CIENA CORP COMMON STOCK USD.01			2,549,680
CIGNA CORP COMMON STOCK USD.25			3,326,281
CIGNA CORP SR UNSECURED 02/22 4.	2/15/2022	4.00	1,311,785
CIGNA CORP SR UNSECURED 03/17 5.375	3/15/2017	5.38	1,092,797
CIGNA CORP SR UNSECURED 12/20 4.375	12/15/2020	4.38	303,694
CIPUTRA DEVELOPMENT TBK PT COMMON STOCK IDR250.			315,974
CISCO SYSTEMS INC COMMON STOCK USD.001			66,816,779
CISCO SYSTEMS INC SR UNSECURED 01/20 4.45	1/15/2020	4.45	2,278,551
CISCO SYSTEMS INC SR UNSECURED 02/16 5.5	2/22/2016	5.50	640,111
CISCO SYSTEMS INC SR UNSECURED 02/19 4.95	2/15/2019	4.95	526,799
CISCO SYSTEMS INC SR UNSECURED 03/14 1.625	3/14/2014	3.25	7,921,794
CIT GROUP HOME EQUITY LOAN TRU CITHE 2002 1 AF5	2/25/2033	14.42	652,847
CIT GROUP INC COMMON STOCK USD.01			1,576,512
CITIBANK CREDIT CARD ISSUANCE CCCIT 2003 A7 A7	7/7/2017	4.15	1,065,783
CITIBANK CREDIT CARD ISSUANCE CCCIT 2005 A9 A9	11/20/2017	5.10	2,538,938
CITIBANK CREDIT CARD ISSUANCE CCCIT 2006 A3 A3	3/15/2018	5.30	9,116,864
CITIBANK CREDIT CARD ISSUANCE CCCIT 2007 A8 A8	9/20/2019	5.65	3,149,203
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2005 C3 A2	5/15/2043	4.64	1,698,735
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A4	12/10/2049	5.71	1,849,713

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
CITIGROUP INC COMMON STOCK USD.01			15,675,650
CITIGROUP INC NOTES 10/14 5.5	10/15/2014	11.00	2,006,213
CITIGROUP INC SR UNSECURED 01/15 6.01	1/15/2015	12.02	4,053,973
CITIGROUP INC SR UNSECURED 01/17 4.45	1/10/2017	4.45	437,581
CITIGROUP INC SR UNSECURED 01/22 4.5	1/14/2022	4.50	89,256
CITIGROUP INC SR UNSECURED 03/15 2.65	3/2/2015	2.65	3,630,955
CITIGROUP INC SR UNSECURED 03/38 6.875	3/5/2038	6.88	3,001,522
CITIGROUP INC SR UNSECURED 05/14 5.125	5/5/2014	20.50	7,578,577
CITIGROUP INC SR UNSECURED 05/15 4.75	5/19/2015	9.50	1,536,201
CITIGROUP INC SR UNSECURED 05/19 8.5	5/22/2019	17.00	1,425,315
CITIGROUP INC SR UNSECURED 06/16 3.953	6/15/2016	3.95	2,185,013
CITIGROUP INC SR UNSECURED 08/13 6.5	8/19/2013	13.00	1,241,516
CITIGROUP INC SR UNSECURED 08/14 6.375	8/12/2014	25.50	3,069,046
CITIGROUP INC SR UNSECURED 08/15 2.25	8/7/2015	2.25	4,608,576
CITIGROUP INC SR UNSECURED 08/16 5.85	8/2/2016	5.85	228,591
CITIGROUP INC SR UNSECURED 08/17 6.	8/15/2017	6.00	1,413,775
CITIGROUP INC SR UNSECURED 08/20 5.375	8/9/2020	10.75	4,360,258
CITIGROUP INC SR UNSECURED 11/14 VAR	11/5/2014	0.59	555,801
CITIGROUP INC SR UNSECURED 11/17 6.125	11/21/2017	12.25	10,056,827
CITIGROUP INC SR UNSECURED 12/13 6.	12/13/2013	18.00	7,215,585
CITIGROUP INC SR UNSECURED 12/15 4.587	12/15/2015	9.17	6,232,801
CITIGROUP INC SUBORDINATED 09/14 5.	9/15/2014	5.00	841,670
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A1	9/25/2035	2.27	75,473
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2008 AR4 1A1A 144A	11/25/2038	3.04	662,535
CITRIX SYSTEMS INC COMMON STOCK USD.001			2,858,744
CITY NATIONAL CORP COMMON STOCK USD1.			1,381,608
CLARCOR INC COMMON STOCK USD1.			2,719,064
CLEAN HARBORS INC COMMON STOCK USD.01			3,768,185
CLECO CORPORATION COMMON STOCK USD1.			2,811,903
CLICKS GROUP LTD COMMON STOCK ZAR.01			350,523
CLIFFS NATURAL RESOURCES SR UNSECURED 01/18 3.95	1/15/2018	3.95	1,851,929
CLIFFS NATURAL RESOURCES SR UNSECURED 04/21 4.875	4/1/2021	4.88	297,949
CLIFFS NATURAL RESOURCES SR UNSECURED 10/20 4.8	10/1/2020	4.80	626,095
CLUB MEDITERRANEE SA COMMON STOCK EUR4.			317,524
CME GROUP INC COMMON STOCK USD.01			7,555,790
CME GROUP INC SR UNSECURED 02/14 5.75	2/15/2014	5.75	946,224
CME GROUP INC SR UNSECURED 08/13 5.4	8/1/2013	5.40	260,210
CME GROUP INC SR UNSECURED 09/22 3.	9/15/2022	3.00	71,025
CMS ENERGY CORP COMMON STOCK USD.01			2,145,440
CNA FINANCIAL CORP SR UNSECURED 12/14 5.85	12/15/2014	5.85	531,984

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
CNH EQUIPMENT TRUST CNH 2011 A A3	5/16/2016	1.20	1,520,608
CNH EQUIPMENT TRUST CNH 2011 B A3	8/15/2016	0.91	1,060,163
CNH EQUIPMENT TRUST CNH 2012 A A3	5/15/2017	0.94	1,654,205
CNH EQUIPMENT TRUST CNH 2012 B A3	9/15/2017	0.86	628,729
CNH EQUIPMENT TRUST CNH 2012 C A3	12/15/2017	0.57	1,625,257
CNH EQUIPMENT TRUST CNH 2012 D A3	4/16/2018	1.35	9,398,386
COACH INC COMMON STOCK USD.01			5,480,613
COBALT CMBS COMMERCIAL MORTGAG CWCI 2006 C1 A4	8/15/2048	5.22	170,035
COBIZ FINANCIAL INC COMMON STOCK USD.01			1,253,093
COCA COLA CO/THE COMMON STOCK USD.25			3,161,000
COCA COLA CO/THE SR UNSECURED 03/14 3.625	3/15/2014	3.63	518,785
COCA COLA CO/THE SR UNSECURED 03/15 0.75	3/13/2015	1.50	12,091,404
COCA COLA CO/THE SR UNSECURED 09/16 1.8	9/1/2016	3.60	6,259,071
COCA COLA ENTERPRISES COMMON STOCK USD1.			1,104,839
COCA COLA HELLENIC BOTTLING COMMON STOCK EUR1.01			274,428
COCA COLA ICECEK AS COMMON STOCK TRY1.			352,440
COGNIZANT TECH SOLUTIONS A COMMON STOCK USD.01			17,778,368
COINSTAR INC COMMON STOCK USD.001			1,853,116
COLGATE PALMOLIVE CO SR UNSECURED 05/14 1.25	5/1/2014	1.25	3,545,752
COMCAST CABLE COMM HLDGS COMPANY GUAR 03/13 8.375	3/15/2013	8.38	934,507
COMCAST CABLE COMMUNICAT COMPANY GUAR 05/17 8.875	5/1/2017	17.75	1,634,025
COMCAST CABLE COMMUNICAT COMPANY GUAR 06/13 7.125	6/15/2013	14.25	1,672,788
COMCAST CORP CLASS A COMMON STOCK USD1.			10,230,719
COMCAST CORP COMPANY GUAR 01/14 5.3	1/15/2014	5.30	5,980,349
COMCAST CORP COMPANY GUAR 01/15 6.5	1/15/2015	19.50	8,039,516
COMCAST CORP COMPANY GUAR 02/18 5.875	2/15/2018	11.75	2,235,370
COMCAST CORP COMPANY GUAR 03/16 5.9	3/15/2016	11.80	2,498,931
COMCAST CORP COMPANY GUAR 06/16 4.95	6/15/2016	4.95	112,722
COMCAST CORP COMPANY GUAR 06/35 5.65	6/15/2035	5.65	246,400
COMCAST CORP COMPANY GUAR 07/19 5.7	7/1/2019	5.70	121,844
COMCAST CORP COMPANY GUAR 07/22 3.125	7/15/2022	3.13	2,411,848
COMCAST CORP SPECIAL CL A COMMON STOCK USD1.			4,010,942
COMERICA INC COMMON STOCK USD5.			3,436,733
COMERICA INC SR UNSECURED 09/15 3.	9/16/2015	3.00	432,925
COMM MORTGAGE TRUST COMM 2006 C7 A3	6/10/2046	5.69	1,418,091
COMM MORTGAGE TRUST COMM 2012 FL2 A 144A	9/17/2029	1.00	2,162,712
COMMERCE BANCSHARES INC COMMON STOCK USD5.			1,350,734
COMMERCIAL MORTGAGE ASSET TRUS CMAT 1999 C1 D	1/17/2032	7.35	1,249,937

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
COMMERZBANK AG COMMON STOCK NPV			675,359
COMMONWEALTH EDISON 1ST MORTGAGE 01/14 1.625	1/15/2014	3.25	4,225,023
COMMONWEALTH EDISON 1ST MORTGAGE 04/15 4.7	4/15/2015	4.70	54,342
COMMONWEALTH REIT SR UNSECURED 01/18 6.65	1/15/2018	6.65	84,060
COMMONWEALTH REIT SR UNSECURED 02/15 6.4	2/15/2015	6.40	493,741
COMMONWEALTH REIT SR UNSECURED 11/15 5.75	11/1/2015	5.75	166,657
COMMUNITY HEALTH SYSTEMS INC COMMON STOCK USD.01			2,520,680
COMMVAULT SYSTEMS INC COMMON STOCK USD.01			1,463,910
COMPASS GROUP PLC COMMON STOCK GBP.1			2,393,156
COMPUTER PROGRAMS + SYSTEMS COMMON STOCK USD.001			1,268,065
COMPUTER SCIENCES CORP SR UNSECURED 09/15 2.5	9/15/2015	2.50	2,102,531
COMUNIDAD DE MADRID SR UNSECURED 03/14 4.305	3/6/2014	4.31	392,395
COMUNIDAD DE MADRID SR UNSECURED 09/14 4.2	9/24/2014	4.20	636,671
CONCHO RESOURCES INC COMMON STOCK USD.001			3,930,925
CONMED CORP COMMON STOCK USD.01			1,439,006
CONOCO INC SR UNSECURED 04/29 6.95	4/15/2029	6.95	2,209,764
CONOCOPHILLIPS CANADA COMPANY GUAR 10/16 5.625	10/15/2016	11.25	451,473
CONOCOPHILLIPS COMPANY COMPANY GUAR 12/22 2.4	12/15/2022	2.40	897,142
CONOCOPHILLIPS COMPANY GUAR 01/15 4.6	1/15/2015	13.80	6,742,462
CONOCOPHILLIPS COMPANY GUAR 01/20 6.	1/15/2020	6.00	939,083
CONOCOPHILLIPS COMPANY GUAR 02/14 4.75	2/1/2014	4.75	188,150
CONOCOPHILLIPS COMPANY GUAR 02/19 5.75	2/1/2019	5.75	178,339
CONOCOPHILLIPS COMPANY GUAR 02/39 6.5	2/1/2039	6.50	113,451
CONS EDISON CO OF NY SR UNSECURED 02/14 4.7	2/1/2014	4.70	313,190
CONS EDISON CO OF NY SR UNSECURED 03/42 4.2	3/15/2042	4.20	85,260
CONS EDISON CO OF NY SR UNSECURED 06/13 3.85	6/15/2013	3.85	202,863
CONSOLIDATED NATURAL GAS SR UNSECURED 12/14 5.	12/1/2014	5.00	263,498
CONSTELLATION BRANDS INC A COMMON STOCK USD.01			2,778,115
CONSTELLATION ENERGY GRO COMPANY GUAR 12/20 5.15	12/1/2020	5.15	91,450
CONSTELLATION ENERGY GRP COMPANY GUAR 06/15 4.55	6/15/2015	4.55	5,671,979
CONSTELLATION SOFTWARE INC COMMON STOCK			216,915
CONSUMERS ENERGY COMPANY 1ST MORTGAGE 02/14 6.	2/15/2014	6.00	381,178
CONSUMERS ENERGY COMPANY 1ST MORTGAGE 04/20 5.65	4/15/2020	5.65	37,052
CONTINENTAL AG COMMON STOCK NPV			1,198,322
CONTL AIRLINES 2007 1 PASS THRU CE 10/23 5.983	10/19/2023	11.97	1,892,983
CONTL AIRLINES 2012 1 A PASS THRU CE 10/25 4.15	10/11/2025	4.15	347,325
CONTL AIRLINES 2012 2 A PASS THRU CE 04/26 4.	4/29/2026	8.00	915,638
COOPER US INC COMPANY GUAR 04/15 5.45	4/1/2015	5.45	197,854

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
COOPERATIEVE CENTRALE RA BANK GUARANT 10/15 2.125	10/13/2015	4.25	5,057,305
COPPER MOUNTAIN MINING CORP COMMON STOCK			222,215
CORE LABORATORIES N.V. COMMON STOCK EUR.02			479,762
CORE MARK HOLDING CO INC COMMON STOCK USD.01			1,171,534
CORESITE REALTY CORP REIT USD.01			932,695
CORNERSTONE ONDEMAND INC COMMON STOCK USD.0001			1,587,090
CORPORACION GEO SA DE CV COMPANY GUAR 144A 03/22 8.875	3/27/2022	8.88	351,450
CORPORACION GEO SA DE CV COMPANY GUAR 144A 06/20 9.25	6/30/2020	9.25	150,500
CORPORATE EXECUTIVE BOARD CO COMMON STOCK USD.01			3,146,598
COSTAR GROUP INC COMMON STOCK USD.01			2,913,462
COSTCO WHOLESALE CORP COMMON STOCK USD.005			7,859,919
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 OA9 2A1A	7/20/2046	0.42	222,782
COUNTRYWIDE ASSET BACKED CERTI CWL 2001 BC3 A	12/25/2031	0.69	184,867
COUNTRYWIDE ASSET BACKED CERTI CWL 2005 4 AF3	10/25/2035	4.46	339,517
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 QH1 A1 144A	2/25/2037	0.41	366,099
COUNTRYWIDE HOME LOANS CWHL 2003 56 6A1	12/25/2033	2.97	422,443
COUNTRYWIDE HOME LOANS CWHL 2004 R2 1AF1 144A	11/25/2034	0.64	265,005
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A1	4/25/2035	2.76	1,148,632
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A3	4/25/2035	2.76	149,263
COUNTRYWIDE HOME LOANS CWHL 2005 3 1A2	4/25/2035	0.50	644,591
COUNTRYWIDE HOME LOANS CWHL 2005 R1 1AF1 144A	3/25/2035	0.57	1,298,445
COVANCE INC COMMON STOCK USD.01			1,704,215
COVENTRY HEALTH CARE INC SR UNSECURED 03/17 5.95	3/15/2017	5.95	185,992
COVENTRY HEALTH CARE INC SR UNSECURED 06/21 5.45	6/15/2021	5.45	885,473
COVIDIEN INTL FINANCE SA COMPANY GUAR 05/15 1.35	5/29/2015	1.35	3,747,028
COVIDIEN PLC COMMON STOCK USD.2			13,203,983
COX COMMUNICATIONS INC SR UNSECURED 06/13 4.625	6/1/2013	4.63	3,051,651
COX COMMUNICATIONS INC SR UNSECURED 12/14 5.45	12/15/2014	27.25	2,521,433
COX COMMUNICATIONS INC SR UNSECURED 144A 01/19 9.375	1/15/2019	9.38	89,373
COX COMMUNICATIONS INC SR UNSECURED 144A 12/16 5.875	12/1/2016	5.88	198,457
CPS AUTO TRUST CPS 2012 C A 144A	12/16/2019	1.82	445,639
CPS AUTO TRUST CPS 2012 D A 144A	3/16/2020	3.07	915,897
CREDIT AG HOME LOAN SFH COVERED 144A 07/14 VAR	7/21/2014	1.07	200,335
CREDIT AGRICOLE LONDON SR UNSECURED 144A 01/14 2.625	1/21/2014	2.63	1,286,553

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
CREDIT AGRICOLE LONDON SR UNSECURED 144A 01/14 VAR	1/21/2014	1.77	847,013
CREDIT AGRICOLE SA COMMON STOCK EUR3.			1,511,914
CREDIT AGRICOLE SA JR SUBORDINA 144A 10/49 VAR	12/31/2049	8.38	3,784,200
CREDIT BASED ASSET SERVICING A CBASS 2006 CB2 AF4	12/25/2036	4.34	1,080,962
CREDIT SUISSE COMMERCIAL MORTG CSMC 2006 C1 AM	2/15/2039	5.41	785,967
CREDIT SUISSE COMMERCIAL MORTG CSMC 2006 C2 A3	3/15/2039	5.68	1,647,207
CREDIT SUISSE COMMERCIAL MORTG CSMC 2006 C3 A3	6/15/2038	5.80	3,678,009
CREDIT SUISSE COMMERCIAL MORTG CSMC 2006 C3 AM	6/15/2038	5.80	1,169,828
CREDIT SUISSE COMMERCIAL MORTG CSMC 2007 C1 A2	2/15/2040	5.27	139,424
CREDIT SUISSE COMMERCIAL MORTG CSMC 2009 RR3 A5A 144A	12/15/2043	5.34	1,035,166
CREDIT SUISSE COMMERCIAL MORTG CSMC 2010 RR5 2A 144A	12/18/2043	5.34	2,896,349
CREDIT SUISSE GROUP AG REG COMMON STOCK CHF.04			1,519,740
CREDIT SUISSE NEW YORK SR UNSECURED 03/15 3.5	3/23/2015	7.00	13,048,965
CREDIT SUISSE NEW YORK SR UNSECURED 05/13 5.	5/15/2013	5.00	5,082,315
CREDIT SUISSE NEW YORK SR UNSECURED 05/14 5.5	5/1/2014	11.00	7,958,668
CREDIT SUISSE NEW YORK SR UNSECURED 08/20 4.375	8/5/2020	4.38	980,642
CREDIT SUISSE NEW YORK SUBORDINATED 02/18 6.	2/15/2018	6.00	1,074,943
CREDIT SUISSE USA INC BANK GUARANT 01/14 5.125	1/15/2014	10.25	1,044,545
CREDIT SUISSE USA INC BANK GUARANT 08/15 5.125	8/15/2015	5.13	3,662,366
CRH AMERICA INC COMPANY GUAR 10/13 5.3	10/15/2013	5.30	723,122
CRODA INTERNATIONAL PLC COMMON STOCK GBP.1			305,113
CROWN CASTLE INTL CORP COMMON STOCK USD.01			25,944,839
CROWN CASTLE TOWERS LLC SR SECURED 144A 01/40 6.113	1/15/2040	6.11	11,972,561
CROWN CASTLE TOWERS LLC SR SECURED 144A 08/35 3.214	8/15/2035	3.21	531,735
CROWN HOLDINGS INC COMMON STOCK USD5.			705,758
CS FIRST BOSTON COMMERCIAL MOR CSFB 2004 8 6A1	12/25/2019	4.50	747,643
CS FIRST BOSTON COMMERCIAL MOR CSFB 2004 AR5 7A2	6/25/2034	2.92	534,657
CS FIRST BOSTON COMMERCIAL MOR CSFB 2004 C2 A1	5/15/2036	3.82	34,434
CS FIRST BOSTON COMMERCIAL MOR CSFB 2005 C2 A4	4/15/2037	4.83	3,966,639
CSL LTD COMMON STOCK NPV			1,149,789
CSN ISLANDS XI CORP COMPANY GUAR 144A 09/19 6.875	9/21/2019	6.88	78,400
CSN ISLANDS XI CORP COMPANY GUAR REGS 09/19 6.875	9/21/2019	6.88	44,800
CSN RESOURCES SA COMPANY GUAR 144A 07/20 6.5	7/21/2020	6.50	1,236,900
CSN RESOURCES SA COMPANY GUAR REGS 07/20 6.5	7/21/2020	6.50	227,850
CSX CORP SR UNSECURED 02/14 5.3	2/15/2014	5.30	418,814
CSX CORP SR UNSECURED 02/19 7.375	2/1/2019	7.38	2,002,753
CSX CORP SR UNSECURED 03/13 5.75	3/15/2013	5.75	161,649

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
CSX CORP SR UNSECURED 04/15 6.25	4/1/2015	6.25	3,083,816
CSX CORP SR UNSECURED 05/17 5.6	5/1/2017	5.60	321,238
CTS EVENTIM COMMON STOCK NPV			107,459
CUBIC CORP COMMON STOCK NPV			1,458,960
CUBIST PHARMACEUTICALS INC COMMON STOCK USD.001			1,440,219
CULLEN/FROST BANKERS INC COMMON STOCK USD.01			1,127,731
CUMMINS INC COMMON STOCK USD2.5			7,584,500
CVS CAREMARK CORP COMMON STOCK USD.01			8,438,042
CVS CAREMARK CORP SR UNSECURED 06/17 5.75	6/1/2017	5.75	695,822
CVS CAREMARK CORP SR UNSECURED 12/22 2.75	12/1/2022	2.75	2,459,116
CVS PASS THROUGH TRUST PASS THRU CE 01/30 6.943	1/10/2030	6.94	4,712,646
CYPRESS SEMICONDUCTOR CORP COMMON STOCK USD.01			1,463,400
CYTEC INDUSTRIES INC COMMON STOCK USD.01			1,016,275
DAH CHONG HONG COMMON STOCK HKD.15			170,552
DAH SING FINANCIAL HOLDINGS COMMON STOCK HKD2.			220,048
DAIICHI SANKYO CO LTD COMMON STOCK			3,407,248
DAIKIN INDUSTRIES LTD COMMON STOCK			2,391,096
DAIMLER FINANCE NA LLC COMPANY GUAR 11/13 6.5	11/15/2013	26.00	18,050,245
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/15 1.3	7/31/2015	2.60	2,413,932
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/19 2.25	7/31/2019	2.25	176,324
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 09/16 2.625	9/15/2016	2.63	2,846,893
DAIRY CREST GROUP PLC COMMON STOCK GBP.25			331,681
DANAHER CORP COMMON STOCK USD.01			5,100,875
DANAHER CORP SR UNSECURED 06/14 1.3	6/23/2014	1.30	423,595
DANONE COMMON STOCK EUR.25			837,304
DANONE SPONS ADR ADR			4,127,869
DANSKE BANK A/S COVERED 11/19 4.125	11/26/2019	4.13	123,599
DARDEN RESTAURANTS INC COMMON STOCK NPV			461,517
DASSAULT SYSTEMES SA COMMON STOCK EUR1.			418,099
DAUM COMMUNICATIONS CORP COMMON STOCK KRW500.			283,790
DAVITA HEALTHCARE PARTNERS I COMMON STOCK USD.001			3,658,543
DBUBS MORTGAGE TRUST DBUBS 2011 LC2A XA 144A	7/10/2044	1.43	125,251
DCC PLC COMMON STOCK EUR.25			130,785
DE LONGHI SPA COMMON STOCK EUR1.5			155,487
DEALERTRACK TECHNOLOGIES INC COMMON STOCK USD.01			380,167

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
DECKERS OUTDOOR CORP COMMON STOCK USD.01			651,810
DEERE + COMPANY SR UNSECURED 06/22 2.6	6/8/2022	5.20	769,577
DELHAIZE GROUP COMPANY GUAR 06/17 6.5	6/15/2017	6.50	1,004,591
DELL INC SR UNSECURED 04/13 4.7	4/15/2013	4.70	379,395
DELL INC SR UNSECURED 04/14 2.1	4/1/2014	2.10	3,482,593
DELMARVA PWR + LIGHT CO 1ST MORTGAGE 12/13 6.4	12/1/2013	6.40	903,316
DELPHI AUTOMOTIVE PLC COMMON STOCK USD.01			2,457,945
DELTA AIR LINES 2007 1 A PASS THRU CE 02/24 6.821	2/10/2024	13.64	1,109,026
DELTA ELECTRONICS INC COMMON STOCK TWD10.			1,646,699
DEMANDWARE INC COMMON STOCK USD.01			747,202
DENA CO LTD COMMON STOCK			1,627,005
DENBURY RESOURCES INC COMMON STOCK USD.001			1,532,520
DENVER ARENA TR ARENA REVENUE BKD NT 144A	11/15/2019	6.94	997,459
DESARROLLADORA HOMEX SA COMPANY GUAR 144A 03/20 9.75	3/25/2020	9.75	368,900
DESARROLLADORA HOMEX SA COMPANY GUAR 144A 12/19 9.5	12/11/2019	9.50	150,500
DETOUR GOLD CORP COMMON STOCK NPV			282,472
DEUTSCHE BANK AG LONDON SR UNSECURED 01/16 3.25	1/11/2016	3.25	518,518
DEUTSCHE BANK AG LONDON SR UNSECURED 05/13 4.875	5/20/2013	4.88	1,678,637
DEUTSCHE BK FINL LLC BANK GUARANT 03/15 5.375	3/2/2015	5.38	423,625
DEUTSCHE MORTGAGE SECURITIES, DMSI 2004 4 7AR2	6/25/2034	0.67	500,450
DEUTSCHE POST AG REG COMMON STOCK NPV			1,432,906
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 03/16 5.75	3/23/2016	5.75	569,708
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 07/13 5.25	7/22/2013	5.25	4,102,296
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 07/14 4.875	7/8/2014	4.88	581,933
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 08/13 5.875	8/20/2013	5.88	258,191
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 144A 03/17 2.25	3/6/2017	2.25	153,823
DEUTSCHLAND I/L BOND BONDS 04/20 1.75	4/15/2020	1.75	50,878
DEVON ENERGY CORPORATION SR UNSECURED 01/14 5.625	1/15/2014	5.63	315,630
DEVON ENERGY CORPORATION SR UNSECURED 04/32 7.95	4/15/2032	7.95	3,447,139
DEVON ENERGY CORPORATION SR UNSECURED 05/17 1.875	5/15/2017	1.88	101,943
DEVON ENERGY CORPORATION SR UNSECURED 05/22 3.25	5/15/2022	3.25	730,584
DEVON ENERGY CORPORATION SR UNSECURED 07/16 2.4	7/15/2016	2.40	362,516
DEXIA CREDIT LOCAL GOVT LIQUID 144A 04/14 2.75	4/29/2014	2.75	13,081,980
DIAGEO CAPITAL PLC COMPANY GUAR 01/13 5.2	1/30/2013	5.20	5,018,390
DIAGEO CAPITAL PLC COMPANY GUAR 01/14 7.375	1/15/2014	7.38	1,342,249
DIAGEO CAPITAL PLC COMPANY GUAR 05/17 1.5	5/11/2017	1.50	133,866
DIAGEO CAPITAL PLC COMPANY GUAR 07/20 4.828	7/15/2020	4.83	5,603,772

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
DIAGEO CAPITAL PLC COMPANY GUAR 09/16 5.5	9/30/2016	5.50	348,660
DIAGEO CAPITAL PLC COMPANY GUAR 10/17 5.75	10/23/2017	5.75	180,715
DIAGEO INVESTMENT CORP COMPANY GUAR 05/22 2.875	5/11/2022	2.88	82,582
DIAGEO PLC COMMON STOCK GBP.893518			5,590,491
DIAGEO PLC SPONSORED ADR ADR			7,510,084
DICK S SPORTING GOODS INC COMMON STOCK USD.01			2,169,600
DIGITAL REALTY TRUST INC REIT USD.01			820,519
DIGITAL RIVER INC COMMON STOCK USD.01			917,291
DIRECTV HOLDINGS/FING COMPANY GUAR 02/16 3.125	2/15/2016	3.13	515,238
DIRECTV HOLDINGS/FING COMPANY GUAR 03/15 3.55	3/15/2015	3.55	4,207,824
DIRECTV HOLDINGS/FING COMPANY GUAR 03/16 3.5	3/1/2016	7.00	3,045,792
DIRECTV HOLDINGS/FING COMPANY GUAR 03/17 2.4	3/15/2017	2.40	2,816,872
DIRECTV HOLDINGS/FING COMPANY GUAR 03/22 3.8	3/15/2022	3.80	319,813
DIRECTV HOLDINGS/FING COMPANY GUAR 03/41 6.375	3/1/2041	6.38	57,861
DIRECTV HOLDINGS/FING COMPANY GUAR 10/14 4.75	10/1/2014	9.50	1,767,077
DISCOVER BANK SUBORDINATED 11/19 8.7	11/18/2019	8.70	478,872
DISCOVER CARD MASTER TRUST I DCENT 2012 A1 A1	8/15/2017	0.81	1,228,194
DISCOVER FINANCIAL SVS SR UNSECURED 144A 11/22 3.85	11/21/2022	3.85	1,219,675
DISCOVERY COMMUNICATIONS COMPANY GUAR 06/15 3.7	6/1/2015	3.70	474,088
DISCOVERY COMMUNICATIONS COMPANY GUAR 08/19 5.625	8/15/2019	5.63	322,498
DIVERSIFIED REAL ASSET FUND WELLINGTON			240,966,370
DNB ASA COMMON STOCK NOK10.			457,624
DNB BOLIGKREDITT AS COVERED 144A 03/17 2.9	3/29/2017	2.90	978,126
DNB BOLIGKREDITT AS COVERED 144A 10/16 2.1	10/14/2016	4.20	1,467,589
DNB BOLIGKREDITT AS COVERED REGS 10/17 2.5	10/18/2017	2.50	1,689,277
DOLPHIN ENERGY LTD SR SECURED 144A 06/19 5.888	6/15/2019	5.89	238,802
DOLPHIN ENERGY LTD SR SECURED 144A 12/21 5.5	12/15/2021	5.50	758,063
DOLPHIN ENERGY LTD SR SECURED REGS 06/19 5.888	6/15/2019	5.89	119,382
DOMINION RESOURCES INC SR UNSECURED 01/19 8.875	1/15/2019	17.75	1,745,070
DOMINION RESOURCES INC SR UNSECURED 03/14 1.8	3/15/2014	3.60	2,790,094
DOMINION RESOURCES INC SR UNSECURED 03/21 4.45	3/15/2021	4.45	92,165
DOMINION RESOURCES INC SR UNSECURED 06/18 6.4	6/15/2018	19.20	5,784,769
DOW CHEMICAL CO/THE SR UNSECURED 02/15 5.9	2/15/2015	11.80	4,694,235
DOW CHEMICAL CO/THE SR UNSECURED 05/14 7.6	5/15/2014	15.20	1,005,530
DOW CHEMICAL CO/THE SR UNSECURED 05/19 8.55	5/15/2019	17.10	742,542
DOW CHEMICAL CO/THE SR UNSECURED 11/20 4.25	11/15/2020	4.25	505,829
DOW CHEMICAL CO/THE SR UNSECURED 11/22 3.	11/15/2022	6.00	937,908
DR PEPPER SNAPPLE GROUP COMPANY GUAR 01/16 2.9	1/15/2016	2.90	410,933
DR PEPPER SNAPPLE GROUP INC COMMON STOCK USD.01			1,697,837
DRAGON OIL PLC COMMON STOCK EUR.1			623,316

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
DRIL QUIP INC COMMON STOCK USD.01			1,314,900
DRYROCK ISSUANCE TRUST DROCK 2012 2 A	8/15/2018	1.00	5,310,840
DT AUTO OWNER TRUST DTAOT 2012 2A A 144A	11/16/2015	0.91	99,853
DTE ENERGY COMPANY SR UNSECURED 06/16 6.35	6/1/2016	6.35	348,572
DUFRY AG REG COMMON STOCK CHF5.			1,162,094
DUKE ENERGY CAROLINAS 1ST REF MORT 11/13 5.75	11/15/2013	5.75	501,470
DUKE ENERGY CORP SR UNSECURED 06/13 5.65	6/15/2013	5.65	680,195
DUKE ENERGY CORP SR UNSECURED 09/19 5.05	9/15/2019	5.05	92,799
DUKE ENERGY CORP SR UNSECURED 11/16 2.15	11/15/2016	2.15	82,721
DUKE ENERGY INDIANA INC 1ST MORTGAGE 07/20 3.75	7/15/2020	3.75	376,499
DUKE REALTY LP SR UNSECURED 03/16 5.5	3/1/2016	5.50	441,037
DUKE REALTY LP SR UNSECURED 05/13 6.25	5/15/2013	6.25	9,775,611
DUN + BRADSTREET CORP COMMON STOCK USD.01			1,904,903
DUNKIN BRANDS GROUP INC COMMON STOCK			5,819,407
E.I. DU PONT DE NEMOURS SR UNSECURED 01/20 4.625	1/15/2020	4.63	872,382
E.I. DU PONT DE NEMOURS SR UNSECURED 03/14 1.75	3/25/2014	1.75	4,037,518
E.I. DU PONT DE NEMOURS SR UNSECURED 04/16 2.75	4/1/2016	2.75	121,385
E.I. DU PONT DE NEMOURS SR UNSECURED 12/16 5.25	12/15/2016	5.25	254,124
EADS NV COMMON STOCK EUR1.			1,392,246
EAGLE BANCORP INC COMMON STOCK USD.01			1,845,887
EARTHLINK INC COMMON STOCK USD.01			1,851,210
EAST WEST BANCORP INC COMMON STOCK USD.001			3,667,311
EASTGROUP PROPERTIES INC REIT NPV			1,437,534
EASTMAN CHEMICAL CO COMMON STOCK USD.01			2,009,448
EATON CORP COMPANY GUAR 144A 11/17 1.5	11/2/2017	1.50	1,052,145
EATON CORP COMPANY GUAR 144A 11/22 2.75	11/2/2022	5.50	7,187,750
EATON CORP COMPANY GUAR 144A 11/42 4.15	11/2/2042	4.15	1,092,207
EATON CORP PLC COMMON STOCK USD.01			3,584,246
EATON CORP SR UNSECURED 06/14 VAR	6/16/2014	0.64	8,887,300
EBAY INC COMMON STOCK USD.001			36,519,759
EBAY INC SR UNSECURED 07/15 0.7	7/15/2015	0.70	8,029,944
EBAY INC SR UNSECURED 07/17 1.35	7/15/2017	2.70	460,299
EBAY INC SR UNSECURED 10/15 1.625	10/15/2015	1.63	616,091
ECOLAB INC SR UNSECURED 08/15 1.	8/9/2015	1.00	2,074,779
ECOLAB INC SR UNSECURED 12/14 2.375	12/8/2014	4.75	1,574,161
ECOLAB INC SR UNSECURED 12/16 3.	12/8/2016	3.00	765,154
ECOLAB INC SR UNSECURED 12/21 4.35	12/8/2021	8.70	1,579,396
EDP ENERGIAS DE PORTUGAL SA COMMON STOCK EUR1.			783,315
EDUCATION REALTY TRUST INC REIT USD.01			1,376,614
EDWARDS LIFESCIENCES CORP COMMON STOCK USD1.			1,065,088

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
EFS VOLUNTEER NO 3 LLC EFSV3 2012 1 A3 144A	4/25/2033	1.21	4,442,413
EFSF GOVT GUARANT REGS 07/21 3.375	7/5/2021	3.38	4,504,420
EHEALTH INC COMMON STOCK USD.001			714,810
EISAI CO LTD COMMON STOCK			3,592,089
EKSPORTFINANS ASA SR UNSECURED 05/16 5.5	5/25/2016	5.50	4,621,756
EKSPORTFINANS ASA SR UNSECURED 06/17 5.5	6/26/2017	5.50	1,578,641
EL PASO PIPELINE PART OP COMPANY GUAR 04/20 6.5	4/1/2020	6.50	36,580
ELAN CORP PLC SPONS ADR ADR			5,692,330
ELEKTA AB B SHS COMMON STOCK SEK.5			1,173,976
ELI LILLY + CO COMMON STOCK NPV			13,842,891
ELI LILLY + CO SR UNSECURED 03/14 4.2	3/6/2014	4.20	3,651,466
ELI LILLY + CO SR UNSECURED 03/17 5.2	3/15/2017	5.20	1,908,205
ELRINGKLINGER AG COMMON STOCK NPV			531,183
EMC CORP/MA COMMON STOCK USD.01			26,933,520
EMCOR GROUP INC COMMON STOCK USD.01			2,283,949
EMERSON ELECTRIC CO SR UNSECURED 12/14 5.	12/15/2014	5.00	173,493
EMPRESAS ICA S.A.B COMMON STOCK NPV			164,009
ENCANA CORP COMMON STOCK NPV			5,473,520
ENCANA HLDINGS FIN CORP COMPANY GUAR 05/14 5.8	5/1/2014	5.80	1,780,505
ENERGY TRANSFER PARTNERS SR UNSECURED 02/22 5.2	2/1/2022	5.20	3,422,136
ENERGYO SOLUTIONS RUSSIA AB EOS RUSSIA			72,654
ENERSYS COMMON STOCK USD.01			1,085,981
ENI SPA COMMON STOCK NPV			1,649,378
ENN ENERGY HOLDINGS LTD SR UNSECURED REGS 05/21 6.	5/13/2021	6.00	230,542
ENTERGY LOUISIANA LLC 1ST MORTGAGE 12/14 1.875	12/15/2014	3.75	3,103,973
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/14 9.75	1/31/2014	19.50	5,382,967
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/19 6.5	1/31/2019	6.50	507,548
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/20 5.25	1/31/2020	5.25	83,180
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/16 3.2	2/1/2016	3.20	3,777,477
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/41 5.95	2/1/2041	5.95	325,963
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/42 5.7	2/15/2042	5.70	529,364
ENTERPRISE PRODUCTS OPER COMPANY GUAR 06/15 3.7	6/1/2015	3.70	318,795
ENTERPRISE PRODUCTS OPER COMPANY GUAR 08/15 1.25	8/13/2015	3.75	2,590,813
ENTERPRISE PRODUCTS OPER COMPANY GUAR 10/14 5.6	10/15/2014	5.60	3,767,295
ENTERPRISE PRODUCTS OPER COMPANY GUAR 10/39 6.125	10/15/2039	6.13	96,647
EOG RESOURCES CANADA COMPANY GUAR 144A 03/14 4.75	3/15/2014	4.75	330,351
EOG RESOURCES INC COMMON STOCK USD.01			28,515,862
EPISTAR CORP COMMON STOCK TWD10.			54,444

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
EQT CORP COMMON STOCK NPV			2,689,488
EQUINIX INC COMMON STOCK USD.001			6,676,756
ERAC USA FINANCE LLC COMPANY GUAR 144A 04/16 1.4	4/15/2016	1.40	221,475
ERAC USA FINANCE LLC COMPANY GUAR 144A 07/13 2.75	7/1/2013	2.75	373,935
ERP OPERATING LP SR UNSECURED 04/13 5.2	4/1/2013	5.20	212,196
ERP OPERATING LP SR UNSECURED 09/14 5.25	9/15/2014	5.25	198,730
ERSTE ABWICKLUNGSANSTALT LOCAL GOVT G 03/16 3.125	3/29/2016	3.13	285,658
ERSTE GROUP BANK AG COMMON STOCK NPV			426,276
ESCO TECHNOLOGIES INC COMMON STOCK USD.01			3,056,434
ESSILOR INTERNATIONAL COMMON STOCK EUR.18			867,846
ESTEE LAUDER COMPANIES CL A COMMON STOCK USD.01			4,057,131
EULER HERMES SA COMMON STOCK EUR.32			179,962
EUROCASH SA COMMON STOCK PLN1.			278,164
EUROCOMMERCIAL PROPERTIE CV REIT EUR.5			317,177
EUROPEAN INVESTMENT BANK SR UNSECURED 01/21 3.625	1/15/2021	3.63	2,149,133
EUROPEAN INVESTMENT BANK SR UNSECURED 04/20 4.625	4/15/2020	4.63	3,240,986
EUTELSAT COMMUNICATIONS COMMON STOCK EUR1.			703,632
EXEDY CORP COMMON STOCK			259,979
EXELIXIS INC COMMON STOCK USD.001			2,139,103
EXELON CORP SR UNSECURED 06/35 5.625	6/15/2035	5.63	2,489,612
EXELON GENERATION CO LLC SR UNSECURED 10/41 5.75	10/1/2041	5.75	33,291
EXLSERVICE HOLDINGS INC COMMON STOCK USD.001			1,372,833
EXPEDITORS INTL WASH INC COMMON STOCK USD.01			954,579
EXPERIAN PLC COMMON STOCK USD.1			520,988
EXPORT IMPORT BK KOREA SR UNSECURED 01/17 4.	1/11/2017	4.00	1,615,668
EXPORT IMPORT BK KOREA SR UNSECURED 01/21 4.	1/29/2021	4.00	430,085
EXPORT IMPORT BK KOREA SR UNSECURED 04/22 5.	4/11/2022	5.00	549,463
EXPORT IMPORT BK KOREA SR UNSECURED 06/20 5.125	6/29/2020	5.13	34,473
EXPORT IMPORT BK KOREA SR UNSECURED 144A 07/13 VAR	7/26/2013	2.68	1,399,884
EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD.01			6,313,140
EXPRESS SCRIPTS HOLDING COMPANY GUAR 144A 11/16 3.5	11/15/2016	7.00	6,190,465
EXXON MOBIL CORP COMMON STOCK NPV			22,235,561
F5 NETWORKS INC COMMON STOCK NPV			2,407,086
FACEBOOK INC A COMMON STOCK USD.000006			28,177,709
FACTSET RESEARCH SYSTEMS INC COMMON STOCK USD.01			1,109,204

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FAIRCHILD SEMICONDUCTOR INTE COMMON STOCK USD.01			4,165,920
FANNIE DISCOUNT NOTE DISCOUNT NOT 01/13 0.00000	1/3/2013	0.01	1,699,998
FANNIE DISCOUNT NOTE DISCOUNT NOT 02/13 0.00000	2/1/2013	0.01	17,199,432
FANNIE DISCOUNT NOTE DISCOUNT NOT 02/13 0.00000	2/6/2013	0.01	1,299,949
FANNIE DISCOUNT NOTE DISCOUNT NOT 02/13 0.00000	2/13/2013	0.01	6,829,679
FANNIE DISCOUNT NOTE DISCOUNT NOT 03/13 0.00000	3/13/2013	0.01	4,999,515
FANNIE DISCOUNT NOTE DISCOUNT NOT 03/13 0.00000	3/20/2013	0.01	1,678,820
FANNIE DISCOUNT NOTE DISCOUNT NOT 04/13 0.00000	4/1/2013	0.01	19,993,000
FANNIE DISCOUNT NOTE DISCOUNT NOT 08/13 0.00000	8/1/2013	0.01	5,983,827
FANNIE MAE 12/17 0.875	12/20/2017	0.88	1,192,324
FANNIE MAE FNR 1994 15 ZK	2/25/2024	5.50	1,469,550
FANNIE MAE FNR 1994 29 Z	2/25/2024	6.50	165,876
FANNIE MAE FNR 1997 89 ZA	12/20/2027	7.00	522,929
FANNIE MAE FNR 2001 81 HE	1/25/2032	6.50	1,959,297
FANNIE MAE FNR 2002 11 QC	3/25/2017	5.50	123,523
FANNIE MAE FNR 2002 86 PG	12/25/2032	6.00	424,079
FANNIE MAE FNR 2003 105 CG	8/25/2030	5.50	8,743
FANNIE MAE FNR 2003 21 OU	3/25/2033	5.50	363,606
FANNIE MAE FNR 2003 49 YD	6/25/2023	5.50	273,339
FANNIE MAE FNR 2003 89 DC	12/25/2032	5.00	734,056
FANNIE MAE FNR 2003 92 PE	9/25/2018	4.50	1,068,960
FANNIE MAE FNR 2004 2 QK	9/25/2017	4.00	81,509
FANNIE MAE FNR 2004 36 EB	3/25/2018	4.00	70,544
FANNIE MAE FNR 2004 38 FK	5/25/2034	0.56	1,116,051
FANNIE MAE FNR 2004 80 WB	11/25/2019	4.00	2,330,302
FANNIE MAE FNR 2004 81 KD	7/25/2018	4.50	614,417
FANNIE MAE FNR 2005 100 BA	4/25/2024	5.50	265,755
FANNIE MAE FNR 2005 12 JE	9/25/2033	5.00	1,768,856
FANNIE MAE FNR 2005 27 ND	3/25/2032	5.50	2,852,210
FANNIE MAE FNR 2005 64 EA	6/25/2032	5.25	1,362,131
FANNIE MAE FNR 2005 69 LE	11/25/2033	5.50	574,686
FANNIE MAE FNR 2005 70 NA	8/25/2035	5.50	161,681
FANNIE MAE FNR 2005 8 CA	10/25/2023	5.00	59,671
FANNIE MAE FNR 2005 87 PE	12/25/2033	10.00	3,512,302
FANNIE MAE FNR 2005 91 DA	10/25/2020	4.50	336,290
FANNIE MAE FNR 2006 63 QE	11/25/2032	5.50	305,297
FANNIE MAE FNR 2006 9 KZ	3/25/2036	6.00	361,540
FANNIE MAE FNR 2007 100 YF	10/25/2037	1.00	2,528,701
FANNIE MAE FNR 2007 106 A7	10/25/2037	5.95	171,539
FANNIE MAE FNR 2007 59 AQ	7/25/2035	5.75	951,894

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FANNIE MAE FNR 2007 73 A1	7/25/2037	0.27	1,505,053
FANNIE MAE FNR 2007 76 DB	5/25/2033	6.00	161,077
FANNIE MAE FNR 2007 95 A1	8/27/2036	0.46	1,200,603
FANNIE MAE FNR 2008 80 ME	5/25/2032	5.00	366,646
FANNIE MAE FNR 2009 29 LA	5/25/2039	3.34	2,329,153
FANNIE MAE FNR 2009 62 HJ	5/25/2039	6.00	1,778,473
FANNIE MAE FNR 2010 110 AE	11/25/2018	9.75	2,471,317
FANNIE MAE FNR 2010 111 AE	4/25/2038	5.50	1,852,397
FANNIE MAE FNR 2010 19 VA	2/25/2021	5.00	2,488,379
FANNIE MAE FNR 2010 54 FT	4/25/2037	1.00	6,359,724
FANNIE MAE FNR 2010 64 DM	6/25/2040	5.00	1,498,601
FANNIE MAE FNR 2010 64 EH	10/25/2035	5.00	644,020
FANNIE MAE FNR 2010 87 A	4/25/2037	4.50	1,464,183
FANNIE MAE FNR 2011 15 AB	8/25/2019	9.75	848,022
FANNIE MAE FNR 2011 52 GB	6/25/2041	5.00	5,616,225
FANNIE MAE FNR 2011 59 NZ	7/25/2041	5.50	3,033,181
FANNIE MAE FNR 2011 99 DB	10/25/2041	5.00	7,909,818
FANNIE MAE FNR 2012 132 US	12/25/2042	11.67	221,716
FANNIE MAE FNR 2012 17 FG	3/25/2042	1.00	10,414,327
FANNIE MAE FNR 2012 25 B	3/25/2042	6.50	5,495,484
FANNIE MAE FNR 2012 28 B	6/25/2039	6.50	1,001,227
FANNIE MAE FNR 2012 35 MA	8/25/2029	5.50	1,797,819
FANNIE MAE FNR 2012 35 MB	4/25/2042	5.50	17,470,630
FANNIE MAE FNR 2012 69 PL	1/25/2042	3.00	4,204,014
FANNIE MAE FNR 2012 76 AC	7/25/2042	6.50	9,696,448
FANNIE MAE NOTES 01/13 3.55	1/28/2013	3.55	2,881,843
FANNIE MAE NOTES 01/17 1.25	1/30/2017	1.25	5,125,830
FANNIE MAE NOTES 01/17 VAR	1/25/2017	0.50	2,505,103
FANNIE MAE NOTES 02/13 3.625	2/12/2013	3.63	9,225,556
FANNIE MAE NOTES 02/16 0.6	2/22/2016	0.60	12,790,683
FANNIE MAE NOTES 03/14 2.75	3/13/2014	2.75	10,303,840
FANNIE MAE NOTES 03/16 2.	3/8/2016	2.00	1,048,916
FANNIE MAE NOTES 03/16 2.25	3/15/2016	2.25	10,563,590
FANNIE MAE NOTES 03/16 5.	3/15/2016	5.00	760,993
FANNIE MAE NOTES 03/22 2.7	3/28/2022	2.70	10,048,470
FANNIE MAE NOTES 04/13 4.	4/8/2013	4.00	3,889,809
FANNIE MAE NOTES 04/15 5.	4/15/2015	5.00	9,955,458
FANNIE MAE NOTES 04/16 2.375	4/11/2016	2.38	5,622,275
FANNIE MAE NOTES 05/15 0.5	5/27/2015	0.50	10,036,300
FANNIE MAE NOTES 05/16 1.05	5/13/2016	1.05	40,142,506

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FANNIE MAE NOTES 06/17 5.375	6/12/2017	5.38	2,699,561
FANNIE MAE NOTES 07/15 0.6	7/24/2015	0.60	13,593,370
FANNIE MAE NOTES 07/15 2.375	7/28/2015	2.38	2,102,714
FANNIE MAE NOTES 08/15 0.52	8/27/2015	0.52	4,005,564
FANNIE MAE NOTES 08/17 0.875	8/28/2017	0.88	762,193
FANNIE MAE NOTES 08/18 1.25	8/22/2018	1.25	4,993,745
FANNIE MAE NOTES 09/15 0.5	9/28/2015	1.00	8,321,171
FANNIE MAE NOTES 09/16 1.25	9/28/2016	1.25	4,616,753
FANNIE MAE NOTES 10/13 1.125	10/8/2013	1.13	720,174
FANNIE MAE NOTES 10/14 0.625	10/30/2014	0.63	9,961,697
FANNIE MAE NOTES 10/15 1.625	10/26/2015	1.63	3,620,789
FANNIE MAE NOTES 10/15 4.375	10/15/2015	8.75	1,937,563
FANNIE MAE NOTES 10/17 0.875	10/26/2017	0.88	1,621,536
FANNIE MAE NOTES 11/16 1.375	11/15/2016	1.38	8,241,520
FANNIE MAE NOTES 12/13 0.75	12/18/2013	0.75	11,686,931
FANNIE MAE SUB DEBENTUR 10/19 0.00000	10/9/2019	0.02	9,054,049
FANNIE MAE SUB NOTES 01/14 5.125	1/2/2014	5.13	13,796,740
FANNIEMAE ACES FNA 2011 M2 A1	7/25/2021	2.02	931,907
FANNIEMAE ACES FNA 2012 M8 ASQ1	12/25/2019	1.17	2,706,844
FANNIEMAE ACES FNA 2012 M8 ASQ2	12/25/2019	1.52	315,244
FANNIEMAE ACES FNA 2012 M8 ASQ3	12/25/2019	1.80	348,877
FANNIEMAE STRIP FNS 404 F13	5/25/2040	1.00	1,751,042
FANNIEMAE WHOLE LOAN FNW 2003 W1 1A1	12/25/2042	6.28	288,300
FANNIEMAE WHOLE LOAN FNW 2003 W15 1A	7/25/2043	6.50	292,299
FANNIEMAE WHOLE LOAN FNW 2004 W1 1A7	11/25/2043	5.68	532,080
FANNIEMAE WHOLE LOAN FNW 2004 W1 2A1	12/25/2043	6.50	338,966
FANNIEMAE WHOLE LOAN FNW 2004 W2 2A2	2/25/2044	7.00	142,582
FANNIEMAE WHOLE LOAN FNW 2009 W1 A	12/25/2049	6.00	363,982
FANUC CORP COMMON STOCK			3,279,559
FARMER MAC DISCOUNT NOTE DISCOUNT NOT 01/13 0.00000	1/2/2013	0.01	1,000,000
FARMER MAC GTD TR 07 1 SECURED 144A 04/17 5.125	4/19/2017	5.13	8,470,337
FDIC STRUCTURED SALE GUARANTEE SSGN 2010 S1 1A 144A	2/25/2048	0.76	3,209,397
FED HM LN PC POOL 1B1580	3/1/2034	3.06	462,730
FED HM LN PC POOL 1B8062	3/1/2041	3.13	966,806
FED HM LN PC POOL 1G1381	12/1/2036	3.01	148,880
FED HM LN PC POOL 1G2201	9/1/2037	5.98	14,584
FED HM LN PC POOL 1G2511	5/1/2036	3.04	1,218,774
FED HM LN PC POOL 1J1467	12/1/2036	2.72	396,693
FED HM LN PC POOL 1J1492	11/1/2036	2.74	326,166

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FED HM LN PC POOL 2B0646	7/1/2042	2.05	1,812,235
FED HM LN PC POOL 360077	8/1/2019	9.00	706
FED HM LN PC POOL 410792	2/1/2030	2.40	49,365
FED HM LN PC POOL 538275	12/1/2019	9.00	1,551
FED HM LN PC POOL 540880	10/1/2019	9.00	6,056
FED HM LN PC POOL 547356	3/1/2020	9.00	225
FED HM LN PC POOL 549820	9/1/2020	9.00	3,004
FED HM LN PC POOL 555152 555152	7/1/2020	9.00	282
FED HM LN PC POOL 555248	1/1/2020	8.50	7,022
FED HM LN PC POOL 555294	10/1/2017	9.00	1,002
FED HM LN PC POOL 555330	10/1/2019	10.00	11,848
FED HM LN PC POOL 846004	12/1/2024	2.95	22,453
FED HM LN PC POOL 846313	2/1/2026	2.51	1,857
FED HM LN PC POOL 846661	2/1/2029	2.33	3,060
FED HM LN PC POOL 847153	5/1/2033	2.40	505,738
FED HM LN PC POOL A00936	1/1/2019	9.00	360
FED HM LN PC POOL A01672	9/1/2019	9.50	7,025
FED HM LN PC POOL A01770	6/1/2019	9.75	266
FED HM LN PC POOL A14551	7/1/2033	6.00	124,294
FED HM LN PC POOL A17092	12/1/2033	6.00	297,651
FED HM LN PC POOL A34551	4/1/2035	4.50	54,308
FED HM LN PC POOL A39803	11/1/2035	11.00	2,184,147
FED HM LN PC POOL A47038	9/1/2035	5.00	752,976
FED HM LN PC POOL A53630	10/1/2036	6.00	418,026
FED HM LN PC POOL A62077	6/1/2037	6.00	708,954
FED HM LN PC POOL A62378	6/1/2037	6.00	540,890
FED HM LN PC POOL A63809	8/1/2037	6.00	497,933
FED HM LN PC POOL A69654	12/1/2037	6.00	204,667
FED HM LN PC POOL A71410	1/1/2038	6.00	4,834
FED HM LN PC POOL A75218	4/1/2038	6.00	289,806
FED HM LN PC POOL A85726	4/1/2039	5.00	835,614
FED HM LN PC POOL A87307	7/1/2039	4.50	89,660
FED HM LN PC POOL A88872	10/1/2033	4.50	33,025
FED HM LN PC POOL A90222	12/1/2039	4.50	5,104,524
FED HM LN PC POOL A90826	1/1/2040	4.50	1,374,454
FED HM LN PC POOL A91235	2/1/2040	4.50	1,499,259
FED HM LN PC POOL A93318	8/1/2040	5.00	2,865,978
FED HM LN PC POOL A93625	8/1/2040	5.00	1,705,893
FED HM LN PC POOL A93652	9/1/2040	5.00	433,589
FED HM LN PC POOL A93713	9/1/2040	5.00	1,889,563

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FED HM LN PC POOL A94069	9/1/2040	5.00	1,506,689
FED HM LN PC POOL A94113	10/1/2040	5.00	1,370,410
FED HM LN PC POOL A94132	9/1/2040	5.00	80,120
FED HM LN PC POOL A94898	11/1/2040	4.50	1,026,258
FED HM LN PC POOL A95519	12/1/2040	4.50	531,278
FED HM LN PC POOL A97040	2/1/2041	4.00	839,535
FED HM LN PC POOL A97479	3/1/2041	4.50	204,272
FED HM LN PC POOL A97620	3/1/2041	4.50	6,005,071
FED HM LN PC POOL A97673	3/1/2041	4.50	79,914
FED HM LN PC POOL C00098	2/1/2022	8.00	14,592
FED HM LN PC POOL C00371	9/1/2024	7.00	2,893
FED HM LN PC POOL C00516	5/1/2027	8.00	15,116
FED HM LN PC POOL C00522	5/1/2027	7.00	21,465
FED HM LN PC POOL C00632	7/1/2028	7.00	20,939
FED HM LN PC POOL C00636	7/1/2028	22.50	43,359
FED HM LN PC POOL C00650	9/1/2028	7.00	13,116
FED HM LN PC POOL C00984	5/1/2030	8.00	4,494
FED HM LN PC POOL C00987	5/1/2030	7.50	4,998
FED HM LN PC POOL C01116	1/1/2031	7.50	112,938
FED HM LN PC POOL C03478	6/1/2040	4.50	165,956
FED HM LN PC POOL C03517	9/1/2040	4.50	1,224,517
FED HM LN PC POOL C03520	9/1/2040	4.00	7,112,620
FED HM LN PC POOL C03545	8/1/2040	5.00	2,071,766
FED HM LN PC POOL C03701	9/1/2041	4.50	1,069,888
FED HM LN PC POOL C03744	2/1/2042	4.00	58,919,263
FED HM LN PC POOL C09001	6/1/2042	4.00	366,254
FED HM LN PC POOL C10542	6/1/2028	7.00	14,195
FED HM LN PC POOL C12274	7/1/2028	6.00	921
FED HM LN PC POOL C12585	7/1/2028	7.00	1,271
FED HM LN PC POOL C14084	8/1/2028	7.00	33,989
FED HM LN PC POOL C22347	2/1/2029	6.00	45,086
FED HM LN PC POOL C26742	5/1/2029	6.00	1,570
FED HM LN PC POOL C80373	1/1/2026	7.50	1,127
FED HM LN PC POOL C80379	2/1/2026	7.00	26,687
FED HM LN PC POOL C80407	6/1/2026	7.00	3,471
FED HM LN PC POOL C90148	9/1/2016	7.50	4,364
FED HM LN PC POOL C91028	2/1/2027	5.00	92,371
FED HM LN PC POOL C91161	2/1/2028	5.00	101,479
FED HM LN PC POOL D52246	4/1/2024	7.00	2,780
FED HM LN PC POOL D64290	10/1/2025	7.00	20,628

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FED HM LN PC POOL D64990	3/1/2025	8.50	5,270
FED HM LN PC POOL D67104	1/1/2026	7.50	97,341
FED HM LN PC POOL D70703	4/1/2026	7.00	30,636
FED HM LN PC POOL D71569	5/1/2026	7.50	773
FED HM LN PC POOL D74278	8/1/2026	8.00	1,487
FED HM LN PC POOL D75342	10/1/2026	8.00	944
FED HM LN PC POOL D75558	10/1/2026	8.00	1,487
FED HM LN PC POOL D75787	11/1/2026	8.00	8,044
FED HM LN PC POOL D77162	1/1/2027	7.50	7,665
FED HM LN PC POOL D77163	1/1/2027	7.50	7,476
FED HM LN PC POOL D77260	1/1/2027	7.50	6,093
FED HM LN PC POOL D77475	1/1/2027	7.00	6,961
FED HM LN PC POOL D77487	1/1/2027	7.50	2,472
FED HM LN PC POOL D77490	1/1/2027	7.50	966
FED HM LN PC POOL D77541	1/1/2027	7.50	11,006
FED HM LN PC POOL D77609	1/1/2027	15.00	899
FED HM LN PC POOL D77687	2/1/2027	7.50	100,993
FED HM LN PC POOL D80165	5/1/2027	7.00	24,302
FED HM LN PC POOL D80177	5/1/2027	7.00	24,847
FED HM LN PC POOL D91280	4/1/2016	7.50	17,893
FED HM LN PC POOL D93618	7/1/2019	13.00	39,190
FED HM LN PC POOL D98914	1/1/2032	4.00	264,423
FED HM LN PC POOL E00532	2/1/2013	6.50	319
FED HM LN PC POOL E00548	5/1/2013	6.50	301
FED HM LN PC POOL E00592	12/1/2013	6.00	130,333
FED HM LN PC POOL E00619	1/1/2014	6.50	993
FED HM LN PC POOL E00626	2/1/2014	6.50	2,270
FED HM LN PC POOL E00634	3/1/2014	6.00	19,413
FED HM LN PC POOL E00659	4/1/2014	6.00	3,784
FED HM LN PC POOL E00956	3/1/2016	6.00	2,082
FED HM LN PC POOL E01007	8/1/2016	6.00	1,392
FED HM LN PC POOL E01095	1/1/2017	6.00	604
FED HM LN PC POOL E01495	9/1/2018	6.00	11,649
FED HM LN PC POOL E02965	9/1/2026	3.00	—
FED HM LN PC POOL E03001	11/1/2026	3.00	—
FED HM LN PC POOL E04113	11/1/2027	2.50	2,605,282
FED HM LN PC POOL E69288	3/1/2013	6.00	265
FED HM LN PC POOL E70615	6/1/2013	6.00	47
FED HM LN PC POOL E71793	8/1/2013	6.00	115
FED HM LN PC POOL E72223	9/1/2013	6.00	45

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FED HM LN PC POOL E72994	11/1/2013	6.00	849
FED HM LN PC POOL E73145	11/1/2013	6.00	369
FED HM LN PC POOL E73338	12/1/2013	6.00	7,374
FED HM LN PC POOL E73717	12/1/2013	6.00	720
FED HM LN PC POOL E73765	12/1/2013	6.00	259
FED HM LN PC POOL E73939	1/1/2014	6.00	784
FED HM LN PC POOL E75480	3/1/2014	6.00	8,269
FED HM LN PC POOL E75521	3/1/2014	12.00	23,498
FED HM LN PC POOL E75946	4/1/2014	6.00	51,238
FED HM LN PC POOL E77556	6/1/2014	6.00	8,603
FED HM LN PC POOL E77592	7/1/2014	6.00	334
FED HM LN PC POOL E83637	5/1/2016	6.00	6,807
FED HM LN PC POOL E83638	5/1/2016	6.00	776
FED HM LN PC POOL E83641	5/1/2016	6.00	1,286
FED HM LN PC POOL E83651	5/1/2016	6.00	6,300
FED HM LN PC POOL E84225	6/1/2016	6.00	34,799
FED HM LN PC POOL E84260	7/1/2016	6.00	35,707
FED HM LN PC POOL E84467	7/1/2016	6.00	396
FED HM LN PC POOL E84885	8/1/2016	6.00	2,606
FED HM LN PC POOL E85131	9/1/2016	6.00	575
FED HM LN PC POOL E85346	9/1/2016	6.00	8,417
FED HM LN PC POOL E86208	11/1/2016	6.00	3,538
FED HM LN PC POOL E87156	1/1/2017	6.00	14,571
FED HM LN PC POOL E87634	1/1/2017	6.00	76,855
FED HM LN PC POOL E87908	2/1/2017	6.00	8,738
FED HM LN PC POOL E87940	2/1/2017	6.00	958
FED HM LN PC POOL E88001	2/1/2017	6.00	467,841
FED HM LN PC POOL E88056	2/1/2017	6.00	3,481
FED HM LN PC POOL E88063	2/1/2017	6.00	12,934
FED HM LN PC POOL E88123	2/1/2017	6.00	19,434
FED HM LN PC POOL E88197	2/1/2017	6.00	998
FED HM LN PC POOL E88282	3/1/2017	6.00	23,482
FED HM LN PC POOL E88283	3/1/2017	6.00	1,011
FED HM LN PC POOL E88410	3/1/2017	6.00	1,849
FED HM LN PC POOL E88474	3/1/2017	6.00	10,145
FED HM LN PC POOL E88603	4/1/2017	6.00	7,139
FED HM LN PC POOL E88729	4/1/2017	6.00	17,048
FED HM LN PC POOL E88749	3/1/2017	6.00	8,749
FED HM LN PC POOL E88750	3/1/2017	6.00	3,886
FED HM LN PC POOL E88765	3/1/2017	6.00	4,724

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FED HM LN PC POOL E88776	3/1/2017	6.00	3,536
FED HM LN PC POOL E88791	3/1/2017	6.00	3,342
FED HM LN PC POOL E88809	4/1/2017	6.00	25,775
FED HM LN PC POOL E88884	4/1/2017	6.00	14,555
FED HM LN PC POOL E89041	4/1/2017	6.00	1,623
FED HM LN PC POOL E89080	4/1/2017	6.00	15,666
FED HM LN PC POOL E89092	4/1/2017	6.00	2,910
FED HM LN PC POOL E89102	4/1/2017	6.00	17,332
FED HM LN PC POOL E89118	4/1/2017	6.00	21,959
FED HM LN PC POOL E89149	4/1/2017	6.00	15,074
FED HM LN PC POOL E89216	4/1/2017	6.00	22,462
FED HM LN PC POOL E89294	4/1/2017	6.00	36,953
FED HM LN PC POOL E89347	4/1/2017	6.00	29,200
FED HM LN PC POOL E89369	4/1/2017	6.00	6,543
FED HM LN PC POOL E89434	5/1/2017	6.00	15,124
FED HM LN PC POOL E89435	5/1/2017	6.00	13,580
FED HM LN PC POOL E89593	5/1/2017	6.00	18,676
FED HM LN PC POOL E89601	5/1/2017	6.00	608
FED HM LN PC POOL E89645	5/1/2017	6.00	19,000
FED HM LN PC POOL E89686	5/1/2017	6.00	17,070
FED HM LN PC POOL E89687	5/1/2017	6.00	12,190
FED HM LN PC POOL E89696	5/1/2017	6.00	4,462
FED HM LN PC POOL E89704	5/1/2017	6.00	4,331
FED HM LN PC POOL E89707	5/1/2017	6.00	11,819
FED HM LN PC POOL E89746	5/1/2017	6.00	758
FED HM LN PC POOL E89777	5/1/2017	6.00	7,119
FED HM LN PC POOL E89856	5/1/2017	6.00	6,655
FED HM LN PC POOL E89883	5/1/2017	6.00	10,261
FED HM LN PC POOL E89913	5/1/2017	6.00	29,709
FED HM LN PC POOL E89969	5/1/2017	6.00	9,701
FED HM LN PC POOL E90103	5/1/2017	6.00	8,228
FED HM LN PC POOL E90135	6/1/2017	6.00	2,752
FED HM LN PC POOL E90171	6/1/2017	6.00	25,330
FED HM LN PC POOL E90237	6/1/2017	6.00	17,118
FED HM LN PC POOL E90295	6/1/2017	6.00	6,734
FED HM LN PC POOL E90313	6/1/2017	6.00	832
FED HM LN PC POOL E90315	7/1/2017	6.00	17,059
FED HM LN PC POOL E90322	6/1/2017	6.00	9,084
FED HM LN PC POOL E90348	6/1/2017	6.00	17,412
FED HM LN PC POOL E90402	7/1/2017	6.00	19,382

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FED HM LN PC POOL E90472	7/1/2017	6.00	20,049
FED HM LN PC POOL E90473	7/1/2017	6.00	30,521
FED HM LN PC POOL E90551	7/1/2017	6.00	9,769
FED HM LN PC POOL E90623	8/1/2017	6.00	663
FED HM LN PC POOL E90689	8/1/2017	6.00	824
FED HM LN PC POOL E90690	7/1/2017	6.00	768
FED HM LN PC POOL E90781	8/1/2017	6.00	16,262
FED HM LN PC POOL E90831	8/1/2017	6.00	1,163
FED HM LN PC POOL E90985	8/1/2017	6.00	281
FED HM LN PC POOL E91012	8/1/2017	6.00	27,711
FED HM LN PC POOL E91278	7/1/2017	6.00	480
FED HM LN PC POOL E91485	9/1/2017	6.00	29,663
FED HM LN PC POOL E91879	10/1/2017	6.00	3,085
FED HM LN PC POOL E93128	10/1/2017	6.00	21,488
FED HM LN PC POOL E99733	9/1/2018	6.00	42,929
FED HM LN PC POOL G00144	3/1/2021	10.00	10,988
FED HM LN PC POOL G00280	12/1/2022	9.50	3,919
FED HM LN PC POOL G00473	3/1/2026	7.50	514
FED HM LN PC POOL G00529	8/1/2026	7.50	6,539
FED HM LN PC POOL G00552	3/1/2023	8.50	24,341
FED HM LN PC POOL G00561	6/1/2025	9.50	38,513
FED HM LN PC POOL G00627	6/1/2025	8.00	27,699
FED HM LN PC POOL G00675	3/1/2027	7.50	26,394
FED HM LN PC POOL G00704	12/1/2026	7.00	26,872
FED HM LN PC POOL G00825	12/1/2027	7.00	1,763
FED HM LN PC POOL G00869	1/1/2028	7.50	39,309
FED HM LN PC POOL G01091	12/1/2029	7.00	76,878
FED HM LN PC POOL G01665	3/1/2034	5.50	2,168,966
FED HM LN PC POOL G01838	7/1/2035	5.00	7,472,099
FED HM LN PC POOL G01840	7/1/2035	5.00	5,410,882
FED HM LN PC POOL G02031	2/1/2036	5.50	915,380
FED HM LN PC POOL G02408	12/1/2036	5.50	1,491,993
FED HM LN PC POOL G02427	12/1/2036	5.50	2,391,216
FED HM LN PC POOL G03073	7/1/2037	5.50	1,324,551
FED HM LN PC POOL G03233	8/1/2037	6.00	77,702
FED HM LN PC POOL G03358	8/1/2037	5.50	37,461
FED HM LN PC POOL G03628	12/1/2037	5.50	1,489,245
FED HM LN PC POOL G03695	11/1/2037	5.50	901,013
FED HM LN PC POOL G03812	2/1/2038	5.50	1,149,880
FED HM LN PC POOL G03819	1/1/2038	6.00	283,635

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FED HM LN PC POOL G04448	7/1/2038	5.50	491,947
FED HM LN PC POOL G04585	2/1/2038	5.50	868,097
FED HM LN PC POOL G04588	8/1/2038	5.50	490,504
FED HM LN PC POOL G04636	12/1/2035	5.00	163,203
FED HM LN PC POOL G04688	9/1/2038	5.50	436,777
FED HM LN PC POOL G04913	3/1/2038	5.00	8,423,226
FED HM LN PC POOL G05132	12/1/2038	5.00	2,850,323
FED HM LN PC POOL G05179	1/1/2039	5.50	463,701
FED HM LN PC POOL G05205	1/1/2039	5.00	2,193,901
FED HM LN PC POOL G05527	7/1/2039	4.00	205,689
FED HM LN PC POOL G05645	10/1/2039	4.50	62,069
FED HM LN PC POOL G05676	11/1/2039	4.00	2,792,571
FED HM LN PC POOL G05726	8/1/2039	5.00	1,142,993
FED HM LN PC POOL G05741	12/1/2039	4.50	2,076,367
FED HM LN PC POOL G05927	7/1/2040	4.50	3,176,328
FED HM LN PC POOL G06021	1/1/2040	5.50	1,314,879
FED HM LN PC POOL G06087	9/1/2040	5.00	281,701
FED HM LN PC POOL G06172	12/1/2038	5.50	3,164,491
FED HM LN PC POOL G06385	8/1/2040	5.50	2,850,333
FED HM LN PC POOL G06506	12/1/2040	4.00	5,472,798
FED HM LN PC POOL G06507	2/1/2041	4.00	882,836
FED HM LN PC POOL G06601	12/1/2040	4.50	5,672,987
FED HM LN PC POOL G06669	9/1/2039	6.50	1,072,064
FED HM LN PC POOL G06817	5/1/2040	5.50	14,433,098
FED HM LN PC POOL G06875	12/1/2038	5.50	7,862,882
FED HM LN PC POOL G07129	9/1/2042	3.50	2,124,427
FED HM LN PC POOL G08273	6/1/2038	5.50	247,073
FED HM LN PC POOL G08368	10/1/2039	9.00	5,937,376
FED HM LN PC POOL G08372	11/1/2039	4.50	1,990,847
FED HM LN PC POOL G08464	10/1/2041	4.50	44,797
FED HM LN PC POOL G08492	5/1/2042	4.00	2,565,730
FED HM LN PC POOL G10834	9/1/2013	6.00	5,970
FED HM LN PC POOL G10907	5/1/2014	6.00	418
FED HM LN PC POOL G11300	8/1/2017	6.00	1,510
FED HM LN PC POOL G11410	7/1/2018	4.00	3,490,580
FED HM LN PC POOL G11557 G1 1557	3/1/2019	6.00	2,639
FED HM LN PC POOL G11634	11/1/2019	5.50	26,624
FED HM LN PC POOL G11652	1/1/2020	6.00	939,048
FED HM LN PC POOL G12467	11/1/2021	6.00	1,006,404
FED HM LN PC POOL G12978	12/1/2022	5.50	1,067,104

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FED HM LN PC POOL G13300	5/1/2023	4.50	356,140
FED HM LN PC POOL G13492	2/1/2024	5.00	807,070
FED HM LN PC POOL G13868	7/1/2025	4.50	1,557,015
FED HM LN PC POOL G14171	10/1/2024	6.00	1,031,009
FED HM LN PC POOL G14239	9/1/2026	4.00	652,749
FED HM LN PC POOL G14492	10/1/2025	4.00	2,007,459
FED HM LN PC POOL G18401	9/1/2026	3.50	547,047
FED HM LN PC POOL G18406	10/1/2026	3.00	—
FED HM LN PC POOL G20028 10/39 FIXED 7.5	12/1/2036	7.50	3,050,561
FED HM LN PC POOL G30591	2/1/2028	6.00	328,153
FED HM LN PC POOL J09212	1/1/2024	5.00	389,381
FED HM LN PC POOL J11089	4/1/2019	4.00	233,954
FED HM LN PC POOL J12398	6/1/2025	4.50	1,397,469
FED HM LN PC POOL J12439	6/1/2025	9.00	2,497,951
FED HM LN PC POOL J15658	6/1/2026	4.00	1,310,523
FED HM LN PC POOL J15719	6/1/2026	4.00	2,663,257
FED HM LN PC POOL J16059	7/1/2026	4.00	437,097
FED HM LN PC POOL Q04674	12/1/2041	4.00	191,152
FED HM LN PC POOL Q08313	5/1/2042	4.00	2,027,003
FED HM LN PC POOL Q08656	6/1/2042	4.00	1,053,009
FED HM LN PC POOL Q10241	8/1/2042	3.50	1,065,432
FED HM LN PC POOL Q10325	8/1/2042	3.50	9,276,493
FED HM LN PC POOL Q10448	8/1/2042	3.50	1,066,814
FED HM LN PC POOL Q11288	9/1/2042	3.50	1,063,767
FED HM LN PC POOL Q12520	10/1/2042	3.00	2,086,307
FED HM LN PC POOL Q13216	11/1/2042	3.50	3,087,466
FED HM LN PC POOL U61703	10/1/2042	3.50	3,476,588
FED HM LN PC POOL U61729	11/1/2042	3.50	5,543,093
FED HM LN PC POOL U61745	11/1/2042	3.50	1,086,975
FED HM LN PC POOL U90155	9/1/2042	4.00	4,752,642
FED HM LN PC POOL U90316	10/1/2042	4.00	4,538,211
FED HM LN PC POOL U90690	6/1/2042	3.50	426,996
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/13 0.00000	1/4/2013	0.01	2,529,997
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/13 0.00000	2/1/2013	0.01	7,449,754
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/13 0.00000	2/6/2013	0.01	4,108,840
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/13 0.00000	2/8/2013	0.01	1,399,943
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/13 0.00000	2/15/2013	0.01	2,699,868
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/13 0.00000	2/20/2013	0.01	2,464,867
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/13 0.00000	2/22/2013	0.01	6,399,635
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/13 0.00000	2/27/2013	0.01	16,998,946

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/13 0.00000	2/28/2013	0.01	2,378,850
FED HOME LN DISCOUNT NT DISCOUNT NOT 03/13 0.00000	3/4/2013	0.01	13,898,819
FED HOME LN DISCOUNT NT DISCOUNT NOT 03/13 0.00000	3/6/2013	0.01	8,099,287
FED HOME LN DISCOUNT NT DISCOUNT NOT 03/13 0.00000	3/13/2013	0.01	3,689,642
FED HOME LN DISCOUNT NT DISCOUNT NOT 03/13 0.00000	3/22/2013	0.01	14,993,856
FED HOME LN DISCOUNT NT DISCOUNT NOT 04/13 0.00000	4/17/2013	0.01	8,595,822
FED HOME LN DISCOUNT NT DISCOUNT NOT 05/13 0.00000	5/22/2013	0.01	35,068,010
FED NAT MTG	5/15/2031	6.50	1,277,003
FED REPUBLIC OF BRAZIL SR UNSECURED 01/41 5.625	1/7/2041	5.63	131,000
FEDERAL HOME LN MTG CORP MLTCL PREASSIGN 00449SER 2113 CL MW	1/15/2029	6.50	522,709
FEDERAL HOME LN MTG PC GTD SER 1510 CL 1510 G	5/15/2013	7.05	9,870
FEDERAL HOME LOAN BANK BONDS 01/14 0.375	1/29/2014	0.38	10,019,750
FEDERAL HOME LOAN BANK BONDS 02/13 2.625	2/26/2013	2.63	1,003,740
FEDERAL HOME LOAN BANK BONDS 03/16 3.125	3/11/2016	3.13	1,447,929
FEDERAL HOME LOAN BANK BONDS 05/14 1.375	5/28/2014	4.13	20,967,496
FEDERAL HOME LOAN BANK BONDS 06/13 4.25	6/14/2013	4.25	1,028,701
FEDERAL HOME LOAN BANK BONDS 06/13 5.375	6/14/2013	5.38	1,023,575
FEDERAL HOME LOAN BANK BONDS 06/14 5.375	6/13/2014	5.38	7,752,800
FEDERAL HOME LOAN BANK BONDS 06/14 6.625	6/30/2014	6.63	1,465,026
FEDERAL HOME LOAN BANK BONDS 07/36 5.5	7/15/2036	5.50	13,786,799
FEDERAL HOME LOAN BANK BONDS 09/13 2.625	9/13/2013	2.63	6,102,162
FEDERAL HOME LOAN BANK BONDS 11/13 0.375	11/27/2013	0.38	8,044,117
FEDERAL HOME LOAN BANK BONDS 11/17 5.	11/17/2017	5.00	1,510,548
FEDERAL HOME LOAN BANK BONDS 12/13 3.125	12/13/2013	3.13	12,848,238
FEDERAL HOME LOAN BANK BONDS 12/15 5.	12/21/2015	10.00	90,834
FEDERAL HOME LOAN BK IL SUB NOTES 06/16 5.625	6/13/2016	5.63	1,901,285
FEDERAL NATL MTG ASSN	12/1/2099	7.00	—
FEDERAL NATL MTG ASSN DISC NTS DISC NTS	2/27/2013	0.01	7,799,516
FEDERAL NATL MTG ASSN REMIC SER 1994043 CL PK	2/25/2024	6.35	1,347,621
FEDERAL NATL MTG ASSN SER 1999 6 CL PB	3/25/2019	6.00	426,596
FEDERAL NATL MTG ASSN SER 2005 44 CL PE	7/25/2033	5.00	2,366,348
FEDERAL NATL MTG ASSN SERIES 2004 58 CLASS MA	9/25/2032	4.50	42,356
FHLMC STRUCTURED PASS THROUGH FSPC T 21 A	10/25/2029	0.57	417,111
FHLMC STRUCTURED PASS THROUGH FSPC T 61 1A1	7/25/2044	1.55	1,699,943
FHR 2450 PG 03/22 FIXED 6	3/15/2022	6.00	1,563,116
FIDELITY NATIONAL INFORMATIO COMMON STOCK USD.01			1,649,820
FIDESSA GROUP PLC COMMON STOCK GBP.1			152,381
FIFTH THIRD BANCORP SR UNSECURED 01/16 3.625	1/25/2016	7.25	4,813,255
FINISAR CORPORATION COMMON STOCK USD.001			1,024,797

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FINMECCANICA SPA COMMON STOCK EUR4.4			210,573
FIRST HORIZON NATIONAL CORP COMMON STOCK USD.625			1,518,559
FIRSTENERGY CORP SR UNSECURED 11/31 7.375	11/15/2031	7.38	5,902,543
FISERV INC COMMON STOCK USD.01			7,571,074
FISERV INC COMPANY GUAR 06/16 3.125	6/15/2016	3.13	577,760
FLEETCOR TECHNOLOGIES INC COMMON STOCK USD.001			6,091,904
FLEXIUM INTERCONNECT INC COMMON STOCK TWD10.			142,766
FLIR SYSTEMS INC COMMON STOCK USD.01			420,343
FLORIDA POWER + LIGHT 12/42 3.8	12/15/2042	3.80	80,228
FLORIDA ST TURNPIKE AUTH FLSTRN 07/39 FIXED OID 6.8	7/1/2039	6.80	2,720,394
FLUGHAFEN ZUERICH AG REG COMMON STOCK CHF50.			314,517
FLUOR CORP COMMON STOCK USD.01			639,679
FMS WERTMANAGEMENT GOVT GUARANT 11/17 1.	11/21/2017	1.00	5,759,503
FMS WERTMANAGEMENT GOVT GUARANT REGS 02/17 1.625	2/22/2017	1.63	274,841
FMS WERTMANAGEMENT GOVT GUARANT REGS 05/19 1.875	5/9/2019	1.88	276,478
FNDUS 2.191 1/23 01/23 1	1/1/2023	1.00	449,867
FNMA POOL 100168	1/1/2021	9.50	10,256
FNMA POOL 555743	9/1/2033	5.00	924,354
FNMA POOL 027489	6/1/2016	9.50	2,810
FNMA POOL 050305	5/1/2020	9.50	4,304
FNMA POOL 050402	2/1/2021	9.00	545
FNMA POOL 050415	3/1/2021	9.00	1,025
FNMA POOL 050795	9/1/2023	7.00	4,173
FNMA POOL 050947	12/1/2023	7.00	47,718
FNMA POOL 050966	1/1/2024	7.00	17,896
FNMA POOL 050993	2/1/2024	7.00	14,639
FNMA POOL 060680	2/1/2028	4.43	80,085
FNMA POOL 070110	10/1/2016	10.00	1,763
FNMA POOL 108489	11/1/2020	9.00	16,634
FNMA POOL 113977	2/1/2021	9.00	6,765
FNMA POOL 190353	8/1/2034	5.00	38,671
FNMA POOL 190357	3/1/2035	5.00	30,059
FNMA POOL 190360	8/1/2035	5.00	24,963
FNMA POOL 190377	11/1/2036	5.00	29,965
FNMA POOL 190533	1/1/2024	7.00	7,610
FNMA POOL 242136	10/1/2023	7.00	620
FNMA POOL 245442	11/1/2023	7.00	5,286
FNMA POOL 251572	3/1/2013	7.00	42

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL 252210	2/1/2019	13.00	94,010
FNMA POOL 252869	11/1/2014	6.50	55,187
FNMA POOL 253153	2/1/2020	7.00	43,707
FNMA POOL 253799	5/1/2016	6.50	72,405
FNMA POOL 253947	8/1/2031	8.00	65,685
FNMA POOL 254223	2/1/2032	7.50	874
FNMA POOL 254793	7/1/2033	5.00	796,398
FNMA POOL 254817	6/1/2013	4.00	2,495
FNMA POOL 254957	10/1/2013	4.00	9,816
FNMA POOL 254976	10/1/2013	3.50	4,868
FNMA POOL 255174	3/1/2014	4.00	4,510
FNMA POOL 255235	5/1/2014	4.00	32,480
FNMA POOL 255750	5/1/2015	4.00	17,233
FNMA POOL 256901	9/1/2037	6.50	90,190
FNMA POOL 256937	10/1/2037	6.50	179,415
FNMA POOL 257239	6/1/2028	5.50	633,318
FNMA POOL 262211	12/1/2023	7.00	827
FNMA POOL 266624	1/1/2024	7.00	755
FNMA POOL 267989	2/1/2024	7.00	6,729
FNMA POOL 269212	1/1/2024	7.00	275
FNMA POOL 274621	3/1/2024	7.00	1,836
FNMA POOL 303675	10/1/2017	10.00	28,888
FNMA POOL 310096	8/1/2026	3.50	1,873,817
FNMA POOL 312206	6/1/2025	2.22	55,146
FNMA POOL 313499	10/1/2018	10.00	28,969
FNMA POOL 313947	1/1/2028	7.00	4,883
FNMA POOL 330089	4/1/2025	8.00	64,785
FNMA POOL 330126	8/1/2025	2.30	80,530
FNMA POOL 331427	11/1/2025	2.19	36,067
FNMA POOL 347547	8/1/2026	2.25	537
FNMA POOL 347633	7/1/2026	2.25	25,387
FNMA POOL 362968	1/1/2026	2.44	69,074
FNMA POOL 366826	1/1/2027	7.00	11,738
FNMA POOL 367801	5/1/2024	9.00	3,639
FNMA POOL 369996	1/1/2027	7.50	4,111
FNMA POOL 371049	2/1/2027	7.50	16,378
FNMA POOL 371073	2/1/2027	7.50	8,472
FNMA POOL 371871	2/1/2027	7.50	10,278
FNMA POOL 377038	4/1/2027	7.50	14,003
FNMA POOL 390986	8/1/2027	2.25	262,671

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL 392250	1/1/2013	7.00	157
FNMA POOL 396434	11/1/2027	7.50	602
FNMA POOL 396439	11/1/2027	7.50	9,589
FNMA POOL 397256	10/1/2027	7.50	895
FNMA POOL 397781	10/1/2027	7.50	7,808
FNMA POOL 398203	1/1/2013	7.00	102
FNMA POOL 398754	9/1/2027	7.50	7,015
FNMA POOL 400044	10/1/2027	7.50	6,899
FNMA POOL 401788	10/1/2027	7.50	3,690
FNMA POOL 471834	7/1/2017	1.40	347,464
FNMA POOL 479545	8/1/2029	7.00	6,153
FNMA POOL 487594	3/1/2014	12.00	22,642
FNMA POOL 489144	7/1/2014	12.00	3,661
FNMA POOL 492745	5/1/2029	7.00	23,004
FNMA POOL 503573	10/1/2029	7.00	3,745
FNMA POOL 507521	8/1/2029	7.00	16,465
FNMA POOL 509418	9/1/2029	7.00	2,956
FNMA POOL 509436	10/1/2029	7.00	16,265
FNMA POOL 509662	8/1/2029	7.00	3,775
FNMA POOL 511103	8/1/2029	7.00	22,704
FNMA POOL 511384	9/1/2029	7.00	4,436
FNMA POOL 514267	9/1/2029	7.00	3,619
FNMA POOL 515518	10/1/2029	7.00	5,093
FNMA POOL 517511	10/1/2029	7.00	28,120
FNMA POOL 518108	9/1/2029	7.00	11,087
FNMA POOL 522760	11/1/2029	7.00	14,326
FNMA POOL 523486	8/1/2030	8.00	1,243
FNMA POOL 529428	3/1/2030	8.00	4,108
FNMA POOL 533757	6/1/2030	8.00	16,632
FNMA POOL 534194	4/1/2030	8.00	5,902
FNMA POOL 534659	5/1/2015	7.00	16,041
FNMA POOL 545204	5/1/2036	3.25	165,086
FNMA POOL 545278	11/1/2031	15.00	187,102
FNMA POOL 546263	7/1/2030	8.00	248
FNMA POOL 554482	10/1/2030	7.50	199,330
FNMA POOL 555531	6/1/2033	5.50	2,444,945
FNMA POOL 569915	2/1/2016	7.00	88,138
FNMA POOL 569972	3/1/2031	7.50	80,508
FNMA POOL 569973	2/1/2031	8.00	37,829
FNMA POOL 572675	4/1/2031	7.50	124,639

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL 589396	7/1/2016	12.00	228,442
FNMA POOL 593848	7/1/2031	8.00	24,695
FNMA POOL 602065	9/1/2031	7.00	211,918
FNMA POOL 604576	9/1/2021	13.00	30,447
FNMA POOL 609504	10/1/2031	7.00	314,460
FNMA POOL 621101	1/1/2017	12.00	257,604
FNMA POOL 641089	5/1/2032	7.00	293,721
FNMA POOL 649952	6/1/2032	6.50	75,788
FNMA POOL 676654	1/1/2033	5.50	438,253
FNMA POOL 709562	5/1/2018	4.50	182,917
FNMA POOL 725162	2/1/2034	6.00	175,333
FNMA POOL 725425	4/1/2034	5.50	12,224,178
FNMA POOL 725946	11/1/2034	11.00	2,949,823
FNMA POOL 735061	11/1/2034	6.00	5,785,383
FNMA POOL 735141	1/1/2035	5.50	4,535,476
FNMA POOL 735208	10/1/2019	6.00	544,416
FNMA POOL 735224	2/1/2035	5.50	3,729,353
FNMA POOL 735288	3/1/2035	5.00	10,271,770
FNMA POOL 735382	4/1/2035	5.00	3,890,060
FNMA POOL 735439	9/1/2019	6.00	614,169
FNMA POOL 735500	5/1/2035	5.50	5,313,624
FNMA POOL 735501	5/1/2035	6.00	1,078,255
FNMA POOL 735503	4/1/2035	6.00	1,321,491
FNMA POOL 735561	4/1/2034	2.58	203,288
FNMA POOL 735580	6/1/2035	5.00	1,849,701
FNMA POOL 735676	7/1/2035	10.00	18,416,270
FNMA POOL 735809	8/1/2035	5.67	3,243,076
FNMA POOL 735893	10/1/2035	5.00	566,965
FNMA POOL 735989	2/1/2035	5.50	8,044,142
FNMA POOL 745000	10/1/2035	6.00	217,157
FNMA POOL 745140	11/1/2035	5.00	6,687,007
FNMA POOL 745327	3/1/2036	6.00	784,594
FNMA POOL 745412	12/1/2035	5.50	3,956,834
FNMA POOL 745619	5/1/2036	11.15	3,676,574
FNMA POOL 745830	4/1/2036	5.50	1,707,295
FNMA POOL 745885	10/1/2036	6.00	3,649,626
FNMA POOL 745948	10/1/2036	6.50	375,395
FNMA POOL 745959	11/1/2036	5.50	2,340,533
FNMA POOL 758777	4/1/2028	6.50	1,185
FNMA POOL 761037	1/1/2019	4.50	5,646

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL 779427	6/1/2034	5.50	1,019,664
FNMA POOL 811569	6/1/2021	6.00	98,605
FNMA POOL 813599	1/1/2036	2.31	374,177
FNMA POOL 825480	6/1/2035	2.33	677,724
FNMA POOL 827223	4/1/2035	5.18	5,289,065
FNMA POOL 827601	8/1/2019	5.50	527,662
FNMA POOL 831561	5/1/2036	6.50	241,037
FNMA POOL 833600	11/1/2035	6.50	39,554
FNMA POOL 836464	10/1/2035	4.29	2,101,294
FNMA POOL 836852	10/1/2035	4.16	1,529,749
FNMA POOL 843823	11/1/2035	4.23	1,019,114
FNMA POOL 843997	11/1/2035	4.24	488,906
FNMA POOL 844052	11/1/2035	4.26	512,032
FNMA POOL 844148	11/1/2035	4.25	405,145
FNMA POOL 844237	11/1/2035	4.34	339,887
FNMA POOL 844789	11/1/2035	4.22	413,145
FNMA POOL 866888	1/1/2036	2.57	500,994
FNMA POOL 872021	6/1/2021	6.00	128,785
FNMA POOL 872502	6/1/2036	5.55	4,331,282
FNMA POOL 879067	4/1/2036	2.73	2,129,942
FNMA POOL 879394	2/1/2021	5.00	95,354
FNMA POOL 880870	3/1/2036	6.50	52,322
FNMA POOL 884729	8/1/2036	2.77	390,949
FNMA POOL 884773	10/1/2036	2.72	544,109
FNMA POOL 888365	4/1/2022	6.00	190,023
FNMA POOL 888366	4/1/2037	7.00	1,021,446
FNMA POOL 888560	11/1/2035	6.00	2,379,760
FNMA POOL 888601	6/1/2020	5.50	858,928
FNMA POOL 888637	9/1/2037	6.00	575,227
FNMA POOL 888832	11/1/2037	6.50	150,295
FNMA POOL 888876	5/1/2033	5.50	6,418,931
FNMA POOL 888890	10/1/2037	6.50	1,107,188
FNMA POOL 888893	8/1/2037	5.50	226,092
FNMA POOL 889072	12/1/2037	6.50	1,237,747
FNMA POOL 889117	10/1/2035	5.00	2,523,069
FNMA POOL 889190	3/1/2038	6.00	432,954
FNMA POOL 889466	5/1/2038	6.00	2,025,939
FNMA POOL 889529	3/1/2038	6.00	699,229
FNMA POOL 889579	5/1/2038	6.00	2,098,697
FNMA POOL 890116	2/1/2023	7.00	2,067,812

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL 890119	4/1/2024	4.50	1,297,173
FNMA POOL 890236	8/1/2040	4.50	409,562
FNMA POOL 890248	8/1/2037	6.00	5,035,048
FNMA POOL 890268	10/1/2038	6.50	1,805,176
FNMA POOL 891654	6/1/2036	6.50	905,578
FNMA POOL 898736	5/1/2036	11.39	1,348,009
FNMA POOL 902425	11/1/2036	2.85	130,593
FNMA POOL 903261	10/1/2036	12.00	508,681
FNMA POOL 906666	12/1/2036	6.50	34,684
FNMA POOL 908172	1/1/2037	6.50	44,480
FNMA POOL 913984	2/1/2037	4.38	1,044,072
FNMA POOL 914875	4/1/2037	6.50	490,793
FNMA POOL 917162	6/1/2022	4.50	81,209
FNMA POOL 918653	6/1/2037	12.00	542,103
FNMA POOL 924874	10/1/2037	7.00	320,192
FNMA POOL 928746	9/1/2037	6.50	43,432
FNMA POOL 928938	12/1/2037	7.00	170,143
FNMA POOL 929298	3/1/2038	10.00	908,519
FNMA POOL 929397	5/1/2023	4.50	2,345,045
FNMA POOL 930719	3/1/2019	4.50	72,824
FNMA POOL 931307	6/1/2039	4.50	1,284,645
FNMA POOL 931991	9/1/2039	4.50	2,041,746
FNMA POOL 932058	10/1/2039	4.50	1,383,001
FNMA POOL 932426	1/1/2040	4.50	3,626,495
FNMA POOL 932495	2/1/2040	4.50	424,506
FNMA POOL 932561	2/1/2025	4.50	501,606
FNMA POOL 932669	3/1/2040	4.50	38,751
FNMA POOL 932850	12/1/2040	4.00	929,628
FNMA POOL 933409	3/1/2038	10.00	952,343
FNMA POOL 933638	8/1/2038	10.19	2,781,048
FNMA POOL 934202	11/1/2038	7.00	190,227
FNMA POOL 934648	11/1/2038	7.00	1,445,583
FNMA POOL 942798	8/1/2037	6.50	558,517
FNMA POOL 943699	8/1/2037	6.50	515,452
FNMA POOL 946065	9/1/2037	6.50	82,285
FNMA POOL 948849	8/1/2037	12.00	2,374,511
FNMA POOL 949563	11/1/2037	7.00	66,612
FNMA POOL 955183	11/1/2037	7.00	243,521
FNMA POOL 955762	10/1/2037	6.50	4,317
FNMA POOL 962005	3/1/2023	4.50	442,792

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL 962062	3/1/2038	10.00	1,083,672
FNMA POOL 962366	4/1/2023	4.50	478,621
FNMA POOL 962444	4/1/2038	10.00	558,631
FNMA POOL 962638	4/1/2023	4.50	55,799
FNMA POOL 963128	5/1/2023	4.50	345,719
FNMA POOL 963146	5/1/2023	4.50	58,453
FNMA POOL 963281	5/1/2023	4.50	379,667
FNMA POOL 965586	2/1/2023	4.50	15,072
FNMA POOL 966683	3/1/2023	4.50	151,055
FNMA POOL 968252	2/1/2038	7.00	195,952
FNMA POOL 969091	4/1/2023	4.50	365,812
FNMA POOL 971053	2/1/2039	4.50	271,183
FNMA POOL 972242	3/1/2038	6.50	2,910
FNMA POOL 972571	3/1/2038	10.00	1,174,028
FNMA POOL 972572	3/1/2038	10.00	580,881
FNMA POOL 973161	2/1/2038	6.50	440,288
FNMA POOL 974156	2/1/2038	7.00	192,361
FNMA POOL 974633	3/1/2023	4.50	290,804
FNMA POOL 975184	3/1/2038	10.00	327,149
FNMA POOL 975185	3/1/2038	10.00	252,005
FNMA POOL 975259	4/1/2023	4.50	1,221,455
FNMA POOL 975441	3/1/2038	10.00	386,744
FNMA POOL 975453	3/1/2038	10.00	155,439
FNMA POOL 975454	3/1/2038	10.00	147,295
FNMA POOL 979973	9/1/2036	5.00	81,953
FNMA POOL 981273	4/1/2023	4.50	1,078,281
FNMA POOL 981276	4/1/2023	4.50	277,968
FNMA POOL 982047	5/1/2038	5.50	405,979
FNMA POOL 982305	5/1/2023	4.50	288,012
FNMA POOL 984253	5/1/2023	4.50	899,798
FNMA POOL 984632	6/1/2038	9.72	4,440,475
FNMA POOL 985626	4/1/2033	6.00	1,062,295
FNMA POOL 985867	8/1/2038	7.00	292,112
FNMA POOL 987325	9/1/2038	11.14	2,099,981
FNMA POOL 987560	8/1/2038	6.50	25,880
FNMA POOL 987891	9/1/2038	7.00	12,052
FNMA POOL 991549	11/1/2038	7.00	170,209
FNMA POOL 992249	11/1/2038	7.00	95,592
FNMA POOL 992262	1/1/2039	5.00	105,811
FNMA POOL 995072	8/1/2038	5.50	1,875,404

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL 995113	9/1/2036	5.50	8,624,292
FNMA POOL 995149	10/1/2038	6.50	1,137,530
FNMA POOL 995203	7/1/2035	5.00	8,336,296
FNMA POOL 995381	1/1/2024	6.00	549,971
FNMA POOL 995527	9/1/2023	4.50	292,890
FNMA POOL 995899	2/1/2038	6.00	958,208
FNMA POOL AA0472	3/1/2039	4.00	634,137
FNMA POOL AA2700	1/1/2039	5.00	65,703
FNMA POOL AA4598	4/1/2024	4.50	38,244
FNMA POOL AA4749	12/1/2025	3.50	9,133,050
FNMA POOL AA4777	12/1/2025	3.50	35,883
FNMA POOL AB1228	7/1/2040	5.00	145,331
FNMA POOL AB2059	1/1/2026	3.50	370,197
FNMA POOL AB2189	2/1/2041	4.50	4,336,887
FNMA POOL AB2639	5/1/2041	4.50	5,374,912
FNMA POOL AB2801	4/1/2026	3.50	2,211,698
FNMA POOL AB3008	5/1/2026	3.50	87,395
FNMA POOL AB3171	6/1/2026	3.50	219,835
FNMA POOL AB3517	9/1/2041	4.50	730,744
FNMA POOL AB3701	10/1/2041	4.50	4,381,242
FNMA POOL AB3745	10/1/2041	4.00	5,703,336
FNMA POOL AB3949	11/1/2041	4.50	729,031
FNMA POOL AB4074	12/1/2031	3.50	—
FNMA POOL AB4689	3/1/2042	3.50	2,024,595
FNMA POOL AB5232	5/1/2027	2.50	5,132,092
FNMA POOL AB5236	5/1/2027	3.00	1,389,904
FNMA POOL AB5423	6/1/2042	3.50	1,019,856
FNMA POOL AB5425	6/1/2042	3.50	846,275
FNMA POOL AB5593	7/1/2042	3.50	1,066,318
FNMA POOL AB5711	7/1/2027	2.50	7,382,038
FNMA POOL AB6229	9/1/2042	3.50	4,212,576
FNMA POOL AB6238	9/1/2042	3.50	1,057,951
FNMA POOL AB6284	9/1/2027	2.50	15,587,142
FNMA POOL AB6286	9/1/2027	2.50	3,789,688
FNMA POOL AB6340	10/1/2027	2.50	19,054,285
FNMA POOL AB6782	11/1/2027	2.50	36,463,563
FNMA POOL AB6832	11/1/2042	3.50	3,173,569
FNMA POOL AB6861	11/1/2032	3.00	2,937,550
FNMA POOL AB6956	11/1/2032	3.00	2,727,481
FNMA POOL AB7130	12/1/2042	3.50	4,881,320

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL AB7136	12/1/2032	3.00	1,784,133
FNMA POOL AB7343	12/1/2032	3.00	2,098,961
FNMA POOL AB7347	12/1/2032	3.00	1,049,489
FNMA POOL AB7426	12/1/2042	3.00	1,580,275
FNMA POOL AB7443	12/1/2032	3.00	2,526,114
FNMA POOL AC0728	8/1/2039	5.00	61,125
FNMA POOL AC1578	8/1/2039	4.00	1,420,081
FNMA POOL AC1889	9/1/2039	4.00	867,009
FNMA POOL AC2953	9/1/2039	4.50	628,009
FNMA POOL AD0217	8/1/2037	6.00	330,676
FNMA POOL AD0249	4/1/2037	5.50	2,264,683
FNMA POOL AD0296	12/1/2036	2.64	621,505
FNMA POOL AD0329	10/1/2029	6.50	322,081
FNMA POOL AD0402	2/1/2023	5.00	2,649,914
FNMA POOL AD0452	4/1/2021	6.00	2,474,961
FNMA POOL AD0471	1/1/2024	5.50	1,372,554
FNMA POOL AD0860	4/1/2025	4.50	2,703,095
FNMA POOL AD1612	2/1/2025	4.50	4,022,512
FNMA POOL AD4178	6/1/2040	4.50	1,921,619
FNMA POOL AD5108	12/1/2025	3.50	37,679
FNMA POOL AD6510	5/1/2040	5.00	85,842
FNMA POOL AD6967	6/1/2025	4.50	39,486
FNMA POOL AD9143	8/1/2040	4.50	193,422
FNMA POOL AD9153	8/1/2040	4.50	619,582
FNMA POOL AD9687	8/1/2040	4.00	—
FNMA POOL AD9713	8/1/2040	5.00	603,881
FNMA POOL AE0028	10/1/2039	6.00	3,427,253
FNMA POOL AE0081	7/1/2024	6.00	925,269
FNMA POOL AE0113	7/1/2040	4.00	1,447,557
FNMA POOL AE0676	1/1/2026	3.50	801,365
FNMA POOL AE0758	2/1/2039	7.00	4,932,635
FNMA POOL AE0949	2/1/2041	4.00	6,820,731
FNMA POOL AE0967	6/1/2039	3.50	2,125,658
FNMA POOL AE1807	10/1/2040	4.00	42,870
FNMA POOL AE1840	8/1/2040	5.00	169,708
FNMA POOL AE1862	8/1/2040	5.00	1,238,228
FNMA POOL AE2123	1/1/2026	3.50	162,995
FNMA POOL AE2542	9/1/2040	3.50	—
FNMA POOL AE3505	1/1/2026	3.50	694,457
FNMA POOL AE3727	12/1/2040	3.50	—

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL AE4003	11/1/2025	3.50	210,684
FNMA POOL AE4456	2/1/2041	4.00	262,562
FNMA POOL AE4664	10/1/2040	4.00	384,926
FNMA POOL AE5287	3/1/2024	3.50	45,652
FNMA POOL AE5916	10/1/2025	4.50	154,274
FNMA POOL AE6090	10/1/2040	4.00	868,417
FNMA POOL AE6121	10/1/2040	4.00	4,236,280
FNMA POOL AE6191	11/1/2040	4.00	162,186
FNMA POOL AE7202	11/1/2025	3.50	795,917
FNMA POOL AE7283	10/1/2040	4.00	41,990
FNMA POOL AE7314	11/1/2040	4.00	7,909
FNMA POOL AE7522	11/1/2025	3.50	174,401
FNMA POOL AE7758	11/1/2025	3.50	8,282,631
FNMA POOL AE8158	8/1/2024	4.50	61,223
FNMA POOL AE8446	11/1/2040	4.00	14,783
FNMA POOL AE8886	12/1/2025	3.50	275,335
FNMA POOL AE9234	12/1/2025	3.50	55,760
FNMA POOL AE9300	11/1/2025	3.50	425,906
FNMA POOL AE9387	12/1/2040	4.00	13,801
FNMA POOL AH0055	2/1/2041	4.50	5,567,346
FNMA POOL AH0210	12/1/2040	4.50	2,824,296
FNMA POOL AH0330	12/1/2025	3.50	69,260
FNMA POOL AH0376	12/1/2025	3.50	181,092
FNMA POOL AH0827	12/1/2025	3.50	415,131
FNMA POOL AH0864	12/1/2040	4.00	58,293
FNMA POOL AH0969	12/1/2025	3.50	1,026,756
FNMA POOL AH1115	1/1/2041	4.50	5,501,092
FNMA POOL AH1266	1/1/2041	4.00	1,684,282
FNMA POOL AH1298	11/1/2025	3.50	570,067
FNMA POOL AH1508	12/1/2040	4.50	3,006,348
FNMA POOL AH1886	1/1/2026	3.50	1,159,888
FNMA POOL AH1893	2/1/2026	3.50	269,700
FNMA POOL AH1921	5/1/2026	3.50	90,565
FNMA POOL AH2080	12/1/2025	3.50	743,162
FNMA POOL AH2235	12/1/2025	3.50	493,366
FNMA POOL AH2380	1/1/2041	4.00	6,068,125
FNMA POOL AH2442	1/1/2041	4.00	176,518
FNMA POOL AH2531	1/1/2026	3.50	156,842
FNMA POOL AH2793	1/1/2026	3.50	331,359
FNMA POOL AH2849	1/1/2026	3.50	370,302

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL AH2857	1/1/2026	3.50	882,177
FNMA POOL AH3203	1/1/2041	4.00	743,454
FNMA POOL AH3235	2/1/2026	3.50	371,396
FNMA POOL AH3355	1/1/2026	4.50	175,601
FNMA POOL AH3394	1/1/2041	4.00	3,617,895
FNMA POOL AH3431	1/1/2026	3.50	1,384,495
FNMA POOL AH3569	1/1/2026	3.50	438,940
FNMA POOL AH3769	2/1/2026	3.50	191,925
FNMA POOL AH3924	1/1/2026	3.50	16,355,590
FNMA POOL AH4058	1/1/2026	3.50	25,672
FNMA POOL AH4307	2/1/2041	4.50	6,679,802
FNMA POOL AH4346	2/1/2026	3.50	808,229
FNMA POOL AH4383	3/1/2026	3.50	2,131,215
FNMA POOL AH4668	2/1/2026	3.50	4,778,875
FNMA POOL AH4875	2/1/2026	3.50	352,036
FNMA POOL AH5049	3/1/2026	3.50	41,719
FNMA POOL AH5287	2/1/2026	3.50	1,718,880
FNMA POOL AH5290	1/1/2026	3.50	161,253
FNMA POOL AH5510	1/1/2026	3.50	603,530
FNMA POOL AH5616	2/1/2026	3.50	2,758,921
FNMA POOL AH6297	5/1/2026	3.50	90,537
FNMA POOL AH6593	2/1/2026	3.50	480,055
FNMA POOL AH6822	3/1/2026	3.50	771,280
FNMA POOL AH6940	2/1/2026	3.50	62,047
FNMA POOL AH6958	2/1/2041	2.97	1,347,479
FNMA POOL AH7185	2/1/2026	3.50	500,081
FNMA POOL AH7429	8/1/2026	3.50	224,101
FNMA POOL AH8112	3/1/2026	3.50	174,847
FNMA POOL AH8653	4/1/2026	3.50	640,303
FNMA POOL AI0432	6/1/2026	3.50	152,735
FNMA POOL AI0511	4/1/2041	5.00	271,282
FNMA POOL AI0527	4/1/2026	3.50	570,494
FNMA POOL AI0892	4/1/2026	3.50	238,464
FNMA POOL AI1051	6/1/2026	4.00	2,239,929
FNMA POOL AI1242	4/1/2026	3.50	872,394
FNMA POOL AI1277	5/1/2026	3.50	160,942
FNMA POOL AI1863	5/1/2041	5.00	540,510
FNMA POOL AI1892	5/1/2041	5.00	2,772,697
FNMA POOL AI2091	5/1/2026	3.50	151,304
FNMA POOL AI2299	5/1/2041	4.50	6,124,069

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL AI2433	5/1/2041	5.00	577,406
FNMA POOL AI2443	5/1/2041	5.00	395,099
FNMA POOL AI2462	5/1/2041	5.00	395,944
FNMA POOL AI2737	5/1/2041	5.00	81,089
FNMA POOL AI3445	5/1/2026	3.50	359,630
FNMA POOL AI4261	6/1/2041	5.00	305,831
FNMA POOL AI5130	9/1/2026	3.50	92,769
FNMA POOL AI6004	7/1/2041	4.50	844,233
FNMA POOL AI6553	7/1/2041	4.50	956,626
FNMA POOL AI7730	8/1/2026	3.50	23,788
FNMA POOL AI8630	7/1/2042	4.00	188,901
FNMA POOL AI9940	9/1/2041	5.00	1,757,898
FNMA POOL AJ1414	9/1/2041	4.50	1,856,210
FNMA POOL AJ1416	9/1/2041	4.50	2,014,033
FNMA POOL AJ2288	9/1/2041	4.00	1,819,177
FNMA POOL AJ5304	11/1/2041	4.00	9,898,463
FNMA POOL AJ6935	11/1/2026	3.50	4,112,918
FNMA POOL AJ7689	12/1/2041	4.00	18,012,547
FNMA POOL AJ8414	2/1/2042	4.00	737,461
FNMA POOL AK0968	2/1/2027	3.00	1,508,840
FNMA POOL AK1140	2/1/2027	3.00	1,016,175
FNMA POOL AK1608	1/1/2027	3.00	1,003,719
FNMA POOL AK2686	2/1/2027	3.00	—
FNMA POOL AK2760	3/1/2042	4.00	647,458
FNMA POOL AK3818	2/1/2027	3.00	—
FNMA POOL AK4444	6/1/2042	4.00	182,874
FNMA POOL AK6966	3/1/2027	3.00	1,509,047
FNMA POOL AL0007	12/1/2034	5.00	3,347,436
FNMA POOL AL0009	12/1/2034	5.50	3,722,377
FNMA POOL AL0215	4/1/2041	4.50	4,228,001
FNMA POOL AL0379	12/1/2036	8.00	568,902
FNMA POOL AL0476	11/1/2040	5.00	2,189,798
FNMA POOL AL0484	5/1/2040	5.50	2,040,000
FNMA POOL AL0496	8/1/2024	4.50	278,891
FNMA POOL AL0533	7/1/2041	3.24	4,753,749
FNMA POOL AL0851	10/1/2040	6.00	16,837,500
FNMA POOL AL0998	10/1/2041	4.50	2,008,317
FNMA POOL AL1051	9/1/2041	4.50	1,621,966
FNMA POOL AL1469	2/1/2039	7.00	5,508,218
FNMA POOL AL1470	4/1/2037	7.00	1,920,611

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL AL1711	8/1/2041	4.50	52,681,755
FNMA POOL AL1842	5/1/2042	3.50	58,334
FNMA POOL AL1938	12/1/2026	4.00	5,596,160
FNMA POOL AL1945	6/1/2042	3.50	1,039,659
FNMA POOL AL2389	9/1/2042	3.50	2,108,377
FNMA POOL AL2682	5/1/2041	4.00	13,154,593
FNMA POOL AL2683	9/1/2026	4.00	6,761,413
FNMA POOL AL2688	10/1/2040	6.00	25,115,521
FNMA POOL AL2781	12/1/2042	3.50	12,344,168
FNMA POOL AO0454	8/1/2042	3.50	1,076,497
FNMA POOL AO0527	5/1/2027	3.00	992,294
FNMA POOL AO0572	10/1/2027	2.50	36,775,129
FNMA POOL AO0936	4/1/2027	2.50	13,179,481
FNMA POOL AO2986	5/1/2042	4.00	15,751,749
FNMA POOL AO3369	5/1/2042	3.50	2,630,027
FNMA POOL AO4143	6/1/2042	4.00	3,173,924
FNMA POOL AO4144	6/1/2042	4.00	16,542,371
FNMA POOL AO4595	6/1/2042	4.00	4,591,979
FNMA POOL AO5157	6/1/2027	2.50	8,245,563
FNMA POOL AO5941	6/1/2042	3.50	638,203
FNMA POOL AO6482	7/1/2042	2.32	726,602
FNMA POOL AO7348	8/1/2042	4.00	1,033,701
FNMA POOL AO7626	6/1/2027	2.50	666,667
FNMA POOL AO8011	7/1/2042	3.50	535,187
FNMA POOL AO8044	7/1/2042	3.50	121,050
FNMA POOL AO8599	7/1/2027	2.50	1,506,644
FNMA POOL AO8632	7/1/2042	3.50	951,264
FNMA POOL AO9368	7/1/2042	3.50	1,582,122
FNMA POOL AO9944	7/1/2042	3.50	10,873
FNMA POOL AP0006	7/1/2042	2.03	1,851,008
FNMA POOL AP0645	7/1/2032	3.50	191,812
FNMA POOL AP1689	7/1/2027	2.50	—
FNMA POOL AP1860	9/1/2027	2.50	206,012
FNMA POOL AP2611	9/1/2042	3.50	1,091,525
FNMA POOL AP3308	9/1/2042	3.50	1,062,332
FNMA POOL AP3902	10/1/2042	3.00	1,048,109
FNMA POOL AP4498	9/1/2027	2.50	10,847,307
FNMA POOL AP4710	8/1/2042	3.50	2,041,798
FNMA POOL AP7126	10/1/2027	5.00	8,110,529
FNMA POOL AP8057	9/1/2042	3.50	1,073,046

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FNMA POOL AP8903	10/1/2042	3.50	1,070,942
FNMA POOL AP9736	10/1/2042	3.50	13,846,494
FNMA POOL AQ0706	11/1/2027	2.50	20,411,186
FNMA POOL AQ1802	10/1/2042	3.50	1,077,425
FNMA POOL AQ2854	10/1/2027	2.50	27,956,539
FNMA POOL AQ5369	12/1/2042	3.50	5,861,117
FNMA POOL AQ6099	11/1/2032	3.00	524,724
FNMA POOL AQ7083	12/1/2042	3.50	5,868,083
FNMA POOL MA0006	3/1/2039	4.00	81,620
FNMA POOL MA0243	11/1/2029	5.00	1,780,911
FNMA POOL MA0320	2/1/2030	5.00	618,502
FNMA POOL MA0583	12/1/2040	4.00	20,721
FNMA POOL MA0629	1/1/2021	3.50	117,119
FNMA POOL MA0648	2/1/2026	3.50	3,056,780
FNMA POOL MA0706	4/1/2031	4.50	888,328
FNMA POOL MA0734	5/1/2031	4.50	2,568,050
FNMA POOL MA0776	6/1/2031	9.00	2,552,595
FNMA POOL MA0806	7/1/2026	3.50	442,644
FNMA POOL MA0833	8/1/2021	3.00	509,308
FNMA POOL MA0836	8/1/2026	3.50	95,728
FNMA POOL MA0884	10/1/2026	3.50	409,744
FNMA POOL MA0913	11/1/2031	4.50	1,481,347
FNMA POOL MA0939	12/1/2031	4.50	1,511,910
FNMA POOL MA0968	12/1/2031	4.50	278,229
FNMA POOL MA1146	8/1/2042	4.00	9,263,750
FNMA POOL MA1177	9/1/2042	3.50	2,956
FNMA POOL MA1213	10/1/2042	3.50	7,103,074
FNMA POOL MA1237	11/1/2032	3.00	3,865,394
FNMA POOL MA1275	12/1/2032	3.00	7,973,752
FORD CREDIT AUTO LEASE TRUST FORDL 2012 A A3	1/15/2015	0.85	8,306,735
FORD CREDIT AUTO OWNER TRUST FORDO 2009 A A4	5/15/2014	6.07	2,805,944
FORD CREDIT AUTO OWNER TRUST FORDO 2009 B A4	7/15/2014	4.50	1,152,113
FORD CREDIT AUTO OWNER TRUST FORDO 2011 A A3	1/15/2015	0.97	374,628
FORD CREDIT AUTO OWNER TRUST FORDO 2011 A A4	5/15/2016	1.65	1,015,847
FORD CREDIT AUTO OWNER TRUST FORDO 2011 B A3	6/15/2015	0.84	12,038,413
FORD CREDIT AUTO OWNER TRUST FORDO 2012 A A4	6/15/2017	1.15	862,003
FORD CREDIT AUTO OWNER TRUST FORDO 2012 B A2	1/15/2015	0.57	17,846,072
FORD CREDIT AUTO OWNER TRUST FORDO 2012 B A3	12/15/2016	0.72	1,204,601
FORD CREDIT AUTO OWNER TRUST FORDO 2012 D A3	4/15/2017	0.51	659,697
FORD CREDIT FLOORPLAN MASTER O FORDF 2012 2 A	1/15/2019	1.92	9,236,012

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FORD CREDIT FLOORPLAN MASTER O FORDF 2012 4 C	9/15/2016	1.39	6,359,865
FORD MOTOR CO COMMON STOCK USD.01			4,610,200
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/15 3.875	1/15/2015	7.75	6,319,629
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/20 8.125	1/15/2020	16.25	5,163,949
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/15 2.75	5/15/2015	2.75	2,546,322
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/18 5.	5/15/2018	5.00	1,119,988
FORD MOTOR CREDIT CO LLC SR UNSECURED 06/14 8.	6/1/2014	8.00	185,366
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/17 6.625	8/15/2017	6.63	2,722,526
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/21 5.875	8/2/2021	5.88	2,422,239
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/22 4.25	9/20/2022	4.25	1,776,407
FORD MOTOR CREDIT CO LLC SR UNSECURED 10/14 8.7	10/1/2014	8.70	123,198
FOREST CITY ENTERPRISES CL A COMMON STOCK USD.333			1,390,515
FOREST LABORATORIES INC COMMON STOCK USD.1			5,634,282
FORTINET INC COMMON STOCK USD.001			4,894,350
FORTUNE BRANDS HOME + SECURI COMMON STOCK USD.01			2,030,374
FORUM ENERGY TECHNOLOGIES IN COMMON STOCK			1,034,550
FRANCE TELECOM SR UNSECURED 07/14 4.375	7/8/2014	4.38	789,321
FRANCE TELECOM SR UNSECURED 09/15 2.125	9/16/2015	2.13	426,844
FRANCESCAS HOLDINGS CORP COMMON STOCK USD.01			1,243,744
FRANKLIN RESOURCES INC COMMON STOCK USD.1			2,668,611
FRAPORT AG COMMON STOCK NPV			2,560,237
FRED OLSEN ENERGY ASA COMMON STOCK NOK20.			178,138
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/13 0.00000	1/3/2013	0.01	999,999
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/13 0.00000	1/7/2013	0.01	1,999,994
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/13 0.00000	1/14/2013	0.01	919,994
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/13 0.00000	1/28/2013	0.01	799,989
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 03/13 0.00000	3/4/2013	0.01	699,941
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 03/13 0.00000	3/21/2013	0.01	4,649,498
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 10/13 0.00000	10/15/2013	0.01	26,977,996
FREDDIE MAC FHR 2135 OH	3/15/2029	6.50	522,003
FREDDIE MAC FHR 2248 FB	9/15/2030	0.71	14,514
FREDDIE MAC FHR 2338 ZC	7/15/2031	6.50	681,251
FREDDIE MAC FHR 2430 WF	3/15/2032	6.50	253,399
FREDDIE MAC FHR 2541 EQ	12/15/2017	5.00	1,615,209
FREDDIE MAC FHR 2564 HJ	2/15/2018	5.00	500,441
FREDDIE MAC FHR 2575 KA	11/15/2017	5.00	186,655
FREDDIE MAC FHR 2595 DC	4/15/2023	5.00	340,167
FREDDIE MAC FHR 2600 MD	6/15/2032	5.50	630,160
FREDDIE MAC FHR 2638 JG	2/15/2033	5.00	1,908,531

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FREDDIE MAC FHR 2649 KA	7/15/2018	4.50	1,119,742
FREDDIE MAC FHR 2666 OC	1/15/2022	5.50	51,492
FREDDIE MAC FHR 2684 PE	1/15/2033	5.00	470,214
FREDDIE MAC FHR 2692 QD	12/15/2022	5.00	1,269,690
FREDDIE MAC FHR 2696 CE	4/15/2017	4.00	63,325
FREDDIE MAC FHR 2699 TG	5/15/2017	4.00	74,142
FREDDIE MAC FHR 2707 QE	11/15/2018	4.50	1,289,600
FREDDIE MAC FHR 2764 UE	10/15/2032	5.00	820,108
FREDDIE MAC FHR 2769 EV	1/15/2023	5.00	186,189
FREDDIE MAC FHR 2772 DJ	2/15/2018	4.50	84,844
FREDDIE MAC FHR 2780 YD	4/15/2019	5.00	491,674
FREDDIE MAC FHR 2797 PG	1/15/2033	5.50	433,367
FREDDIE MAC FHR 2808 FT	4/15/2033	0.56	592,493
FREDDIE MAC FHR 2810 PD	6/15/2033	6.00	188,614
FREDDIE MAC FHR 2812 FL	2/15/2023	0.41	1,478,259
FREDDIE MAC FHR 2827 QE	3/15/2033	5.50	926,606
FREDDIE MAC FHR 2864 LE	6/15/2033	5.00	256,117
FREDDIE MAC FHR 2921 MD	6/15/2033	5.00	349,900
FREDDIE MAC FHR 2931 QC	1/15/2019	4.50	1,180,858
FREDDIE MAC FHR 2955 OG	7/15/2033	5.00	187,673
FREDDIE MAC FHR 2980 QA	5/15/2035	6.00	329,413
FREDDIE MAC FHR 2990 DE	11/15/2034	1.00	2,918,907
FREDDIE MAC FHR 3005 ED	7/15/2025	5.00	300,872
FREDDIE MAC FHR 3055 CF	10/15/2035	1.00	1,706,727
FREDDIE MAC FHR 3062 MC	3/15/2035	5.25	920,893
FREDDIE MAC FHR 3067 PK	5/15/2034	5.50	2,070,554
FREDDIE MAC FHR 3151 PD	11/15/2034	6.00	534,793
FREDDIE MAC FHR 3209 EG	8/15/2020	4.50	1,630,682
FREDDIE MAC FHR 3266 C	2/15/2020	5.00	87,697
FREDDIE MAC FHR 3277 A	1/15/2021	4.00	184,725
FREDDIE MAC FHR 3327 LD	6/15/2033	5.50	643,027
FREDDIE MAC FHR 3329 WK	12/15/2031	6.00	3,717
FREDDIE MAC FHR 3439 CY	4/15/2023	4.50	3,809,295
FREDDIE MAC FHR 3616 FG	3/15/2032	1.00	2,469,459
FREDDIE MAC FHR 3648 CY	3/15/2030	4.50	363,778
FREDDIE MAC FHR 3653 HJ	4/15/2040	5.00	962,632
FREDDIE MAC FHR 3662 PJ	4/15/2040	5.00	366,784
FREDDIE MAC FHR 3677 PB	5/15/2040	4.50	553,493
FREDDIE MAC FHR 3876 CA	6/15/2026	2.75	4,811,451
FREDDIE MAC FHR 3877 FA	11/15/2040	0.56	10,757,521

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FREDDIE MAC FHR 4009 FG	2/15/2042	0.66	4,455,161
FREDDIE MAC FHR 4042 EB	8/15/2039	6.50	6,561,173
FREDDIE MAC FHR 4052 LF	5/15/2042	1.00	9,332,599
FREDDIE MAC NOTES 01/13 5.26	1/30/2013	5.26	1,129,352
FREDDIE MAC NOTES 01/14 5.	1/30/2014	5.00	8,703,198
FREDDIE MAC NOTES 01/18 0.75	1/12/2018	0.75	3,257,785
FREDDIE MAC NOTES 01/22 2.375	1/13/2022	2.38	14,416,515
FREDDIE MAC NOTES 02/14 0.4	2/27/2014	0.40	8,476,923
FREDDIE MAC NOTES 02/14 1.375	2/25/2014	1.38	11,011,036
FREDDIE MAC NOTES 03/17 1.	3/8/2017	1.00	1,519,118
FREDDIE MAC NOTES 04/13 1.625	4/15/2013	1.63	13,909,597
FREDDIE MAC NOTES 04/14 1.35	4/29/2014	1.35	2,029,736
FREDDIE MAC NOTES 04/14 4.5	4/2/2014	4.50	2,104,842
FREDDIE MAC NOTES 04/16 5.25	4/18/2016	5.25	6,939,990
FREDDIE MAC NOTES 05/15 0.6	5/22/2015	0.60	8,477,757
FREDDIE MAC NOTES 05/16 2.5	5/27/2016	2.50	5,334,770
FREDDIE MAC NOTES 05/17 1.25	5/12/2017	1.25	7,673,760
FREDDIE MAC NOTES 06/15 0.42	6/19/2015	0.42	7,639,436
FREDDIE MAC NOTES 08/14 0.375	8/28/2014	0.38	3,205,616
FREDDIE MAC NOTES 08/14 1.	8/20/2014	1.00	1,011,668
FREDDIE MAC NOTES 08/14 1.	8/27/2014	1.00	2,025,876
FREDDIE MAC NOTES 08/16 2.	8/25/2016	4.00	13,928,990
FREDDIE MAC NOTES 08/19 1.25	8/1/2019	1.25	665,920
FREDDIE MAC NOTES 09/17 1.	9/29/2017	2.00	3,890,452
FREDDIE MAC NOTES 10/13 0.5	10/15/2013	1.00	20,100,366
FREDDIE MAC NOTES 10/13 0.875	10/28/2013	0.88	3,811,630
FREDDIE MAC NOTES 10/19 1.25	10/2/2019	1.25	1,375,962
FREDDIE MAC NOTES 11/13 0.375	11/27/2013	1.13	56,974,986
FREDDIE MAC NOTES 11/14 0.75	11/25/2014	0.75	17,144,218
FREDDIE MAC NOTES 11/15 0.5	11/27/2015	0.50	12,961,272
FREDDIE MAC NOTES 12/14 0.625	12/29/2014	1.88	37,908,391
FREDDIE MAC SENIOR NOTES 11/16 0.625	11/1/2016	0.63	1,680,696
FREDDIE MAC WHOLE LOAN FHW 2005 S001 2A2	9/25/2045	0.36	1,177,884
FREDDIEMAC STRIP FHS 279 35	9/15/2042	3.50	447,876
FREEPORT MCMORAN C + G SR UNSECURED 02/15 1.4	2/13/2015	2.80	3,450,752
FREEPORT MCMORAN C + G SR UNSECURED 03/17 2.15	3/1/2017	2.15	260,376
FREEPORT MCMORAN C + G SR UNSECURED 03/22 3.55	3/1/2022	7.10	4,224,966
FRESENIUS MEDICAL CARE AG + COMMON STOCK NPV			1,801,517
FRESENIUS SE + CO KGAA COMMON STOCK NPV			2,208,577
FTI CONSULTING INC COMMON STOCK USD.01			1,472,064

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
FUCHS PETROLUB AG PREF PREFERENCE			237,059
FUSION IO INC COMMON STOCK USD.0002			11,440,694
G + K SERVICES INC CL A COMMON STOCK USD.5			1,544,161
GAMESTOP CORP CLASS A COMMON STOCK USD.001			1,538,017
GARDNER DENVER INC COMMON STOCK USD.01			1,411,100
GAZPROM (GAZ CAPITAL SA) SR UNSECURED 144A 04/18 8.146	4/11/2018	8.15	1,393,855
GAZPROM (GAZ CAPITAL SA) SR UNSECURED REGS 04/34 8.625	4/28/2034	8.63	230,267
GAZPROM OAO (RBS AG) SR UNSECURED REGS 03/13 9.625	3/1/2013	9.63	81,054
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2005 GG3 A3	8/10/2042	9.14	8,140,732
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2005 GG3 AJ	8/10/2042	4.86	898,440
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2005 GG5 A2	4/10/2037	5.12	58,837
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2006 GG7 A4	7/10/2038	11.73	4,995,584
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2007 GG9 A2	3/10/2039	10.76	6,352,462
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2007 GG9 A3	3/10/2039	5.45	3,087,039
GE CAPITAL CREDIT CARD MASTER GEMNT 2009 4 A	11/15/2017	3.80	2,334,383
GE CAPITAL CREDIT CARD MASTER GEMNT 2012 6 A	8/17/2020	1.36	2,121,124
GE COMMERCIAL MORTGAGE CORPORA GECMC 2005 C2 A3	5/10/2043	4.84	590,798
GE COMMERCIAL MORTGAGE CORPORA GECMC 2007 C1 A2	12/10/2049	5.42	2,034,737
GE EQUIPMENT TRANSPORTATION LL GEET 2012 2 A3	7/25/2016	0.62	2,820,228
GEA GROUP AG COMMON STOCK NPV			305,030
GENENTECH INC SR UNSECURED 07/15 4.75	7/15/2015	4.75	4,102,494
GENERAL DYNAMICS CORP COMPANY GUAR 01/15 1.375	1/15/2015	1.38	7,591,745
GENERAL DYNAMICS CORP COMPANY GUAR 11/22 2.25	11/15/2022	2.25	875,834
GENERAL ELEC CAP CORP SR SECURED 12/15 1.	12/11/2015	1.00	2,888,577
GENERAL ELEC CAP CORP SR SECURED 12/15 VAR	12/11/2015	0.91	1,501,745
GENERAL ELEC CAP CORP SR SECURED 12/19 2.1	12/11/2019	2.10	77,218
GENERAL ELEC CAP CORP SR UNSECURED 01/13 2.8	1/8/2013	2.80	5,796,640
GENERAL ELEC CAP CORP SR UNSECURED 01/15 2.15	1/9/2015	2.15	15,407,025
GENERAL ELEC CAP CORP SR UNSECURED 01/17 2.9	1/9/2017	2.90	290,769
GENERAL ELEC CAP CORP SR UNSECURED 01/39 6.875	1/10/2039	13.75	7,652,853
GENERAL ELEC CAP CORP SR UNSECURED 03/15 4.875	3/4/2015	9.75	8,592,970
GENERAL ELEC CAP CORP SR UNSECURED 03/17 VAR	3/20/2017	0.48	350,354
GENERAL ELEC CAP CORP SR UNSECURED 05/14 5.9	5/13/2014	11.80	9,849,061
GENERAL ELEC CAP CORP SR UNSECURED 05/18 5.625	5/1/2018	11.25	7,992,104

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
GENERAL ELEC CAP CORP SR UNSECURED 05/20 5.55	5/4/2020	5.55	249,643
GENERAL ELEC CAP CORP SR UNSECURED 06/14 5.5	6/4/2014	5.50	1,067,509
GENERAL ELEC CAP CORP SR UNSECURED 06/14 5.65	6/9/2014	5.65	747,963
GENERAL ELEC CAP CORP SR UNSECURED 07/15 1.625	7/2/2015	3.25	3,009,118
GENERAL ELEC CAP CORP SR UNSECURED 09/13 1.875	9/16/2013	1.88	5,922,841
GENERAL ELEC CAP CORP SR UNSECURED 09/14 4.75	9/15/2014	4.75	3,843,328
GENERAL ELEC CAP CORP SR UNSECURED 09/15 4.375	9/21/2015	4.38	871,926
GENERAL ELEC CAP CORP SR UNSECURED 09/20 4.375	9/16/2020	4.38	351,554
GENERAL ELEC CAP CORP SR UNSECURED 09/22 3.15	9/7/2022	3.15	1,195,381
GENERAL ELEC CAP CORP SR UNSECURED 10/16 3.35	10/17/2016	3.35	1,271,962
GENERAL ELEC CAP CORP SR UNSECURED 10/21 4.65	10/17/2021	4.65	188,271
GENERAL ELEC CAP CORP SR UNSECURED 11/14 3.75	11/14/2014	3.75	4,745,057
GENERAL ELEC CAP CORP SR UNSECURED 11/15 2.25	11/9/2015	4.50	3,180,762
GENERAL ELEC CAP CORP SR UNSECURED 12/13 VAR	12/17/2013	0.43	12,819,610
GENERAL ELEC CAP CORP SUBORDINATED 11/67 VAR	11/15/2067	6.38	6,509,350
GENERAL ELEC CAPT CO	1/17/2013		984,881
GENERAL ELECTRIC CO COMMON STOCK USD.06			12,963,424
GENERAL ELECTRIC CO SR UNSECURED 10/15 0.85	10/9/2015	1.70	5,158,119
GENERAL ELECTRIC CO SR UNSECURED 10/22 2.7	10/9/2022	5.40	2,242,475
GENERAL MILLS INC COMMON STOCK USD.1			6,111,608
GENERAL MILLS INC SR UNSECURED 02/17 5.7	2/15/2017	5.70	1,498,247
GENERAL MILLS INC SR UNSECURED 08/13 5.25	8/15/2013	10.50	1,106,320
GENERAL MILLS INC SR UNSECURED 12/21 3.15	12/15/2021	3.15	78,397
GENERAL MOTORS CO COMMON STOCK USD.01			891,424
GENESEE + WYOMING INC CL A COMMON STOCK USD.01			8,012,974
GENPACT LTD COMMON STOCK USD.01			6,563,956
GENTING HONG KONG LTD COMMON STOCK USD.1			168,705
GENWORTH FINANCIAL INC CL A COMMON STOCK USD.001			776,872
GEORGIA POWER COMPANY SR UNSECURED 05/22 2.85	5/15/2022	2.85	721,162
GEORGIA POWER COMPANY SR UNSECURED 08/15 0.75	8/10/2015	0.75	2,715,604
GEORGIA POWER COMPANY SR UNSECURED 11/13 6.	11/1/2013	6.00	182,763
GEORGIA POWER COMPANY SR UNSECURED 11/15 0.625	11/15/2015	0.63	5,577,959
GEOSPACE TECHNOLOGIES CORP COMMON STOCK USD.01			1,559,757
GERDAU HOLDINGS INC COMPANY GUAR 144A 01/20 7.	1/20/2020	7.00	1,011,375
GERDAU HOLDINGS INC COMPANY GUAR REGS 01/20 7.	1/20/2020	7.00	116,250
GERDAU TRADE INC COMPANY GUAR 144A 01/21 5.75	1/30/2021	5.75	1,012,000
GETINGE AB B SHS COMMON STOCK NPV			859,074
GFK SE COMMON STOCK NPV			270,055
GIANT MANUFACTURING COMMON STOCK TWD10.			286,683

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
GILDAN ACTIVEWEAR INC COMMON STOCK NPV			1,287,616
GILEAD SCIENCES INC COMMON STOCK USD.001			15,882,167
GILEAD SCIENCES INC SR UNSECURED 12/14 2.4	12/1/2014	7.20	1,247,786
GIMV NV COMMON STOCK			190,876
GLAXOSMITHKLINE CAP INC COMPANY GUAR 05/13 4.85	5/15/2013	4.85	930,358
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/15 0.75	5/8/2015	1.50	7,505,471
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/17 1.5	5/8/2017	3.00	1,506,590
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/22 2.85	5/8/2022	2.85	3,167,889
GLAXOSMITHKLINE PLC COMMON STOCK GBP.25			5,227,852
GLOBAL ALL CAP FUND WELLINGTON			249,602,636
GLOBAL PAYMENTS INC COMMON STOCK NPV			3,266,130
GLORY LTD COMMON STOCK			235,226
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2003 C2 A2	5/10/2040	5.45	11,797,239
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2005 C1 A3	5/10/2043	4.54	965,764
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2006 C1 A4	11/10/2045	5.24	4,271,909
GMAC MORTGAGE CORPORATION LOAN GMACM 2005 AR4 3A1	7/19/2035	3.59	4,687,377
GMAC MORTGAGE CORPORATION LOAN GMACM 2005 AR6 2A1	11/19/2035	3.08	—
GMO INTERNET INC COMMON STOCK			102,610
GNC HOLDINGS INC CL A COMMON STOCK USD.001			1,913,600
GNMA II POOL 002958	8/20/2030	8.00	33,659
GNMA II POOL 003529	3/20/2034	5.00	12,203
GNMA II POOL 003879	7/20/2036	6.00	9,306
GNMA II POOL 004006	7/20/2037	6.00	5,668
GNMA II POOL 004028	9/20/2037	6.00	271,734
GNMA II POOL 004040	10/20/2037	6.50	66,925
GNMA II POOL 004041	10/20/2037	7.00	925,779
GNMA II POOL 004060	12/20/2037	6.00	257,638
GNMA II POOL 004073	1/20/2038	6.00	551,112
GNMA II POOL 004099	3/20/2038	6.00	103,155
GNMA II POOL 004195	7/20/2038	6.00	43,142
GNMA II POOL 004222	8/20/2038	6.00	295,218
GNMA II POOL 004223	8/20/2038	6.50	3,864,986
GNMA II POOL 004224	8/20/2038	7.00	1,126,900
GNMA II POOL 004245	9/20/2038	12.00	3,715,010
GNMA II POOL 004247	9/20/2038	7.00	934,590
GNMA II POOL 004268	10/20/2038	6.00	33,085
GNMA II POOL 004291	11/20/2038	6.00	1,589,407

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
GNMA II POOL 004292	11/20/2038	6.50	2,073,359
GNMA II POOL 004371	2/20/2039	6.00	49,749
GNMA II POOL 004423	4/20/2039	4.50	30,345
GNMA II POOL 004447	5/20/2039	5.00	525,099
GNMA II POOL 004520	8/20/2039	5.00	2,568,162
GNMA II POOL 004543	9/20/2039	6.00	152,356
GNMA II POOL 004559	10/20/2039	5.00	5,486,111
GNMA II POOL 004602	12/20/2039	6.00	36,562
GNMA II POOL 004617	1/20/2040	4.50	1,817,022
GNMA II POOL 004696	5/20/2040	9.00	4,223,198
GNMA II POOL 004697	5/20/2040	5.00	887,852
GNMA II POOL 004717	6/20/2040	6.00	104,457
GNMA II POOL 004745	7/20/2040	4.00	1,915,776
GNMA II POOL 004746	7/20/2040	9.00	13,315,164
GNMA II POOL 004747	7/20/2040	5.00	5,394,475
GNMA II POOL 004772	8/20/2040	5.00	10,705,570
GNMA II POOL 004774	8/20/2040	6.00	1,397,308
GNMA II POOL 004800	9/20/2040	4.00	1,962,345
GNMA II POOL 004801	9/20/2040	4.50	79,079
GNMA II POOL 004802	9/20/2040	5.00	1,113,277
GNMA II POOL 004833	10/20/2040	4.00	6,313,425
GNMA II POOL 004834	10/20/2040	4.50	259,064
GNMA II POOL 004837	10/20/2040	6.00	370,838
GNMA II POOL 004854	11/20/2040	4.50	499,866
GNMA II POOL 004855	11/20/2040	5.00	5,084,905
GNMA II POOL 004883	12/20/2040	9.00	2,414,215
GNMA II POOL 004905	12/20/2040	6.00	1,708,821
GNMA II POOL 004922	1/20/2041	4.00	1,312,992
GNMA II POOL 004923	1/20/2041	9.00	1,669,883
GNMA II POOL 004945	2/20/2041	4.00	992,752
GNMA II POOL 004978	3/20/2041	9.00	26,924,557
GNMA II POOL 004979	3/20/2041	5.00	2,853,260
GNMA II POOL 004984	3/20/2041	5.50	2,522,469
GNMA II POOL 004991	3/20/2041	6.00	686,824
GNMA II POOL 005016	4/20/2041	4.00	841,981
GNMA II POOL 005017	4/20/2041	4.50	2,903,164
GNMA II POOL 005018	4/20/2041	10.00	2,441,527
GNMA II POOL 005019	4/20/2041	6.00	502,937
GNMA II POOL 005056	5/20/2041	5.00	53,316
GNMA II POOL 005063	5/20/2041	6.00	561,347

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
GNMA II POOL 005082	6/20/2041	4.50	194,770
GNMA II POOL 005083	6/20/2041	5.00	916,845
GNMA II POOL 005115	7/20/2041	4.50	409,211
GNMA II POOL 005116	7/20/2041	5.00	501,113
GNMA II POOL 005140	8/20/2041	4.50	3,783,900
GNMA II POOL 005189	9/20/2041	6.00	1,041,521
GNMA II POOL 005240	11/20/2041	6.00	1,267,106
GNMA II POOL 005259	12/20/2041	4.00	523,243
GNMA II POOL 005269	12/20/2041	6.00	132,671
GNMA II POOL 005280	1/20/2042	4.00	769,001
GNMA II POOL 005305	2/20/2042	4.00	5,045,357
GNMA II POOL 005326	3/20/2027	3.00	990,057
GNMA II POOL 008358	1/20/2024	1.63	33,419
GNMA II POOL 008399	4/20/2024	1.75	30,265
GNMA II POOL 008744	11/20/2025	1.63	69,878
GNMA II POOL 008770	12/20/2025	1.63	78,848
GNMA II POOL 008781	1/20/2026	1.63	1,626
GNMA II POOL 008788 POOL 8788	1/20/2026	1.63	21,624
GNMA II POOL 080012	11/20/2026	1.63	32,896
GNMA II POOL 080106	8/20/2027	1.75	35,554
GNMA II POOL 080397	4/20/2030	2.00	6,640
GNMA II POOL MA0023	4/20/2042	4.00	1,586,773
GNMA II POOL MA0221	7/20/2042	4.00	16,034,371
GNMA II POOL MA0318	8/20/2042	3.50	7,019,872
GNMA II POOL MA0319	8/20/2042	4.00	1,481,783
GNMA II POOL MA0392	9/20/2042	3.50	5,401,797
GNMA II POOL MA0462	10/20/2042	7.00	17,212,507
GNMA II POOL MA0534	11/20/2042	3.50	28,541,656
GNMA POOL 136713	3/15/2016	9.50	1,089
GNMA POOL 146412	4/15/2016	9.50	764
GNMA POOL 252622	10/15/2018	9.50	5,282
GNMA POOL 297862	11/15/2021	8.50	5,097
GNMA POOL 298906	5/15/2021	8.50	993
GNMA POOL 300672	4/15/2022	8.50	9,859
GNMA POOL 306283	10/15/2021	8.50	12,511
GNMA POOL 315855	1/15/2022	8.50	4,635
GNMA POOL 322562	4/15/2022	8.50	15,059
GNMA POOL 389023	11/15/2022	8.50	504
GNMA POOL 438506	1/15/2027	7.00	19,933
GNMA POOL 476784	8/15/2028	7.00	33,769

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
GNMA POOL 497630	2/15/2029	6.00	11,239
GNMA POOL 498387	2/15/2029	6.00	10,965
GNMA POOL 521330	5/15/2035	5.00	785,279
GNMA POOL 523278	7/15/2031	6.00	58,480
GNMA POOL 543812	2/15/2031	6.00	53,872
GNMA POOL 586373	2/15/2035	5.00	30,511
GNMA POOL 594106	9/15/2033	4.50	397,089
GNMA POOL 595611	1/15/2035	5.00	33,244
GNMA POOL 603692	6/15/2034	5.00	45,692
GNMA POOL 604497	7/15/2033	5.00	30,365
GNMA POOL 604791	11/15/2033	5.50	232,846
GNMA POOL 607451	1/15/2034	5.00	68,682
GNMA POOL 607465	2/15/2034	5.00	64,691
GNMA POOL 610410	8/15/2033	5.00	42,175
GNMA POOL 615272	7/15/2033	4.50	526,729
GNMA POOL 615656	10/15/2033	5.00	25,570
GNMA POOL 617483	3/15/2037	6.50	27,991
GNMA POOL 617531	5/15/2037	6.50	6,845
GNMA POOL 617798	11/15/2037	6.50	73,266
GNMA POOL 623871	6/15/2034	5.00	38,989
GNMA POOL 633701	9/15/2033	5.00	44,090
GNMA POOL 636484	3/15/2035	5.00	45,915
GNMA POOL 637746	12/15/2034	5.00	30,028
GNMA POOL 638222	12/15/2034	5.00	32,474
GNMA POOL 643362	10/15/2035	5.00	35,962
GNMA POOL 645258	12/15/2037	6.50	16,107
GNMA POOL 646609	7/15/2040	4.50	1,426,371
GNMA POOL 647560	5/15/2036	6.50	308,991
GNMA POOL 655691	9/15/2036	6.50	11,261
GNMA POOL 656487	9/15/2036	6.50	323,874
GNMA POOL 670518	6/15/2037	6.50	85,227
GNMA POOL 672767	6/15/2038	6.50	125,581
GNMA POOL 672922	7/15/2038	6.50	293,242
GNMA POOL 673069	9/15/2038	6.50	185,351
GNMA POOL 673213	10/15/2038	6.50	311,095
GNMA POOL 673230	11/15/2038	6.50	592,021
GNMA POOL 673571	8/15/2037	6.50	13,605
GNMA POOL 676769	3/15/2038	6.50	435,148
GNMA POOL 677232	8/15/2038	6.50	579,441
GNMA POOL 677382	10/15/2038	6.50	368,681

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
GNMA POOL 687112	10/15/2038	6.50	84,481
GNMA POOL 689792	8/15/2038	6.50	380,166
GNMA POOL 689805	8/15/2023	7.00	48,449
GNMA POOL 689835	8/15/2038	6.50	24,483
GNMA POOL 689844	9/15/2038	6.50	25,913
GNMA POOL 689859	9/15/2038	6.50	204,465
GNMA POOL 691650	9/15/2038	6.50	11,090
GNMA POOL 691937	8/15/2038	6.50	5,240
GNMA POOL 692119	10/15/2038	6.50	25,292
GNMA POOL 693545	7/15/2038	6.50	96,378
GNMA POOL 694601	9/15/2038	6.50	30,634
GNMA POOL 694644	8/15/2038	6.50	50,814
GNMA POOL 695773	11/15/2038	6.50	43,631
GNMA POOL 697562	11/15/2038	6.50	358,688
GNMA POOL 697594	11/15/2038	6.50	337,145
GNMA POOL 697713	12/15/2038	6.50	63,115
GNMA POOL 699071	8/15/2038	6.50	8,255
GNMA POOL 699246	9/15/2038	6.50	12,892
GNMA POOL 699271	9/15/2038	6.50	42,476
GNMA POOL 699283	9/15/2038	6.50	293,034
GNMA POOL 699879	9/15/2042	3.00	8,656,332
GNMA POOL 700767	10/15/2038	6.50	228,831
GNMA POOL 703634	12/15/2038	6.50	239,095
GNMA POOL 705358	12/15/2038	6.50	33,038
GNMA POOL 722778	9/15/2039	6.50	26,347
GNMA POOL 723344	9/15/2039	4.00	1,491,363
GNMA POOL 723430	11/15/2039	4.50	926,406
GNMA POOL 728627	1/15/2040	4.50	809,847
GNMA POOL 732087	5/15/2040	4.50	139,524
GNMA POOL 733600	4/15/2040	10.00	490,719
GNMA POOL 733627	5/15/2040	10.00	1,077,779
GNMA POOL 737111	4/15/2040	4.50	1,881,903
GNMA POOL 738108	3/15/2041	4.50	1,745,445
GNMA POOL 745243	7/15/2040	4.00	2,948,633
GNMA POOL 745793	7/15/2040	4.50	2,620,530
GNMA POOL 771561	8/15/2041	4.00	935,088
GNMA POOL 780049	11/15/2021	9.50	9,763
GNMA POOL 780151	12/15/2021	9.00	56,985
GNMA POOL 780345	12/15/2021	9.50	24,232
GNMA POOL 781213	12/15/2017	8.00	13,027

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
GNMA POOL 781804	9/15/2034	6.00	845,441
GNMA POOL 781847	12/15/2034	6.00	752,103
GNMA POOL 781885	3/15/2035	5.00	52,092
GNMA POOL 781902	2/15/2035	6.00	711,976
GNMA POOL 781958	7/15/2035	5.00	72,006
GNMA POOL 782282	2/15/2038	6.50	193,965
GNMA POOL 782376	8/15/2038	6.50	157,667
GNMA POOL 782557	1/15/2039	5.00	10,688,008
GNMA POOL 782587	2/15/2039	6.50	173,844
GNMA POOL 782619	4/15/2039	5.00	7,158,496
GNMA POOL 782696	6/15/2039	5.00	1,083,339
GNMA POOL 782716	7/15/2039	5.00	830,634
GNMA POOL 782838	7/15/2019	4.50	625,663
GNMA POOL 782958	5/15/2040	5.00	3,741,313
GNMA POOL 783289	4/15/2041	4.50	308,478
GNMA POOL 783571	12/15/2033	5.00	2,582,197
GNMA POOL 783609	10/15/2040	4.50	5,863,518
GNMA POOL 783610	11/15/2041	4.50	3,984,327
GNMA POOL AA1777	9/15/2042	3.00	8,311,145
GNMA REMIC TRUST 2010 H20 10/60 VAR	10/20/2060	0.54	8,283,581
GNR 2006 3 B 01/37 FIXED 5.091	1/16/2037	5.09	3,112,582
GNR 2010 H010 FC 05/60 FRN	5/20/2060	1.22	5,453,432
GNR 2010 H22 FE 05/59 VAR	5/20/2059	0.56	4,417,011
GNR 2011 H09 AF 03/61 VAR	3/20/2061	0.71	1,809,032
GNR 2011 H11 FB 04/20 VAR	4/20/2061	0.71	10,445,374
GOLD FIELDS OROGEN HOLD COMPANY GUAR 144A 10/20 4.875	10/7/2020	4.88	1,071,211
GOLDCREST CO LTD COMMON STOCK			157,157
GOLDMAN SACHS CAPITAL II LIMITD GUARA 06/43 VAR	6/1/2043	4.00	93,730
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01			16,141,698
GOLDMAN SACHS GROUP INC SR UNSECURED 01/14 5.15	1/15/2014	5.15	1,042,906
GOLDMAN SACHS GROUP INC SR UNSECURED 01/15 VAR	1/12/2015	1.00	9,614,524
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/18/2018	35.70	15,994,960
GOLDMAN SACHS GROUP INC SR UNSECURED 01/22 5.75	1/24/2022	23.00	8,860,679
GOLDMAN SACHS GROUP INC SR UNSECURED 02/14 VAR	2/7/2014	1.31	2,005,844
GOLDMAN SACHS GROUP INC SR UNSECURED 02/16 3.625	2/7/2016	10.88	1,905,341
GOLDMAN SACHS GROUP INC SR UNSECURED 02/19 7.5	2/15/2019	7.50	308,272
GOLDMAN SACHS GROUP INC SR UNSECURED 02/41 6.25	2/1/2041	6.25	5,018,107
GOLDMAN SACHS GROUP INC SR UNSECURED 03/20 5.375	3/15/2020	16.13	4,463,787
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 6.15	4/1/2018	18.45	20,711,160
GOLDMAN SACHS GROUP INC SR UNSECURED 05/14 6.	5/1/2014	12.00	2,064,641

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
GOLDMAN SACHS GROUP INC SR UNSECURED 06/20 6.	6/15/2020	6.00	534,695
GOLDMAN SACHS GROUP INC SR UNSECURED 07/13 4.75	7/15/2013	9.50	132,726
GOLDMAN SACHS GROUP INC SR UNSECURED 07/21 5.25	7/27/2021	21.00	9,518,800
GOLDMAN SACHS GROUP INC SR UNSECURED 08/15 3.7	8/1/2015	7.40	955,128
GOLDMAN SACHS GROUP INC SR UNSECURED 10/13 5.25	10/15/2013	21.00	15,198,116
GOLDMAN SACHS GROUP INC SR UNSECURED 10/16 5.75	10/1/2016	5.75	3,982,521
GOLDMAN SACHS GROUP INC SR UNSECURED 11/14 5.5	11/15/2014	5.50	3,101,803
GOLDMAN SACHS GROUP INC SUBORDINATED 10/37 6.75	10/1/2037	13.50	4,941,306
GOLDMAN SACHS NG TRI PARTY REPO	1/14/2013	0.51	58,000,000
GOOGLE INC CL A COMMON STOCK USD.001			77,883,151
GOVERNMENT NATIONAL MORTGAGE A GNR 1999 11 ZB	4/20/2029	6.50	448,493
GOVERNMENT NATIONAL MORTGAGE A GNR 2000 26 DF	9/20/2030	0.61	15,337
GOVERNMENT NATIONAL MORTGAGE A GNR 2000 29 F	9/20/2030	0.71	24,209
GOVERNMENT NATIONAL MORTGAGE A GNR 2000 30 FB	10/16/2030	0.66	14,994
GOVERNMENT NATIONAL MORTGAGE A GNR 2002 31 FW	6/16/2031	0.61	37,059
GOVERNMENT NATIONAL MORTGAGE A GNR 2004 19 KE	3/16/2034	5.00	414,652
GOVERNMENT NATIONAL MORTGAGE A GNR 2006 38 FZ	9/16/2035	0.31	1,088,213
GOVERNMENT NATIONAL MORTGAGE A GNR 2007 70 PE	11/20/2037	5.50	365,202
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 100 FG	11/16/2039	0.84	8,180,202
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 76 CF	9/16/2039	1.01	3,679,266
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 96 FT	7/20/2038	0.96	4,088,165
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 116 FA	9/20/2040	0.81	7,125,369
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 14 QP	12/20/2039	6.00	801,426
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 28 FG	12/20/2040	0.71	11,610,110
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 48 QA	8/16/2039	5.00	1,912,724
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 94 FA	7/20/2041	1.00	2,444,027
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 84 AB	7/16/2033	5.00	2,689,997
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 96 WP	8/16/2042	6.50	2,723,938
GRACO INC COMMON STOCK USD1.			1,657,978
GRAND CANYON EDUCATION INC COMMON STOCK USD.01			2,606,330
GRANITE MASTER ISSUER PLC GRANM 2005 1 A4	12/20/2054	0.41	55,726
GRANITE MORTGAGES PLC. GRAN 2003 2 1A3 REGS	7/20/2043	0.82	667,210
GRANITE MORTGAGES PLC. GRAN 2004 3 2A1	9/20/2044	0.66	448,583
GREAT EAGLE HOLDINGS LTD COMMON STOCK HKD.5			321,639
GREATBATCH INC COMMON STOCK USD.001			1,379,991
GREENPOINT MORTGAGE FUNDING TR GPMF 2005 AR1 A2	6/25/2045	0.43	1,306,749
GREENPOINT MORTGAGE FUNDING TR GPMF 2006 OH1 A1	1/25/2037	0.39	2,081,841
GROUP 1 AUTOMOTIVE INC COMMON STOCK USD.01			1,708,444
GRUPO AEROPORTUARIO DEL CENT COMMON STOCK NPV			320,565

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
GS MORTGAGE SECURITIES TRUST GSMS 2004 GG2 A6	8/10/2038	5.40	7,623,939
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 A2	4/10/2038	5.51	5,641,591
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 A4	4/10/2038	5.55	3,152,352
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 AAB	4/10/2038	5.59	134,494
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG8 A2	11/10/2039	5.48	1,147,230
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG8 A4	11/10/2039	11.12	5,871,005
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG8 AAB	11/10/2039	5.54	143,723
GS MORTGAGE SECURITIES TRUST GSMS 2007 EOP A1 144A	3/6/2020	1.10	272,494
GS MORTGAGE SECURITIES TRUST GSMS 2007 EOP C 144A	3/6/2020	2.01	3,006,042
GS MORTGAGE SECURITIES TRUST GSMS 2007 GG10 A4	8/10/2045	11.59	5,729,943
GS MORTGAGE SECURITIES TRUST GSMS 2012 ALOH A 144A	4/10/2034	3.55	1,253,067
GSAA HOME EQUITY TRUST GSAA 2006 5 2A1	3/25/2036	0.28	223,580
GSAMP TRUST GSAMP 2004 AR1 A2B	6/25/2034	0.81	2,143,180
GSAMP TRUST GSAMP 2004 AR1 M1	6/25/2034	0.86	740,106
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP2 1AF 144A	3/25/2035	0.56	2,745,001
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP3 1AF 144A	9/25/2035	0.56	792,918
GSR MORTGAGE LOAN TRUST GSR 2003 2F 3A1	3/25/2032	6.00	8,828
GSR MORTGAGE LOAN TRUST GSR 2005 AR3 2A1	5/25/2035	0.65	50,490
GULFMARK OFFSHORE INC CL A COMMON STOCK USD.01			2,948,679
GULFPORT ENERGY CORP COMMON STOCK USD.01			2,222,264
H LUNDBECK A/S COMMON STOCK DKK5.			1,039,638
H2O RETAILING CORP COMMON STOCK			269,658
HAEMONETICS CORP/MASS COMMON STOCK USD.01			2,767,890
HALLIBURTON CO COMMON STOCK USD2.5			8,639,545
HALLIBURTON COMPANY SR UNSECURED 11/21 3.25	11/15/2021	3.25	69,613
HANESBRANDS INC COMMON STOCK USD.01			2,005,920
HANG LUNG PROPERTIES LTD COMMON STOCK HKD1.			762,961
HANGER INC COMMON STOCK USD.01			952,128
HANOVER INSURANCE GROUP INC/ COMMON STOCK USD.01			1,631,729
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2003 1 A	5/19/2033	2.76	40,635
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 4 4A	7/19/2035	3.11	2,178,655
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 9 2A1A	6/20/2035	0.55	2,920,191
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2012 1 A2	8/15/2015	0.50	28,030,296
HARRIS TEETER SUPERMARKETS I COMMON STOCK NPV			1,642,656
HARRY WINSTON DIAMOND CORP COMMON STOCK NPV			52,059
HARRY WINSTON DIAMOND CORP COMMON STOCK NPV			183,929

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
HARTFORD FINANCIAL SVCS GRP COMMON STOCK USD.01			2,365,176
HARTFORD FINL SVCS GRP SR UNSECURED 03/14 4.75	3/1/2014	4.75	2,871,231
HARTFORD FINL SVCS GRP SR UNSECURED 03/20 5.5	3/30/2020	5.50	1,237,397
HARTFORD FINL SVCS GRP SR UNSECURED 04/22 5.125	4/15/2022	5.13	651,925
HASBRO INC COMMON STOCK USD.5			3,306,390
HAULOTTE GROUP COMMON STOCK EUR.13			135,802
HCA HOLDINGS INC COMMON STOCK USD.01			1,813,217
HCP INC SR UNSECURED 02/14 2.7	2/1/2014	10.80	3,265,574
HCP INC SR UNSECURED 02/20 2.625	2/1/2020	2.63	65,742
HEALTH CARE REIT INC SR UNSECURED 03/16 3.625	3/15/2016	3.63	2,693,785
HEALTHCARE SERVICES GROUP COMMON STOCK USD.01			2,165,036
HEALTHSOUTH CORP COMMON STOCK USD.01			1,263,539
HEARTWARE INTERNATIONAL INC COMMON STOCK			75,555
HEICO CORP COMMON STOCK USD.01			737,063
HELIX ENERGY SOLUTIONS GROUP COMMON STOCK NPV			3,774,024
HELMERICH + PAYNE COMMON STOCK USD.1			1,786,719
HENKEL AG + CO KGAA VORZUG PREFERENCE			685,804
HENRY SCHEIN INC COMMON STOCK USD.01			1,205,934
HERBALIFE LTD COMMON STOCK USD.002			981,612
HERTZ GLOBAL HOLDINGS INC COMMON STOCK USD.01			2,420,976
HERTZ VEHICLE FINANCING LLC HERTZ 2009 2A A2 144A	3/25/2016	5.29	2,392,870
HESS CORP SR UNSECURED 02/19 8.125	2/15/2019	8.13	4,303,670
HESS CORP SR UNSECURED 08/31 7.3	8/15/2031	7.30	323,216
HESS CORP SR UNSECURED 10/29 7.875	10/1/2029	7.88	76,472
HEWLETT PACKARD CO COMMON STOCK USD.01			584,678
HEWLETT PACKARD CO SR UNSECURED 03/14 6.125	3/1/2014	6.13	1,681,947
HEWLETT PACKARD CO SR UNSECURED 09/13 1.25	9/13/2013	1.25	849,990
HEWLETT PACKARD CO SR UNSECURED 09/15 2.125	9/13/2015	2.13	699,516
HEWLETT PACKARD CO SR UNSECURED 12/14 2.625	12/9/2014	2.63	3,035,304
HEWLETT PACKARD CO SR UNSECURED 12/16 3.3	12/9/2016	3.30	559,839
HEWLETT PACKARD CO SR UNSECURED 12/21 4.65	12/9/2021	4.65	306,186
HEXCEL CORP COMMON STOCK USD.01			1,765,880
HIBBETT SPORTS INC COMMON STOCK USD.01			954,397
HIGHWOODS PROPERTIES INC REIT USD.01			1,109,470
HIKMA PHARMACEUTICALS PLC COMMON STOCK GBP.1			615,213
HILLTOP HOLDINGS INC COMMON STOCK USD.01			1,158,415
HISTORIC TW INC COMPANY GUAR 02/23 9.15	2/1/2023	9.15	147,672
HITACHI LTD COMMON STOCK			3,334,158
HITACHI TRANSPORT SYSTEM LTD COMMON STOCK			281,024
HITTITE MICROWAVE CORP COMMON STOCK USD.01			1,069,114

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
HJ HEINZ CO SR UNSECURED 03/17 1.5	3/1/2017	1.50	1,324,194
HJ HEINZ CO SR UNSECURED 09/16 2.	9/12/2016	2.00	515,939
HMS HOLDINGS CORP COMMON STOCK USD.01			3,978,927
HOLCIM LTD REG COMMON STOCK CHF2.			1,722,144
HOLOGIC INC COMMON STOCK USD.01			2,297,441
HOME BANCSHARES INC COMMON STOCK USD.01			1,283,190
HOME CAPITAL GROUP INC COMMON STOCK NPV			415,276
HOME DEPOT INC SR UNSECURED 09/20 3.95	9/15/2020	3.95	97,321
HOME PROPERTIES INC REIT USD.01			1,054,532
HOMEAWAY INC COMMON STOCK USD.0001			1,839,200
HON HAI PRECISION INDUSTRY COMMON STOCK TWD10.			260,219
HONDA AUTO RECEIVABLES OWNER T HAROT 2010 2 A3	3/18/2014	1.34	176,841
HONDA AUTO RECEIVABLES OWNER T HAROT 2010 2 A4	8/18/2016	1.93	1,513,128
HONDA AUTO RECEIVABLES OWNER T HAROT 2011 1 A3	10/15/2014	1.13	1,279,871
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 1 A3	1/15/2016	0.77	812,816
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 1 A4	4/16/2018	0.97	454,246
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 2 A2	11/17/2014	0.56	6,508,424
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 2 A3	2/16/2016	0.70	608,297
HONDA MOTOR CO LTD COMMON STOCK			3,055,158
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.			22,620,708
HONEYWELL INTERNATIONAL SR UNSECURED 02/14 3.875	2/15/2014	3.88	934,283
HONEYWELL INTERNATIONAL SR UNSECURED 03/18 5.3	3/1/2018	5.30	298,846
HONOLULU CITY + CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41	2,853,564
HONOLULU CITY + CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41	3,057,390
HONOLULU CITY + CNTY HI HON 11/22 FIXED 2.512	11/1/2022	2.51	3,995,160
HONOLULU CITY + CNTY HI HON 11/23 FIXED 2.812	11/1/2023	2.81	5,564,268
HONOLULU CITY + CNTY HI HON 11/23 FIXED 5	11/1/2023	5.00	8,403,564
HONOLULU CITY + CNTY HI HON 11/24 FIXED 5	11/1/2024	5.00	8,899,381
HONOLULU CITY + CNTY HI HON 11/24 FIXED 5	11/1/2024	10.00	6,989,696
HONOLULU CITY + CNTY HI HON 11/25 FIXED 5	11/1/2025	5.00	6,634,054
HONOLULU CITY + CNTY HI HON 11/25 FIXED 5	11/1/2025	10.00	18,288,640
HONOLULU CITY + CNTY HI HON 11/28 FIXED 5	11/1/2028	5.00	7,456,701
HORNBECK OFFSHORE SERVICES COMMON STOCK USD.01			651,361
HOSPIRA INC SR UNSECURED 03/17 6.05	3/30/2017	6.05	203,168
HOSPIRA INC SR UNSECURED 06/14 5.9	6/15/2014	5.90	390,126
HOUSING URBAN DEVELOPMNT US GOVT GUAR 08/15 5.36	8/1/2015	5.36	7,011,420
HSBC BANK PLC COVERED 144A 07/14 1.625	7/7/2014	1.63	2,148,592
HSBC BANK PLC SR UNSECURED 144A 01/14 2.	1/19/2014	2.00	12,983,023

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
HSBC BANK PLC SR UNSECURED 144A 05/16 3.1	5/24/2016	3.10	3,224,674
HSBC BANK PLC SUBORDINATED 03/46 4.75	3/24/2046	4.75	157,680
HSBC BANK USA NA SUB NOTES 08/20 4.875	8/24/2020	4.88	406,770
HSBC BANK USA SUBORDINATED 04/14 4.625	4/1/2014	9.25	1,044,693
HSBC BANK USA SUBORDINATED 08/17 6.	8/9/2017	6.00	17,526,165
HSBC BANK USA SUBORDINATED 11/34 5.875	11/1/2034	5.88	117,377
HSBC FINANCE CORP SR SUBORDINA 01/21 6.676	1/15/2021	13.35	7,278,386
HSBC FINANCE CORP SR UNSECURED 06/15 5.	6/30/2015	5.00	5,040,498
HSBC HOLDINGS PLC COMMON STOCK USD.5			5,278,019
HSBC HOLDINGS PLC SR UNSECURED 01/22 4.875	1/14/2022	9.75	3,969,143
HSBC HOLDINGS PLC SR UNSECURED 03/22 4.	3/30/2022	4.00	301,088
HSBC HOLDINGS PLC SR UNSECURED 04/21 5.1	4/5/2021	10.20	2,763,262
HSBC HOLDINGS PLC SUBORDINATED 09/28 6.75	9/11/2028	6.75	608,321
HSBC HOLDINGS PLC SUBORDINATED 10/22 VAR	10/18/2022	6.38	361,136
HSBC HOLDINGS PLC SUBORDINATED REGS 06/19 6.	6/10/2019	6.00	1,115,856
HSBC REPO	1/2/2013	0.26	77,800,000
HSBC USA INC SR UNSECURED 02/15 2.375	2/13/2015	4.75	9,103,340
HUB GROUP INC CL A COMMON STOCK USD.01			1,799,381
HUMANA INC SR UNSECURED 12/22 3.15	12/1/2022	3.15	686,156
HUNG POO REAL ESTATE DEVELOP COMMON STOCK TWD10.			219,406
HUNTINGTON AUTO TRUST HUNT 2012 1 A3	9/15/2016	0.81	1,158,441
HUNTINGTON AUTO TRUST HUNT 2012 2 A2	9/15/2015	0.38	5,743,689
HUNTINGTON AUTO TRUST HUNT 2012 2 A3	4/17/2017	0.51	2,497,066
HURON CONSULTING GROUP INC COMMON STOCK USD.01			5,124,215
HUTCH WHAM INT 09 LTD COMPANY GUAR 144A 04/19 7.625	4/9/2019	7.63	257,813
HUTCHISON WHAM INT 03/13 COMPANY GUAR 144A 02/13 6.5	2/13/2013	6.50	1,609,720
HUTCHISON WHAM INT 09/19 COMPANY GUAR 144A 09/19 5.75	9/11/2019	5.75	953,985
HUTCHISON WHAMPOA LTD COMMON STOCK HKD.25			542,753
HYATT HOTELS CORP CL A COMMON STOCK USD.01			1,242,224
HYDRO QUEBEC LOCAL GOVT G 01/22 8.4	1/15/2022	8.40	200,865
HYPOTHEKENBANK FRANKFURT JUMBO PFANDB 01/16 2.875	1/19/2016	2.88	985,193
HYUNDAI AUTO RECEIVABLES TRUST HART 2009 A A4	3/15/2016	3.15	2,644,359
HYUNDAI AUTO RECEIVABLES TRUST HART 2010 B A3	4/15/2015	0.97	735,250
HYUNDAI AUTO RECEIVABLES TRUST HART 2010 B A4	3/15/2017	1.63	1,222,913
HYUNDAI AUTO RECEIVABLES TRUST HART 2011 C A4	2/15/2018	1.30	487,800
HYUNDAI AUTO RECEIVABLES TRUST HART 2012 A A4	12/15/2016	0.95	958,752

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
HYUNDAI AUTO RECEIVABLES TRUST HART 2012 C A2	8/17/2015	0.40	18,502,257
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A 10/15 1.625	10/2/2015	1.63	2,414,422
HYUNDAI CAPITAL AUTO FUNDING L HCAF 2010 8A A 144A	9/20/2016	1.21	181,214
HYUNDAI WIA CORP COMMON STOCK KRW5000.			218,477
IBERDROLA SA COMMON STOCK EUR.75			1,479,996
IBM CORP SR UNSECURED 01/16 2.	1/5/2016	2.00	165,323
IBM CORP SR UNSECURED 02/15 0.55	2/6/2015	0.55	8,936,662
IBM CORP SR UNSECURED 02/17 1.25	2/6/2017	1.25	791,268
IBM CORP SR UNSECURED 05/15 0.75	5/11/2015	0.75	5,759,676
IBM CORP SR UNSECURED 06/42 4.	6/20/2042	4.00	114,303
IBM CORP SR UNSECURED 07/16 1.95	7/22/2016	3.90	2,554,528
IBM CORP SR UNSECURED 10/13 6.5	10/15/2013	6.50	314,594
IBM CORP SR UNSECURED 10/14 0.875	10/31/2014	0.88	5,042,135
IBM CORP SR UNSECURED 11/19 8.375	11/1/2019	8.38	1,143,851
IBM CORP SR UNSECURED 11/39 5.6	11/30/2039	5.60	7,733
ICICI BANK LIMITED SR UNSECURED REGS 11/20 5.75	11/16/2020	5.75	388,385
IG GROUP HOLDINGS PLC COMMON STOCK GBP.00005			193,110
IGUATEMI EMP DE SHOPPING COMMON STOCK NPV			73,172
IHS INC CLASS A COMMON STOCK USD.01			1,699,200
ILIAD SA COMMON STOCK NPV			637,995
ILLINOIS ST FIN AUTH REVENUE ILSGEN 06/47 FIXED OID 4	6/1/2047	4.00	9,780,000
ILLINOIS ST ILS 01/13 FIXED 3.321	1/1/2013	6.64	9,470,000
ILLINOIS ST ILS 01/15 FIXED 4.421	1/1/2015	8.84	4,908,495
ILLINOIS ST ILS 06/23 FIXED OID 4.95	6/1/2023	4.95	318,627
ILLUMINA INC COMMON STOCK USD.01			2,973,731
IMMUNOGEN INC COMMON STOCK USD.01			1,193,655
IMPAC CMB TRUST IMM 2004 9 1A1	1/25/2035	0.97	473,376
IMPAC SECURED ASSETS CORP. IMSA 2006 2 2A1	8/25/2036	0.56	464,746
IMPAX LABORATORIES INC COMMON STOCK USD.01			2,098,934
INCHCAPE PLC COMMON STOCK GBP.1			156,406
INCYTE CORP COMMON STOCK USD.001			1,024,422
INDEPENDENCE GROUP NL COMMON STOCK NPV			323,963
INDIAN OIL CORP LTD SR UNSECURED REGS 01/15 4.75	1/22/2015	4.75	146,344
INDITEX COMMON STOCK EUR.15			6,784,592
INDONESIA GOVERNMENT SR UNSECURED 05/23 5.625	5/15/2023	5.63	456,620
INDONESIA GOVERNMENT SR UNSECURED 05/33 6.625	5/15/2033	6.63	194,325
INDONESIA GOVERNMENT SR UNSECURED 06/32 8.25	6/15/2032	8.25	1,315,081
INDUSTRIAL BANK OF KOREA SR UNSECURED 144A 07/17 2.375	7/17/2017	2.38	1,320,141

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
INFORMA PLC COMMON STOCK GBP.001			705,509
INFORMATICA CORP COMMON STOCK USD.001			1,970,800
ING BANK NV SR UNSECURED 144A 03/17 3.75	3/7/2017	7.50	2,763,202
ING GROEP NV CVA DUTCH CERT EUR.24			2,016,694
INGENEX INC SER B PFD			—
INGENICO COMMON STOCK EUR1.			283,910
INGERSOLL RAND GL HLD CO COMPANY GUAR 04/14 9.5	4/15/2014	9.50	553,353
INGERSOLL RAND GL HLD CO COMPANY GUAR 08/18 6.875	8/15/2018	6.88	512,858
INPHI CORP COMMON STOCK			665,331
INTEGRATED DEVICE TECH INC COMMON STOCK USD.001			2,248,911
INTEL CORP COMMON STOCK USD.001			6,918,374
INTEL CORP SR UNSECURED 10/16 1.95	10/1/2016	1.95	516,552
INTEL CORP SR UNSECURED 10/21 3.3	10/1/2021	3.30	63,622
INTEL CORP SR UNSECURED 12/17 1.35	12/15/2017	1.35	2,234,354
INTER PARFUMS INC COMMON STOCK USD.001			839,115
INTERCONTINENTALEXCHANGE INC COMMON STOCK USD.01			10,610,517
INTERFACE INC COMMON STOCK USD.1			1,296,370
INTERNATIONAL PERSONAL FINAN COMMON STOCK GBP.1			299,263
INTERNET INITIATIVE JAPAN COMMON STOCK			210,249
INTERPUBLIC GROUP OF COS INC COMMON STOCK USD.1			2,269,106
INTERPUMP GROUP SPA COMMON STOCK EUR.52			242,192
INTESA SANPAOLO COMMON STOCK EUR.52			2,903,043
INTESA SANPAOLO SPA SENIOR NOTES 144A 08/15 3.625	8/12/2015	3.63	1,260,743
INTESA SANPAOLO SPA SR UNSECURED 144A 02/14 VAR	2/24/2014	2.71	2,297,429
INTESA SANPAOLO SPA SR UNSECURED 144A 02/21 6.5	2/24/2021	13.00	13,792,998
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2			44,521,009
INTL LEASE FINANCE CORP SR SECURED 144A 09/14 6.5	9/1/2014	6.50	2,508,625
INTL LEASE FINANCE CORP SR SECURED 144A 09/16 6.75	9/1/2016	6.75	246,950
INTL LEASE FINANCE CORP SR UNSECURED 03/13 6.375	3/25/2013	6.38	60,630
INTL LEASE FINANCE CORP SR UNSECURED 05/13 5.875	5/1/2013	5.88	60,750
INTL LEASE FINANCE CORP SR UNSECURED 09/13 5.625	9/20/2013	5.63	10,250
INTL PAPER CO SR UNSECURED 06/18 7.95	6/15/2018	7.95	1,447,965
INTL RECTIFIER CORP COMMON STOCK USD1.			2,038,773
INTRUM JUSTITIA AB COMMON STOCK NPV			375,746
INTUIT INC COMMON STOCK USD.01			32,016,117
INTUIT INC SR UNSECURED 03/17 5.75	3/15/2017	11.50	772,873
INVENSENSE INC COMMON STOCK USD.001			842,182
IPG PHOTONICS CORP COMMON STOCK USD.0001			748,879
IPIC GMTN LTD COMPANY GUAR 144A 11/15 3.125	11/15/2015	3.13	72,555

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
IPIC GMTN LTD COMPANY GUAR 144A 11/20 5.	11/15/2020	5.00	329,730
IPSOS COMMON STOCK EUR.25			233,812
IRONWOOD PHARMACEUTICALS INC COMMON STOCK USD.001			1,034,697
ISRAEL ELECTRIC CORP LTD SR SECURED REGS 01/19 7.25	1/15/2019	7.25	510,655
ISUZU MOTORS LTD COMMON STOCK			2,163,026
ITC HOLDINGS CORP COMMON STOCK NPV			2,668,777
ITOCHU CORP COMMON STOCK			691,277
J + J SNACK FOODS CORP COMMON STOCK NPV			1,603,296
J P MORGAN MBS FUND COMMINGLED J P MORGAN MBS FUND COMMINGLED			67,038,158
J P MORGAN TERM REPO	1/4/2013	0.18	20,200,000
J2 GLOBAL INC COMMON STOCK USD.01			1,416,313
JABIL CIRCUIT INC COMMON STOCK USD.001			2,640,801
JACK HENRY + ASSOCIATES INC COMMON STOCK USD.01			3,466,658
JACKSON NATL LIFE GLOBAL SR SECURED 144A 05/13 5.375	5/8/2013	5.38	5,950,725
JACOBS ENGINEERING GROUP INC COMMON STOCK USD1.			3,388,572
JAMES HARDIE INDUSTRIES CDI RECEIPT EUR.59			75,046
JAPAN 315 (10 YR ISSUE) SR UNSECURED 06/21 1.2	6/20/2021	1.20	3,762,693
JAPAN GOVT CPI LINKED SR UNSECURED 06/18 1.4	6/10/2018	1.40	4,172,810
JAPAN TOBACCO INC COMMON STOCK			934,066
JAPAN TREASURY DISC BILL BILLS 02/13 0.00000	2/12/2013		18,155,845
JARDEN CORP COMMON STOCK USD.01			3,859,405
JDS UNIPHASE CORP COMMON STOCK USD.001			1,481,276
JEFFERIES GROUP INC SR UNSECURED 03/16 5.5	3/15/2016	5.50	74,550
JEFFERIES GROUP INC SR UNSECURED 07/19 8.5	7/15/2019	8.50	83,650
JEFFERIES GROUP INC SR UNSECURED 11/15 3.875	11/9/2015	3.88	567,875
JM SMUCKER CO/THE COMMON STOCK NPV			2,039,145
JOHN DEERE CAPITAL CORP SR UNSECURED 03/14 1.6	3/3/2014	3.20	7,725,025
JOHN DEERE CAPITAL CORP SR UNSECURED 03/15 2.95	3/9/2015	2.95	1,336,162
JOHN DEERE CAPITAL CORP SR UNSECURED 04/15 0.875	4/17/2015	0.88	237,038
JOHN DEERE CAPITAL CORP SR UNSECURED 06/13 1.875	6/17/2013	3.75	2,361,506
JOHN DEERE CAPITAL CORP SR UNSECURED 06/16 2.25	6/7/2016	4.50	1,543,236
JOHN DEERE CAPITAL CORP SR UNSECURED 12/14 1.25	12/2/2014	1.25	258,388
JOHN DEERE CAPITAL CORP UNSECURED 04/19 2.25	4/17/2019	2.25	1,368,861
JOHN DEERE CAPITAL CORP UNSECURED 10/17 1.2	10/10/2017	1.20	55,086
JOHN DEERE OWNER TRUST JDOT 2011 A A3	1/15/2016	1.29	275,195
JOHN DEERE OWNER TRUST JDOT 2012 B A3	7/15/2016	1.06	2,287,667
JOHNSON + JOHNSON COMMON STOCK USD1.			33,040,233
JOHNSON + JOHNSON SR UNSECURED 05/14 1.2	5/15/2014	1.20	5,807,795

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
JOHNSON + JOHNSON SR UNSECURED 07/18 5.15	7/15/2018	5.15	1,838,422
JOHNSON CONTROLS INC COMMON STOCK USD.01388			14,585,877
JOHNSON CONTROLS INC SR UNSECURED 02/14 VAR	2/4/2014	0.72	356,067
JOHNSON CONTROLS INC SR UNSECURED 03/14 1.75	3/1/2014	5.25	1,342,894
JOHNSON CONTROLS INC SR UNSECURED 09/13 4.875	9/15/2013	4.88	396,253
JONES LANG LASALLE INC COMMON STOCK USD.01			2,616,074
JOS A BANK CLOTHIERS INC COMMON STOCK USD.01			1,490,300
JP MORGAN CHASE BANK NA SUBORDINATED 06/16 VAR	6/13/2016	0.64	243,041
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2004 C1 A2	1/15/2038	4.30	44,310
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2004 LN2 A2	7/15/2041	5.12	6,017,872
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 A3A2	9/12/2037	4.93	2,517,796
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 A4	9/12/2037	4.90	575,867
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 AM	9/12/2037	4.95	299,353
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB13 A3A1	1/12/2043	5.29	501,051
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP2 AM	7/15/2042	4.78	809,865
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP2 ASB	7/15/2042	4.66	201,834
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP4 AM	10/15/2042	5.00	1,772,931
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP5 A2	12/15/2044	5.20	1,928,224
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB14 ASB	12/12/2044	5.51	2,353,060
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB16 AM	5/12/2045	5.59	175,912
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 AM	4/15/2043	5.53	211,838
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP7 A4	4/15/2045	5.87	391,276
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP7 ASB	4/15/2045	5.87	1,578,210
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP8 A4	5/15/2045	5.40	172,221
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP8 AM	5/15/2045	5.44	925,706
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP9 A2S	5/15/2047	5.30	4,762,469
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP9 A3	5/15/2047	5.34	1,166,863
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 C1 A3	2/15/2051	5.79	1,151,223

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB20 AM	2/12/2051	5.88	3,147,988
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB20 AMFX	2/12/2051	5.93	462,661
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD11 A2	6/15/2049	11.59	7,281,548
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD12 A2	2/15/2051	5.83	1,229,118
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LDPX A2S	1/15/2049	5.31	5,153,957
JP MORGAN MORTGAGE TRUST JPMMT 2004 A3 1A1	7/25/2034	2.79	1,133,844
JP MORGAN MORTGAGE TRUST JPMMT 2005 A1 6T1	2/25/2035	5.02	1,209,999
JPMCB LIQUIDITY FUND JP MORGAN SHORT TERM EQUITY IN			914,464,090
JPMORGAN CHASE + CO COMMON STOCK USD1.			32,436,361
JPMORGAN CHASE + CO SR UNSECURED 01/15 3.7	1/20/2015	7.40	7,950,312
JPMORGAN CHASE + CO SR UNSECURED 01/18 6.	1/15/2018	12.00	5,578,891
JPMORGAN CHASE + CO SR UNSECURED 01/22 4.5	1/24/2022	4.50	2,828,093
JPMORGAN CHASE + CO SR UNSECURED 03/16 3.45	3/1/2016	3.45	24,213,851
JPMORGAN CHASE + CO SR UNSECURED 04/19 6.3	4/23/2019	12.60	419,479
JPMORGAN CHASE + CO SR UNSECURED 05/13 4.75	5/1/2013	4.75	2,028,866
JPMORGAN CHASE + CO SR UNSECURED 05/21 4.625	5/10/2021	9.25	3,876,575
JPMORGAN CHASE + CO SR UNSECURED 07/16 3.15	7/5/2016	3.15	8,708,679
JPMORGAN CHASE + CO SR UNSECURED 07/20 4.4	7/22/2020	4.40	953,873
JPMORGAN CHASE + CO SR UNSECURED 08/17 2.	8/15/2017	2.00	6,884,883
JPMORGAN CHASE + CO SR UNSECURED 10/15 1.1	10/15/2015	2.20	7,109,780
JPMORGAN CHASE + CO SR UNSECURED 10/20 4.25	10/15/2020	4.25	5,783,060
JPMORGAN CHASE + CO SUBORDINATED 06/17 6.125	6/27/2017	6.13	5,958,218
JPMORGAN CHASE + CO SUBORDINATED 09/14 5.125	9/15/2014	10.25	1,127,357
JPMORGAN CHASE + CO SUBORDINATED 10/15 5.15	10/1/2015	10.30	3,858,006
JSE LTD COMMON STOCK ZAR.001			192,757
JULIUS BAER EMERG NKT EQ II COLLECTIVE INV FUND			26,342,202
JUMBO SA COMMON STOCK EUR1.19			86,579
JUNGHEINRICH PRFD PREFERENCE			244,692
JUNIPER NETWORKS INC COMMON STOCK USD.00001			6,360,885
JYOTHY LABORATORIES LTD COMMON STOCK INR1.			231,525
JYSKE BANK REG COMMON STOCK DKK10.			172,116
KABEL DEUTSCHLAND HOLDING AG COMMON STOCK NPV			694,283
KADANT INC COMMON STOCK USD.01			1,503,144
KAKAKU.COM INC COMMON STOCK			4,290,985
KALBE FARMA TBK PT COMMON STOCK IDR10.			77,981
KANSAS CITY SOUTHERN COMMON STOCK USD.01			1,385,768

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
KBC GROEP NV COMMON STOCK NPV			723,655
KDDI CORP COMMON STOCK			1,253,710
KEIYO BANK LTD/THE COMMON STOCK			188,978
KELLOGG CO COMMON STOCK USD.25			1,476,116
KELLOGG CO SR UNSECURED 05/15 1.125	5/15/2015	2.25	6,028,901
KELLOGG CO SR UNSECURED 05/16 4.45	5/30/2016	4.45	221,246
KELLOGG CO SR UNSECURED 05/17 1.75	5/17/2017	1.75	487,794
KELLOGG CO SR UNSECURED 11/16 1.875	11/17/2016	1.88	308,144
KERR MCGEE CORP COMPANY GUAR 07/24 6.95	7/1/2024	6.95	2,685,928
KERR MCGEE CORP COMPANY GUAR 09/31 7.875	9/15/2031	7.88	13,283
KEY BANK NA SUBORDINATED 07/14 5.8	7/1/2014	5.80	535,582
KEY ENERGY SERVICES INC COMMON STOCK USD.1			903,257
KEYCORP SR UNSECURED 03/21 5.1	3/24/2021	10.20	460,179
KEYCORP SR UNSECURED 05/13 6.5	5/14/2013	6.50	577,127
KIMBERLY CLARK CORP SR UNSECURED 08/13 5.	8/15/2013	5.00	319,222
KINDER MORGAN ENER PART SR UNSECURED 02/17 6.	2/1/2017	18.00	3,428,103
KINDER MORGAN ENER PART SR UNSECURED 02/20 6.85	2/15/2020	6.85	50,397
KINDER MORGAN ENER PART SR UNSECURED 02/23 3.45	2/15/2023	3.45	628,239
KINDER MORGAN ENER PART SR UNSECURED 09/22 3.95	9/1/2022	3.95	2,844,221
KINDER MORGAN ENER PART SR UNSECURED 12/13 5.	12/15/2013	10.00	747,222
KINDER MORGAN INC COMMON STOCK USD.01			18,145,488
KINDER MORGAN INC WTS CALL EXP 02/15/2017			739,746
KINGBOARD LAMINATES HOLDINGS COMMON STOCK HKD.1			134,347
KINGSGATE CONSOLIDATED LTD COMMON STOCK NPV			259,490
KINTETSU WORLD EXPRESS INC COMMON STOCK			495,259
KOHLS CORP COMMON STOCK USD.01			1,071,491
KOLAO HOLDINGS COMMON STOCK USD.25			216,367
KOMATSU LTD COMMON STOCK			1,389,233
KONINKLIJKE DSM NV COMMON STOCK EUR1.5			1,442,772
KOREA DEVELOPMENT BANK SR UNSECURED 08/17 3.5	8/22/2017	3.50	898,743
KOREA DEVELOPMENT BANK SR UNSECURED 09/22 3.	9/14/2022	3.00	597,682
KOREA HYDRO + NUCLEAR PO SR UNSECURED 144A 09/15 3.125	9/16/2015	3.13	323,701
KOREA INVESTMENT HOLDINGS CO COMMON STOCK KRW5000.			351,346
KOREA TREASURY BOND SR UNSECURED 03/17 3.5	3/10/2017	3.50	1,123,178
KOREA TREASURY BOND SR UNSECURED 06/15 3.25	6/10/2015	3.25	888,617
KOREA TREASURY BOND SR UNSECURED 06/22 3.75	6/10/2022	3.75	749,184
KOREA TREASURY BOND SR UNSECURED 09/18 5.75	9/10/2018	5.75	1,176,793
KOREA TREASURY BOND SR UNSECURED 12/31 4.	12/10/2031	4.00	272,614

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
KOREAN REINSURANCE CO COMMON STOCK KRW500.			211,680
KRAFT FOODS GROUP INC COMMON STOCK			2,125,541
KRAFT FOODS GROUP INC SR UNSECURED 144A 02/20 5.375	2/10/2020	21.50	3,880,691
KRAFT FOODS GROUP INC SR UNSECURED 144A 06/15 1.625	6/4/2015	1.63	4,178,960
KRAFT FOODS GROUP INC SR UNSECURED 144A 06/22 3.5	6/6/2022	7.00	2,668,418
KRAFT FOODS GROUP INC SR UNSECURED 144A 06/42 5.	6/4/2042	5.00	84,337
KRAFT FOODS GROUP INC SR UNSECURED 144A 08/18 6.125	8/23/2018	6.13	262,177
KRATON PERFORMANCE POLYMERS COMMON STOCK USD.01			1,746,020
KRISPY KREME DOUGHNUTS INC COMMON STOCK NPV			1,950,008
KROGER CO/THE COMPANY GUAR 01/14 7.5	1/15/2014	7.50	433,212
KROGER CO/THE COMPANY GUAR 01/15 4.95	1/15/2015	4.95	431,292
KROGER CO/THE COMPANY GUAR 04/38 6.9	4/15/2038	6.90	5,182,077
KROGER CO/THE SR UNSECURED 01/17 2.2	1/15/2017	2.20	320,359
L OCCITANE INTERNATIONAL SA COMMON STOCK EUR.03			371,200
L OREAL COMMON STOCK EUR.2			1,392,821
LAB CORP OF AMER HLDGS SR UNSECURED 05/16 3.125	5/15/2016	3.13	526,809
LABORATORY CORP OF AMER SR UNSECURED 12/15 5.625	12/15/2015	5.63	338,352
LABORATORY CRP OF AMER HLDGS COMMON STOCK USD.1			1,628,456
LAM RESEARCH CORP COMMON STOCK USD.001			7,044,880
LANCASHIRE HOLDINGS LTD COMMON STOCK USD.5			336,574
LAREDO PETROLEUM HOLDINGS IN COMMON STOCK USD.01			995,168
LARGAN PRECISION CO LTD COMMON STOCK TWD10.			267,916
LASALLE HOTEL PROPERTIES REIT USD.01			2,298,481
LB COMMERCIAL CONDUIT MORTGAGE LBCMT 2007 C3 A4	7/15/2044	6.08	7,050,074
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2003 C7 A3	9/15/2027	4.56	316,321
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2004 C2 A4	3/15/2036	4.37	707,292
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2005 C2 A5	4/15/2030	5.15	372,027
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2005 C7 AM	11/15/2040	5.26	736,439
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C1 A2	2/15/2031	5.08	65,593
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C6 A4	9/15/2039	5.37	816,306
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A2	11/15/2038	10.60	2,705,011
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A3	11/15/2038	5.35	6,785,760
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 AM	11/15/2038	5.38	3,134,301
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C2 A2	2/15/2040	5.30	115,382

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C6 A2	7/15/2040	5.85	1,531,197
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C6 A4	7/15/2040	11.72	3,969,345
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C6 AM	7/15/2040	6.11	3,505,261
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 A3	9/15/2045	17.60	11,733,908
LBG CAPITAL NO.1 PLC BANK GUARANT 05/20 7.5884	5/12/2020	7.59	679,459
LBG CAPITAL NO.1 PLC BANK GUARANT 08/20 7.869	8/25/2020	7.87	1,206,122
LBG CAPITAL NO.1 PLC BANK GUARANT 10/20 7.625	10/14/2020	7.63	543,808
LBG CAPITAL NO.2 PLC BANK GUARANT 12/19 15.	12/21/2019	15.00	185,499
LEHMAN BROS CAP TR VII LIMITD GUARA 11/49 VAR	12/31/2049	5.86	287
LEHMAN BROTHERS HOLDINGS JR SUBORDINA 07/17 6.5	7/19/2017	6.50	205
LEHMAN BROTHERS HOLDINGS SUBORDINATED 12/17 6.75	12/28/2017	13.50	1,234
LEHMAN XS TRUST LXS 2005 5N 1A1	11/25/2035	0.51	1,726,211
LEHMAN XS TRUST LXS 2006 14N 3A2	8/25/2036	0.33	1,580,977
LENDER PROCESSING SERVICES COMMON STOCK USD.0001			3,163,670
LG DISPLAY CO LTD COMMON STOCK KRW5000.			2,008,465
LG ELECTRONICS INC COMMON STOCK KRW5000.			2,537,492
LG+E + KU ENERGY LLC SR UNSECURED 11/15 2.125	11/15/2015	2.13	408,447
LIBERTY INTERACTIVE CORP A COMMON STOCK USD.01			14,813,136
LIBERTY PROPERTY TRUST REIT USD.001			2,124,738
LIFE TIME FITNESS INC COMMON STOCK USD.02			1,551,345
LINCOLN NATIONAL CORP SR UNSECURED 02/14 4.75	2/15/2014	4.75	229,234
LINDE AG COMMON STOCK NPV			2,140,555
LINKEDIN CORP A COMMON STOCK USD.0001			7,303,700
LIVEPERSON INC COMMON STOCK USD.001			1,512,940
LKQ CORP COMMON STOCK USD.01			782,177
LLOYDS BANKING GROUP PLC COMMON STOCK GBP.1			2,112,594
LLOYDS TSB BANK PLC BANK GUARANT 01/16 4.875	1/21/2016	4.88	1,058,774
LLOYDS TSB BANK PLC BANK GUARANT 144A 01/20 5.8	1/13/2020	5.80	4,447,075
LOCKHEED MARTIN CORP COMMON STOCK USD1.			13,584,165
LOCKHEED MARTIN CORP COMPANY GUAR 05/16 7.65	5/1/2016	7.65	133,211
LOCKHEED MARTIN CORP SR UNSECURED 09/16 2.125	9/15/2016	2.13	310,829
LOCKHEED MARTIN CORP SR UNSECURED 11/19 4.25	11/15/2019	4.25	687,818
LONZA GROUP AG REG COMMON STOCK CHF1.			144,950
LORILLARD INC COMMON STOCK USD.01			4,195,453
LORILLARD TOBACCO CO COMPANY GUAR 08/16 3.5	8/4/2016	3.50	2,756,608
LOS ANGELES CA CMNTY CLG DIST LOSHGR 08/42 FIXED 6.6	8/1/2042	6.60	422,384
LOS ANGELES CA CMNTY CLG DIST LOSHGR 08/49 FIXED 6.75	8/1/2049	6.75	395,091

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
LOS ANGELES CA DEPT OF ARPTS LOSAPT 05/39 FIXED 6.582	5/15/2039	6.58	52,119
LOS ANGELES CA UNIF SCH DIST LOSSCD 07/34 FIXED 6.758	7/1/2034	6.76	529,244
LOWE S COS INC COMMON STOCK USD.5			2,850,480
LULULEMON ATHLETICA INC COMMON STOCK USD.01			4,824,978
LUNG YEN LIFE SERVICE CORP COMMON STOCK TWD10.			206,068
LVMH MOET HENNESSY LOUIS VUI COMMON STOCK EUR.3			2,319,997
M3 INC COMMON STOCK			2,798,552
MACQUARIE BANK LTD SR UNSECURED 144A 02/17 5.	2/22/2017	5.00	224,209
MACQUARIE EQUIPMENT FUNDING TR MEFT 2012 A A2 144A	4/20/2015	0.61	1,999,712
MACQUARIE GROUP LTD SR UNSECURED 144A 08/14 7.3	8/1/2014	7.30	506,995
MACYS RETAIL HLDGS INC COMPANY GUAR 12/16 5.9	12/1/2016	11.80	358,379
MAGELLAN HEALTH SERVICES INC COMMON STOCK USD.01			2,555,425
MAGNUM HUNTER RESOURCES CORP COMMON STOCK USD.01			715,176
MAGNUM HUNTER RESOURCES WTS EXP 14OCT2013			755
MAJAPAHIT HOLDING BV COMPANY GUAR 144A 01/20 7.75	1/20/2020	7.75	930,550
MALAYSIAN GOVERNMENT SR UNSECURED 11/19 4.378	11/29/2019	4.38	380,872
MALAYSIAN GOVERNMENT UNSECURED 03/27 3.892	3/15/2027	3.89	301,003
MALAYSIAN GOVERNMENT UNSECURED 10/17 3.314	10/31/2017	3.31	524,603
MANITOWOC COMPANY INC COMMON STOCK USD.01			1,238,720
MANULIFE FINANCIAL CORP SR UNSECURED 09/15 3.4	9/17/2015	3.40	6,230,209
MARATHON OIL CORP COMMON STOCK USD1.			7,704,858
MARATHON OIL CORP SR UNSECURED 11/15 0.9	11/1/2015	0.90	2,702,176
MARKET VECTORS GOLD MINERS ETF MARKET VECTORS GOLD MINERS			3,600,606
MARKETAXESS HOLDINGS INC COMMON STOCK USD.003			1,122,893
MASSACHUSETTS EDUCATIONAL FINA MEFA 2008 1 A1	4/25/2038	1.27	90,287
MASSMUTUAL GLOBAL FUNDIN SECURED 144A 10/22 2.5	10/17/2022	2.50	98,322
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 04/16 3.125	4/14/2016	6.25	318,081
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 04/17 2.	4/5/2017	2.00	350,305
MASSMUTUTAL GLOB FNDG II SR SECURED 144A 07/18 5.25	7/31/2018	5.25	2,653,593
MASTERCARD INC CLASS A COMMON STOCK USD.0001			43,445,856
MASTR ADJUSTABLE RATE MORTGAGE MARM 2003 6 3A1	12/25/2033	2.80	1,435,582
MASTR ALTERNATIVE LOANS TRUST MALT 2004 8 7A1	9/25/2019	5.00	365,981
MASTR ASSET BACKED SECURITIES MABS 2006 HE4 A2	11/25/2036	0.32	2,957,437
MASTR ASSET SECURITIZATION TRU MASTR 2003 11 6A16	12/25/2033	5.25	1,604,379

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
MASTR REPERFORMING LOAN TRUST MARP 2005 1 1A1 144A	8/25/2034	6.00	123,016
MAXIM INTEGRATED PRODUCTS COMMON STOCK USD.001			13,896,292
MAXIMUS INC COMMON STOCK NPV			1,497,682
MBNA CREDIT CARD MASTER NOTE T MBNAS 2003 A10 A10	3/15/2016	0.47	2,064,235
MBNA CREDIT CARD MASTER NOTE T MBNAS 2006 A5 A5	10/15/2015	0.27	5,133,408
MCDONALD S CORP COMMON STOCK USD.01			8,346,430
MCDONALD S CORP SR UNSECURED 03/18 5.35	3/1/2018	5.35	3,871,835
MCDONALD S CORP SR UNSECURED 05/15 0.75	5/29/2015	1.50	10,181,391
MCDONALD S CORP SR UNSECURED 05/19 1.875	5/29/2019	1.88	432,451
MCDONALD S CORP SR UNSECURED 07/40 4.875	7/15/2040	4.88	95,772
MCDONALD S CORP SR UNSECURED 10/17 5.8	10/15/2017	5.80	1,233,186
MCGRAW HILL COMPANIES INC COMMON STOCK USD1.			2,069,806
MCKESSON CORP COMMON STOCK USD.01			13,034,818
MCKESSON CORP SR UNSECURED 03/17 5.7	3/1/2017	5.70	1,535,802
MEDA AB A SHS COMMON STOCK NPV			203,769
MEDIATEK INC COMMON STOCK TWD10.			10,694,583
MEDICINES COMPANY COMMON STOCK USD.001			2,543,217
MEDIDATA SOLUTIONS INC COMMON STOCK USD.01			1,142,780
MEDNAX INC COMMON STOCK USD.01			9,099,712
MEDTRONIC INC COMMON STOCK USD.1			9,033,014
MEDTRONIC INC SR UNSECURED 03/15 3.	3/15/2015	3.00	4,098,007
MEDTRONIC INC SR UNSECURED 03/20 4.45	3/15/2020	8.90	1,359,084
MEDTRONIC INC SR UNSECURED 03/22 3.125	3/15/2022	3.13	276,048
MEDUSA MINING LTD COMMON STOCK NPV			228,840
MELLON FUNDING CORP COMPANY GUAR 12/14 5.	12/1/2014	5.00	161,236
MEN S WEARHOUSE INC/THE COMMON STOCK USD.01			3,312,121
MERCEDES BENZ AUTO LEASE TRUST MBALT 2011 B A2 144A	1/15/2014	0.90	426,192
MERCEDES BENZ AUTO LEASE TRUST MBALT 2012 A A2	4/15/2014	0.66	5,935,780
MERCEDES BENZ AUTO RECEIVABLES MBART 2009 1 A3	1/15/2014	1.67	221,247
MERCEDES BENZ AUTO RECEIVABLES MBART 2010 1 A3	8/15/2014	1.42	172,397
MERCEDES BENZ AUTO RECEIVABLES MBART 2012 1 A3	10/17/2016	0.47	2,214,149
MERCIALYS REIT EUR1.			153,752
MERCK + CO INC COMPANY GUAR 12/13 5.3	12/1/2013	5.30	2,043,849
MERCK + CO INC SR UNSECURED 01/21 3.875	1/15/2021	3.88	2,137,879
MERCK + CO INC SR UNSECURED 09/17 6.	9/15/2017	12.00	4,657,204
MERCK + CO. INC. COMMON STOCK USD.5			14,107,310
MEREDITH CORP COMMON STOCK USD1.			1,418,479
MERITAGE HOMES CORP COMMON STOCK USD.01			842,990

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
MERRILL LYNCH + CO SR UNSECURED 01/15 5.	1/15/2015	5.00	4,380,038
MERRILL LYNCH + CO SR UNSECURED 02/14 5.	2/3/2014	5.00	4,219,824
MERRILL LYNCH + CO SR UNSECURED 04/18 6.875	4/25/2018	13.75	28,460,769
MERRILL LYNCH + CO SR UNSECURED 08/17 6.4	8/28/2017	6.40	15,149,180
MERRILL LYNCH + CO SR UNSECURED 11/18 6.875	11/15/2018	6.88	575,328
MERRILL LYNCH + CO SUBORDINATED 05/16 6.05	5/16/2016	12.10	7,117,041
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A4 1A	7/25/2035	2.90	1,596,134
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A5 A3	6/25/2035	2.57	11,365,158
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 LC1 AM	1/12/2044	5.31	298,391
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 MKB2 A4	9/12/2042	5.20	541,597
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 A4	5/12/2039	5.68	4,014,927
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 AM	5/12/2039	5.68	1,514,010
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A2	6/12/2050	5.75	873,875
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A3	6/12/2050	5.85	276,479
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A4	6/12/2050	5.85	310,605
MERRILL LYNCH MORTGAGE TRUST MLMT 2008 C1 A4	2/12/2051	5.69	165,690
MET LIFE GLOB FUNDING I SR SECURED 144A 01/15 2.	1/9/2015	2.00	3,080,949
MET LIFE GLOB FUNDING I SR SECURED 144A 04/13 5.125	4/10/2013	5.13	101,252
MET LIFE GLOB FUNDING I SR SECURED 144A 04/22 3.875	4/11/2022	3.88	309,955
MET LIFE GLOB FUNDING I SR SECURED 144A 09/15 2.5	9/29/2015	2.50	2,555,732
MET TRANSPRTN AUTH NY REVENUE MTATRN 11/24 FIXED 5	11/15/2024	5.00	1,204,700
MET TRANSPRTN AUTH NY REVENUE MTATRN 11/39 FIXED 6.668	11/15/2039	6.67	390,717
MET WTR DIST OF STHRN CA METWTR 07/40 FIXED 6.947	7/1/2040	6.95	74,675
METHANEX CORP COMMON STOCK NPV			190,901
METLIFE INC COMMON STOCK USD.01			10,109,286
METLIFE INC JR SUBORDINA 12/66 6.4	12/15/2066	6.40	4,699,248
METLIFE INC SR UNSECURED 02/14 2.375	2/6/2014	7.13	7,442,768
METLIFE INC SR UNSECURED 02/19 7.717	2/15/2019	7.72	891,486
METLIFE INC SR UNSECURED 12/22 3.048	12/15/2022	3.05	652,843
METLIFE INSTITUTIONAL FD SECURED 144A 04/15 1.625	4/2/2015	1.63	4,024,106
MEX BONOS DESARR FIX RT BONDS 06/17 5.	6/15/2017	5.00	712,193
MEX BONOS DESARR FIX RT BONDS 06/20 8.	6/11/2020	8.00	1,445,870
MEX BONOS DESARR FIX RT BONDS 06/21 6.5	6/10/2021	6.50	2,263,624
MEX BONOS DESARR FIX RT BONDS 06/22 6.5	6/9/2022	6.50	2,974,388
MEX BONOS DESARR FIX RT BONDS 12/14 9.5	12/18/2014	9.50	1,843,980
MEX BONOS DESARR FIX RT BONDS 12/17 7.75	12/14/2017	7.75	5,820,085
MEX BONOS DESARR FIX RT BONDS 12/24 10.	12/5/2024	10.00	4,590,339
MEXICAN CETES BILLS 04/13 0.00000	4/4/2013		42,420,101
MICROCHIP TECHNOLOGY INC COMMON STOCK USD.001			3,946,486

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
MICRON TECHNOLOGY INC COMMON STOCK USD.1			493,649
MICROS SYSTEMS INC COMMON STOCK USD.0125			3,029,240
MICROSEMI CORP COMMON STOCK USD.2			1,984,072
MICROSOFT CORP COMMON STOCK USD.006.25			33,172,732
MICROSOFT CORP SR UNSECURED 02/16 2.5	2/8/2016	2.50	515,801
MICROSOFT CORP SR UNSECURED 06/14 2.95	6/1/2014	2.95	5,246,405
MICROSOFT CORP SR UNSECURED 09/13 0.875	9/27/2013	0.88	5,021,740
MICROSOFT CORP SR UNSECURED 10/20 3.	10/1/2020	3.00	1,413,689
MICROSTRATEGY INC CL A COMMON STOCK USD.001			1,267,634
MID AMERICA APARTMENT COMM REIT USD.01			1,461,796
MIDAMERICAN ENERGY HLDGS SR UNSECURED 04/18 5.75	4/1/2018	17.25	9,579,809
MIDAMERICAN ENERGY HLDGS SR UNSECURED 09/37 6.5	9/15/2037	6.50	478,159
MIDDLEBY CORP COMMON STOCK USD.01			1,042,347
MILLS ESTRUTURAS E SERVICOS COMMON STOCK NPV			171,038
MINERAL DEPOSITS LTD COMMON STOCK NPV			146,545
MINERALS TECHNOLOGIES INC COMMON STOCK USD.1			2,077,437
MISSISSIPPI ST MSS 11/17 FLOATING VAR	11/1/2017	—	1,400,042
MITSUBISHI UFJ FINANCIAL GRO COMMON STOCK			1,775,435
MIZRAHI TEFAHOT BANK LTD COMMON STOCK ILS.1			430,177
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 1 AM	2/12/2039	5.53	1,256,505
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 2 AM	6/12/2046	5.90	355,226
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 A2	12/12/2049	5.11	193,433
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 A3	12/12/2049	5.17	2,275,634
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 AM	12/12/2049	5.20	398,010
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 6 A4	3/12/2051	5.49	403,843
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 7 ASB	6/12/2050	5.75	1,077,328
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 9 A4	9/12/2049	5.70	357,677
MLCC MORTGAGE INVESTORS INC MLCC 2005 1 2A1	4/25/2035	2.50	929,749
MLCC MORTGAGE INVESTORS INC MLCC 2005 1 2A2	4/25/2035	2.50	1,760,211
MLCC MORTGAGE INVESTORS INC MLCC 2005 2 3A	10/25/2035	1.21	988,084
MODERN TIMES GROUP B SHS COMMON STOCK NPV			101,014
MOHAWK INDUSTRIES INC COMMON STOCK USD.01			2,587,442
MOLSON COORS BREWING CO COMPANY GUAR 05/17 2.	5/1/2017	2.00	312,449
MOLSON COORS BREWING CO COMPANY GUAR 05/22 3.5	5/1/2022	3.50	253,378
MONADELPHOUS GROUP LTD COMMON STOCK NPV			313,868
MONDELEZ INTERNATIONAL INC A COMMON STOCK NPV			4,020,210
MONDELEZ INTERNATIONAL SR UNSECURED 02/13 6.	2/11/2013	12.00	1,035,638
MONDELEZ INTERNATIONAL SR UNSECURED 02/16 4.125	2/9/2016	4.13	305,061
MONDELEZ INTERNATIONAL SR UNSECURED 02/18 6.125	2/1/2018	12.25	1,138,898
MONDELEZ INTERNATIONAL SR UNSECURED 02/20 5.375	2/10/2020	16.13	2,575,088

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
MONDELEZ INTERNATIONAL SR UNSECURED 05/13 2.625	5/8/2013	2.63	5,761,297
MONDELEZ INTERNATIONAL SR UNSECURED 08/18 6.125	8/23/2018	6.13	590,080
MONDELEZ INTERNATIONAL SR UNSECURED 11/31 6.5	11/1/2031	6.50	70,889
MONOLITHIC POWER SYSTEMS INC COMMON STOCK USD.001			1,203,075
MONONGAHELA POWER CO 1ST MORTGAGE 06/14 6.7	6/15/2014	6.70	540,914
MONSANTO CO COMMON STOCK USD.01			35,110,418
MONSANTO CO SR UNSECURED 04/16 2.75	4/15/2016	2.75	105,751
MOODY S CORP COMMON STOCK USD.01			2,518,013
MOOG INC CLASS A COMMON STOCK USD1.			2,294,028
MORGAN STANLEY CAPITAL I TRUST MSC 2004 HQ4 A7	4/14/2040	4.97	5,264,090
MORGAN STANLEY CAPITAL I TRUST MSC 2005 HQ7 AAB	11/14/2042	1.00	1,061,107
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ8 A4	3/12/2044	5.42	3,354,540
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ9 AM	7/12/2044	5.77	416,846
MORGAN STANLEY CAPITAL I TRUST MSC 2006 IQ11 A4	10/15/2042	5.69	2,427,124
MORGAN STANLEY CAPITAL I TRUST MSC 2006 IQ11 AM	10/15/2042	5.70	200,977
MORGAN STANLEY CAPITAL I TRUST MSC 2006 IQ12 A4	12/15/2043	10.66	3,451,953
MORGAN STANLEY CAPITAL I TRUST MSC 2006 T21 A3	10/12/2052	5.19	1,824,233
MORGAN STANLEY CAPITAL I TRUST MSC 2006 T21 AAB	10/12/2052	5.17	313,078
MORGAN STANLEY CAPITAL I TRUST MSC 2007 HQ11 A31	2/12/2044	5.44	918,226
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ14 A2	4/15/2049	11.22	3,335,859
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ15 A4	6/11/2049	5.88	3,750,269
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ16 A4	12/12/2049	5.81	3,286,877
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T25 A3	11/12/2049	5.51	579,988
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T27 AAB	6/11/2042	5.65	96,218
MORGAN STANLEY CAPITAL INC MSAC 2005 HE1 M1	12/25/2034	0.89	3,138,194
MORGAN STANLEY COMMON STOCK USD.01			5,469,161
MORGAN STANLEY NOTES 04/18 6.625	4/1/2018	19.88	3,076,081
MORGAN STANLEY RE REMIC TRUST 03/51 1	3/27/2051	1.00	256,923
MORGAN STANLEY REREMIC TRUST MSRR 2010 C30A A3A 144A	12/17/2043	3.25	191,301
MORGAN STANLEY REREMIC TRUST MSRR 2010 GG10 A4A 144A	8/15/2045	5.79	70,004
MORGAN STANLEY REREMIC TRUST MSRR 2010 HQ4B A7A 144A	4/16/2040	4.97	1,007,914
MORGAN STANLEY SR UNSECURED 01/14 2.875	1/24/2014	2.88	4,742,374
MORGAN STANLEY SR UNSECURED 01/15 4.1	1/26/2015	4.10	547,166
MORGAN STANLEY SR UNSECURED 01/21 5.75	1/25/2021	11.50	2,969,291
MORGAN STANLEY SR UNSECURED 03/13 5.3	3/1/2013	5.30	3,318,035
MORGAN STANLEY SR UNSECURED 03/17 4.75	3/22/2017	4.75	360,017
MORGAN STANLEY SR UNSECURED 04/13 VAR	4/29/2013	1.29	23,152,391
MORGAN STANLEY SR UNSECURED 04/15 6.	4/28/2015	12.00	2,826,495

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
MORGAN STANLEY SR UNSECURED 04/16 3.8	4/29/2016	3.80	734,850
MORGAN STANLEY SR UNSECURED 04/16 VAR	4/13/2016	0.61	137,835
MORGAN STANLEY SR UNSECURED 05/14 6.	5/13/2014	12.00	5,464,285
MORGAN STANLEY SR UNSECURED 05/19 7.3	5/13/2019	14.60	6,562,188
MORGAN STANLEY SR UNSECURED 07/14 2.875	7/28/2014	5.75	6,004,315
MORGAN STANLEY SR UNSECURED 07/21 5.5	7/28/2021	11.00	3,264,200
MORGAN STANLEY SR UNSECURED 08/17 6.25	8/28/2017	6.25	2,975,835
MORGAN STANLEY SR UNSECURED 09/19 5.625	9/23/2019	11.25	1,538,133
MORGAN STANLEY SR UNSECURED 10/16 5.75	10/18/2016	5.75	2,327,993
MORGAN STANLEY SR UNSECURED 10/16 VAR	10/18/2016	1.55	1,017,179
MORGAN STANLEY SR UNSECURED 11/14 4.2	11/20/2014	8.40	4,658,736
MORGAN STANLEY SR UNSECURED 12/17 5.95	12/28/2017	11.90	17,257,837
MORGAN STANLEY SUBORDINATED 04/14 4.75	4/1/2014	14.25	3,618,985
MORGAN STANLEY SUBORDINATED 11/22 4.875	11/1/2022	4.88	408,981
MORNEAU SHEPELL INC COMMON STOCK			170,915
MOSAIC CO/THE COMMON STOCK USD.01			438,883
MOTEL 6 TRUST MOTEL 2012 MTL6 A2 144A	10/5/2025	1.95	3,546,301
MOTOROLA SOLUTIONS INC COMMON STOCK USD.01			5,056,858
MRC GLOBAL INC COMMON STOCK USD.01			2,197,398
MSC INDUSTRIAL DIRECT CO A COMMON STOCK USD.001			723,497
MULTIPLUS SA COMMON STOCK NPV			272,686
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.637	4/1/2057	6.64	11,945
MYLAN INC COMMON STOCK USD.5			1,546,437
NABORS INDUSTRIES INC COMPANY GUAR 01/19 9.25	1/15/2019	9.25	1,923,581
NABORS INDUSTRIES INC COMPANY GUAR 02/18 6.15	2/15/2018	6.15	1,076,078
NAGAILEBEN CO LTD COMMON STOCK			190,856
NASDAQ OMX GROUP SR UNSECURED 01/15 4.	1/15/2015	4.00	523,388
NASDAQ OMX GROUP/THE COMMON STOCK USD.01			3,051,220
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 01/13 2.5	1/8/2013	2.50	725,182
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 04/14 2.25	4/11/2014	2.25	305,759
NATIONAL AUSTRALIA BK LT SR UNSECURED 08/15 1.6	8/7/2015	1.60	3,603,321
NATIONAL BANK OF CANADA BANK GUARANT 06/15 1.5	6/26/2015	1.50	5,421,319
NATIONAL FINANCIAL PARTNERS COMMON STOCK USD.1			1,528,631
NATIONAL GRID PLC COMMON STOCK GBP.139535			1,289,019
NATIONAL INSTRUMENTS CORP COMMON STOCK USD.01			2,547,447
NATIONAL OILWELL VARCO I SR UNSECURED 12/17 1.35	12/1/2017	1.35	226,432
NATIONAL OILWELL VARCO INC COMMON STOCK USD.01			4,562,363
NATIONAL RETAIL PROPERTIES REIT USD.01			1,044,264
NATIONAL RURAL UTIL COOP COLLATERAL T 11/13 1.125	11/1/2013	1.13	3,274,999

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
NATIONAL RURAL UTIL COOP COLLATERAL T 11/15 1.9	11/1/2015	1.90	804,582
NATIONAL SEMICONDUCTOR SR UNSECURED 04/15 3.95	4/15/2015	3.95	893,920
NBCUNIVERSAL MEDIA LLC SR UNSECURED 01/23 2.875	1/15/2023	5.75	2,801,871
NBCUNIVERSAL MEDIA LLC SR UNSECURED 04/15 3.65	4/30/2015	3.65	4,223,346
NBCUNIVERSAL MEDIA LLC SR UNSECURED 04/16 2.875	4/1/2016	2.88	316,274
NBCUNIVERSAL MEDIA LLC SR UNSECURED 04/20 5.15	4/30/2020	5.15	207,455
NBCUNIVERSAL MEDIA LLC SR UNSECURED 04/40 6.4	4/30/2040	6.40	352,857
NCUA GUARANTEED NOTES NGN 2010 C1 A1	10/29/2020	3.20	13,359,575
NCUA GUARANTEED NOTES NGN 2010 R3 3A	12/8/2020	2.40	819,146
NEDER WATERSCHAPSBANK SR UNSECURED 01/16 3.375	1/19/2016	3.38	143,719
NEDER WATERSCHAPSBANK SR UNSECURED REGS 01/18 4.375	1/22/2018	4.38	463,747
NEDER WATERSCHAPSBANK SR UNSECURED REGS 08/19 1.625	8/23/2019	1.63	1,349,133
NESTLE SA REG COMMON STOCK CHF.1			7,121,853
NESTLE SA SPONS ADR FOR REG ADR			4,587,316
NETAPP INC COMMON STOCK USD.001			3,193,960
NETEASE INC ADR ADR USD.0001			2,298,764
NETFLIX INC COMMON STOCK USD.001			1,024,755
NETHERLANDS GOVERNMENT BONDS 144A 01/17 2.5	1/15/2017	2.50	1,862,046
NETSUITE INC COMMON STOCK USD.01			1,191,210
NEUSTAR INC CLASS A COMMON STOCK USD.001			1,970,710
NEVADA POWER CO GENL REF MOR 01/15 5.875	1/15/2015	5.88	495,477
NEVADA POWER CO GENL REF MOR 03/19 7.125	3/15/2019	7.13	160,275
NEVADA POWER CO GENL REF MOR 08/18 6.5	8/1/2018	6.50	12,564
NEW JERSEY ST TURNPIKE AUTH NJSTRN 01/25 FIXED 5	1/1/2025	5.00	1,556,724
NEW JERSEY ST TURNPIKE AUTH NJSTRN 01/26 FIXED 5	1/1/2026	5.00	3,534,930
NEW JERSEY ST TURNPIKE AUTH NJSTRN 01/27 FIXED 5	1/1/2027	5.00	3,670,462
NEW JERSEY ST TURNPIKE AUTH NJSTRN 01/41 FIXED 7.102	1/1/2041	7.10	86,480
NEW YORK CITY NY MUNI WTR FIN NYCUTL 06/43 FIXED 5.44	6/15/2043	5.44	175,454
NEW YORK CITY NY MUNI WTR FINA NYCUTL 06/45 FIXED 5	6/15/2045	10.00	13,770,403
NEW YORK CITY NY MUNI WTR FINA NYCUTL 06/45 FIXED OID 4	6/15/2045	8.00	7,803,040
NEW YORK CITY NY TRANSITIONAL NYCGEN 11/38 FIXED 5.572	11/1/2038	5.57	174,481
NEW YORK CITY NY TRANSITIONALF NYCGEN 02/35 FIXED OID 5	2/1/2035	5.00	126,522
NEW YORK LIFE GLOBAL FDG SECURED 144A 01/15 1.3	1/12/2015	1.30	2,505,233
NEW YORK LIFE GLOBAL FDG SECURED 144A 05/17 1.65	5/15/2017	1.65	407,359
NEW YORK LIFE GLOBAL FDG SECURED 144A 07/15 0.75	7/24/2015	1.50	7,480,338

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
NEW YORK LIFE GLOBAL FDG SR SECURED 144A 05/15 3.	5/4/2015	3.00	525,393
NEW YORK LIFE GLOBAL FDG SR SECURED 144A 07/16 2.45	7/14/2016	2.45	838,262
NEW YORK NY NYC 12/31 FIXED 6.646	12/1/2031	6.65	209,734
NEW YORK ST DORM AUTH ST PERSO NYSHGR 09/27 FIXED 5.051	9/15/2027	5.05	940,776
NEW YORK ST THRUWAY AUTH PERSO NYSTRN 03/26 FIXED 5	3/15/2026	5.00	485,384
NEW YORK ST THRUWAY AUTH PERSO NYSTRN 03/27 FIXED 5	3/15/2027	5.00	602,875
NEWMONT MINING CORP COMPANY GUAR 03/22 3.5	3/15/2022	3.50	706,484
NEWS AMERICA INC COMPANY GUAR 02/21 4.5	2/15/2021	9.00	611,208
NEWS AMERICA INC COMPANY GUAR 02/41 6.15	2/15/2041	6.15	44,330
NEWS AMERICA INC COMPANY GUAR 03/19 6.9	3/1/2019	6.90	2,493,989
NEWS AMERICA INC COMPANY GUAR 10/15 7.6	10/11/2015	7.60	446,095
NEWS AMERICA INC COMPANY GUAR 11/37 6.65	11/15/2037	6.65	142,141
NEWS AMERICA INC COMPANY GUAR 12/34 6.2	12/15/2034	6.20	60,557
NEXTERA ENERGY CAPITAL COMPANY GUAR 06/15 1.2	6/1/2015	2.40	4,259,085
NEXTERA ENERGY CAPITAL COMPANY GUAR 12/15 7.875	12/15/2015	7.88	608,521
NGPL PIPECO LLC SR SECURED 144A 12/17 7.119	12/15/2017	7.12	21,800
NIAGARA MOHAWK POWER SR UNSECURED 144A 10/14 3.553	10/1/2014	3.55	240,531
NICE SYSTEMS LTD SPONS ADR ADR			3,794,389
NIHON M+A CENTER INC COMMON STOCK			358,480
NIHON PARKERIZING CO LTD COMMON STOCK			313,977
NIKE INC CL B COMMON STOCK NPV			18,660,521
NIPPON DENKO CO LTD COMMON STOCK			159,880
NIPPON SHOKUBAI CO LTD COMMON STOCK			479,431
NIPPON THOMPSON CO LTD COMMON STOCK			337,524
NISOURCE FINANCE CORP COMPANY GUAR 03/13 6.15	3/1/2013	6.15	660,438
NISOURCE FINANCE CORP COMPANY GUAR 03/16 10.75	3/15/2016	10.75	212,318
NISOURCE FINANCE CORP COMPANY GUAR 03/18 6.4	3/15/2018	6.40	102,466
NISSAN AUTO RECEIVABLES OWNER NAROT 2009 A A4	8/17/2015	4.74	76,834
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 A A4	7/16/2018	1.00	8,498,857
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 B A2	4/15/2015	0.39	10,303,904
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 01/13 3.25	1/30/2013	3.25	560,931
NITTO DENKO CORP COMMON STOCK			1,849,743
NMC HEALTH PLC COMMON STOCK GBP.1			466,818
NOBLE ENERGY INC SR UNSECURED 03/19 8.25	3/1/2019	8.25	694,632
NOBLE ENERGY INC SR UNSECURED 12/21 4.15	12/15/2021	8.30	4,272,248
NOBLE GROUP LTD SR UNSECURED 144A 08/20 6.625	8/5/2020	6.63	61,950

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
NOBLE HOLDING INTL LTD COMPANY GUAR 03/17 2.5	3/15/2017	2.50	49,538
NOMURA ASSET SECURITIES CORPOR NASC 1998 D6 A4	3/15/2030	7.68	1,703,975
NOMURA HOLDINGS INC SR UNSECURED 01/16 4.125	1/19/2016	4.13	224,410
NOMURA HOLDINGS INC SR UNSECURED 03/15 5.	3/4/2015	5.00	683,868
NORDEA BANK AB COMMON STOCK NPV			651,284
NORDEA BANK AB SR UNSECURED 144A 01/14 VAR	1/14/2014	1.00	251,810
NORDEA BANK AB SR UNSECURED 144A 03/17 3.125	3/20/2017	3.13	1,810,245
NORDEA BANK AB SR UNSECURED 144A 11/14 3.7	11/13/2014	3.70	2,545,644
NORDSTROM INC SR UNSECURED 10/21 4.	10/15/2021	4.00	44,598
NORFOLK SOUTHERN CORP SR UNSECURED 04/18 5.75	4/1/2018	5.75	979,292
NORFOLK SOUTHERN CORP SR UNSECURED 05/17 7.7	5/15/2017	7.70	504,898
NORFOLK SOUTHERN CORP SR UNSECURED 06/19 5.9	6/15/2019	5.90	1,279,872
NORFOLK SOUTHERN CORP SR UNSECURED 10/42 3.95	10/1/2042	3.95	24,765
NORTHEAST UTILITIES SR UNSECURED 06/13 5.65	6/1/2013	5.65	232,740
NORTHERN ROCK ASSET MANA COVERED 03/13 3.625	3/28/2013	3.63	783,397
NORTHERN TRUST CORP SR UNSECURED 05/14 4.625	5/1/2014	4.63	795,630
NORTHERN TRUST CORP SR UNSECURED 08/13 5.5	8/15/2013	5.50	309,244
NORTHERN TRUST RUSSELL 2000 J FUND NUMBER 386 NON LENDING			1,635,699,287
NORTHROP GRUMMAN CORP COMMON STOCK USD1.			4,224,426
NORTHROP GRUMMAN CORP SR UNSECURED 08/19 5.05	8/1/2019	5.05	1,254,771
NORTHROP GRUMMAN CORP SR UNSECURED 11/15 1.85	11/15/2015	1.85	924,114
NORTHSTAR MORTGAGE TRUST NRF 2012 1 A 144A	8/25/2029	3.91	4,868,826
NORTHWEST PIPE CO COMMON STOCK USD.01			1,284,145
NOVARTIS AG ADR ADR			11,283,225
NOVARTIS AG REG COMMON STOCK CHF.5			7,391,082
NOVARTIS CAPITAL CORP COMPANY GUAR 02/14 4.125	2/10/2014	8.25	6,682,173
NOVARTIS CAPITAL CORP COMPANY GUAR 04/15 2.9	4/24/2015	5.80	6,134,085
NOVARTIS CAPITAL CORP COMPANY GUAR 09/22 2.4	9/21/2022	2.40	887,387
NOVO NORDISK A/S B COMMON STOCK DKK1.			1,985,526
NOVO NORDISK A/S SPONS ADR ADR			19,635,474
NPS PHARMACEUTICALS INC COMMON STOCK USD.001			562,380
NSTAR ELECTRIC CO SR UNSECURED 04/14 4.875	4/15/2014	4.88	678,902
NUANCE COMMUNICATIONS INC COMMON STOCK USD.001			4,620,285
NUCOR CORP SR UNSECURED 12/17 5.75	12/1/2017	5.75	251,925
NUFARM LTD COMMON STOCK NPV			330,737
NV ENERGY INC COMMON STOCK USD1.			3,247,060
NXP BV/NXP FUNDING LLC SR SECURED 10/13 VAR	10/15/2013	2.96	176,614
NXP SEMICONDUCTORS NV COMMON STOCK			4,225,529
OBIC CO LTD COMMON STOCK			239,403

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/17 1.75	2/15/2017	1.75	256,359
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/21 4.1	2/1/2021	4.10	1,252,020
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/22 3.125	2/15/2022	3.13	1,872,087
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/23 2.7	2/15/2023	2.70	1,744,838
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2			11,801,771
OCEANEERING INTL INC COMMON STOCK USD.25			2,133,634
OCH ZIFF CAPITAL MANAGEMEN A LTD PART NPV			1,999,750
ODEBRECHT DRILL VIII/IX SR SECURED 144A 06/21 6.35	6/30/2021	6.35	947,278
OHIO POWER COMPANY SR UNSECURED 02/13 5.5	2/15/2013	5.50	266,542
OHIO POWER COMPANY SR UNSECURED 09/13 5.75	9/1/2013	5.75	196,564
OHIO ST MAJOR NEW STREET INFRA OHSGEN 12/23 FIXED 5	12/15/2023	5.00	1,229,990
OHIO ST OHS 05/21 FIXED 4.534	5/1/2021	4.53	11,477,400
OHIO ST OHS 05/22 FIXED 4.654	5/1/2022	4.65	11,502,000
OIL STATES INTERNATIONAL INC COMMON STOCK USD.01			1,359,260
OJSC RUSS AGRIC BK(RSHB) SR UNSECURED REGS 01/14 7.125	1/14/2014	7.13	262,918
OKINAWA CELLULAR TELEPHONE COMMON STOCK			240,206
OKINAWA ELECTRIC POWER CO COMMON STOCK			171,619
OLD DOMINION FREIGHT LINE COMMON STOCK USD.1			1,417,135
OLD NATIONAL BANCORP COMMON STOCK NPV			1,256,107
OMNICOM GROUP COMMON STOCK USD.15			4,517,383
OMNICOM GROUP INC COMPANY GUAR 04/16 5.9	4/15/2016	5.90	477,607
OMNICOM GROUP INC COMPANY GUAR 08/20 4.45	8/15/2020	4.45	912,444
OMNIVISION TECHNOLOGIES INC COMMON STOCK USD.001			823,581
ON SEMICONDUCTOR CORPORATION COMMON STOCK USD.01			3,792,089
ONCOR ELECTRIC DELIVERY SR SECURED 01/15 6.375	1/15/2015	6.38	358,676
ONCOR ELECTRIC DELIVERY SR SECURED 06/22 4.1	6/1/2022	4.10	2,741,179
ONEOK PARTNERS LP COMPANY GUAR 03/19 8.625	3/1/2019	8.63	1,692,869
ONEOK PARTNERS LP COMPANY GUAR 10/22 3.375	10/1/2022	3.38	239,476
ONO PHARMACEUTICAL CO LTD COMMON STOCK			464,130
ONTARIO (PROVINCE OF) SR UNSECURED 02/15 2.95	2/5/2015	2.95	1,019,516
ONTARIO (PROVINCE OF) SR UNSECURED 05/15 0.95	5/26/2015	1.90	582,389
ONTARIO (PROVINCE OF) SR UNSECURED 05/16 2.3	5/10/2016	2.30	78,900
ONTARIO (PROVINCE OF) SR UNSECURED 06/15 2.7	6/16/2015	2.70	1,052,792
ONTARIO (PROVINCE OF) SR UNSECURED 09/19 1.65	9/27/2019	1.65	74,955
ONTARIO (PROVINCE OF) SR UNSECURED 10/17 1.1	10/25/2017	1.10	6,006,600
ONYX PHARMACEUTICALS INC COMMON STOCK USD.001			3,920,687

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
OPEN TEXT CORP COMMON STOCK NPV			150,850
OPHIR ENERGY PLC COMMON STOCK			246,020
OPTION ONE MORTGAGE LOAN TRUST OOMLT 2004 3 M1	11/25/2034	0.73	2,821,296
ORACLE CORP COMMON STOCK USD.01			45,791,110
ORACLE CORP SR UNSECURED 01/16 5.25	1/15/2016	10.50	6,622,182
ORACLE CORP SR UNSECURED 04/13 4.95	4/15/2013	4.95	2,911,895
ORACLE CORP SR UNSECURED 04/18 5.75	4/15/2018	5.75	1,308,280
ORACLE CORP SR UNSECURED 07/14 3.75	7/8/2014	3.75	3,102,372
ORACLE CORP SR UNSECURED 07/19 5.	7/8/2019	5.00	930,691
ORACLE CORP SR UNSECURED 07/40 5.375	7/15/2040	5.38	99,746
ORACLE CORP SR UNSECURED 10/17 1.2	10/15/2017	2.40	3,951,694
ORACLE CORP SR UNSECURED 10/22 2.5	10/15/2022	2.50	509,550
ORBITAL SCIENCES CORP COMMON STOCK USD.01			1,242,054
ORKLA ASA COMMON STOCK NOK1.25			286,839
OSI SYSTEMS INC COMMON STOCK NPV			481,517
OVERSEAS PRIVATE INV COR BONDS 04/17 0.00000	4/23/2017	3.56	8,379,954
OVERSEAS PRIVATE INV COR US GOVT GUAR 05/16 0.00000	5/2/2016		7,023,590
OVERSEAS PRIVATE INV COR US GOVT GUAR 05/30 3.43	5/15/2030	3.43	9,691,740
OVERSEAS PRIVATE INV COR US GOVT GUAR 07/14 0.00000	7/12/2014		2,127,200
OVERSEAS PRIVATE INV COR US GOVT GUAR 09/13 0.00000	9/20/2013		6,765,005
OVERSEAS PRIVATE INV COR US GOVT GUAR 09/13 0.00000	9/20/2013		6,817,306
OVERSEAS PRIVATE INV COR US GOVT GUAR 09/16 0.00000	9/7/2016		5,877,825
OVERSEAS PRIVATE INV COR US GOVT GUAR 11/17 0.00000	11/17/2017	1.50	8,340,560
OWENS ILLINOIS INC COMMON STOCK USD.01			4,556,353
OXFORD INDUSTRIES INC COMMON STOCK USD1.			681,538
P G + E CORP COMMON STOCK NPV			1,592,333
PACCAR FINANCIAL CORP SR UNSECURED 03/17 1.6	3/15/2017	1.60	267,121
PACCAR FINANCIAL CORP SR UNSECURED 06/15 1.05	6/5/2015	1.05	332,840
PACCAR FINANCIAL CORP SR UNSECURED 09/14 1.55	9/29/2014	1.55	203,278
PACIFIC DRILLING SA COMMON STOCK			2,176,656
PACIFIC GAS + ELECTRIC SR UNSECURED 03/14 4.8	3/1/2014	14.40	1,933,167
PACIFIC GAS + ELECTRIC SR UNSECURED 03/34 6.05	3/1/2034	6.05	2,576,806
PACIFIC GAS + ELECTRIC SR UNSECURED 03/37 5.8	3/1/2037	5.80	1,051,568
PACIFIC GAS + ELECTRIC SR UNSECURED 10/18 8.25	10/15/2018	16.50	1,838,067
PACIFIC GAS + ELECTRIC SR UNSECURED 11/17 5.625	11/30/2017	5.63	235,428
PACIFIC LIFE GLOBAL FNDG SR SECURED 144A 04/13 5.15	4/15/2013	5.15	785,298
PACIFICORP 1ST MORTGAGE 01/19 5.5	1/15/2019	5.50	96,719
PACTERA TECHNOLOGY ADR ADR			2,149,654
PACWEST BANCORP COMMON STOCK NPV			1,884,172
PANDORA MEDIA INC COMMON STOCK USD.0001			1,656,990

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
PANERA BREAD COMPANY CLASS A COMMON STOCK USD.0001			4,071,607
PARAMOUNT RESOURCES LTD A COMMON STOCK NPV			331,023
PAREXEL INTERNATIONAL CORP COMMON STOCK USD.01			759,279
PARIBAS REPO	1/2/2013	0.27	40,000,000
PARQUE ARAUCO S.A. COMMON STOCK NPV			247,908
PARTNERRE LTD COMMON STOCK USD1.			1,826,801
PARTNERS GROUP HOLDING AG COMMON STOCK CHF.01			192,891
PASON SYSTEMS INC COMMON STOCK NPV			256,639
PC FINANCIAL PARTNERSHIP COMPANY GUAR 11/14 5.	11/15/2014	5.00	709,959
PEARSON DOL FIN TWO PLC COMPANY GUAR 144A 05/18 6.25	5/6/2018	6.25	266,048
PEBBLEBROOK HOTEL TRUST REIT USD.01			1,392,283
PECO ENERGY CO 1ST MORTGAGE 09/22 2.375	9/15/2022	2.38	2,445,753
PENN NATIONAL GAMING INC COMMON STOCK USD.01			2,282,289
PENNSYLVANIA HIGHER EDUCATION PHEAA 2005 1 B1	4/25/2045	2.29	3,153,553
PENNSYLVANIA ST HGR EDU ASSIST PASSTD 05/46 ADJUSTABLE VAR	5/1/2046	0.31	7,561,751
PENNSYLVANIA ST HGR EDU ASSIST PASSTD 05/46 ADJUSTABLE VAR	5/1/2046	1.07	674,826
PENSKE AUTOMOTIVE GROUP INC COMMON STOCK USD.0001			466,395
PENSKE TRUCK LEASING/PTL SENIOR NOTES 144A 07/14 2.5	7/11/2014	2.50	100,034
PENSKE TRUCK LEASING/PTL UNSECURED 144A 05/15 3.125	5/11/2015	6.25	4,423,174
PENTAIR LTD REGISTERED COMMON STOCK USD.167			1,623,425
PEP BOYS MANNY MOE + JACK COMMON STOCK USD1.			1,121,259
PEPSICO INC COMMON STOCK USD.017			1,775,074
PEPSICO INC SR UNSECURED 01/15 3.1	1/15/2015	3.10	236,150
PEPSICO INC SR UNSECURED 01/20 4.5	1/15/2020	4.50	769,034
PEPSICO INC SR UNSECURED 03/14 3.75	3/1/2014	3.75	1,037,920
PEPSICO INC SR UNSECURED 03/15 0.75	3/5/2015	0.75	7,526,985
PEPSICO INC SR UNSECURED 06/18 5.	6/1/2018	5.00	1,583,370
PEPSICO INC SR UNSECURED 08/14 0.8	8/25/2014	1.60	2,948,304
PEPSICO INC SR UNSECURED 08/15 0.7	8/13/2015	1.40	9,293,844
PEPSICO INC SR UNSECURED 08/17 1.25	8/13/2017	1.25	901,374
PEPSICO INC SR UNSECURED 10/13 0.875	10/25/2013	0.88	2,164,870
PEPSICO INC SR UNSECURED 11/18 7.9	11/1/2018	7.90	666,629
PERKINELMER INC COMMON STOCK USD1.			4,481,688
PERNOD RICARD SA COMMON STOCK EUR1.55			2,155,868
PERNOD RICARD SA SR UNSECURED 144A 01/22 4.45	1/15/2022	4.45	3,782,441
PERNOD RICARD SA SR UNSECURED 144A 04/21 5.75	4/7/2021	5.75	406,683

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
PERRIGO CO COMMON STOCK NPV			10,763,464
PETROBRAS INTL FIN CO COMPANY GUAR 01/20 5.75	1/20/2020	5.75	125,219
PETROBRAS INTL FIN CO COMPANY GUAR 01/21 5.375	1/27/2021	10.75	799,332
PETROBRAS INTL FIN CO COMPANY GUAR 01/41 6.75	1/27/2041	6.75	101,367
PETROBRAS INTL FIN CO COMPANY GUAR 02/15 2.875	2/6/2015	2.88	2,170,191
PETROBRAS INTL FIN CO COMPANY GUAR 03/19 7.875	3/15/2019	7.88	449,667
PETROLEOS MEXICANOS COMPANY GUAR 01/21 5.5	1/21/2021	5.50	525,825
PETROLEOS MEXICANOS COMPANY GUAR 05/19 8.	5/3/2019	8.00	13,075
PETROLEOS MEXICANOS COMPANY GUAR 06/41 6.5	6/2/2041	6.50	978,900
PETROMINERALES LTD COMMON STOCK NPV			85,508
PFIZER INC COMMON STOCK USD.05			31,573,463
PFIZER INC SR UNSECURED 03/15 5.35	3/15/2015	5.35	1,651,959
PFIZER INC SR UNSECURED 03/19 6.2	3/15/2019	12.40	5,106,463
PHILIP MORRIS INTERNATIONAL COMMON STOCK NPV			14,253,092
PHILIP MORRIS INTL INC SR UNSECURED 03/14 6.875	3/17/2014	6.88	812,952
PHILIP MORRIS INTL INC SR UNSECURED 03/20 4.5	3/26/2020	4.50	1,094,283
PHILIP MORRIS INTL INC SR UNSECURED 03/42 4.5	3/20/2042	4.50	1,369,284
PHILIP MORRIS INTL INC SR UNSECURED 05/13 4.875	5/16/2013	9.75	7,113,351
PHILIP MORRIS INTL INC SR UNSECURED 05/16 2.5	5/16/2016	2.50	3,334,187
PHILIP MORRIS INTL INC SR UNSECURED 05/18 5.65	5/16/2018	5.65	272,787
PHILIP MORRIS INTL INC SR UNSECURED 08/22 2.5	8/22/2022	2.50	1,195,468
PHILIP MORRIS INTL INC SR UNSECURED 11/21 2.9	11/15/2021	2.90	2,610,470
PHILLIPS 66 COMPANY GUAR 03/15 1.95	3/5/2015	1.95	4,201,744
PHOENIX NEW MEDIA LTD ADR ADR			267,234
PIER 1 IMPORTS INC COMMON STOCK USD.001			5,509,300
PIMCO COMMODITIES PLUS PIMCO COMMODITIES FUND 1983			76,852,547
PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP PORT INSTL CL			9,083,681
PIMCO FDS SHORT TERM FLTG NAV MUTUAL FUND			98,712,462
PINNACLE ENTERTAINMENT INC COMMON STOCK USD.1			2,337,300
PIRAMAL ENTERPRISES LTD COMMON STOCK INR2.			204,199
PITNEY BOWES INC SR UNSECURED 06/13 3.875	6/15/2013	3.88	100,885
PITNEY BOWES INC SR UNSECURED 08/14 4.875	8/15/2014	4.88	253,715
PLAINS ALL AMER PIPELINE SR UNSECURED 06/22 3.65	6/1/2022	3.65	741,051
PNC BANK NA SUBORDINATED 11/22 2.7	11/1/2022	2.70	290,092
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.			2,776,139
PNC FUNDING CORP BANK GUARANT 02/15 3.625	2/8/2015	3.63	1,534,983
PNC FUNDING CORP BANK GUARANT 05/14 3.	5/19/2014	3.00	2,067,128
PNC FUNDING CORP BANK GUARANT 06/14 5.4	6/10/2014	5.40	399,966

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
PNC FUNDING CORP BANK GUARANT 06/19 6.7	6/10/2019	6.70	1,109,976
PNC FUNDING CORP BANK GUARANT 08/20 4.375	8/11/2020	4.38	1,260,319
PNC FUNDING CORP BANK GUARANT 09/15 4.25	9/21/2015	4.25	3,378,839
PNM RESOURCES INC COMMON STOCK NPV			1,459,697
POLYCOM INC COMMON STOCK USD.0005			4,089,860
POLYONE CORPORATION COMMON STOCK USD.01			2,567,652
POOL CORP COMMON STOCK USD.001			956,051
PORSCHE AUTOMOBIL HLDG PRF PREFERENCE			1,529,942
PORT AUTH OF NEW YORK + NEW JE PORTRN 10/62 FIXED 4.458	10/1/2062	4.46	493,520
PORT AUTH OF NEW YORK + NEW JE PORTRN 12/24 FIXED 5.859	12/1/2024	11.72	24,377,664
POTASH CORP SASKATCHEWAN SR UNSECURED 05/14 5.25	5/15/2014	5.25	291,983
POTASH CORP SASKATCHEWAN SR UNSECURED 09/15 3.75	9/30/2015	3.75	457,113
PPG INDUSTRIES INC COMMON STOCK USD1.67			5,692,821
PPG INDUSTRIES INC SR UNSECURED 01/16 1.9	1/15/2016	1.90	204,965
PPG INDUSTRIES INC SR UNSECURED 03/13 5.75	3/15/2013	5.75	580,958
PPG INDUSTRIES INC SR UNSECURED 03/18 6.65	3/15/2018	6.65	2,359,048
PPL CORPORATION COMMON STOCK USD.01			755,546
PPL CORPORATION PREFERRED STOCK 07/13 9.5			669,045
PPR COMMON STOCK EUR4.			2,090,202
PRAXAIR INC SR UNSECURED 11/14 5.25	11/15/2014	5.25	793,468
PRECISION CASTPARTS CORP COMMON STOCK NPV			11,036,177
PRECISION CASTPARTS CORP SR UNSECURED 01/23 2.5	1/15/2023	2.50	473,012
PRECISION CASTPARTS CORP SR UNSECURED 12/15 0.7	12/20/2015	0.70	5,004,245
PREMIER OIL PLC COMMON STOCK GBP.125			263,098
PRESTIGE BRANDS HOLDINGS INC COMMON STOCK USD.01			808,211
PRICELINE.COM INC COMMON STOCK USD.008			38,060,303
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 06/14 5.45	6/11/2014	5.45	347,110
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 09/13 5.3	9/27/2013	5.30	496,113
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 09/13 VAR	9/27/2013	0.56	8,304,490
PRIDE INTERNATIONAL INC COMPANY GUAR 08/20 6.875	8/15/2020	6.88	2,023,536
PRIME MORTGAGE TRUST PRIME 2004 CL1 2A1	2/25/2019	5.00	77,980
PRIME MORTGAGE TRUST PRIME 2005 2 1A1	7/25/2020	4.75	732,668
PRINCIPAL FINANCIAL GROU COMPANY GUAR 11/17 1.85	11/15/2017	3.70	335,767
PRINCIPAL LFE GLB FND II SECURED 144A 12/15 1.	12/11/2015	2.00	121,820
PRINCIPAL LFE GLB FND II SR SECURED 144A 07/14 VAR	7/9/2014	1.00	3,998,708
PRINCIPAL LIFE INC FDG SR SECURED 04/13 5.3	4/24/2013	5.30	1,445,387
PRINCIPAL LIFE INC FDG SR SECURED 04/15 5.55	4/27/2015	5.55	7,017,487
PRIVATE EXPORT FUNDING US GOVT GUAR 03/19 4.375	3/15/2019	4.38	584,392

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
PRIVATEBANCORP INC COMMON STOCK NPV			2,037,254
PROASSURANCE CORP COMMON STOCK USD.01			3,638,888
PROCTER + GAMBLE CO/THE COMMON STOCK			1,970,168
PROCTER + GAMBLE CO/THE SR UNSECURED 02/19 4.7	2/15/2019	4.70	1,004,247
PROCTER + GAMBLE CO/THE SR UNSECURED 02/22 2.3	2/6/2022	2.30	569,873
PROCTER + GAMBLE CO/THE SR UNSECURED 08/14 0.7	8/15/2014	0.70	3,462,119
PROCTER + GAMBLE CO/THE SR UNSECURED 08/16 1.45	8/15/2016	1.45	2,214,181
PROCTER + GAMBLE CO/THE SR UNSECURED 08/34 5.8	8/15/2034	5.80	59,587
PROFARMA DISTRIBUIDORA COMMON STOCK NPV			67,277
PROGRESS ENERGY INC SR UNSECURED 01/16 5.625	1/15/2016	5.63	3,280,558
PROGRESS ENERGY INC SR UNSECURED 03/19 7.05	3/15/2019	7.05	4,241,579
PROGRESS ENERGY INC SR UNSECURED 04/22 3.15	4/1/2022	6.30	916,155
PROGRESS ENERGY INC SR UNSECURED 12/19 4.875	12/1/2019	4.88	1,634,075
PROGRESSIVE CORP COMMON STOCK USD1.			12,930,080
PROGRESSIVE WASTE SOLUTIONS COMMON STOCK			375,366
PROLOGIS LP COMPANY GUAR 08/14 7.625	8/15/2014	7.63	2,625,391
PROSPERITY BANCSHARES INC COMMON STOCK USD1.			1,603,140
PROTHENA CORP PLC COMMON STOCK			151,718
PROVINCE OF QUEBEC NOTES 12/18 4.5	12/1/2018	4.50	1,360,121
PROVINCE OF QUEBEC NOTES 12/21 4.25	12/1/2021	4.25	224,590
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01			4,824,765
PRUDENTIAL FINANCIAL INC SR UNSECURED 01/15 3.875	1/14/2015	3.88	5,882,697
PRUDENTIAL FINANCIAL INC SR UNSECURED 05/16 3.	5/12/2016	3.00	1,742,090
PSEG POWER LLC COMPANY GUAR 04/20 5.125	4/15/2020	5.13	34,574
PSEG POWER LLC COMPANY GUAR 09/16 2.75	9/15/2016	5.50	3,600,324
PSEG POWER LLC COMPANY GUAR 09/21 4.15	9/15/2021	4.15	87,664
PSEG POWER LLC COMPANY GUAR 12/15 5.5	12/1/2015	5.50	195,390
PTC INC COMMON STOCK USD.01			1,530,680
PUBLIC SERVICE COLORADO 1ST MORTGAGE 09/22 2.25	9/15/2022	2.25	30,769
PUBLIC SERVICE ENTERPRISE GP COMMON STOCK NPV			800,496
PUBLICIS GROUPE COMMON STOCK EUR.4			774,893
PVH CORP COMMON STOCK USD1.			3,485,714
PZ CUSSONS PLC COMMON STOCK GBP.01			168,719
QATARI DIAR FINANCE QSC GOVT GUARANT REGS 07/20 5.	7/21/2020	5.00	326,900
QLIK TECHNOLOGIES INC COMMON STOCK			5,183,261
QTEL INTERNATIONAL FIN COMPANY GUAR 144A 02/21 4.75	2/16/2021	4.75	1,435,100
QTEL INTERNATIONAL FIN COMPANY GUAR 144A 06/19 7.875	6/10/2019	7.88	91,700
QTEL INTERNATIONAL FIN COMPANY GUAR 144A 10/16 3.375	10/14/2016	3.38	62,768

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
QUALCOMM INC COMMON STOCK USD.0001			54,560,234
QUALICORP SA COMMON STOCK NPV			1,278,297
QUANEX BUILDING PRODUCTS COMMON STOCK USD.01			1,236,948
QUANTA SERVICES INC COMMON STOCK USD.00001			9,150,146
QUEBECOR INC CL B COMMON STOCK NPV			314,580
QUEST DIAGNOSTIC INC COMPANY GUAR 11/15 5.45	11/1/2015	5.45	1,443,494
QUEST DIAGNOSTICS INC COMMON STOCK USD.01			2,066,837
QWEST CORP SR UNSECURED 10/14 7.5	10/1/2014	7.50	865,742
RABOBANK NEDERLAND BANK GUARANT 01/14 1.85	1/10/2014	3.70	7,131,563
RABOBANK NEDERLAND BANK GUARANT 01/17 3.375	1/19/2017	3.38	1,074,286
RACKSPACE HOSTING INC COMMON STOCK USD.001			4,702,405
RALLIS INDIA LTD COMMON STOCK INR1.			125,662
RALPH LAUREN CORP COMMON STOCK USD.01			5,924,838
RAMIRENT OYJ COMMON STOCK NPV			168,920
RANGE RESOURCES CORP COMMON STOCK USD.01			1,960,296
RAS LAFFAN LNG 3 SR SECURED 144A 09/19 6.75	9/30/2019	6.75	752,250
RAS LAFFAN LNG 3 SR SECURED REGS 09/19 6.75	9/30/2019	6.75	87,763
RAUBEX GROUP LTD COMMON STOCK ZAR.01			164,838
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD.01			3,221,108
RAYTHEON COMPANY SR UNSECURED 10/20 3.125	10/15/2020	6.25	1,452,224
RBC CAPITAL MARKETS REPO REPO	1/16/2013	0.93	151,950,000
RBSGC MORTGAGE PASS THROUGH CE RBSGC 2007 B 1A4	1/25/2037	0.67	1,579,065
RCI BANQUE SA SR UNSECURED 144A 04/14 VAR	4/11/2014	2.22	109,958
REALOGY HOLDINGS CORP COMMON STOCK USD.01			1,137,116
RED HAT INC COMMON STOCK USD.0001			8,416,562
RED ROBIN GOURMET BURGERS COMMON STOCK USD.001			2,721,847
REDROW PLC COMMON STOCK GBP.1			286,660
REED ELSEVIER NV COMMON STOCK EUR.07			1,157,084
REGAL BELOIT CORP COMMON STOCK USD.01			1,867,455
REGENERON PHARMACEUTICALS COMMON STOCK USD.001			8,297,750
REGIONS FINANCIAL CORP SR UNSECURED 11/14 7.75	11/10/2014	7.75	2,475,950
REGIS CORP COMMON STOCK USD.05			1,611,968
REGUS PLC COMMON STOCK GBP.01			252,340
RELIANCE STEEL + ALUMINUM COMMON STOCK NPV			4,035,569
REMY COINTREAU COMMON STOCK EUR1.6			711,254
RENAISSANCERE HOLDINGS LTD COMMON STOCK USD1.			5,826,342
RENREN INC ADR ADR USD.001			6,855
REPO BANK AMERICA REPO	1/4/2013	0.26	98,100,000

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
REPUBLIC OF INDONESIA SR UNSECURED REGS 03/20 5.875	3/13/2020	5.88	667,388
REPUBLIC OF SOUTH AFRICA SR UNSECURED 09/17 8.25	9/15/2017	8.25	5,769,417
REPUBLIC OF SOUTH AFRICA SR UNSECURED 12/18 8.	12/21/2018	8.00	6,819,974
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QO7 3A2	9/25/2046	0.41	197,266
RESIDENTIAL FUNDING MTG SEC I RFMSI 2003 S13 A4	6/25/2033	3.50	281,801
RESIDENTIAL FUNDING MTG SEC I RFMSI 2003 S9 A1	3/25/2032	6.50	6,994
REXNORD CORP COMMON STOCK USD.01			1,646,490
REYNOLDS AMERICAN INC COMPANY GUAR 06/16 7.625	6/1/2016	15.25	1,617,550
REYNOLDS AMERICAN INC COMPANY GUAR 06/17 6.75	6/15/2017	13.50	7,227,594
REYNOLDS AMERICAN INC COMPANY GUAR 06/18 7.75	6/1/2018	7.75	436,239
REYNOLDS AMERICAN INC COMPANY GUAR 10/15 1.05	10/30/2015	2.10	3,110,039
REYNOLDS AMERICAN INC COMPANY GUAR 11/22 3.25	11/1/2022	6.50	1,823,158
REYNOLDS GRP ISS/REYNOLD SR SECURED 144A 10/20 5.75	10/15/2020	5.75	1,445,500
RHOEN KLINIKUM AG COMMON STOCK			883,571
RICOH LEASING CO LTD COMMON STOCK			261,970
RIGEL PHARMACEUTICALS INC COMMON STOCK USD.001			1,122,550
RIO TINTO FIN USA LTD COMPANY GUAR 05/14 8.95	5/1/2014	17.90	4,527,932
RIO TINTO FIN USA LTD COMPANY GUAR 09/16 2.25	9/20/2016	2.25	93,369
RIO TINTO FIN USA LTD COMPANY GUAR 11/20 3.5	11/2/2020	3.50	779,113
RIO TINTO FIN USA PLC COMPANY GUAR 03/22 3.5	3/22/2022	3.50	1,236,308
RIO TINTO FIN USA PLC COMPANY GUAR 08/17 1.625	8/21/2017	1.63	161,998
RIO TINTO PLC COMMON STOCK GBP.1			1,610,954
ROBERT HALF INTL INC COMMON STOCK USD.001			4,893,916
ROCHE HOLDING AG GENUSSCHEIN COMMON STOCK NPV			10,681,387
ROCHE HOLDINGS LTD SPONS ADR ADR			2,281,085
ROCK TENN COMPANY CL A COMMON STOCK USD.01			3,740,185
ROGERS COMMUNICATIONS IN COMPANY GUAR 08/18 6.8	8/15/2018	13.60	1,201,715
ROGERS COMMUNICATIONS INC B COMMON STOCK NPV			437,948
ROLLINS INC COMMON STOCK USD1.			811,579
ROLLS ROYCE GROUP PLC C SHARES			5,957
ROLLS ROYCE HOLDINGS PLC COMMON STOCK GBP.2			3,987,960
ROPER INDUSTRIES INC COMMON STOCK USD.01			3,505,712
ROVI CORP COMMON STOCK USD.001			2,888,496
ROWAN COMPANIES PLC A COMMON STOCK USD.125			1,572,881
ROYAL BANK OF CANADA COVERED 09/17 1.2	9/19/2017	2.40	458,097
ROYAL BANK OF CANADA SR UNSECURED 01/14 1.125	1/15/2014	1.13	1,208,117
ROYAL BANK OF CANADA SR UNSECURED 03/15 1.15	3/13/2015	1.15	5,231,164
ROYAL BANK OF CANADA SR UNSECURED 10/14 1.45	10/30/2014	1.45	4,521,530

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
ROYAL BANK OF CANADA SR UNSECURED 12/15 2.625	12/15/2015	2.63	1,340,452
ROYAL BANK OF SCOTLAND GROUP COMMON STOCK GBP1.			2,504,256
ROYAL BANK OF SCOTLAND REPO REPO	1/3/2013	0.22	30,100,000
ROYAL BK OF SCOTLAND PLC BANK GUARANT 01/21 6.125	1/11/2021	6.13	912,174
ROYAL BK OF SCOTLAND PLC BANK GUARANT 03/15 4.875	3/16/2015	4.88	107,408
ROYAL BK OF SCOTLAND PLC COMPANY GUAR 08/13 3.4	8/23/2013	6.80	2,141,310
ROYAL BK SCOTLND GRP PLC SR UNSECURED 09/15 2.55	9/18/2015	7.65	2,343,609
ROYAL BK SCOTLND GRP PLC SR UNSECURED 10/19 6.4	10/21/2019	12.80	1,689,745
ROYAL BK SCOTLND GRP PLC SUBORDINATED 10/14 5.	10/1/2014	5.00	61,651
RPM INTERNATIONAL INC COMMON STOCK USD.01			3,229,600
RTI INTERNATIONAL METALS INC COMMON STOCK USD.01			1,592,141
RUBY PIPELINE LLC SR UNSECURED 144A 04/22 6.	4/1/2022	6.00	3,248,986
RUCKUS WIRELESS INC COMMON STOCK			85,614
RUSSIA FOREIGN BOND SR UNSECURED REGS 03/30 VAR	3/31/2030	7.50	736,603
RUSSIA FOREIGN BOND SR UNSECURED REGS 03/30 VAR	3/31/2030	1.00	1,104,905
RYDER SYSTEM INC SR UNSECURED 03/13 6.	3/1/2013	6.00	408,076
RYDER SYSTEM INC SR UNSECURED 03/17 2.5	3/1/2017	2.50	508,442
RZD CAPITAL PLC (RZD) SR UNSECURED 04/17 5.739	4/3/2017	5.74	268,800
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/15 1.85	1/15/2015	3.70	2,901,010
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/17 2.45	1/15/2017	2.45	208,479
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/22 3.75	1/15/2022	3.75	647,899
SABMILLER PLC COMMON STOCK USD.1			879,927
SABMILLER PLC SR UNSECURED 144A 01/14 5.7	1/15/2014	5.70	289,179
SABMILLER PLC SR UNSECURED 144A 08/13 5.5	8/15/2013	5.50	488,379
SAFEGUARD SCIENTIFICS INC COMMON STOCK USD.1			1,898,959
SAFEWAY INC SR UNSECURED 08/17 6.35	8/15/2017	12.70	3,963,652
SAFRAN SA COMMON STOCK EUR.2			801,150
SAKAI CHEMICAL INDUSTRY CO COMMON STOCK			107,836
SALAMANDER ENERGY PLC COMMON STOCK GBP.1			138,671
SALESFORCE.COM INC COMMON STOCK USD.001			35,822,782
SALIX PHARMACEUTICALS LTD COMMON STOCK USD.001			1,696,112
SALLY BEAUTY HOLDINGS INC COMMON STOCK USD.01			6,017,421
SAMSUNG ELECTRONICS CO LTD COMMON STOCK KRW5000.			29,210,970
SANDISK CORP COMMON STOCK USD.001			5,046,862
SANDS CHINA LTD COMMON STOCK USD.01			786,082
SANDVIK AB COMMON STOCK NPV			298,737

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
SANOFI COMMON STOCK EUR2.			7,066,951
SANOFI SR UNSECURED 03/14 1.625	3/28/2014	3.25	6,245,879
SANOFI SR UNSECURED 03/16 2.625	3/29/2016	5.25	942,008
SANOFI SR UNSECURED 09/14 1.2	9/30/2014	1.20	232,713
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 1 A3	11/17/2014	1.84	1,179,970
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 1 A4	5/15/2017	2.43	951,255
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 3 A3	6/16/2014	1.20	134,699
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 A A3 144A	11/17/2014	1.83	1,197,049
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 A A4 144A	6/15/2017	2.39	2,639,232
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 1 A2	2/18/2014	0.94	543,173
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 1 A3	1/15/2015	1.28	627,906
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 2 A3	2/16/2015	1.29	1,685,390
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 3 A2	8/15/2014	1.11	2,642,107
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 4 A2	3/16/2015	1.37	4,061,936
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 4 C	8/15/2017	3.82	5,692,964
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 2 A3	12/15/2015	1.22	1,007,985
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 2 D	2/15/2018	3.87	5,631,245
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 3 A2	4/15/2015	0.83	7,155,741
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 3 A3	4/15/2016	2.16	274,836
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 3 C	4/16/2018	3.01	5,326,060
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 4 B	3/15/2017	1.83	5,614,168
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 4 D	6/15/2018	3.50	5,034,278
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 5 A2	12/15/2015	0.57	7,592,350
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 5 A3	12/15/2016	0.83	1,005,253
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 5 C	8/15/2018	2.70	5,554,149
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 6 A2	9/15/2015	0.47	8,390,654
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 6 B	5/15/2017	1.33	6,083,899
SANTANDER HOLDINGS USA SR UNSECURED 09/15 3.	9/24/2015	3.00	3,522,435
SAP AG COMMON STOCK NPV			3,262,559
SAPIENT CORPORATION COMMON STOCK USD.01			2,381,280
SARTORIUS STEDIM BIOTECH COMMON STOCK EUR.61			358,051
SATO HOLDINGS CORP COMMON STOCK			181,657
SBA COMMUNICATIONS CORP CL A COMMON STOCK USD.01			7,951,683
SBA TOWER TRUST MORTGAGE 144A 04/40 4.254	4/15/2040	4.25	4,328,394
SBERBANK (SB CAP SA) SR UNSECURED 07/15 5.499	7/7/2015	5.50	637,790
SBERBANK (SB CAP SA) SR UNSECURED 144A 02/22 6.125	2/7/2022	6.13	1,245,325
SCANA CORPORATION SR UNSECURED 02/22 4.125	2/1/2022	4.13	104,854
SCHINDLER HOLDING PART CERT COMMON STOCK CHF.1			315,958

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 08/17 1.25	8/1/2017	1.25	149,561
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 09/16 1.95	9/14/2016	1.95	256,613
SCHLUMBERGER LTD COMMON STOCK USD.01			6,669,855
SCHNEIDER ELECTRIC SA COMMON STOCK EUR4.			1,420,674
SDL PLC COMMON STOCK GBP.01			251,587
SEADRILL LTD COMMON STOCK USD2.			234,415
SEAGATE TECHNOLOGY COMMON STOCK USD.00001			2,020,824
SEALED AIR CORP COMMON STOCK USD.1			1,759,755
SEATTLE GENETICS INC COMMON STOCK USD.001			1,434,015
SECURITY NATIONAL MORTGAGE LOA SNMLT 2007 1A 2A 144A	4/25/2037	0.56	321,565
SEEK LTD COMMON STOCK NPV			127,172
SEMPRA ENERGY SR UNSECURED 03/14 2.	3/15/2014	4.00	7,382,025
SEMPRA ENERGY SR UNSECURED 10/39 6.	10/15/2039	6.00	151,713
SEMTECH CORP COMMON STOCK USD.01			2,686,097
SENSIENT TECHNOLOGIES CORP COMMON STOCK USD.1			1,670,787
SES RECEIPT NPV			1,216,862
SEVEN + I HOLDINGS CO LTD COMMON STOCK			921,643
SHELL INTERNATIONAL FIN COMPANY GUAR 03/13 1.875	3/25/2013	1.88	250,892
SHELL INTERNATIONAL FIN COMPANY GUAR 03/14 4.	3/21/2014	4.00	261,002
SHELL INTERNATIONAL FIN COMPANY GUAR 06/15 3.1	6/28/2015	9.30	11,540,690
SHELL INTERNATIONAL FIN COMPANY GUAR 09/19 4.3	9/22/2019	4.30	359,133
SHENGUAN HOLDINGS GROUP LTD COMMON STOCK HKD.01			152,809
SHENZHEN EXPRESSWAY CO H COMMON STOCK CNY1.			135,017
SHENZHOU INTERNATIONAL GROUP COMMON STOCK HKD.1			397,830
SHIONOGI + CO LTD COMMON STOCK			5,323,207
SHIRE PLC ADR ADR			6,156,057
SHUTTERFLY INC COMMON STOCK USD.0001			900,013
SIERRA PACIFIC POWER CO GENL REF MOR 05/16 6.	5/15/2016	6.00	543,942
SIGNATURE BANK COMMON STOCK USD.01			4,941,008
SILENUS (EUROP LOAN COND N25)P EURO 25X A REGS	5/15/2019	0.34	60,216
SILGAN HOLDINGS INC COMMON STOCK USD.01			1,670,670
SILICON LABORATORIES INC COMMON STOCK USD.0001			1,093,750
SIMON PROPERTY GROUP LP SR UNSECURED 01/14 4.9	1/30/2014	4.90	292,568
SIMON PROPERTY GROUP LP SR UNSECURED 02/15 4.2	2/1/2015	4.20	141,047
SIMON PROPERTY GROUP LP SR UNSECURED 02/20 5.65	2/1/2020	5.65	282,004
SIMON PROPERTY GROUP LP SR UNSECURED 05/13 5.3	5/30/2013	5.30	2,038,778
SIMON PROPERTY GROUP LP SR UNSECURED 05/14 6.75	5/15/2014	6.75	1,600,014

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
SIMON PROPERTY GROUP LP SR UNSECURED 05/16 6.1	5/1/2016	6.10	230,711
SIMON PROPERTY GROUP LP SR UNSECURED 05/18 6.125	5/30/2018	6.13	1,766,262
SIMON PROPERTY GROUP LP SR UNSECURED 06/15 5.1	6/15/2015	5.10	99,137
SIMON PROPERTY GROUP LP SR UNSECURED 12/16 5.25	12/1/2016	5.25	308,917
SIMPLO TECHNOLOGY CO LTD COMMON STOCK TWD10.			27,351
SINGAPORE PRESS HOLDINGS LTD COMMON STOCK NPV			234,245
SINOCHEM OVERSEAS CAPITA COMPANY GUAR 144A 11/20 4.5	11/12/2020	4.50	118,311
SIRONA DENTAL SYSTEMS INC COMMON STOCK USD.01			3,349,535
SKANDINAVISKA ENSKILDA COVERED 10/17 2.625	10/16/2017	2.63	1,714,114
SKYWORKS SOLUTIONS INC COMMON STOCK USD.25			3,590,705
SLC STUDENT LOAN TRUST SLCLT 2009 AA A 144A	6/15/2033	4.75	1,742,263
SLH OPEN POSITION NET PAYABLE SLHOPNTL0	12/31/2060		(469,063)
SLM CORP SENIOR NOTES 01/16 6.25	1/25/2016	6.25	271,875
SLM CORP SR UNSECURED 01/13 5.375	1/15/2013	5.38	209,999
SLM CORP SR UNSECURED 01/14 VAR	1/27/2014	1.23	733,052
SLM CORP SR UNSECURED 01/17 6.	1/25/2017	6.00	1,407,250
SLM CORP SR UNSECURED 06/18 8.45	6/15/2018	8.45	81,900
SLM CORP SR UNSECURED 09/15 3.875	9/10/2015	3.88	1,356,911
SLM CORP SR UNSECURED 10/13 5.	10/1/2013	10.00	2,354,625
SLM STUDENT LOAN TRUST SLMA 2003 11 A6 144A	12/15/2025	0.60	2,149,050
SLM STUDENT LOAN TRUST SLMA 2004 B A2	6/15/2021	0.51	5,797,924
SLM STUDENT LOAN TRUST SLMA 2006 5 A5	1/25/2027	0.43	2,591,459
SLM STUDENT LOAN TRUST SLMA 2007 2 A2	7/25/2017	0.32	351,361
SLM STUDENT LOAN TRUST SLMA 2008 9 A	4/25/2023	1.82	30,153,942
SLM STUDENT LOAN TRUST SLMA 2010 1 A	3/25/2025	0.61	15,680,401
SLM STUDENT LOAN TRUST SLMA 2012 6 A3	5/26/2026	0.97	1,515,372
SMALL BUSINESS ADMINISTRATION SBAP 1999 20L 1	12/1/2019	7.19	135,413
SMALL BUSINESS ADMINISTRATION SBAP 2005 20B 1	2/1/2025	4.63	2,726,029
SMALL BUSINESS ADMINISTRATION SBAP 2008 20F 1	6/1/2028	5.68	788,525
SMALL BUSINESS ADMINISTRATION SBIC 2004 P10B 1	8/10/2014	4.75	967,883
SMALL BUSINESS ADMINISTRATION SBIC 2008 10A 1	3/10/2018	5.47	4,020,418
SMC CORP COMMON STOCK			2,303,452
SMITH + NEPHEW PLC COMMON STOCK USD.2			1,514,915
SMITHS GROUP PLC COMMON STOCK GBP.375			216,829
SOCIETE GENERALE COMMON STOCK EUR1.25			2,377,661
SOFTBANK CORP COMMON STOCK			740,832
SOLARWINDS INC COMMON STOCK USD.001			1,840,995
SOLERA HOLDINGS INC COMMON STOCK USD.01			3,833,799
SONIC CORP COMMON STOCK USD.01			1,333,448
SOURCEFIRE INC COMMON STOCK USD.001			1,029,396

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
SOUTH CAROLINA ST PUBLIC SVC A SCSUTL 06/14 FLOATING VAR	6/2/2014	0.91	10,420,488
SOUTH CAROLINA ST PUBLIC SVC A SCSUTL 07/13 FLOATING VAR	7/1/2013	0.71	5,207,124
SOUTH CAROLINA STUDENT LOAN CO SCSLC 2008 1 A2	3/1/2018	0.86	2,653,615
SOUTHERN CAL EDISON 1ST REF MORT 03/14 5.75	3/15/2014	11.50	5,678,827
SOUTHERN CO SR UNSECURED 05/14 4.15	5/15/2014	8.30	2,356,929
SOUTHERN CO SR UNSECURED 09/16 1.95	9/1/2016	3.90	6,494,583
SOUTHERN NATURAL GAS SR UNSECURED 144A 04/17 5.9	4/1/2017	5.90	317,256
SOUTHERN POWER CO SR UNSECURED 09/41 5.15	9/15/2041	5.15	45,044
SOUTHTRUST CORP SUBORDINATED 06/14 5.8	6/15/2014	5.80	4,262,420
SOUTHWEST GAS CORP COMMON STOCK USD1.			1,679,012
SOUTHWESTERN ENERGY CO COMMON STOCK USD.01			6,271,057
SOVRAN SELF STORAGE INC REIT USD.01			725,204
SPARK INFRASTRUCTURE GROUP MISC. NPV			448,146
SPARTAN STORES INC COMMON STOCK NPV			1,484,959
SPECTRA ENERGY CAPITAL COMPANY GUAR 02/13 6.25	2/15/2013	6.25	301,903
SPECTRA ENERGY CAPITAL COMPANY GUAR 03/20 5.65	3/1/2020	5.65	43,994
SPECTRA ENERGY CAPITAL COMPANY GUAR 08/14 5.668	8/15/2014	5.67	214,593
SPECTRA ENERGY CAPITAL COMPANY GUAR 09/13 5.9	9/15/2013	5.90	2,233,275
SPECTRA ENERGY CAPITAL COMPANY GUAR 10/19 8.	10/1/2019	8.00	99,051
SPECTRUM BRANDS HOLDINGS INC COMMON STOCK USD.01			2,601,447
SPIRIT AIRLINES INC COMMON STOCK USD.0001			476,668
SPLUNK INC COMMON STOCK			4,981,370
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2012 2A A 144A	10/25/2057	4.44	1,095,704
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2012 3A A 144A	12/25/2059	4.71	485,488
SPS COMMERCE INC COMMON STOCK USD.001			1,299,046
ST JUDE MEDICAL INC COMMON STOCK USD.1			7,363,525
ST JUDE MEDICAL INC SR UNSECURED 01/16 2.5	1/15/2016	2.50	4,146,424
ST JUDE MEDICAL INC SR UNSECURED 09/13 2.2	9/15/2013	2.20	1,265,336
STADSHYPOTEK AB COVERED 144A 10/19 1.875	10/2/2019	1.88	249,900
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5			11,477,037
STAPLES INC COMMON STOCK USD.0006			7,886,748
STATE BANK INDIA/LONDON SR UNSECURED 144A 07/15 4.5	7/27/2015	4.50	230,780
STATE STR BK TR CO INVT FDS US INDX NL SF CL A (CMLH1)			2,726,255,020
STATE STR BK + TR CO INVT FDS MUTUAL FUND			3,102,443,435
STATE STR BK + TR CO INVT FDS S+P 500 FLAGSHIP NON LENDING			5,980,639,948

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
STATE STREET CORP COMMON STOCK USD1.			4,017,005
STATE STREET CORP JR SUB DEBS 03/18 4.956	3/15/2018	4.96	3,069,593
STATE STREET CORP SR UNSECURED 03/16 2.875	3/7/2016	2.88	3,475,463
STATE STREET CORP SR UNSECURED 05/14 4.3	5/30/2014	4.30	1,459,750
STATOIL ASA COMPANY GUAR 01/23 2.45	1/17/2023	2.45	59,859
STATOIL ASA COMPANY GUAR 04/19 5.25	4/15/2019	5.25	1,978,470
STATOIL ASA COMPANY GUAR 144A 04/14 5.125	4/30/2014	5.13	952,412
STERICYCLE INC COMMON STOCK USD.01			1,006,943
STEVEN MADDEN LTD COMMON STOCK USD.0001			2,072,498
STHREE PLC COMMON STOCK GBP.01			277,091
STOREBRAND ASA COMMON STOCK NOK5.			127,709
STRAUMANN HOLDING AG REG COMMON STOCK CHF.1			419,442
STRIPS 02/20 0.00000	2/15/2020	0.01	4,574,235
STRIPS 02/21 0.00000	2/15/2021	0.01	1,533,432
STRIPS 05/20 0.00000	5/15/2020	0.01	4,539,305
STRIPS 11/20 0.00000	11/15/2020	0.01	2,928,625
STROER OUT OF HOME MEDIA AG COMMON STOCK			36,546
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 1 4A1	2/25/2034	2.78	26,485
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 16 1A2	11/25/2034	2.80	1,414,739
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 4 3A2	4/25/2034	2.83	52,335
STRUCTURED ASSET INVESTMENT LO SAIL 2004 2 A4	3/25/2034	0.92	600,873
STRUCTURED ASSET MORTGAGE INVE SAMI 2003 AR4 A1	1/19/2034	0.91	1,888,953
STRUCTURED ASSET MORTGAGE INVE SAMI 2005 AR5 A3	7/19/2035	0.46	3,457,582
STRUCTURED ASSET MORTGAGE INVE SAMI 2006 AR5 2A1	5/25/2046	0.42	1,825,078
STRUCTURED ASSET SECURITIES CO SASC 2003 22A 3A	6/25/2033	2.84	785,014
STRUCTURED ASSET SECURITIES CO SASC 2003 26A 3A5	9/25/2033	2.78	2,840,358
STRUCTURED ASSET SECURITIES CO SASC 2003 31A 2A7	10/25/2033	2.79	6,485,231
STRUCTURED ASSET SECURITIES CO SASC 2003 34A 3A3	11/25/2033	2.81	2,201,500
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL2 A	4/25/2035	0.49	535,290
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL4 M1	8/25/2035	0.73	1,872,583
STRUCTURED ASSET SECURITIES CO SASC 2005 RF3 1A 144A	6/25/2035	0.56	1,210,549
STRYKER CORP COMMON STOCK USD.1			3,690,757
SUMITOMO MITSUI BANKING SR UNSECURED 07/15 1.35	7/18/2015	1.35	5,056,280
SUMITOMO MITSUI BANKING SR UNSECURED 144A 01/14 1.95	1/14/2014	1.95	202,009
SUMITOMO MITSUI BANKING SR UNSECURED 144A 01/16 3.1	1/14/2016	3.10	852,970
SUMITOMO MITSUI BANKING SR UNSECURED 144A 07/15 3.15	7/22/2015	3.15	2,264,485
SUMITOMO MITSUI FINANCIAL GR COMMON STOCK			1,858,949
SUNCOR ENERGY INC COMMON STOCK NPV			1,856,458

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
SUNDRUG CO LTD COMMON STOCK			272,850
SUNTRUST BANK SUBORDINATED 04/15 VAR	4/1/2015	0.66	3,239,752
SUNTRUST BANKS INC SR UNSECURED 04/16 3.6	4/15/2016	3.60	320,444
SUPERGROUP PLC COMMON STOCK GBP.05			156,848
SUPERIOR ENERGY SERVICES INC COMMON STOCK USD.001			2,067,856
SURUGA BANK LTD COMMON STOCK			257,202
SUSQUEHANNA BANCSHARES INC COMMON STOCK USD2.			1,381,893
SUZUKI MOTOR CORP COMMON STOCK			2,312,217
SVB FINANCIAL GROUP COMMON STOCK USD.001			1,306,340
SVENSKA CELLULOSA AB B SHS COMMON STOCK NPV			1,642,032
SWATCH GROUP AG/THE BR COMMON STOCK CHF2.25			3,139,495
SWEDBANK AB A SHARES COMMON STOCK NPV			577,639
SWEDBANK HYPOTEK AB COVERED 10/16 3.625	10/5/2016	3.63	1,096,964
SWIFT ENERGY CO COMMON STOCK USD.01			1,396,489
SWISS RE AG COMMON STOCK CHF.1			2,421,385
SWPC002S4 CDS USD P V 03MEVENT CDX	6/20/2017	1.00	(5,300,000)
SWPC002S4 CDS USD R F 1.00000 CDX	6/20/2017	1.00	5,335,643
SWPC056M2 CDS USD P V 03MEVENT	6/20/2016	1.00	(700,000)
SWPC056M2 CDS USD R F 1.00000	6/20/2016	1.00	705,525
SWPC31E64 CDS USD P V 03MEVENT SOVEREIGN	6/20/2017	1.00	(1,100,000)
SWPC31E64 CDS USD R F 1.00000 SOVEREIGN	6/20/2017	1.00	1,108,710
SWPC31F71 CDS USD P V 00MEVENT	6/20/2017	1.00	(1,600,000)
SWPC31F71 CDS USD R F 1.00000	6/20/2017	1.00	1,631,795
SWPC355P3 CDS USD P V 03MEVENT	12/20/2016	1.00	(1,200,000)
SWPC355P3 CDS USD R F 1.00000	12/20/2016	1.00	1,225,883
SWPC369J1 CDS USD P V 00MEVENT	12/20/2015	1.00	(200,000)
SWPC369J1 CDS USD R F 1.00000	12/20/2015	1.00	202,440
SWPC670U0 CDS USD P V 03MEVENT 2 CCPCDX	12/20/2017	1.00	(5,100,000)
SWPC670U0 CDS USD R F 1.00000 1 CCPCDX	12/20/2017	1.00	5,111,313
SWPC784L3 CDS USD P V 00MEVENT	6/20/2016	1.00	(300,000)
SWPC784L3 CDS USD R F 1.00000	6/20/2016	1.00	304,827
SWPC824S0 CDS USD P V 00MEVENT	6/20/2017	1.00	(2,200,000)
SWPC824S0 CDS USD R F 1.00000	6/20/2017	1.00	2,204,531
SWU000K39 IRS AUD P V 06MBBSW SWUV00K31 CCP CME	3/15/2023	1.00	(3,633,698)
SWU000K39 IRS AUD R F 4.25000 SWU000K39 CCP CME	3/15/2023	4.25	3,757,586
SWU000LC8 IRS AUD P V 06MBBSW SWUV00LC0 CCP CME	3/15/2023	1.00	(519,100)
SWU000LC8 IRS AUD R F 4.00000 SWU000LC8 CCP CME	3/15/2023	4.00	525,844
SWU001DY7 IRS EUR P V 06MEURIB IRS EUR 6ME/1.75 03/20/13 CME	3/20/2023	1.00	(1,318,400)

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
SWU001DY7 IRS EUR R F 1.75000 IRS EUR 6ME/1.75 03/20/13 CME	3/20/2023	1.75	1,334,327
SWU0022W1 IRS MXN P V 00MMITIE	9/8/2017	4.84	(1,655,629)
SWU0022W1 IRS MXN R F 5.75000	9/8/2017	5.75	1,689,016
SWU0023W0 IRS MXN P V 00MTIIE 2	9/2/2022	4.84	(438,934)
SWU0023W0 IRS MXN R F 6.75000	9/2/2022	6.75	472,527
SWU023NY0 IRS BRL P V 00MBRCDI HUS IRS BRL P V 00MBRCDI	1/2/2014	1.00	(2,393,162)
SWU023NY0 IRS BRL R F 7.77800 HUS IRS BRL R F 7.77800	1/2/2014	7.78	2,410,441
SWU0307U1 IRS EUR P V 06MEURIB MYC IRS EUR P V 06MEURIB CME	3/21/2017	1.15	(2,333,568)
SWU0307U1 IRS EUR R F 2.00000 MYC IRS EUR R F 2.00000 CME	3/21/2017	2.00	2,466,939
SWU0321U3 IRS EUR P V 06MEURIB CME	3/21/2022	1.00	(9,558,402)
SWU0321U3 IRS EUR R F 2.50000 CME	3/21/2022	2.50	10,434,936
SWU0326U8 IRS EUR P V 06MEURIB CME	9/15/2015	0.49	(2,109,440)
SWU0326U8 IRS EUR R F 2.00000 CME	9/15/2015	2.00	2,197,860
SWU035EH1 IRS BRL P V 01MBCSWA MYC IRS BRL P V 01MBCSWA	1/2/2015	2.00	(2,246,642)
SWU035EH1 IRS BRL R F 8.63000 MYC IRS BRL R F 8.63000	1/2/2015	17.26	2,297,196
SWU036GK0 IRS BRL P V 00MCETIP GLM IRS BRL P V 00MCETIP	1/2/2015	1.00	(9,768,010)
SWU036GK0 IRS BRL R F 9.94000 GLM IRS BRL R F 9.94000	1/2/2015	9.94	10,228,904
SWU036KY5 IRS BRL P F .00000	1/2/2014		(48,840)
SWU036KY5 IRS BRL R F .00000	1/2/2014		49,484
SWU036QU7 IRS BRL P V 00MCETIP NDFPREDISWAP	1/2/2015	1.00	(11,086,691)
SWU036QU7 IRS BRL R F 8.44000 NDFPREDISWAP	1/2/2015	8.44	11,267,703
SWU036VH0 IRS BRL P V 00MCETIP HUS IRS BRL P V 00MCETIP	1/2/2015	1.00	(732,601)
SWU036VH0 IRS BRL R F 8.07500 HUS IRS BRL R F 8.07500	1/2/2015	8.08	738,798
SWU09E214 IRS BRL P V 00MBRCDI	1/2/2014	1.00	(34,432,234)
SWU09E214 IRS BRL R F 9.06000	1/2/2014	9.06	35,403,795
SWU0ABJK8 IRS BRL P V 00MBRCDI HUS IRS BRL P V 00MBRCDI	1/2/2015	1.00	(30,769,231)
SWU0ABJK8 IRS BRL R F 8.11500 HUS IRS BRL R F 8.11500	1/2/2015	8.12	31,106,889
SWU0TR9A6 IRS BRL P V 00MCEPTI MYC IRS BRL P V 00MCEPTI	1/2/2014	1.00	(2,344,322)
SWU0TR9A6 IRS BRL R F 7.78500 MYC IRS BRL R F 7.78500	1/2/2014	7.79	2,361,757
SYMANTEC CORP SR UNSECURED 09/15 2.75	9/15/2015	2.75	1,292,826
SYNAPTICS INC COMMON STOCK USD.001			1,528,470
SYNCHRONOSS TECHNOLOGIES INC COMMON STOCK USD.0001			1,878,233
SYNGENTA AG ADR ADR			11,812,960
SYNGENTA AG REG COMMON STOCK CHF.1			3,085,472

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
SYNNEX TECHNOLOGY INTL CORP COMMON STOCK TWD10.			154,757
TAHOE RESOURCES INC COMMON STOCK			303,425
TAIWAN SEMICONDUCTOR MANUFAC COMMON STOCK TWD10.			5,850,932
TAL INTERNATIONAL GROUP INC COMMON STOCK USD.001			3,756,599
TANGOE INC/CT COMMON STOCK USD.0001			989,970
TARGACEPT INC COMMON STOCK USD.001			81,258
TARGET CORP COMMON STOCK USD.0833			5,421,155
TARGET CORP SR UNSECURED 05/17 5.375	5/1/2017	5.38	353,135
TAYLOR WIMPEY PLC COMMON STOCK GBP.01			271,031
TBA WESTERN/LEHMAN RECEIVABLE LBI LEHESC R(LEH ESCROW REC)			677,203
TCF FINANCIAL CORP COMMON STOCK USD.01			772,740
TCI COMMUNICATIONS INC SR UNSECURED 08/15 8.75	8/1/2015	8.75	477,318
TEACHERS INSUR + ANNUITY SUBORDINATED 144A 12/39 6.85	12/16/2039	6.85	2,902,429
TEAM HEALTH HOLDINGS INC COMMON STOCK USD.01			4,094,230
TECAN GROUP AG REG COMMON STOCK CHF.1			332,627
TECHNIP SA COMMON STOCK EUR.7625			429,909
TECHTRONIC INDUSTRIES CO COMMON STOCK HKD.1			481,174
TELECOM ITALIA CAPITAL COMPANY GUAR 06/14 6.175	6/18/2014	6.18	258,230
TELECOM ITALIA CAPITAL COMPANY GUAR 10/15 5.25	10/1/2015	5.25	1,478,960
TELECOM ITALIA CAPITAL COMPANY GUAR 11/13 5.25	11/15/2013	10.50	4,983,375
TELEFONICA EMISIONES SAU COMPANY GUAR 02/13 5.855	2/4/2013	5.86	235,823
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	2/16/2016	7.98	443,253
TELEFONICA EMISIONES SAU COMPANY GUAR 04/13 2.582	4/26/2013	5.16	6,522,750
TELENOR ASA COMMON STOCK NOK6.			455,191
TELEPERFORMANCE COMMON STOCK EUR2.5			18,079
TELIASONERA AB COMMON STOCK NPV			562,466
TELSTRA CORP LTD COMMON STOCK NPV			714,340
TELUS CORP COM (NON CANADIAN			665,580
TEMP KL HF1 BA CMT 02/63 1.65	2/20/2063	1.65	353,891
TENN VALLEY AUTHORITY SR UNSECURED 01/48 4.875	1/15/2048	4.88	262,867
TENN VALLEY AUTHORITY SR UNSECURED 02/21 3.875	2/15/2021	3.88	1,247,486
TENN VALLEY AUTHORITY SR UNSECURED 07/17 5.5	7/18/2017	5.50	640,988
TENN VALLEY AUTHORITY SR UNSECURED 09/39 5.25	9/15/2039	5.25	1,868,317
TERADATA CORP COMMON STOCK USD.01			15,260,094
TERADYNE INC COMMON STOCK USD.125			1,818,462
TERANGA GOLD CORP CDI RECEIPT NPV			109,983
TESLA MOTORS INC COMMON STOCK USD.001			9,195,028

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
TETRA TECH INC COMMON STOCK USD.01			4,177,328
TETRA TECHNOLOGIES INC COMMON STOCK USD.01			1,633,596
TEVA PHARM FIN IV BV COMPANY GUAR 11/21 3.65	11/10/2021	3.65	85,619
TEVA PHARMA FIN II/III COMPANY GUAR 06/15 3.	6/15/2015	3.00	178,732
TEVA PHARMA FIN IV LLC COMPANY GUAR 11/14 1.7	11/10/2014	1.70	3,907,925
TEVA PHARMACEUT FIN BV COMPANY GUAR 11/16 2.4	11/10/2016	2.40	208,424
TEVA PHARMACEUTICAL SP ADR ADR			9,508,295
TEXAS CAPITAL BANCSHARES INC COMMON STOCK USD.01			1,275,129
TEXAS INSTRUMENTS INC COMMON STOCK USD1.			23,456,542
TEXAS INSTRUMENTS INC SR UNSECURED 05/14 1.375	5/15/2014	1.38	1,013,260
TEXAS INSTRUMENTS INC SR UNSECURED 05/16 2.375	5/16/2016	2.38	156,989
TEXAS INSTRUMENTS INC SR UNSECURED 08/15 0.45	8/3/2015	0.45	4,150,823
TEXTRON INC SR UNSECURED 03/15 6.2	3/15/2015	12.40	1,200,153
TEXTRON INC SR UNSECURED 12/17 5.6	12/1/2017	5.60	215,123
TEXWINCA HOLDINGS LTD COMMON STOCK HKD.05			139,200
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD1.			3,889,942
THERMO FISHER SCIENTIFIC SR UNSECURED 08/21 3.6	8/15/2021	3.60	850,824
THK CO LTD COMMON STOCK			206,067
THOMSON REUTERS CORP COMPANY GUAR 10/14 5.7	10/1/2014	5.70	540,521
THORNBURG MORTGAGE SECURITIES TMST 2007 4 2A1	9/25/2037	6.16	1,645,800
THORNBURG MORTGAGE SECURITIES TMST 2007 4 3A1	9/25/2037	6.17	1,626,608
THROMBOGENICS NV COMMON STOCK			332,632
THYSSENKRUPP AG COMMON STOCK NPV			731,736
TIBCO SOFTWARE INC COMMON STOCK USD.001			4,709,458
TIERS 2012 01 SR SECURED 144A 05/14 VAR	5/12/2014	2.06	5,192,950
TIFFANY + CO COMMON STOCK USD.01			2,169,115
TILE SHOP HLDGS INC COMMON STOCK			308,931
TIMAH PERSERO TBK PT COMMON STOCK IDR50.			112,094
TIME DOTCOM BHD COMMON STOCK MYR.1			249,814
TIME WARNER CABLE INC COMPANY GUAR 02/19 8.75	2/14/2019	17.50	2,259,843
TIME WARNER CABLE INC COMPANY GUAR 02/21 4.125	2/15/2021	4.13	301,159
TIME WARNER CABLE INC COMPANY GUAR 04/14 7.5	4/1/2014	7.50	4,617,024
TIME WARNER CABLE INC COMPANY GUAR 04/19 8.25	4/1/2019	16.50	4,151,899
TIME WARNER CABLE INC COMPANY GUAR 05/17 5.85	5/1/2017	5.85	974,587
TIME WARNER CABLE INC COMPANY GUAR 06/39 6.75	6/15/2039	6.75	1,078,118
TIME WARNER CABLE INC COMPANY GUAR 07/13 6.2	7/1/2013	6.20	3,287,837
TIME WARNER CABLE INC COMPANY GUAR 07/38 7.3	7/1/2038	7.30	2,431,492
TIME WARNER CABLE INC COMPANY GUAR 09/21 4.	9/1/2021	4.00	477,484
TIME WARNER CABLE INC COMPANY GUAR 09/41 5.5	9/1/2041	5.50	178,027
TIME WARNER CABLE INC COMPANY GUAR 11/40 5.875	11/15/2040	5.88	2,167,265

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
TIME WARNER INC COMMON STOCK USD.01			22,880,437
TIME WARNER INC COMPANY GUAR 01/22 4.	1/15/2022	4.00	437,873
TIME WARNER INC COMPANY GUAR 03/21 4.75	3/29/2021	9.50	2,430,581
TIME WARNER INC COMPANY GUAR 03/41 6.25	3/29/2041	6.25	234,594
TIME WARNER INC COMPANY GUAR 07/15 3.15	7/15/2015	3.15	740,247
TIME WARNER INC COMPANY GUAR 07/40 6.1	7/15/2040	6.10	1,295,468
TIME WARNER INC COMPANY GUAR 11/16 5.875	11/15/2016	5.88	304,432
TITAN INTERNATIONAL INC COMMON STOCK NPV			774,904
TJX COMPANIES INC COMMON STOCK USD1.			4,044,084
TK CORPORATION COMMON STOCK KRW500.			136,422
TNK BP FINANCE SA COMPANY GUAR REGS 03/17 6.625	3/20/2017	6.63	193,375
TNK BP FINANCE SA COMPANY GUAR REGS 07/16 7.5	7/18/2016	7.50	173,625
TO-BE-ANNOUNCED SECURITIES			3,599,651
TOKYO OHKA KOGYO CO LTD COMMON STOCK			379,013
TORONTO DOMINION BANK COVERED 144A 03/17 1.5	3/13/2017	1.50	409,400
TORONTO DOMINION BANK SR UNSECURED 07/16 2.5	7/14/2016	2.50	526,024
TOTAL CAPITAL INTL SA COMPANY GUAR 01/16 0.75	1/25/2016	0.75	3,720,814
TOTAL CAPITAL INTL SA COMPANY GUAR 01/23 2.7	1/25/2023	2.70	621,424
TOTAL CAPITAL INTL SA COMPANY GUAR 02/17 1.5	2/17/2017	1.50	87,674
TOTAL CAPITAL INTL SA COMPANY GUAR 02/22 2.875	2/17/2022	2.88	965,535
TOTAL CAPITAL INTL SA COMPANY GUAR 06/17 1.55	6/28/2017	3.10	178,713
TOTAL CAPITAL SA COMPANY GUAR 06/15 3.	6/24/2015	3.00	333,775
TOTVS SA COMMON STOCK NPV			163,730
TOWER BERSAMA INFRASTRUCTURE COMMON STOCK IDR100.			528,451
TOYOTA AUTO RECEIVABLES OWNER TAOT 2010 A A4	5/16/2016	1.86	406,961
TOYOTA AUTO RECEIVABLES OWNER TAOT 2010 C A4	12/15/2014	1.09	704,045
TOYOTA AUTO RECEIVABLES OWNER TAOT 2011 B A3	6/15/2015	0.68	2,006,068
TOYOTA AUTO RECEIVABLES OWNER TAOT 2012 A A3	2/16/2016	0.75	1,004,445
TOYOTA AUTO RECEIVABLES OWNER TAOT 2012 B A2	2/17/2015	0.36	7,860,692
TOYOTA MOTOR CORP COMMON STOCK			6,799,259
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/17 2.05	1/12/2017	2.05	361,991
TOYOTA MOTOR CREDIT CORP SR UNSECURED 06/15 3.2	6/17/2015	3.20	371,143
TOYOTA MOTOR CREDIT CORP SR UNSECURED 07/15 0.875	7/17/2015	0.88	200,824
TOYOTA MOTOR CREDIT CORP SR UNSECURED 09/16 2.	9/15/2016	2.00	829,398
TOYOTA MOTOR CREDIT CORP SR UNSECURED 10/17 1.25	10/5/2017	1.25	2,840,059
TOYOTA MOTOR CREDIT CORP SR UNSECURED 11/14 1.25	11/17/2014	1.25	405,650
TPK HOLDING CO LTD COMMON STOCK TWD10.			1,960,915
TRANS CANADA PIPELINES SR UNSECURED 06/13 4.	6/15/2013	4.00	1,016,117
TRANS CANADA PIPELINES SR UNSECURED 08/18 6.5	8/15/2018	6.50	295,952
TRANS CANADA PIPELINES SR UNSECURED 08/38 7.25	8/15/2038	7.25	94,017

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
TRANSDIGM GROUP INC COMMON STOCK USD.01			3,300,867
TRANSNEFT(TRANS CAP INV) SR UNSECURED REGS 08/18 8.7	8/7/2018	8.70	284,955
TRANSOCEAN INC COMPANY GUAR 03/13 5.25	3/15/2013	5.25	272,371
TRANSOCEAN INC COMPANY GUAR 10/17 2.5	10/15/2017	5.00	3,213,454
TRANSOCEAN INC COMPANY GUAR 11/15 4.95	11/15/2015	4.95	328,478
TRANSOCEAN INC COMPANY GUAR 12/16 5.05	12/15/2016	5.05	1,811,538
TRANSOCEAN LTD COMMON STOCK CHF15.			238,157
TRANSOCEAN LTD COMMON STOCK CHF15.			922,916
TRAVELERS COS INC SR UNSECURED 05/18 5.8	5/15/2018	5.80	1,514,206
TRAVELERS COS INC SR UNSECURED 06/16 6.25	6/20/2016	6.25	505,424
TRAVELERS COS INC/THE COMMON STOCK NPV			5,431,747
TRAVELERS PPTY CASUALTY SR UNSECURED 03/13 5.	3/15/2013	5.00	100,974
TRAVIS PERKINS PLC COMMON STOCK GBP.1			587,157
TREASURY BILL 04/13 0.00000	4/4/2013	0.02	36,299,650
TREASURY BILL 05/13 0.00000	5/16/2013	0.01	10,754,654
TREASURY BILL 07/13 0.00000	7/25/2013	0.01	18,192,009
TREASURY BILL 10/13 0.00000	10/17/2013	0.01	14,442,745
TREASURY WINE ESTATES LTD COMMON STOCK			313,919
TREEHOUSE FOODS INC COMMON STOCK USD.01			843,985
TRICAN WELL SERVICE LTD COMMON STOCK NPV			287,251
TRILOGY ENERGY CORP COMMON STOCK NPV			260,198
TRIMBLE NAVIGATION LTD COMMON STOCK NPV			4,807,627
TRIUMPH GROUP INC COMMON STOCK USD.001			2,026,912
TSUTSUMI JEWELRY CO LTD COMMON STOCK			79,342
TSY 0 1/8 2024 I/L GILT BONDS 03/24 0.125	3/22/2024	0.13	358,358
TSY 1 7/8 2022 I/L GILT BONDS 11/22 1.875	11/22/2022	1.88	12,041,741
TSY INFL IX N/B 01/21 1.125	1/15/2021	1.13	59,616,375
TSY INFL IX N/B 01/22 0.125	1/15/2022	0.38	70,809,145
TSY INFL IX N/B 01/25 2.375	1/15/2025	4.75	2,880,476
TSY INFL IX N/B 01/29 2.5	1/15/2029	2.50	12,907,911
TSY INFL IX N/B 02/40 2.125	2/15/2040	4.25	6,831,221
TSY INFL IX N/B 02/41 2.125	2/15/2041	2.13	1,169,832
TSY INFL IX N/B 02/42 0.75	2/15/2042	0.75	11,212
TSY INFL IX N/B 04/17 0.125	4/15/2017	0.25	17,885,933
TSY INFL IX N/B 04/29 3.875	4/15/2029	3.88	419,811
TSY INFL IX N/B 07/20 1.25	7/15/2020	1.25	352,308
TSY INFL IX N/B 07/22 0.125	7/15/2022	0.50	69,844,836
TW TELECOM INC COMMON STOCK USD.01			1,011,159
TYCO ELECTRONICS GROUP S COMPANY GUAR 10/17 6.55	10/1/2017	6.55	443,671
TYCO INTERNATIONAL LTD COMMON STOCK USD6.7			4,309,988

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
TYSON FOODS INC COMPANY GUAR 04/16 6.6	4/1/2016	6.60	286,486
UAL 2009 2A PASS THRU TR PASS THRU CE 07/18 9.75	7/15/2018	9.75	479,914
UBI BANCA SCPA COMMON STOCK EUR2.5			448,910
UBS AG REG COMMON STOCK CHF.1			3,055,606
UBS AG STAMFORD CT NOTES 01/14 2.25	1/28/2014	2.25	2,625,371
UBS AG STAMFORD CT NOTES 01/15 3.875	1/15/2015	3.88	1,003,829
UBS AG STAMFORD CT SR UNSECURED 01/14 VAR	1/28/2014	1.31	281,716
UBS AG STAMFORD CT SR UNSECURED 04/18 5.75	4/25/2018	11.50	15,017,359
UBS AG STAMFORD CT SR UNSECURED 08/13 2.25	8/12/2013	2.25	16,657,839
UBS AG STAMFORD CT SUBORDINATED 07/16 5.875	7/15/2016	5.88	1,450,467
UBS BAMLL TRUST UBSBM 2012 WRM A 144A	6/10/2030	3.66	166,731
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C2 A4	5/10/2063	3.53	162,655
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C4 AS 144A	12/10/2045	3.32	1,213,255
UBS COMMERCIAL MORTGAGE TRUST UBSCM 2012 C1 XA 144A	5/10/2045	2.36	177,087
UCB SA COMMON STOCK NPV			3,973,075
UIL HOLDINGS CORPORATION SR UNSECURED 10/20 4.625	10/1/2020	4.63	117,971
UK TSY 1 2017 UNSECURED 09/17 1.	9/7/2017	1.00	4,255,421
UK TSY 1.75 2022 UNSECURED 09/22 1.75	9/7/2022	1.75	4,889,309
UK TSY 2 3/4 2015 UNSECURED 01/15 2.75	1/22/2015	2.75	2,660,390
UK TSY 3 3/4 2020 UNSECURED 09/20 3.75	9/7/2020	3.75	151,988
UK TSY 4 2016 UNSECURED 09/16 4.	9/7/2016	4.00	567,241
UK TSY 4 2022 UNSECURED 03/22 4.	3/7/2022	4.00	1,871,017
UK TSY 4 3/4 2015 UNSECURED 09/15 4.75	9/7/2015	4.75	1,616,321
ULTIMATE SOFTWARE GROUP INC COMMON STOCK USD.01			2,341,368
ULTRA CLEAN HOLDINGS COMMON STOCK USD.001			699,287
UNICHARM CORP COMMON STOCK			3,860,455
UNICREDIT SPA COMMON STOCK NPV			2,748,160
UNILEVER CAPITAL CORP COMPANY GUAR 02/21 4.25	2/10/2021	4.25	1,160,006
UNILEVER NV CVA DUTCH CERT EUR.16			2,852,878
UNION PACIFIC CORP COMMON STOCK USD2.5			5,335,557
UNION PACIFIC CORP SR UNSECURED 01/15 4.875	1/15/2015	4.88	321,166
UNION PACIFIC CORP SR UNSECURED 01/23 2.95	1/15/2023	2.95	155,089
UNION PACIFIC CORP SR UNSECURED 02/14 5.125	2/15/2014	5.13	147,021
UNION PACIFIC CORP SR UNSECURED 02/16 7.	2/1/2016	7.00	512,719
UNION PACIFIC CORP SR UNSECURED 05/14 5.375	5/1/2014	5.38	373,121
UNION PACIFIC CORP SR UNSECURED 07/22 4.163	7/15/2022	4.16	769,212
UNITED DRUG PLC COMMON STOCK EUR.05			236,110
UNITED INTERNET AG REG SHARE COMMON STOCK NPV			82,894

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
UNITED NATURAL FOODS INC COMMON STOCK USD.01			2,057,856
UNITED PARCEL SERVICE CL B COMMON STOCK USD.01			6,039,962
UNITED PARCEL SERVICE SR UNSECURED 01/13 4.5	1/15/2013	9.00	690,990
UNITED PARCEL SERVICE SR UNSECURED 01/21 3.125	1/15/2021	6.25	2,979,717
UNITED PARCEL SERVICE SR UNSECURED 04/14 3.875	4/1/2014	3.88	2,808,336
UNITED PARCEL SERVICE SR UNSECURED 10/17 1.125	10/1/2017	1.13	1,339,400
UNITED PARCEL SERVICE SR UNSECURED 10/22 2.45	10/1/2022	2.45	75,024
UNITED PHOSPHORUS LTD COMMON STOCK INR2.			137,873
UNITED RENTALS INC COMMON STOCK USD.01			1,711,552
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.			15,081,721
UNITED TECHNOLOGIES CORP PREFERRED STOCK 08/15 7.5			520,331
UNITED TECHNOLOGIES CORP SR UNSECURED 02/19 6.125	2/1/2019	6.13	155,778
UNITED TECHNOLOGIES CORP SR UNSECURED 05/15 4.875	5/1/2015	4.88	411,807
UNITED TECHNOLOGIES CORP SR UNSECURED 06/15 1.2	6/1/2015	2.40	6,163,998
UNITED TECHNOLOGIES CORP SR UNSECURED 06/22 3.1	6/1/2022	6.20	7,995,359
UNITEDHEALTH GROUP INC COMMON STOCK USD.01			21,391,442
UNITEDHEALTH GROUP INC SR UNSECURED 02/13 4.875	2/15/2013	9.75	5,105,430
UNITEDHEALTH GROUP INC SR UNSECURED 02/18 6.	2/15/2018	6.00	505,132
UNITEDHEALTH GROUP INC SR UNSECURED 03/16 5.375	3/15/2016	5.38	198,659
UNITEDHEALTH GROUP INC SR UNSECURED 08/14 5.	8/15/2014	5.00	212,792
UNITEDHEALTH GROUP INC SR UNSECURED 10/15 0.85	10/15/2015	1.70	4,242,833
UNITEDHEALTH GROUP INC SR UNSECURED 10/17 1.4	10/15/2017	1.40	385,602
UNITEDHEALTH GROUP INC SR UNSECURED 11/21 3.375	11/15/2021	6.75	2,130,746
UNITEDHEALTH GROUP INC SR UNSECURED 11/37 6.625	11/15/2037	6.63	39,676
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/12 FIXED 4.858	5/15/2112	4.86	936,135
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/45 FIXED 5.946	5/15/2045	5.95	346,002
UNIVERSAL HEALTH SERVICES B COMMON STOCK USD.01			1,128,296
US BANCORP NOTES 07/15 2.45	7/27/2015	2.45	3,135,579
US BANCORP SR UNSECURED 05/14 4.2	5/15/2014	4.20	3,149,670
US BANCORP SR UNSECURED 11/16 2.2	11/15/2016	6.60	3,671,684
US BANK NA SUBORDINATED 02/14 6.3	2/4/2014	6.30	2,508,004
US TREASURY N/B 01/13 0.625	1/31/2013	0.63	1,000,391
US TREASURY N/B 01/14 0.25	1/31/2014	0.25	34,021,250
US TREASURY N/B 01/14 1.	1/15/2014	2.00	35,292,565
US TREASURY N/B 01/15 2.25	1/31/2015	2.25	8,223,410
US TREASURY N/B 01/17 0.875	1/31/2017	0.88	10,132,810
US TREASURY N/B 01/17 3.125	1/31/2017	3.13	27,600
US TREASURY N/B 02/13 1.375	2/15/2013	2.75	2,223,381

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
US TREASURY N/B 02/14 0.25	2/28/2014	0.25	34,018,598
US TREASURY N/B 02/14 1.25	2/15/2014	3.75	35,598,274
US TREASURY N/B 02/14 1.875	2/28/2014	3.75	11,655,215
US TREASURY N/B 02/14 4.	2/15/2014	16.00	39,168,012
US TREASURY N/B 02/15 0.25	2/15/2015	0.50	4,897,702
US TREASURY N/B 02/15 2.375	2/28/2015	7.13	98,668,900
US TREASURY N/B 02/16 2.125	2/29/2016	2.13	7,381,171
US TREASURY N/B 02/16 4.5	2/15/2016	4.50	8,064,465
US TREASURY N/B 02/17 0.875	2/28/2017	0.88	3,140,688
US TREASURY N/B 02/18 3.5	2/15/2018	3.50	14,085,373
US TREASURY N/B 02/19 1.375	2/28/2019	1.38	26,131,533
US TREASURY N/B 02/20 8.5	2/15/2020	8.50	15,602,559
US TREASURY N/B 02/22 2.	2/15/2022	2.00	51,707
US TREASURY N/B 02/36 4.5	2/15/2036	4.50	1,447,703
US TREASURY N/B 02/38 4.375	2/15/2038	4.38	1,686,750
US TREASURY N/B 02/42 3.125	2/15/2042	6.25	22,805,081
US TREASURY N/B 03/13 1.375	3/15/2013	2.75	59,149,801
US TREASURY N/B 03/14 0.25	3/31/2014	0.50	3,201,501
US TREASURY N/B 03/14 1.25	3/15/2014	2.50	59,125,445
US TREASURY N/B 03/15 0.375	3/15/2015	0.38	42,866,886
US TREASURY N/B 03/16 2.25	3/31/2016	2.25	2,543,062
US TREASURY N/B 03/16 2.375	3/31/2016	2.38	3,083,063
US TREASURY N/B 03/17 3.25	3/31/2017	3.25	2,346,385
US TREASURY N/B 03/18 2.875	3/31/2018	2.88	88,687,520
US TREASURY N/B 04/13 0.625	4/30/2013	1.25	25,159,152
US TREASURY N/B 04/13 1.75	4/15/2013	1.75	15,070,320
US TREASURY N/B 04/14 1.25	4/15/2014	2.50	8,409,585
US TREASURY N/B 04/14 1.875	4/30/2014	3.75	14,271,029
US TREASURY N/B 04/15 2.5	4/30/2015	2.50	2,942,626
US TREASURY N/B 04/16 2.	4/30/2016	2.00	10,521,090
US TREASURY N/B 04/16 2.625	4/30/2016	2.63	536,250
US TREASURY N/B 04/17 3.125	4/30/2017	6.25	6,205,500
US TREASURY N/B 05/13 0.5	5/31/2013	0.50	120,192
US TREASURY N/B 05/13 1.375	5/15/2013	1.38	18,083,664
US TREASURY N/B 05/14 1.	5/15/2014	4.00	33,292,557
US TREASURY N/B 05/15 2.125	5/31/2015	4.25	105,061,035
US TREASURY N/B 05/15 4.125	5/15/2015	4.13	2,179,844
US TREASURY N/B 05/16 1.75	5/31/2016	1.75	2,089,218
US TREASURY N/B 05/16 3.25	5/31/2016	3.25	12,548,700
US TREASURY N/B 05/16 7.25	5/15/2016	7.25	2,406,206

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
US TREASURY N/B 05/17 0.625	5/31/2017	0.63	1,001,562
US TREASURY N/B 05/17 2.75	5/31/2017	2.75	1,202,609
US TREASURY N/B 05/19 3.125	5/15/2019	3.13	2,038,500
US TREASURY N/B 05/20 8.75	5/15/2020	8.75	752,494
US TREASURY N/B 05/21 3.125	5/15/2021	6.25	3,061,757
US TREASURY N/B 05/21 8.125	5/15/2021	8.13	21,025,226
US TREASURY N/B 05/22 1.75	5/15/2022	3.50	7,766,774
US TREASURY N/B 05/30 6.25	5/15/2030	6.25	2,010,125
US TREASURY N/B 05/37 5.	5/15/2037	5.00	423,281
US TREASURY N/B 05/39 4.25	5/15/2039	4.25	127,578
US TREASURY N/B 05/41 4.375	5/15/2041	4.38	4,820,404
US TREASURY N/B 06/13 1.125	6/15/2013	1.13	21,798,323
US TREASURY N/B 06/14 0.25	6/30/2014	0.75	41,861,361
US TREASURY N/B 06/14 0.75	6/15/2014	2.25	100,595,901
US TREASURY N/B 06/16 1.5	6/30/2016	4.50	30,148,406
US TREASURY N/B 06/16 3.25	6/30/2016	3.25	3,065,984
US TREASURY N/B 06/18 2.375	6/30/2018	2.38	17,871,038
US TREASURY N/B 07/13 0.375	7/31/2013	0.38	16,227,784
US TREASURY N/B 07/13 1.	7/15/2013	1.00	13,954,019
US TREASURY N/B 07/14 0.625	7/15/2014	1.25	24,811,240
US TREASURY N/B 07/14 2.625	7/31/2014	2.63	10,376,170
US TREASURY N/B 07/15 0.25	7/15/2015	0.25	7,887,036
US TREASURY N/B 07/15 1.75	7/31/2015	1.75	3,109,686
US TREASURY N/B 07/16 1.5	7/31/2016	1.50	7,258,125
US TREASURY N/B 07/17 0.5	7/31/2017	0.50	1,689,773
US TREASURY N/B 08/13 0.75	8/15/2013	1.50	40,004,456
US TREASURY N/B 08/14 0.25	8/31/2014	0.50	129,890,450
US TREASURY N/B 08/14 0.5	8/15/2014	1.50	69,593,144
US TREASURY N/B 08/14 2.375	8/31/2014	2.38	20,304,018
US TREASURY N/B 08/15 4.25	8/15/2015	4.25	2,203,594
US TREASURY N/B 08/16 1.	8/31/2016	2.00	21,863,975
US TREASURY N/B 08/17 1.875	8/31/2017	3.75	66,390,972
US TREASURY N/B 08/17 4.75	8/15/2017	4.75	563,951
US TREASURY N/B 08/21 2.125	8/15/2021	4.25	227,805,875
US TREASURY N/B 08/21 8.125	8/15/2021	8.13	9,116,881
US TREASURY N/B 08/22 1.625	8/15/2022	6.50	43,323,831
US TREASURY N/B 08/23 6.25	8/15/2023	6.25	18,925,500
US TREASURY N/B 08/27 6.375	8/15/2027	6.38	6,287,897
US TREASURY N/B 08/40 3.875	8/15/2040	3.88	360,563
US TREASURY N/B 08/41 3.75	8/15/2041	3.75	2,233,093

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
US TREASURY N/B 08/42 2.75	8/15/2042	2.75	89,989,491
US TREASURY N/B 09/13 0.125	9/30/2013	0.13	6,308,277
US TREASURY N/B 09/13 0.75	9/15/2013	1.50	11,010,834
US TREASURY N/B 09/15 0.25	9/15/2015	0.25	309,322
US TREASURY N/B 09/16 1.	9/30/2016	1.00	3,057,186
US TREASURY N/B 09/17 0.625	9/30/2017	0.63	2,994,609
US TREASURY N/B 09/17 1.875	9/30/2017	3.75	39,449,844
US TREASURY N/B 09/18 1.375	9/30/2018	1.38	781,256
US TREASURY N/B 10/13 0.25	10/31/2013	0.25	1,100,688
US TREASURY N/B 10/15 0.25	10/15/2015	0.50	3,931,072
US TREASURY N/B 10/15 1.25	10/31/2015	1.25	2,050,782
US TREASURY N/B 10/16 1.00001	10/31/2016	1.00	11,209,682
US TREASURY N/B 10/16 3.125	10/31/2016	3.13	21,570,642
US TREASURY N/B 10/17 0.75	10/31/2017	1.50	5,066,569
US TREASURY N/B 10/17 1.875	10/31/2017	1.88	2,535,187
US TREASURY N/B 10/19 1.25	10/31/2019	1.25	13,712,622
US TREASURY N/B 11/14 0.25	11/30/2014	0.50	808,167,517
US TREASURY N/B 11/14 2.125	11/30/2014	4.25	101,501,849
US TREASURY N/B 11/14 4.25	11/15/2014	8.50	20,265,877
US TREASURY N/B 11/15 0.375	11/15/2015	0.75	52,624,315
US TREASURY N/B 11/15 1.375	11/30/2015	4.13	86,405,738
US TREASURY N/B 11/16 0.875	11/30/2016	0.88	5,070,705
US TREASURY N/B 11/16 4.625	11/15/2016	4.63	7,573,795
US TREASURY N/B 11/17 0.625	11/30/2017	1.88	194,034,043
US TREASURY N/B 11/19 1.	11/30/2019	2.00	147,428,137
US TREASURY N/B 11/19 3.375	11/15/2019	3.38	40,242
US TREASURY N/B 11/20 2.625	11/15/2020	5.25	10,760,988
US TREASURY N/B 11/21 2.	11/15/2021	4.00	43,383,844
US TREASURY N/B 11/22 1.625	11/15/2022	8.13	36,954,603
US TREASURY N/B 11/40 4.25	11/15/2040	4.25	446,906
US TREASURY N/B 11/41 3.125	11/15/2041	3.13	6,175,642
US TREASURY N/B 11/42 2.75	11/15/2042	11.00	36,273,441
US TREASURY N/B 12/13 0.75	12/15/2013	0.75	1,005,312
US TREASURY N/B 12/13 1.5	12/31/2013	3.00	(1,177)
US TREASURY N/B 12/14 0.125	12/31/2014	0.38	48,504,879
US TREASURY N/B 12/14 2.625	12/31/2014	2.63	7,016,160
US TREASURY N/B 12/15 0.25	12/15/2015	1.50	254,820,611
US TREASURY N/B 12/15 2.125	12/31/2015	2.13	1,578,399
US TREASURY N/B 12/16 0.875	12/31/2016	1.75	13,787,000
US TREASURY N/B 12/17 0.75	12/31/2017	2.63	14,110,803

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
US TREASURY N/B 12/19 1.125	12/31/2019	2.25	25,029,419
USAA AUTO OWNER TRUST USAOT 2012 1 A3	8/15/2016	0.86	1,276,077
UTI WORLDWIDE INC COMMON STOCK NPV			1,567,800
VALE OVERSEAS LIMITED COMPANY GUAR 01/17 6.25	1/23/2017	6.25	46,024
VALE OVERSEAS LIMITED COMPANY GUAR 01/34 8.25	1/17/2034	8.25	300,873
VALE OVERSEAS LIMITED COMPANY GUAR 11/36 6.875	11/21/2036	6.88	37,187
VALE OVERSEAS LIMITED COMPANY GUAR 11/39 6.875	11/10/2039	6.88	37,614
VALERO ENERGY CORP COMPANY GUAR 01/13 6.7	1/15/2013	6.70	5,009,355
VALERO ENERGY CORP COMPANY GUAR 06/17 6.125	6/15/2017	6.13	357,426
VALUE OF SYNTHETIC GICS			3,418,330
VANGUARD HEALTH SYSTEMS INC COMMON STOCK			1,795,850
VANTIV INC CL A COMMON STOCK			2,127,764
VERIFONE SYSTEMS INC COMMON STOCK USD.01			5,543,779
VERISIGN INC COMMON STOCK USD.001			10,815,252
VERIZON COMMUNICATIONS SR UNSECURED 03/14 1.95	3/28/2014	3.90	13,469,198
VERIZON COMMUNICATIONS SR UNSECURED 04/16 3.	4/1/2016	3.00	548,375
VERIZON COMMUNICATIONS SR UNSECURED 04/18 6.1	4/15/2018	6.10	504,131
VERIZON COMMUNICATIONS SR UNSECURED 04/19 6.35	4/1/2019	6.35	202,206
VERIZON COMMUNICATIONS SR UNSECURED 04/21 4.6	4/1/2021	4.60	2,573,725
VERIZON COMMUNICATIONS SR UNSECURED 04/41 6.	4/1/2041	6.00	678,693
VERIZON COMMUNICATIONS SR UNSECURED 11/14 1.25	11/3/2014	1.25	1,517,720
VERIZON COMMUNICATIONS SR UNSECURED 11/15 0.7	11/2/2015	0.70	2,500,628
VERIZON COMMUNICATIONS SR UNSECURED 11/16 2.	11/1/2016	2.00	103,494
VERIZON COMMUNICATIONS SR UNSECURED 11/18 8.75	11/1/2018	17.50	803,924
VERIZON COMMUNICATIONS SR UNSECURED 11/22 2.45	11/1/2022	4.90	6,062,024
VERIZON MARYLAND INC COMPANY GUAR 06/33 5.125	6/15/2033	5.13	47,047
VERTEX PHARMACEUTICALS INC COMMON STOCK USD.01			6,632,811
VESEY STREET INV TRUST I COMPANY GUAR 09/16 VAR	9/1/2016	4.40	938,792
VIACOM INC CLASS B COMMON STOCK USD.001			17,767,051
VIACOM INC SR UNSECURED 04/16 6.25	4/30/2016	6.25	759,323
VIACOM INC SR UNSECURED 06/22 3.125	6/15/2022	3.13	404,401
VIACOM INC SR UNSECURED 09/14 4.375	9/15/2014	4.38	84,761
VIACOM INC SR UNSECURED 09/19 5.625	9/15/2019	5.63	663,401
VINDA INTERNATIONAL HOLDINGS COMMON STOCK HKD.1			121,716
VIRGIN MEDIA SECURED FIN SR SECURED 01/18 6.5	1/15/2018	13.00	1,517,513
VIROPHARMA INC COMMON STOCK USD.002			1,068,878
VISA INC CLASS A SHARES COMMON STOCK USD.0001			68,707,425
VMWARE INC CLASS A COMMON STOCK USD.01			8,024,588

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
VNESHECONOMBANK(VEB) SR UNSECURED 144A 02/17 5.375	2/13/2017	5.38	2,255,700
VNESHECONOMBANK(VEB) SR UNSECURED 144A 11/17 5.45	11/22/2017	5.45	155,750
VNESHECONOMBANK(VEB) SR UNSECURED REGS 07/20 6.902	7/9/2020	6.90	341,264
VNO MORTGAGE TRUST VNDO 2012 6AVE A 144A	11/15/2030	3.00	244,582
VOCERA COMMUNICATIONS INC COMMON STOCK USD.0003			1,593,348
VODAFONE GROUP PLC COMMON STOCK USD.142857			4,229,409
VODAFONE GROUP PLC SP ADR ADR			20,709,203
VODAFONE GROUP PLC SR UNSECURED 02/17 5.625	2/27/2017	11.25	469,382
VODAFONE GROUP PLC SR UNSECURED 03/17 1.625	3/20/2017	1.63	5,296,630
VODAFONE GROUP PLC SR UNSECURED 06/14 4.15	6/10/2014	8.30	3,882,014
VODAFONE GROUP PLC SR UNSECURED 09/17 1.25	9/26/2017	1.25	348,942
VODAFONE GROUP PLC SR UNSECURED 11/15 3.375	11/24/2015	3.38	235,500
VODAFONE GROUP PLC SR UNSECURED 12/13 5.	12/16/2013	5.00	260,684
VOLCANO CORP COMMON STOCK USD.001			1,062,450
VOLKSWAGEN AG PREF PREFERENCE			4,771,889
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2011 1 A4	9/20/2017	1.98	1,024,540
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2012 1 A4	7/20/2018	1.15	1,013,985
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2012 2 A3	1/20/2017	0.46	2,512,093
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 03/17 2.375	3/22/2017	2.38	514,990
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 11/17 1.6	11/20/2017	1.60	199,662
VTB BANK (VTB CAPITAL SA SR UNSECURED 144A 05/18 6.875	5/29/2018	6.88	158,060
VULCAN MATERIALS CO COMMON STOCK USD1.			2,201,715
WABCO HOLDINGS INC COMMON STOCK USD.01			2,405,511
WABTEC CORP COMMON STOCK USD.01			4,665,444
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2003 C7 A1 144A	10/15/2035	4.24	427,329
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2004 C11 A5	1/15/2041	5.22	759,372
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2004 C12 A3	7/15/2041	5.23	1,655,718
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C17 AJ	3/15/2042	5.22	467,086
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C20 AMFX	7/15/2042	5.18	777,750
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C22 A4	12/15/2044	5.29	546,406
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C23 A4	1/15/2045	5.42	311,970

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C25 A5	5/15/2043	11.47	2,085,111
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C27 A3	7/15/2045	11.53	881,956
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A2	10/15/2048	5.50	399,100
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A4	10/15/2048	11.14	1,456,774
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C29 A4	11/15/2048	5.31	603,716
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A3	12/15/2043	5.25	1,515,811
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A5	12/15/2043	5.34	3,551,806
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C31 APB	4/15/2047	5.45	975,962
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C34 A2	5/15/2046	5.57	937,724
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C34 A3	5/15/2046	5.68	1,173,605
WACHOVIA BANK NA SUBORDINATED 02/15 4.875	2/1/2015	4.88	3,238,371
WACHOVIA BANK NA SUBORDINATED 11/14 4.8	11/1/2014	9.60	12,950,016
WACHOVIA BANK NA SUBORDINATED 11/14 VAR	11/3/2014	1.39	948,197
WACHOVIA BANK NA SUBORDINATED 11/17 6.	11/15/2017	6.00	473,675
WACHOVIA CAP TRUST III LIMITD GUARA 03/49 VAR	12/31/2049	5.57	2,537,250
WACHOVIA CORP SR UNSECURED 05/13 5.5	5/1/2013	11.00	1,270,781
WACHOVIA CORP SUBORDINATED 08/14 5.25	8/1/2014	10.50	3,849,487
WACHOVIA CORP SUBORDINATED 10/16 5.625	10/15/2016	11.25	8,163,286
WACOM CO LTD COMMON STOCK			182,964
WAHA AEROSPACE BV LOCAL GOVT G 144A 07/20 3.925	7/28/2020	3.93	52,020
WAL MART STORES INC SR UNSECURED 02/18 5.8	2/15/2018	11.60	4,642,924
WAL MART STORES INC SR UNSECURED 04/13 4.25	4/15/2013	4.25	556,144
WAL MART STORES INC SR UNSECURED 04/14 1.625	4/15/2014	1.63	4,071,307
WAL MART STORES INC SR UNSECURED 04/17 5.375	4/5/2017	5.38	562,321
WAL MART STORES INC SR UNSECURED 04/38 6.2	4/15/2038	6.20	3,397,125
WAL MART STORES INC SR UNSECURED 05/13 4.55	5/1/2013	4.55	811,018
WAL MART STORES INC SR UNSECURED 05/14 3.2	5/15/2014	3.20	3,635,821
WAL MART STORES INC SR UNSECURED 07/15 2.25	7/8/2015	2.25	364,378
WAL MART STORES INC SR UNSECURED 07/20 3.625	7/8/2020	3.63	672,557
WALGREEN CO COMMON STOCK USD.078125			16,199,277
WALGREEN CO SR UNSECURED 03/15 1.	3/13/2015	1.00	250,211
WALT DISNEY CO/THE COMMON STOCK USD.01			12,997,331
WALT DISNEY COMPANY/THE SR UNSECURED 08/21 2.75	8/16/2021	2.75	647,327
WALT DISNEY COMPANY/THE SR UNSECURED 12/14 0.875	12/1/2014	1.75	2,671,863

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
WALT DISNEY COMPANY/THE SR UNSECURED 12/15 0.45	12/1/2015	0.45	1,990,148
WALT DISNEY COMPANY/THE SR UNSECURED 12/17 1.1	12/1/2017	2.20	6,466,538
WAMU MORTGAGE PASS THROUGH CER WAMU 2002 AR2 A	2/27/2034	2.29	5,273,722
WAMU MORTGAGE PASS THROUGH CER WAMU 2004 AR14 A1	1/25/2035	2.45	2,737,349
WAMU MORTGAGE PASS THROUGH CER WAMU 2004 AR2 A	4/25/2044	1.56	532,477
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR13 A1A1	10/25/2045	0.50	2,335,501
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR2 2A1A	1/25/2045	0.52	4,567,500
WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR13 2A	10/25/2046	2.57	661,988
WARNACO GROUP INC/THE COMMON STOCK USD.01			1,784,598
WARSAW STOCK EXCHANGE COMMON STOCK PLN1.			177,087
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 AR1 2A	2/25/2033	2.35	34,280
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 MS2 3A1	3/25/2018	5.00	557,521
WASHINGTON ST WAS 08/20 FIXED 5	8/1/2020	5.00	4,672,480
WASTE CONNECTIONS INC COMMON STOCK USD.01			1,734,610
WASTE MANAGEMENT INC COMPANY GUAR 05/29 7.375	5/15/2029	7.38	580,876
WASTE MANAGEMENT INC COMPANY GUAR 09/16 2.6	9/1/2016	2.60	314,271
WATERS CORP COMMON STOCK USD.01			1,279,967
WATSCO INC COMMON STOCK USD.5			2,311,564
WEA FINANCE/WT FIN AUST COMPANY GUAR 144A 06/14 7.5	6/2/2014	7.50	919,386
WEATHERFORD BERMUDA COMPANY GUAR 03/19 9.625	3/1/2019	9.63	1,069,801
WEATHERFORD BERMUDA COMPANY GUAR 10/13 4.95	10/15/2013	4.95	293,278
WEATHERFORD INTL INC COMPANY GUAR 06/17 6.35	6/15/2017	6.35	228,914
WEB.COM GROUP INC COMMON STOCK USD.001			618,507
WEBSTER FINANCIAL CORP COMMON STOCK USD.01			1,765,348
WELLPOINT INC SR UNSECURED 01/16 5.25	1/15/2016	5.25	512,617
WELLPOINT INC SR UNSECURED 01/18 1.875	1/15/2018	1.88	3,427,038
WELLPOINT INC SR UNSECURED 01/23 3.3	1/15/2023	3.30	328,322
WELLPOINT INC SR UNSECURED 02/14 6.	2/15/2014	12.00	264,592
WELLPOINT INC SR UNSECURED 05/22 3.125	5/15/2022	3.13	5,052
WELLPOINT INC SR UNSECURED 06/17 5.875	6/15/2017	11.75	5,145,138
WELLPOINT INC SR UNSECURED 08/20 4.35	8/15/2020	4.35	413,907
WELLPOINT INC SR UNSECURED 09/15 1.25	9/10/2015	2.50	1,768,879
WELLS FARGO + CO COMMON STOCK USD1.666			15,747,068
WELLS FARGO + COMPANY NOTES 10/14 3.75	10/1/2014	3.75	12,865,520

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
WELLS FARGO + COMPANY SR UNSECURED 01/18 1.5	1/16/2018	3.00	3,290,387
WELLS FARGO + COMPANY SR UNSECURED 02/15 1.25	2/13/2015	1.25	7,126,209
WELLS FARGO + COMPANY SR UNSECURED 03/22 3.5	3/8/2022	3.50	165,331
WELLS FARGO + COMPANY SR UNSECURED 05/17 2.1	5/8/2017	2.10	827,098
WELLS FARGO + COMPANY SR UNSECURED 06/16 VAR	6/15/2016	3.68	1,589,223
WELLS FARGO + COMPANY SR UNSECURED 07/15 1.5	7/1/2015	3.00	11,433,654
WELLS FARGO + COMPANY SR UNSECURED 12/17 5.625	12/11/2017	5.63	2,027,597
WELLS FARGO BANK NA SUBORDINATED 05/16 VAR	5/16/2016	0.52	1,468,113
WELLS FARGO CAPITAL X LIMITD GUARA 12/86 5.95	12/1/2086	5.95	1,907,400
WELLS FARGO COMMERCIAL MORTGAG WFCM 2012 LC5 A2	10/15/2045	1.84	823,442
WELLS FARGO MORTGAGE BACKED SE WFMBS 2003 11 2A1	10/25/2018	4.75	544,917
WELLS FARGO MORTGAGE BACKED SE WFMBS 2003 13 A5	11/25/2018	4.50	81,509
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 AA A1	12/25/2034	2.66	1,490,362
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 EE 2A1	12/25/2034	2.63	2,037,276
WELLS FARGO MORTGAGE BACKED SE WFMBS 2005 1 1A1	1/25/2020	4.75	605,512
WELLS FARGO MORTGAGE BACKED SE WFMBS 2005 13 A1	11/25/2020	5.00	568,402
WELLS FARGO MORTGAGE BACKED SE WFMBS 2006 AR8 2A3	4/25/2036	2.70	510,378
WELLS FARGO REREMIC TRUST WFRR 2012 IO A 144A	8/20/2021	3.50	1,466,737
WESCO INTERNATIONAL INC COMMON STOCK USD.01			2,380,279
WEST COAST BANCORP/OREGON COMMON STOCK NPV			1,017,903
WESTERN ALLIANCE BANCORP COMMON STOCK USD.0001			2,589,485
WESTERN DIGITAL CORP COMMON STOCK USD.01			1,150,417
WESTERN UNION CO COMMON STOCK USD.01			2,816,317
WESTPAC BANKING CORP SR UNSECURED 08/15 3.	8/4/2015	6.00	1,082,572
WESTPAC BANKING CORP SR UNSECURED 09/15 1.125	9/25/2015	1.13	4,608,299
WESTPAC BANKING CORP SR UNSECURED 12/13 1.85	12/9/2013	3.70	243,507
WESTPAC BANKING CORP SR UNSECURED 12/15 3.	12/9/2015	3.00	1,629,122
WEX INC COMMON STOCK USD.01			3,791,111
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C3 A1 144A	3/15/2044	1.99	1,048,253
WGL HOLDINGS INC COMMON STOCK NPV			1,764,922
WHITBREAD PLC COMMON STOCK GBP.767974			270,318
WHITEWAVE FOODS CO A COMMON STOCK USD.01			1,266,510
WHITING PETROLEUM CORP COMMON STOCK USD.001			1,691,430
WHOLE FOODS MARKET INC COMMON STOCK NPV			7,480,292
WIENERBERGER AG COMMON STOCK NPV			155,298
WILEY (JOHN) + SONS CLASS A COMMON STOCK USD1.			1,502,698

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
WILLIAMS COMPANIES INC SR UNSECURED 01/23 3.7	1/15/2023	3.70	1,775,231
WILLIAMS COMPANIES INC SR UNSECURED 01/31 7.5	1/15/2031	7.50	2,426,693
WILLIAMS COS INC SR UNSECURED 03/32 8.75	3/15/2032	8.75	374,256
WILLIAMS PARTNERS LP SR UNSECURED 02/15 3.8	2/15/2015	3.80	264,347
WING HANG BANK LTD COMMON STOCK HKD1.			361,806
WINTRUST FINANCIAL CORP COMMON STOCK NPV			2,348,956
WISC ELEC POWER SR UNSECURED 12/15 6.25	12/1/2015	6.25	521,119
WISCONSIN ENERGY CORP COMMON STOCK USD.01			1,860,925
WM COVERED BOND PROGRAM COVERED 09/14 4.375	9/16/2014	4.38	387,456
WM COVERED BOND PROGRAM COVERED 11/16 4.	11/26/2016	4.00	571,466
WMS INDUSTRIES INC COMMON STOCK USD.5			1,552,425
WNS HOLDINGS LTD ADR ADR USD.16			1,439,002
WOLVERINE WORLD WIDE INC COMMON STOCK USD1.			1,139,613
WOODSIDE FINANCE LTD COMPANY GUAR 144A 05/21 4.6	5/10/2021	4.60	771,523
WOODWARD INC COMMON STOCK USD.00292			2,704,256
WORKDAY INC CLASS A COMMON STOCK USD.001			3,336,926
WORLD FINANCIAL NETWORK CREDIT WFNMT 2009 D A	5/15/2017	4.66	919,988
WORLD OMNI AUTO RECEIVABLES TR WOART 2009 A A4	5/15/2014	5.12	200,965
WORLD OMNI AUTO RECEIVABLES TR WOART 2010 A A4	5/15/2015	2.21	652,889
WORLD OMNI AUTO RECEIVABLES TR WOART 2011 B A3	8/15/2016	0.96	1,797,857
WORLD OMNI AUTO RECEIVABLES TR WOART 2012 A A4	8/15/2018	0.85	2,211,293
WPG HOLDINGS LTD COMMON STOCK TWD10.			3,374,841
WPP FINANCE (UK) COMPANY GUAR 09/14 8.	9/15/2014	8.00	663,504
WPP PLC COMMON STOCK GBP.1			2,936,097
WR BERKLEY CORP COMMON STOCK USD.2			1,000,110
WYETH LLC COMPANY GUAR 02/14 5.5	2/1/2014	5.50	6,283,151
WYETH LLC COMPANY GUAR 04/17 5.45	4/1/2017	5.45	1,447,263
WYETH LLC COMPANY GUAR 04/37 5.95	4/1/2037	5.95	386,850
WYNN MACAU LTD COMMON STOCK HKD.001			694,653
XCEL ENERGY INC SR UNSECURED 07/36 6.5	7/1/2036	6.50	80,548
XEBIO CO LTD COMMON STOCK			302,429
XENOPORT INC COMMON STOCK USD.001			458,430
XEROX CORPORATION SR UNSECURED 02/15 4.25	2/15/2015	8.50	4,935,576
XEROX CORPORATION SR UNSECURED 03/17 2.95	3/15/2017	5.90	548,922
XEROX CORPORATION SR UNSECURED 05/21 4.5	5/15/2021	4.50	79,414
XSTRATA FINANCE CANADA COMPANY GUAR 144A 10/15 1.8	10/23/2015	3.60	4,011,666
XSTRATA FINANCE CANADA COMPANY GUAR 144A 10/17 2.45	10/25/2017	2.45	1,787,158
XSTRATA PLC COMMON STOCK USD.5			1,648,917
XTO ENERGY INC SR UNSECURED 06/15 5.3	6/30/2015	5.30	836,133

Security Name	Maturity Date	Coupon Rate (%)	Fair Value (In Dollars)
XTO ENERGY INC SR UNSECURED 08/17 6.25	8/1/2017	6.25	619,293
YAHOO INC COMMON STOCK USD.001			12,164,671
YAMAZEN CORP COMMON STOCK			372,237
YELP INC COMMON STOCK USD.000001			620,731
YOKOGAWA ELECTRIC CORP COMMON STOCK			243,780
YUM BRANDS INC COMMON STOCK NPV			6,056,676
ZIGGO NV COMMON STOCK			1,168,575
ZIMMER HOLDINGS INC COMMON STOCK USD.01			1,313,202
ZIMMER HOLDINGS INC SR UNSECURED 11/14 1.4	11/30/2014	1.40	221,655
ZIONS BANCORPORATION COMMON STOCK NPV			3,610,180
ZTE CORP H COMMON STOCK CNY1.			2,404,798
ZUMTOBEL AG COMMON STOCK NPV			85,867
ZURICH INSURANCE GROUP AG COMMON STOCK CHF.1			3,988,372
TOTAL			$36,142,008,501
*LOANS TO MEMBERS (Interest from 2.0% to 9.8% through December 31, 2032)			$675,638,040
* Party-in-interest